     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL   , 1996

                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          ALLIANCE GAMING CORPORATION
             (Exact name of registrant as specified in its charter)

           NEVADA                          7993                    88-0104066
(State or Other Jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
             of                Classification Code Number)   Identification Number)
      Incorporation or
        Organization)

                              4380 BOULDER HIGHWAY
                               LAS VEGAS, NEVADA
                                 (702) 435-4200
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                JOHN W. ALDERFER
                            CHIEF FINANCIAL OFFICER
                              4380 BOULDER HIGHWAY
                            LAS VEGAS, NEVADA 89121
                                 (702) 435-4200
              (Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                           --------------------------

                                   COPIES TO:

                            LAWRENCE LEDERMAN, ESQ.
                        MILBANK, TWEED, HADLEY & MCCLOY
                            1 CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                            TELEPHONE (212) 530-5000
                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective and all other conditions to the Exchange Offer described in the enclosed prospectus have been satisfied or waived

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM
                                                                PROPOSED MAXIMUM     AGGREGATE
           TITLE OF EACH CLASS OF                AMOUNT TO       OFFERING PRICE       OFFERING         AMOUNT OF
        SECURITIES BEING REGISTERED            BE REGISTERED      PER UNIT (1)       PRICE (1)      REGISTRATION FEE
7 1/2% Convertible Subordinated Debentures
 due 2002...................................    $85,000,000           100%          $85,000,000        $17,587.00
Common Stock, par value $.10 per share......   15,300,000(2)           --                --               (3)
Non-Voting Junior Convertible Special Stock,
 Series E, par value $.10 per share.........    1,530,000(2)           --                --               (3)

(1) Calculated pursuant to Rule 457(f)(1), based on the average of the bid and asked price of the Registrant's 7 1/2% Convertible Subordinated Debentures due 2003, which will be cancelled in the Exchange Offer, on April 23, 1996.
(2) There are being registered hereunder the number of shares of Common Stock and Special Stock required at the special conversion rate for conversion of the Debentures being registered hereunder, assuming that the Automatic Conversion (as defined) occurs.
(3) Pursuant to Rule 457(i), no registration fee is payable with respect to the Common Stock or Special Stock since the Common Stock or Special Stock will be issued for no separate consideration. Common Stock or Special Stock will be issued only upon the conversion of the Debentures, at a conversion rate of 180 shares of Common Stock per $1,000 principal amount or 18 shares of Special Stock per $1,000 principal amount (as the case may be), assuming that the Automatic Conversion occurs.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH
SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1996
PROSPECTUS
         , 1996
                                          SHARES
                          ALLIANCE GAMING CORPORATION
                                  COMMON STOCK

    All of the shares of Common Stock offered hereby are being offered (together with up to an additional 15% subject to an over-allotment option, the "Common Stock Offering") by Alliance Gaming Corporation ("Alliance"). The shares are being issued as part of the financing of the merger (the "Merger") of a wholly-owned subsidiary of Alliance with and into Bally Gaming International, Inc. ("BGII"), pursuant to which BGII will become a wholly-owned subsidiary of Alliance. See "The Merger and Related Financings" and "Use of Proceeds."

    Concurrently with the Common Stock Offering, Alliance is issuing (i) $15,000,000 of its 15% Non-Voting Junior Pay-in-Kind Special Stock, Series B (together with up to an additional 15% subject to an over-allotment option, the "Preferred Stock Offering" and, together with the Common Stock Offering, the "Stock Offerings") and (ii) $75,000,000 aggregate principal amount of its Senior Secured Notes due 2003 (the "Note Offering" and, together with the Stock Offerings, the "Offerings"). In addition, Alliance previously agreed to issue $5,000,000 of its Common Stock to an institutional investor in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), which issuance (the "Private Placement") will close simultaneously with and be contingent upon the consummation of the Merger and the Offerings. Consummation of the Common Stock Offering is subject to the consummation of the Preferred Stock Offering, the Note Offering and the Private Placement and is also contingent upon consummation of the Merger.

    The Common Stock is traded on the NASDAQ National Market System under the symbol "ALLY". On April 1, 1996, the closing price of the Common Stock on the NASDAQ National Market System was $4 7/8 per share.

    SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE  ACCURACY OR ADEQUACY  OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER  THE NEVADA GAMING COMMISSION, THE  NEVADA STATE GAMING CONTROL BOARD,
  THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE REGULATORY AUTHORITY  OF
     ANY OTHER STATE HAS PASSED UPON OR CONFIRMED THE ACCURACY OR ADEQUACY
       OF  THIS  PROSPECTUS OR  THE INVESTMENT  MERITS OF  THE SECURITIES
       OFFERED        HEREBY. ANY  REPRESENTATION  TO THE  CONTRARY  IS
                                   UNLAWFUL.

- ---------------------------------------------------------------------------------------------------------
                                                          PRICE          UNDERWRITING        PROCEEDS
                                                          TO THE        DISCOUNTS AND         TO THE
                                                          PUBLIC        COMMISSIONS(1)      COMPANY(2)
- ---------------------------------------------------------------------------------------------------------
Per Share..........................................         $                 $                 $
Total(3)...........................................         $                 $                 $
- ---------------------------------------------------------------------------------------------------------

(1) ALLIANCE AND ITS SUBSIDIARIES HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY ALLIANCE, ESTIMATED AT $         .

(3) ALLIANCE HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO ADDITIONAL SHARES OF COMMON STOCK, ON THE SAME TERMS AND CONDITIONS SET
    FORTH ABOVE, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE COMPANY WILL BE $ , $ AND $ , RESPECTIVELY. SEE "UNDERWRITING."

    The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New
York, New York on or about          , 1996.

LADENBURG, THALMANN & CO. INC.                         JEFFERIES & COMPANY, INC.

    IN CONNECTION WITH THE OFFERING OF THE SECURITIES OFFERED HEREBY, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF SUCH SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM, IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   [ART WORK]

                           INCORPORATION BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") by Alliance pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this
Prospectus:

    (1) Alliance's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as amended and restated by Form 10-K/A Amendment No. 3 dated March 6, 1996;

    (2) Alliance's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995, respectively.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person to whom this Prospectus is delivered, on written or oral request, to Alliance Gaming Corporation, 4380 Boulder Highway, Las Vegas, Nevada 89121 (telephone number (702) 435-4200), Attention: John W. Alderfer, Senior Vice President--Finance and Administration, Chief Financial Officer and Treasurer.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 24, 1996
PROSPECTUS

                       (ALLIANCE GAMING CORPORATION LOGO)

                           OFFER FOR ALL OUTSTANDING
              7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
                                IN EXCHANGE FOR
              7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002
                         OF ALLIANCE GAMING CORPORATION

    Alliance Gaming Corporation ("Alliance") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal", which, together with the Prospectus, constitute the "Exchange Offer") to exchange up to $85,000,000 aggregate principal amount (the "Exchange Consideration") of 7 1/2% Convertible Subordinated Debentures due 2002 (the "New Convertible Debentures") of Alliance for a like principal amount of the issued and outstanding 7 1/2% Convertible Subordinated Debentures due 2003 (the "Old Convertible Debentures") of Alliance. The Exchange Offer is part of the financing of the merger (the "Merger") of a wholly-owned subsidiary of Alliance with and into Bally Gaming International, Inc. ("BGII"), pursuant to which BGII will become a wholly-owned subsidiary of Alliance. See "The Merger and Related Financings". The terms of the New Convertible Debentures are identical in all material respects to the Old Convertible Debentures, except for maturity, provision for mandatory conversion upon consummation of the Merger and the absence of certain transfer restrictions and registration rights relating to the Old Convertible Debentures. See "Description of the New Convertible Debentures".

    The New Convertible Debentures will bear interest from March 15, 1996, payable on March 15 and September 15 (each, an "Interest Payment Date"). In addition, the New Convertible Debentures will pay, on the first Interest Payment Date after issuance of the New Convertible Debentures, an additional amount per $1,000 principal amount of New Convertible Debentures equal to the amount of liquidated damages accrued per $1,000 principal amount of the Old Convertible Debentures from March 15, 1996 through the date of issuance of the New Convertible Debentures (the "Additional Payment"). See "Description of New Convertible Debentures". Holders whose Old Convertible Debentures are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest or liquidated damages on the Old Convertible Debentures accrued through the date of issuance of the New Convertible Debentures. See "Description of New Convertible Debentures".

    The New Convertible Debentures will be convertible into Common Stock of Alliance, par value $.10 per share (the "Common Stock"), at any time at or prior to maturity, unless previously redeemed or converted, at a conversion price of $10.00 per share (equivalent to a conversion rate of 100 shares per $1,000 principal amount of New Convertible Debentures), subject to adjustment under certain circumstances. On April 23, 1996, the last reported sale price of the Common Stock on the NASDAQ National Market System (where it is traded under the symbol ALLY) was $4.00 per share). See "Description of New Convertible Debentures".

    If the Merger is consummated within 60 days after the issuance of the New Convertible Debentures, then at the effective time of the Merger, the New Convertible Debentures will be automatically converted (the "Automatic Conversion") into Common Stock at a conversion rate of 180 shares per $1,000 principal amount of New Convertible Debentures (equivalent to a conversion price of approximately $5.56). A holder of New Convertible Debentures may elect to forego receipt of all or any portion of Common Stock that such holder would otherwise be entitled to receive upon the occurrence of the Automatic Conversion and to receive in lieu thereof one one-tenth of a share of Alliance's Non-Voting Junior Convertible Special Stock, Series E, par value $.10 per share (the "Series E Special Stock"), for each share of Common Stock that such holder would otherwise have been entitled to receive. Each share of the Series E Special Stock will be convertible into ten shares of Common Stock and will have the same rights and preferences as one share of Common Stock, except that the Series E Special Stock will have no voting rights and will have a $.10 liquidation preference per share of Series E Special Stock. In the event that the Automatic Conversion occurs, Alliance will not pay accrued interest or any Additional Payments that are accrued to the date of the Automatic Conversion with respect to New Convertible Debentures. See "Description of New Convertible Debentures".

    The New Convertible Debentures are redeemable in whole or in part, at the option of Alliance, for cash at any time prior to September 15, 1996 if the price of the Common Stock exceeds 250% of the Conversion Price (as defined) for 20 out of any 30 consecutive trading days and at any time on or after September 15, 1996, in each case, at the redemption prices set forth herein, plus accrued interest to the date of redemption. The New Convertible Debentures are redeemable at the option of the holder under certain circumstances, including a Change of Control (as defined), at 101% of the principal amount thereof plus accrued interest. The Merger will not be a Change of Control for purposes of this redemption feature. The New Convertible Debentures are unsecured obligations of Alliance and are subordinated in right of payment to all existing and future Senior

Indebtedness (as defined) of Alliance, which excludes all Indebtedness (as defined) of Alliance's subsidiaries. At April 23, 1996, the total amount of outstanding Senior Indebtedness of Alliance and Indebtedness of Alliance's subsidiaries was $15.1 million.

    The obligation of Alliance to consummate the Exchange Offer is subject to certain conditions, including, among others, the requirements that (i) the stockholders of Alliance shall have approved the issuance of the New Convertible Debentures and of the Common Stock and Series E Special Stock upon conversion thereof, (ii) the Nevada Gaming Commission and the Mississippi Gaming Commission shall each have approved the issuance of the New Convertible Debentures and of the Common Stock and Series E Special Stock upon conversion thereof and (iii)
each of the foregoing shall have occurred on or prior to             , 1996. The
consummation of the Exchange Offer is not conditioned upon any minimum principal amount of Old Convertible Debentures being tendered. See "The Exchange Offer -- Conditions of the Exchange Offer".

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), New Convertible Debentures issued pursuant to the Exchange Offer in exchange for Old Convertible Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Alliance within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such New Convertible Debentures are acquired in the ordinary course of such holders' businesses and such holders have no arrangement with any person to participate in the distribution of the New Convertible Debentures. Each broker-dealer that receives New Convertible Debentures for its own account pursuant to the Exchange Offer must represent that the Old Convertible Debentures to be exchanged for the New Convertible Debentures were acquired as a result of its market-making activities or other trading activities and must acknowledge that it will deliver a Prospectus in connection with any resale of such New Convertible Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Alliance will not receive any proceeds from the Exchange Offer. Alliance will pay all expenses incident to the Exchange Offer. Tenders of Old Convertible Debentures may be withdrawn at any time prior to the Expiration Date. In the event Alliance terminates the Exchange Offer and does not accept for exchange any Old Convertible Debentures, Alliance will promptly return the Old Convertible Debentures to the holders thereof. See "The Exchange Offer -- Terms of the Exchange Offer".

    SEE "RISK FACTORS" COMMENCING ON PAGE 24 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS WHO ARE DETERMINING WHETHER TO TENDER OLD CONVERTIBLE DEBENTURES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION.  FURTHERMORE, THE
  FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE REGULATORY AUTHORITY OF ANY
   OTHER STATE HAS PASSED UPON OR CONFIRMED THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

 THE EXCHANGE  OFFER WILL  EXPIRE AT  12:00 MIDNIGHT,  NEW YORK  CITY TIME,  ON
             , 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF OLD CONVERTIBLE DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

               The date of this Prospectus is             , 1996.

                                   IMPORTANT

    Any holder of Old Convertible Debentures desiring to tender all or any portion of his Old Convertible Debentures should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificates representing tendered Old Convertible Debentures and any other
required documents, to [                     ] (the "Exchange Agent") or  tender
such Old Convertible Debentures pursuant to the procedure for book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering" or (2) request his broker, dealer, commercial bank, trust company or nominee to effect the transaction for him. Holders whose Old Convertible Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Old Convertible Debentures. Holders who wish to tender Old Convertible Debentures and whose certificates representing such Old Convertible Debentures are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis may tender such Old Convertible Debentures by following the procedures for guaranteed delivery set forth in "The Exchange Offer -- Procedures for Tendering".
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ALLIANCE AS TO WHETHER ANY HOLDER OF OLD CONVERTIBLE DEBENTURES SHOULD TENDER OLD CONVERTIBLE DEBENTURES PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALLIANCE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ALLIANCE SINCE THE DATE HEREOF.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

    NEITHER ALLIANCE NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO ANY HOLDER OF OLD CONVERTIBLE DEBENTURES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING OLD CONVERTIBLE DEBENTURES PURSUANT TO THE EXCHANGE OFFER. EACH HOLDER OF OLD CONVERTIBLE DEBENTURES MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER OLD CONVERTIBLE DEBENTURES AND, IF SO, THE PRINCIPAL AMOUNT TO TENDER.

                             AVAILABLE INFORMATION

    Alliance has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act, with respect to the registration of the New Convertible Debentures and will file with the Commission a Schedule 13E-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Schedule 13E-4") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Exchange Offer. This Prospectus does not contain all the information set forth in the Registration Statement, to which reference is hereby made for further information about Alliance and the Exchange Offer.

    Alliance is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement and all reports, proxy and information statements and other information filed by Alliance with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Common Stock is listed on The Nasdaq Stock Market, Inc. ("NASDAQ"), and all reports, proxy and information statements, and other information filed with the Commission also may be inspected at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

    The following documents filed with the Commission by Alliance pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    (1) Alliance's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as amended and restated by Form 10-K/A Amendment No. 3 dated March 6, 1996; and

    (2) Alliance's Quarterly Reports of Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995, respectively.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person to whom this Prospectus is delivered, on written or oral request, to Alliance Gaming Corporation, 4380 Boulder Highway, Las Vegas, Nevada 89121 (telephone number (702) 435-4200), Attention: John W. Alderfer, Senior Vice President -- Finance and Administration, Chief Financial Officer and Treasurer.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................          4
INCORPORATION BY REFERENCE................................................................................          4
PROSPECTUS SUMMARY........................................................................................          8
  The Company.............................................................................................          8
  Description of the New Convertible Debentures...........................................................         11
  Description of the Exchange Offer.......................................................................         12
  Risk Factors............................................................................................         13
THE MERGER AND RELATED FINANCINGS.........................................................................         14
SOURCES AND USES OF FUNDS.................................................................................         15
PRO FORMA BUSINESS STRUCTURE OF THE COMPANY...............................................................         16
SUMMARY FINANCIAL INFORMATION.............................................................................         17
RISK FACTORS..............................................................................................         24
  High Leverage and Fixed Charges after the Merger; Holding Company Structure; Working Capital............         24
  Restrictions on Certain Activities......................................................................         25
  Operating History -- Recent Losses......................................................................         25
  Implementation of the Merger............................................................................         26
  Financial Forecast......................................................................................         26
  Change of Control.......................................................................................         26
  Competition.............................................................................................         27
  Product Development.....................................................................................         28
  Customer Financing......................................................................................         28
  Sales to Non-traditional Gaming Markets.................................................................         29
  Investment in Minority-Owned Subsidiary.................................................................         29
  Foreign Operations......................................................................................         29
  Key Personnel...........................................................................................         29
  Strict Regulation by Gaming Authorities.................................................................         29
  Ownership Limitations on Securities of the Company......................................................         30
  Ongoing BGII Regulatory Investigations..................................................................         31
  Certain Litigation; Bally Trade Name....................................................................         31
  Gaming Taxes and Value Added Taxes......................................................................         31
  Absence of Public Market; Volatility of Market Prices...................................................         32
  Dilution; Outstanding Options and Convertible Securities................................................         32
  Impact on Non-Tendering Holders.........................................................................         33
  Subordination of Old Convertible Debentures to Senior Notes.............................................         34
  Shorter Maturity of New Convertible Debentures..........................................................         34
  Limitations on Net Operating Losses; Discharge of Debt Income...........................................         34
  Hart-Scott-Rodino Filing................................................................................         34
THE EXCHANGE OFFER........................................................................................         35
  General.................................................................................................         35
  Terms of the Exchange Offer.............................................................................         35
  Conditions to the Exchange Offer........................................................................         35
  Expiration; Extension; Termination; Amendment...........................................................         37
  Procedures For Tendering................................................................................         38
  Withdrawal of Tenders...................................................................................         40
  Acceptance of Old Convertible Debentures; Delivery of New Convertible Debentures........................         41
  Exchange Agent and Information Agent....................................................................         41
  Fees and Expenses.......................................................................................         41
DESCRIPTION OF THE NEW CONVERTIBLE DEBENTURES.............................................................         42
  General.................................................................................................         42

                                                                                                              PAGE
                                                                                                            ---------
  Conversion at Election of Holder........................................................................         42
  Mandatory Conversion Upon Consummation of Merger........................................................         43
  Interest on New Convertible Debentures..................................................................         43
  Subordination...........................................................................................         44
  Redemption at Alliance's Option.........................................................................         45
  Redemption at Holder's Option...........................................................................         45
  Certain Covenants.......................................................................................         46
  Events of Default.......................................................................................         47
  Merger and Consolidation................................................................................         48
  Modification and Waiver.................................................................................         48
  Satisfaction and Discharge of the Indenture.............................................................         48
  Control by Debentureholders.............................................................................         49
  Mandatory Disposition Pursuant to Gaming Laws...........................................................         49
COMPARISON OF NEW CONVERTIBLE DEBENTURES AND OLD CONVERTIBLE DEBENTURES...................................         49
  Maturity................................................................................................         49
  Mandatory Conversion Upon Consummation of Merger........................................................         50
  Registration Rights; Liquidated Damages.................................................................         51
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................................................         51
  Consideration Allocable to Interest.....................................................................         52
  The Transaction.........................................................................................         52
  Market Discount.........................................................................................         53
  Common Stock and Series E Special Stock.................................................................         54
  Backup Withholding......................................................................................         54
  Holders of Old Convertible Debentures Who Do Not Participate in the Exchange Offer......................         54
INTEREST IN OLD CONVERTIBLE DEBENTURES....................................................................         54
CONTRACTS, ARRANGEMENT, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE OLD CONVERTIBLE DEBENTURES....         54
USE OF PROCEEDS...........................................................................................         54
LEGAL MATTERS.............................................................................................         54
THE MERGER AND RELATED FINANCINGS.........................................................................
MARKET PRICE DATA AND DIVIDEND POLICY.....................................................................
DILUTION..................................................................................................
CAPITALIZATION............................................................................................        A-6
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............................................        A-7
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.....................................       A-13
SUPPLEMENTAL ANALYSIS OF ADJUSTED OPERATING CASH FLOW.....................................................       A-18
FORECAST OF OPERATING INCOME AND ADJUSTED OPERATING CASH FLOW.............................................       A-22
SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES FOR THE FORECAST...............................       A-24
SELECTED HISTORICAL FINANCIAL INFORMATION OF ALLIANCE.....................................................       A-34
SELECTED HISTORICAL FINANCIAL INFORMATION OF BGII.........................................................       A-36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................       A-37
  Introduction............................................................................................       A-37
  Liquidity and Capital Resources of Alliance.............................................................       A-37
  Liquidity and Capital Resources of the Company (Pro Forma)..............................................       A-39
  Alliance Results of Operations..........................................................................       A-40
  BGII Results of Operations..............................................................................       A-45
THE COMPANY...............................................................................................       A-52
  Overview................................................................................................       A-52

                                                                                                              PAGE
                                                                                                            ---------
  Business Strategy.......................................................................................       A-52
  Business Units..........................................................................................       A-53
  Gaming Machine Manufacturing and Systems................................................................       A-54
  German Operations.......................................................................................       A-60
  Gaming Machine Management Operations....................................................................       A-63
  Casino Operations.......................................................................................       A-66
  Business Development Activity...........................................................................       A-67
  Patents, Copyrights and Trade Secrets...................................................................       A-68
  Employees and Labor Relations...........................................................................       A-69
  Litigation Relating to the Merger.......................................................................       A-69
  Other Litigation........................................................................................       A-71
  Environmental Matters...................................................................................       A-72
GAMING REGULATION AND LICENSING...........................................................................       A-73
  Nevada..................................................................................................       A-73
  Louisiana...............................................................................................       A-77
  Mississippi.............................................................................................       A-78
  New Jersey..............................................................................................       A-80
  Additional Domestic Jurisdictions.......................................................................       A-80
  Germany.................................................................................................       A-81
MANAGEMENT................................................................................................       A-83
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT...........................................       A-86
  Stockholders Agreement..................................................................................       A-88
  Outstanding Options and Convertible Securities..........................................................       A-88
  BGII....................................................................................................       A-89
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................................       A-90
DESCRIPTION OF CAPITAL STOCK..............................................................................       A-91
  Common Stock............................................................................................       A-91
  Special Stock...........................................................................................       A-92
  Non-Voting Convertible Special Stock, Series E..........................................................       A-93
  Provisions Applicable to Certain Holders................................................................       A-93
EXPERTS...................................................................................................       A-97
INDEX TO FINANCIAL STATEMENTS.............................................................................

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) THE TERM "ALLIANCE" MEANS ALLIANCE GAMING CORPORATION AND ITS SUBSIDIARIES TAKEN AS A WHOLE PRIOR TO THE MERGER, (II) THE TERM THE "COMPANY" MEANS ALLIANCE GAMING CORPORATION AND ITS SUBSIDIARIES, INCLUDING BGII, TAKEN AS A WHOLE, UPON CONSUMMATION OF THE MERGER, AND INFORMATION WITH RESPECT TO THE COMPANY IN THIS PROSPECTUS IS PRESENTED AFTER GIVING EFFECT TO THE MERGER, THE EXCHANGE OFFER, THE OFFERINGS (AS DEFINED BELOW) AND THE PRIVATE PLACEMENT (AS DEFINED BELOW), (III) THE TERM "BGII" MEANS BALLY GAMING INTERNATIONAL, INC. AND ITS SUBSIDIARIES, TAKEN AS A WHOLE, PRIOR TO THE MERGER AND (IV) THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION IN THE PREFERRED STOCK OFFERING (AS DEFINED BELOW). HOLDERS OF OLD CONVERTIBLE DEBENTURES ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES AND THAT IS SUBJECT TO THE ASSUMPTIONS SET FORTH IN CONNECTION THEREWITH AND THE INFORMATION CONTAINED HEREIN.

                                  THE COMPANY

BACKGROUND

    Alliance is a diversified gaming company that currently operates through its subsidiaries approximately 6,000 electronic gaming machines (primarily video poker machines and slot machines) and also owns and operates a small casino in each of Vicksburg, Mississippi and Sparks/Reno, Nevada. Alliance is the largest gaming machine management operator in Nevada and is the exclusive operator of video poker devices at the only racetrack and ten associated off-track betting parlors ("OTBs") in the greater New Orleans area.

    As part of its long-term growth strategy, Alliance entered into an Agreement and Plan of Merger in October 1995, as amended in January 1996 (the "Merger Agreement"), with BGII pursuant to which BGII will become a wholly-owned subsidiary of Alliance. BGII, through subsidiaries in the United States and Germany, is a leading designer, manufacturer and distributor of electronic gaming machines. BGII also designs, assembles and sells computerized monitoring systems for slot and video gaming machines which provide casino operators with on-line real time player tracking, security and maintenance capabilities.

    BGII is currently the second largest manufacturer of casino-style electronic gaming machines in North America and since 1993 has made significant inroads in recapturing a portion of its once dominant market share of the late 1970s. Unit sales of electronic gaming machines by BGII's domestic subsidiary have approximately doubled from the level of unit sales in 1993. Although BGII sells electronic gaming machines to most of the major participants in the United States casino industry, the Company hopes to continue to increase its penetration in such casinos by capitalizing on Alliance's and BGII's managements' relationships within the gaming industry together with the performance capabilities of its current products.

    Alliance believes that the Merger represents an opportunity to acquire an established electronic gaming machine manufacturer with a well-recognized presence in the gaming industry and a significant base of assets and experience. Management estimates that the installed base of casino-style electronic gaming machines (for these purposes, primarily slot and video machines) is approximately 650,000 units, of which approximately 50% are located in North America, and that annual sales in North America have grown from approximately 30,000 units in 1991 to approximately 89,000 units in 1995, reflecting a period of accelerated growth in the number and size of casinos in North America. Historically, growth in the gaming machine market has been principally fueled by sales to new casinos and to a lesser degree by replacement of machines (which have an average replacement cycle of three to seven years) and the application of new technology. In the future, management believes that annual sales growth resulting from replacement requirements and the application of new technology should outpace growth in demand generated by new casino openings, which growth rate is expected to decline. Management believes that the Merger provides Alliance with an avenue for entering a business historically characterized by effective barriers to entry in that the BGII assets being acquired are difficult to replicate and would require significant time and investment to develop successfully.

    For the twelve-month period ended December 31, 1995, on a pro forma basis after giving effect to the Merger and the related transactions described herein, the Company would have had revenues and Adjusted Operating Cash Flow (as defined: see the introduction to "Summary Financial Information") of approximately $401.0 million and $47.3 million, respectively.

BUSINESS STRATEGY

    The Company's strategic objective is to build a pre-eminent gaming entertainment company to capitalize on what management believes to be gaming's continuing growth within the entertainment industry. In addition to continuing the development of the Company's existing business units, the Company's strategic focus will be on BGII's domestic subsidiary, key elements of which include:

    - to capitalize on BGII's strong product line and current sales momentum as represented by unit sales of electronic gaming machines by BGII's domestic subsidiary which have approximately doubled from the level of unit sales in 1993;

    - to develop and market premier gaming entertainment products employing available information technology currently in common use in other segments of the entertainment industry, but not yet prevalent in the gaming industry;

    - to reduce costs through enhanced operating efficiencies while improving the quality of products and services; and

    - to capitalize on relationships and enter into alliances with technology and entertainment companies, with a particular focus on the application of technology in the gaming entertainment business.

    The Company believes it has assembled a strong and experienced management team to implement its strategy and capitalize on the opportunities in the gaming industry. Steve Greathouse, Chairman of the Board of Directors, President and Chief Executive Officer of Alliance, has over 20 years of experience in the gaming industry and has strong relationships with many casino operators. Prior to joining Alliance in 1994, Mr. Greathouse was President of the Harrah's Casino Hotels Division of The Promus Companies Incorporated. Craig Fields, Vice Chairman of the Board of Directors of Alliance, who will assume a senior management position upon consummation of the Merger, has over 20 years of experience with advanced information technology from his work with several leading companies and government agencies including Perot Systems Corp. and the United States Department of Defense. Dr. Fields has been active in developing the Company's strategic focus on the application of technology to gaming entertainment products. In addition, Hans Kloss, currently the President and Chief Operating Officer of BGII and long-time managing director of BGII's German operations, will, if the Merger occurs, join the senior management team and continue to oversee the BGII operations. Since becoming President of BGII in 1993, Mr. Kloss has been instrumental in implementing changes in BGII's United States-based operations which have contributed to improvements in the results of such operations. See "Management."

BUSINESS UNITS

    Following  the Merger, the Company will operate through four business units:
(i) casino-style electronic gaming machine manufacturing and systems, (ii) German operations (consisting of the manufacture and distribution of wall-mounted gaming machines and the distribution of other recreational and amusement machines), (iii) gaming machine management operations and (iv) casino operations. The business units described in clauses (i) and (ii) are currently operated by BGII, and the business units described in clauses (iii) and (iv) are currently operated by Alliance.

    GAMING MACHINE MANUFACTURING AND SYSTEMS. BGII's United States subsidiary, Bally Gaming, Inc., currently has two components: a domestic-based electronic gaming machine manufacturing unit ("Gaming") and a data systems and software and hardware support service unit ("Systems"). Gaming designs, manufactures and distributes a variety of slot machines and video gaming machines. Gaming is the second largest electronic gaming machine manufacturer in North America, and has significantly increased its penetration in the gaming machine market with the successful introduction of its ProSeries-TM- and Game
Maker-Registered Trademark- lines in 1993 and 1994, respectively. In the United States, Gaming historically has marketed electronic gaming machines, primarily to casinos in Atlantic City and Nevada and more recently has marketed such machines in other jurisdictions. Gaming also distributes electronic gaming machines outside the United States, principally in Europe through Bally Gaming International GmbH ("GmbH") and, to a lesser extent, in Canada, the Far East, Latin America and the Caribbean. Systems designs, assembles and sells, primarily to casino operators in the United States, computerized player tracking, cash monitoring, accounting and security data systems for electronic gaming machines. Since the introduction of its SDS 6000 system in the first quarter of 1993 and subsequent upgrades, Systems has rapidly expanded its presence in casino properties. By the end of 1993, Systems had 40,000 of its game monitoring units ("GMUs") installed in 33 casino properties. This has since increased to 59,000 GMUs installed in 56 casino properties as of April 1, 1996. For the twelve-month period ended December 31, 1995, EBITDA (as defined: see footnote (1) to "Summary Historical Financial Information -- Alliance Gaming Corporation") for the gaming machine manufacturing and systems unit was approximately $11.7 million.

    GERMAN OPERATIONS. BGII's German subsidiaries, which operate under the name Bally Wulff (collectively, "Wulff"), design, manufacture and distribute coin-operated, wall-mounted, electronic gaming machines known as wall machines. Management estimates that Wulff has approximately 25% of the installed base of the wall machine market which exists almost exclusively in Germany and that Wulff and the two other major competitors have a greater than 90% market share. Wulff markets its own wall machines as well as wall machines and other recreational and amusement machines manufactured by third parties, including pool tables, air-hockey and pinball machines, jukeboxes and arcade games, to operators of arcades, taverns, hotels and restaurants primarily in Germany. For the twelve-month period ended December 31, 1995, EBITDA for the German operations unit was approximately $15.2 million.

    GAMING MACHINE MANAGEMENT OPERATIONS. Alliance's Nevada gaming machine management operations, which are the largest in Nevada, involve the selection, ownership, installation, operation and maintenance of video poker devices, reel-type slot machines and other electronic gaming machines in local establishments such as taverns, restaurants, supermarkets, drug stores and convenience stores operated by third parties. Alliance enters into contracts with these parties whereby Alliance either receives a portion of the revenue generated by the machines or pays rent and receives all of the revenues generated by the machines. In Nevada, Alliance operated approximately 5,357 units installed in 528 locations as of April 1, 1996. Alliance's customer and machine base has remained relatively stable over the last five years. These operations target local residents who generally frequent establishments close to their homes. In December 1995, Alliance launched Gambler's Bonus, a proprietary product which brings large casino gaming amenities to local establishments, such as multi-location progressive jackpots, bigger jackpot payouts and traditional players' club enhancements. Since launching Gambler's Bonus, the gaming machines linked to Gambler's Bonus have experienced an increase in average net win per day per machine. As of April 1, 1996, Alliance had the Gambler's Bonus system installed in 23 locations representing approximately 360 machines, and management expects to have Gambler's Bonus installed in approximately 88 locations or a total of 980 machines by June 1996. In 1992, Alliance expanded its machine management operations to Louisiana, where it has an exclusive 10-year contract (seven years remaining, plus a five-year right of first refusal thereafter) to operate approximately 700 video poker devices at the only racetrack and 10 associated OTBs in the greater New Orleans area. For the twelve-month period ended December 31, 1995, EBITDA for the gaming machine management operations unit was $18.3 million.

    CASINO OPERATIONS. Alliance owns and operates two small full-service casinos. In Mississippi, the Company's Rainbow Casino is part of the Vicksburg Landing facility which opened in July 1994 and is the only casino/family entertainment complex of its kind in Mississippi. The Rainbow Casino currently has approximately 589 electronic gaming machines and 28 table games. In addition to the approximately 24,000-square foot Rainbow Casino, Vicksburg Landing opened an 89-room hotel and a 10-acre indoor/ outdoor amusement park in May 1995. Although the hotel and amusement park are not owned or operated by Alliance, management believes that such facilities have contributed significantly to the recent strong financial results of the Rainbow Casino. Alliance's Plantation Station Casino located in Reno/Sparks, Nevada is a 20,000-square foot casino which currently contains approximately 453 electronic gaming machines, keno and 10 table games in addition to a 300-seat restaurant owned by Alliance. For the twelve-month period ended December 31, 1995, EBITDA for the casino operations unit was $10.5 million.

    Alliance is a Nevada corporation organized in 1968. Alliance's principal executive offices are located at 4380 Boulder Highway, Las Vegas, Nevada 89121, and its telephone number is (702) 435-4200.

                 DESCRIPTION OF THE NEW CONVERTIBLE DEBENTURES

Securities Offered................  Up  to  $85,000,000  aggregate principal  amount  of New
                                    Convertible Debentures. The terms of the New Convertible
                                    Debentures  and  the  Old  Convertible  Debentures   are
                                    identical in all material respects, except for maturity,
                                    provision  for mandatory conversion upon consummation of
                                    the  Merger  and   the  absence   of  certain   transfer
                                    restrictions and registration rights relating to the Old
                                    Convertible   Debentures.   See   "Description   of  New
                                    Convertible Debentures".
Interest Rate.....................  7 1/2% per annum, accruing from March 15, 1996.
Interest Payment Dates............  March 15  and  September 15,  commencing  September  15,
                                    1996.
Maturity..........................  September 15, 2002.
Conversion Rights.................  The  New  Convertible  Debentures  are  convertible into shares of Common  Stock at any  time prior to  maturity,
                                    unless previously redeemed, at a conversion price of $10
                                    per   share,   subject  to   adjustment   under  certain
                                    circumstances. Accordingly, each $1,000 principal amount
                                    of New Convertible  Debentures is  convertible into  100
                                    shares  of  Common Stock  or  an aggregate  of 8,500,000
                                    shares of Common Stock, subject to adjustment.
Mandatory Conversion Upon
 Occurrence of Merger.............  If the Merger  is consummated within  60 days after  the issuance  of the New Convertible Debentures, then at the
                                    effective  time  of  the  Merger,  the  New  Convertible
                                    Debentures  will be automatically  converted into Common
                                    Stock at the  conversion rate  of 180  shares of  Common
                                    Stock  per  $1,000 principal  amount of  New Convertible
                                    Debentures (equivalent  to  a conversion  price  of  ap-
                                    proximately   $5.56).  A   holder  of   New  Convertible
                                    Debentures may elect  to forego  receipt of  all or  any
                                    portion  of  the  Common Stock  that  such  holder would
                                    otherwise  receive,  to  receive  in  lieu  thereof  one
                                    one-tenth  of a share of Series E Special Stock for each
                                    share of Common Stock  that such holder would  otherwise
                                    have  been entitled to  receive. Each share  of Series E
                                    Special Stock  will be  convertible into  ten shares  of
                                    Common  Stock, and each one-tenth of a share of Series E
                                    Special Stock will have the same rights and  preferences
                                    as  one  share of  Common  Stock, except  that  Series E
                                    Special Stock will have no voting rights and will have a
                                    $.10  liquidation  preference  per  share  of  Series  E
                                    Special  Stock.  See  "Description  of  New  Convertible
                                    Debentures --  Mandatory Conversion  Upon Occurrence  of
                                    Merger".
Optional Redemption...............  The  New Convertible Debentures  are redeemable in whole or in part at the option of Alliance for cash (i) at any
                                    time prior  to  September 15,  1996  at 105.63%  of  the
                                    principal  amount thereof, plus accrued interest, in the
                                    event that the trading price of the Common Stock exceeds
                                    250% of the Conversion Price for 20 trading days  during
                                    any  period of  30 consecutive  trading days  after such
                                    date, and (ii) at any  time after September 14, 1996  at
                                    the  redemption  prices set  forth herein,  plus accrued
                                    interest.

Redemption at the Option of the
 Holder...........................  If a Redemption  Event (as defined)  occurs, subject  to certain  conditions,  each  holder  of  New  Convertible
                                    Debentures will have  the right to  require Alliance  to
                                    purchase   all  or   any  part  of   such  holder's  New
                                    Convertible Debentures at 101%  of the principal  amount
                                    thereof, plus accrued interest to the date of purchase.
Change in Control.................  If  a Change in  Control (other than  in connection with the Kirkland Investment (as defined)) occurs, subject to
                                    certain  conditions,  each  holder  of  New  Convertible
                                    Debentures  will have  the right to  require Alliance to
                                    purchase  all  or   any  part  of   such  holder's   New
                                    Convertible  Debentures at 101%  of the principal amount
                                    thereof, plus accrued interest to the date of purchase.
Interest and Additional Payment...  The New Convertible Debentures  will bear interest  from
                                    March   15,  1996.  In  addition,  the  New  Convertible
                                    Debentures will pay, on the first Interest Payment  Date
                                    after  issuance of  the New  Convertible Debentures, the
                                    Additional  Payment,  which  is  an  amount  per  $1,000
                                    principal  amount of New Convertible Debentures equal to
                                    the amount  of  liquidated damages  accrued  per  $1,000
                                    principal  amount of the Old Convertible Debentures from
                                    March 15, 1996 through the  date of issuance of the  New
                                    Convertible   Debentures.   See   "Description   of  New
                                    Convertible Debentures". Holders  whose Old  Convertible
                                    Debentures  are accepted for exchange  will be deemed to
                                    have waived the right to receive any payment in  respect
                                    of interest or liquidated damages on the Old Convertible
                                    Debentures  accrued through the date  of issuance of the
                                    New Convertible Debentures.

                       DESCRIPTION OF THE EXCHANGE OFFER

The Exchange Offer................  The New  Convertible  Debentures are  being  offered  in exchange  for a like principal amount of Old Convertible
                                    Debentures. See  "The Exchange  Offer  -- Terms  of  the
                                    Exchange Offer."
Tenders; Expiration Date..........  The  Exchange Offer  will expire at  12:00 midnight, New
                                    York City time, on             1996, unless extended  by
                                    Alliance.  Any Old  Convertible Debentures  not accepted
                                    for exchange  for any  reason will  be returned  without
                                    expense  to the tendering holder  thereof as promptly as
                                    practicable after the expiration  or termination of  the
                                    Exchange  Offer. See "The  Exchange Offer -- Expiration;
                                    Extension; Termination; Amendment".
Withdrawal of Tenders.............  Tenders of Old Convertible  Debentures may be  withdrawn at  any  time prior  to the  expiration of  the Exchange
                                    Offer. Thereafter, such tenders are irrevocable,  except
                                    that  they  may  be  withdrawn  at  any  time  after the
                                    expiration of 40 business days from the commencement  of
                                    the  Exchange Offer, unless  accepted for exchange prior
                                    to that  date. See  "The  Exchange Offer  --  Withdrawal
                                    Rights".
Acceptance of Old Convertible
 Debentures and Delivery of New
 Convertible Debentures...........  Alliance  will  accept  for  exchange  any  and  all Old
                                    Convertible Debentures  that are  properly tendered  and
                                    not  withdrawn  prior to  the  Expiration Date.  The New
                                    Convertible Debentures  to  be issued  pursuant  to  the
                                    Exchange Offer will be delivered as

                                    promptly  as practicable following  the Expiration Date.
                                    See "The Exchange Offer -- Acceptance of Old Convertible
                                    Debentures; Delivery of New Convertible Debentures".
Procedures for Tendering Old
 Convertible Debentures...........  Each holder  of Old  Convertible Debentures  wishing  to accept  the Exchange  Offer must  complete and  sign the
                                    Letter of  Transmittal  (or  a  facsimile  thereof),  in
                                    accordance  with the  instructions contained  herein and
                                    therein,  and  deliver   such  Letter  of   Transmittal,
                                    together  with  any signature  guarantees and  any other
                                    documents  required  by   the  Letter  of   Transmittal,
                                    including  certificates  representing  the  tendered Old
                                    Convertible Debentures  or confirmations  of  book-entry
                                    transfers  of  such Old  Convertible Debentures,  to the
                                    Exchange Agent, which must  receive such information  on
                                    or  prior to the Expiration Date at one of its addresses
                                    set forth on the back cover page of this Prospectus. Any
                                    beneficial owner  of  Old Convertible  Debentures  whose
                                    securities  are  registered  in the  name  of  a broker,
                                    dealer, commercial bank, trust company or other  nominee
                                    is  urged to  contact the  registered holder(s)  of such
                                    securities promptly to instruct the registered holder(s)
                                    whether to  tender such  beneficial owner's  securities.
                                    Holders   whose  certificates   representing  their  Old
                                    Convertible Debentures are not immediately available  or
                                    who  cannot  deliver  their  certificates  or  any other
                                    required documents to  the Exchange Agent  prior to  the
                                    Expiration   Date  may  tender   their  Old  Convertible
                                    Debentures pursuant  to  the  guaranteed  delivery  pro-
                                    cedure  set  forth herein.  See  "The Exchange  Offer --
                                    Procedures for Tendering".
Conditions........................  The obligation of  Alliance to  consummate the  Exchange
                                    Offer is subject to certain conditions, including, among
                                    others,  the requirements  that (i)  the stockholders of
                                    Alliance shall  have approved  the issuance  of the  New
                                    Convertible  Debentures  and  of  the  Common  Stock and
                                    Series E Special Stock upon conversion thereof, (ii) the
                                    Nevada Gaming  Commission  and  the  Mississippi  Gaming
                                    Commission  shall each have approved the issuance of the
                                    New Convertible Debentures and  of the Common Stock  and
                                    Series E Special Stock upon conversion thereof and (iii)
                                    each of the foregoing shall have occurred on or prior to
                                               , 1996. See "The Exchange Offer -- Conditions
                                    to the Exchange Offer".
Certain Federal Income Tax
 Considerations...................  For   a  discussion   of  certain   federal  income  tax
                                    consequences of  the Exchange  Offer to  holders of  Old
                                    Convertible  Debentures, see "Certain Federal Income Tax
                                    Considerations".
Use of Proceeds...................  Alliance will not receive any proceeds from the exchange pursuant to the Exchange Offer. See "Use of Proceeds".
Exchange Agent....................  [                        ]. See  "The Exchange Offer  --
                                    Exchange Agent and Information Agent".
Information Agent.................  [                ]. See "The  Exchange Offer -- Exchange
                                    Agent and Information Agent".

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in connection with deciding whether to tender Old Convertible Debentures in the Exchange Offer.

                       THE MERGER AND RELATED FINANCINGS

    Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Alliance will acquire all of the stock of BGII as set forth below. In addition, the Company will generally assume BGII's obligations with respect to each outstanding BGII stock option and warrant, subject to certain modifications approved by BGII stockholders, and will retire approximately $67.6 million of outstanding debt of BGII (including prepayment premium and original issue discount), plus accrued interest.

    The Merger and related transactions will be financed through (i) the Exchange Offer and the Automatic Conversion, (ii) a private placement of an aggregate of $5.0 million of equity of Alliance (the "Private Placement"), (iii) the issuance of an aggregate of $15.0 million of 15% Non-voting Junior
Pay-in-Kind Special Stock, Series B, liquidation value $100 per share (the "Preferred Stock"), through a public offering (the "Preferred Stock Offering") and (iv) the issuance of $140 million aggregate principal amount of % Senior Secured Notes due 2003 (the "Senior Notes") through a public offering (the "Note Offering" and, together with the Preferred Stock Offering, the "Offerings"). The Offerings are contingent upon and will close simultaneously with the Merger. The Merger, the Exchange Offer, the Private Placement, the Preferred Stock Offering and the Note Offering are sometimes referred to herein collectively as the "Transaction". See "The Merger and Related Financings".

    The Preferred Stock Offering and the Note Offering are each being made by the Company exclusively pursuant to separate prospectuses. A financial institution has agreed to purchase privately at the time of consummation of the Merger $5.0 million of the equity of Alliance at a price equal to the lower of $4.56 (the average trading price of the Common Stock for the five trading day period immediately preceding the agreement) and the closing sales price of the Common Stock on the day of pricing of the Offerings. The Private Placement would be in the form of Common Stock to the extent of 4.9% of the total Common Stock outstanding at the time, taking into account Common Stock to be issued in the Merger, with the remainder to be in the form of non-voting special stock convertible into Common Stock. The Company anticipates, and it is assumed for all purposes herein, that all of the $5.0 million will be issued in the form of Common Stock. The Private Placement will close simultaneously with the Merger.

    The consummation of the Exchange Offer is contingent on Alliance obtaining requisite stockholder approval, and the consummation of the Merger is contingent on Alliance obtaining requisite regulatory approval. In the event that the
Merger is consummated, all of the New Convertible Debentures will be automatically converted into Common Stock or Series E Special Stock, at the election of the holder.

                           SOURCES AND USES OF FUNDS

    The following table sets forth the anticipated sources and uses of funds to be used to consummate the Merger and related transactions, based on the Company's cash and debt balances as of December 31, 1995. The actual balances and number of shares outstanding will vary based on the date of consummation of the Transaction.

                                 (IN MILLIONS)

ANTICIPATED SOURCES OF FUNDS                     ANTICIPATED USES OF FUNDS
CASH SOURCES:                                    CASH USES:

Notes...................................  $   140.0  Cash to BGII Stockholders(a)............  $    77.2
                                                     Retire BGII Debt (includes prepayment
                                                     premium and original issue
Preferred Stock.........................       15.0  discount)(b)............................       67.6
                                                     Employee Contract Termination Costs and
Common Stock (Private Placement)........        5.0  Performance Unit Awards(c)..............        7.6
Available Cash..........................       12.4  Fees and Expenses(d)....................       20.0
                                          ---------                                            ---------
    Total Cash Sources..................      172.4  Total Cash Uses.........................      172.4
                                          ---------                                            ---------

NON-CASH SOURCES:                                    NON-CASH USES:

                                                     Preferred Stock to BGII
Preferred Stock.........................       35.7  Stockholders(e).........................       35.7
Common Stock............................        2.9  Common Stock to BGII Stockholders(f)....        2.9
Common Stock Issued in Partial                       Common Stock Issued in Partial
 Satisfaction of Employee Contract                    Satisfaction of Employee Contract
 Termination Costs and Performance Unit               Termination Costs and Performance Unit
 Awards(c)..............................        4.0  Awards(c)...............................        4.0
                                          ---------                                            ---------
  Total Non-Cash Sources................       42.6  Total Non-Cash Uses.....................       42.6
                                          ---------                                            ---------
    Total Sources.......................  $   215.0  Total Uses..............................  $   215.0
                                          ---------                                            ---------
                                          ---------                                            ---------

- --------------------------
(a) Represents the cash consideration to be paid to BGII stockholders in the Merger consisting of $7.83 per share of BGII common stock plus interest accruing at a rate of 5.5% per annum from May 3, 1996 to the Effective Time (as defined; but not later than June 18, 1996 for the purposes hereof), calculated in accordance with the terms of the Merger Agreement.

(b) Represents retirement of the following debt of BGII outstanding at December 31, 1995:

    (i) $39.7 million of 10 3/8% Senior Secured Notes due July 1998, at a prepayment premium of 101% plus original issue discount of $0.3 million;

    (ii) $15.9 million under Wulff bank lines of credit;

    (iii) $9.4 million under Bally Gaming Inc.'s bank revolving line of credit; and

    (iv) Other notes of BGII payable, aggregating $1.9 million.

    Accrued and unpaid interest on such debt is not reflected as such amounts are not considered material.

(c) Includes $5.0 million payable in cash to Richard Gillman, Chairman of the Board and Chief Executive Officer of BGII, and $1.3 million payable to Neil Jenkins, Executive Vice President and Secretary of BGII, consisting of $0.8 million in cash and $0.5 million in Common Stock, all pursuant to agreements with Alliance in connection with the termination of their respective employment agreements and performance unit awards. Additionally, Hans Kloss, President and Chief Operating Officer of BGII and Managing Director of Wulff, who will remain with the Company, will receive a total of $4.5 million consisting of $1.5 million in cash and $3.0 million in Common Stock, and Robert Conover, President of Systems, who will remain with the Company, will receive a total of $0.7 million consisting of $0.2 million in cash and $0.5 million in Common Stock, in connection with their employment agreements and

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
    performance unit awards. The Common Stock portion of each of such payments will be valued at the Alliance Average Trading Price (as defined) but in no event more than $6.00 nor less than $4.25 per share. See "The Merger and Related Financings."

(d) Total estimated Alliance and BGII Transaction-related fees and expenses are $32.0 million, of which $12.0 million has been paid through December 31, 1995.

(e) Represents the Preferred Stock consideration to be paid to BGII stockholders in the Merger consisting of $3.57 per share of BGII common stock plus dividends accruing at a rate of 15% per annum from May 3, 1996 to the Effective Time, calculated in accordance with the terms of the Merger Agreement to equate to the value per share of Preferred Stock obtained in the Preferred Stock Offering.

(f) Represents the Common Stock consideration to be paid to BGII stockholders in the Merger consisting of $0.30 per share of BGII common stock valued at the Alliance Average Trading Price (as defined).

                  PRO FORMA BUSINESS STRUCTURE OF THE COMPANY

    The following chart presents the principal elements of the business structure of the Company as management currently intends to operate following the Merger, but does not reflect the legal structure of Alliance or BGII.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Alliance
Gaming
Corporation
Gaming Machine             German        Machine         Casino
Manufacturing          Operations     Management     Operations
and Systems                           Operations
Bally                Bally Gaming          Wulff        Nevada:     Louisiana:         Nevada:  Mississippi:
Gaming, Inc.        International                   United Coin          Video      Plantation       Rainbow
                                                                     Services,
(including                   GmbH                   Machine Co.           Inc.  Station Casino        Casino
Systems
Division)

(1) Not wholly-owned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         SUMMARY FINANCIAL INFORMATION

    The following tables set forth a Summary Forecast of Operating Income and Adjusted Operating Cash Flow (the "Summary Forecast") based on the expected combined operating data for the Company for the twelve-month period ending December 31, 1996, to the best of management's knowledge and belief. The Summary Forecast, which consists of forward-looking statements, is qualified by, and subject to, the assumptions set forth below and the other information contained in this Prospectus, and should be read in conjunction with the "Forecast of Operating Income and Adjusted Operating Cash Flow," including the Summary of Significant Assumptions and Accounting Policies for the Forecast.

    The following Summary Historical Financial Information tables set forth summary consolidated financial information of Alliance, and has been derived from the audited consolidated financial statements of Alliance, including the notes thereto, for the fiscal years ended June 30, 1993, 1994 and 1995, and the unaudited interim condensed consolidated financial statements of Alliance, including the notes thereto, as of December 31, 1995 and for the six month periods ended December 31, 1994 and 1995, which are included elsewhere in this Prospectus. The following Summary Historical Financial Information tables also set forth summary consolidated financial information of BGII, which has been derived from the audited consolidated financial statements of BGII, including the notes thereto, as of December 31, 1995 and for the years ended December 31, 1993, 1994 and 1995, which are included elsewhere in this Prospectus.

    The following tables also set forth Summary Unaudited Pro Forma Condensed Combined Financial Information. The Pro Forma Statements of Operations Data presents results of operations of the Company assuming the Transaction occurred on July 1, 1994 for the statements for the twelve months ended June 30, 1995 and December 31, 1995 and for the six months ended December 31, 1995, and on July 1, 1993 for the statements for the six months ended December 31, 1994, and further assuming that the Rainbow Casino operations were consolidated. The detailed presentation of revenues is derived from internally prepared supporting schedules not otherwised presented or incorporated herein. The Pro Forma Balance Sheet Data present the financial position of the Company assuming the Transaction occurred on December 31, 1995. The Summary Unaudited Pro Forma Condensed Combined Financial Information does not purport to present the financial position or results of operations of the Company had the Transaction and events assumed therein occurred on the dates specified, nor is it necessarily indicative of the results of operations of the Company as they may be in the future or as they may have been had the Transaction and the consolidation of the Rainbow Casino operating results been consummated on the dates described above. The Summary Unaudited Pro Forma Condensed Combined Financial Information is based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information and should be read in conjunction therewith.

    The following tables also set forth Summary Supplemental Analysis of Adjusted Operating Cash Flow (as defined), which is based on combining Alliance and BGII historical information. Alliance management has made certain adjustments to the combined operating income and has made further adjustments thereto to arrive at a measure of adjusted operating cash flow ("Adjusted Operating Cash Flow"). As is more fully described below, such adjustments consist of the elimination of certain charges that management has determined to be non-recurring or unusual, as well as adjustments made to reflect the most recent operating results of the Rainbow Casino by annualizing the most recent six month operating results after considering seasonality, which was immaterial, and presenting such results as if they had occurred for each period presented. In making these adjustments, management considered all items it deemed to be non-recurring, revenues as well as expenses.

    The tables should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Information," "Supplemental Analysis of Adjusted Operating Cash Flow," "Forecast of Operating Income and Adjusted Operating Cash Flow," "Selected Historical Financial Information of Alliance," "Selected Historical Financial Information of BGII," "Management's Discussion and Analysis of
Financial Condition and Results of Operations," the audited consolidated financial statements of Alliance, including the notes thereto, the unaudited interim condensed consolidated financial statements of Alliance, including the notes thereto, and the audited consolidated financial statements of BGII, including the notes thereto, and other financial and operating information included elsewhere in this Prospectus.

   SUMMARY FORECAST OF OPERATING INCOME AND ADJUSTED OPERATING CASH FLOW (1)

                                                       COMPARATIVE ANALYSIS OF
                                                        OPERATING INCOME AND
                                                       ADJUSTED OPERATING CASH
                                                              FLOW (2)
                                                     ---------------------------
                                                            TWELVE MONTHS          FORECASTED OPERATING INCOME
                                                         ENDED DECEMBER 31,        AND ADJUSTED OPERATING CASH
                                                     ---------------------------    FLOW FOR THE TWELVE MONTHS
                                                         1994          1995          ENDING DECEMBER 31, 1996
                                                     ------------  -------------  ------------------------------
                                                                           (IN THOUSANDS)
STATEMENTS OF OPERATIONS INFORMATION:
Total Revenues.....................................   $  373,031   $  400,964              $    425,957
Total Operating Costs..............................      361,888(3)    381,855(3)               398,889(3)
                                                     ------------  -------------               --------
  Operating Income.................................       11,143       19,109                    27,068
                                                     ------------  -------------               --------
SUPPLEMENTAL INFORMATION:
Depreciation and Amortization......................       22,618       22,719                    23,192
Casino Royalty.....................................       (1,670)      (3,674)                   (4,368)
Minority Interest..................................         (675)        (504)                     (920)
                                                     ------------  -------------               --------
  Subtotal.........................................       31,416       37,650                    44,972
Adjustments:
  Rainbow Operations...............................       --            1,912(4)                --
  Unusual or Non-recurring
   Charges.........................................        2,856(5)      7,783(5)                 1,000(6)
  Direct Merger Costs..............................           --           --                     8,944(7)
                                                     ------------  -------------               --------
Adjusted Operating Cash Flow.......................   $   34,272(8) $   47,345(8)          $     54,916(8)
                                                     ------------  -------------               --------
                                                     ------------  -------------               --------
OTHER DATA:
  Net Interest Expense.............................                                        $     20,600
                                                                                               --------
                                                                                               --------
  Mandatory Principal Payments.....................                                        $      4,657(9)
                                                                                               --------
                                                                                               --------
  Capital Expenditures.............................                                        $     13,485(10)
                                                                                               --------
                                                                                               --------

- --------------------------
(1) The Summary Forecast, which consists of forward-looking statements, is based upon a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by management of the
    Company, are inherently subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. The Summary Forecast is necessarily speculative in nature, and it is usually the case that one or more of the assumptions do not materialize. The Summary Forecast and actual results will vary, and those variations may be material. Accordingly, the inclusion of the Summary Forecast herein should not be regarded as a representation by the Company or any other person (including the Underwriters) that the Summary Forecast will be achieved. In addition, because the Summary Forecast has been prepared on a consolidated basis, the Summary Forecast does not account for the Company's holding company structure, which may result in cash flows earned at some subsidiaries being unavailable for distribution to the Company including to service indebtedness of the Company. Prospective investors are cautioned not to place undue reliance on the Summary Forecast.

(2)  See  Note 2--Presentation  of Supplemental  Comparative Information  of the
    "Summary  of  Significant  Assumptions  and  Accounting  Policies  for   the
    Forecast" elsewhere in the Prospectus.

(3) Includes selling, general and administrative costs for the twelve months ended December 31, 1994 and 1995 net of the following: the direct Merger costs, the business development costs over the $3.0 million budgeted amount totaling $4.7 million and $12.1 million in 1994 and 1995, respectively and net synergy cost savings totaling $5.0 million in 1994 and 1995, and $4.0 million in 1996. See note (6) below for one-time $1.0 million costs to implement synergy cost savings. See note (7) below for the 1996 presentation which includes direct Merger costs.

(4) Represents adjustment to reflect management's derivation of Rainbow Casino's annualized results for the period, net of incremental royalty.

(5) Reflects items determined by management to be unusual or non-recurring (which are also included in Total Operating Costs). The concepts of non-recurring or unusual charges are not defined in generally accepted accounting principles ("GAAP").

(6) For 1996, the non-recurring charges consist of the $1.0 million of one-time charges (which are included in Total Operating Costs) to implement the expected annual synergy cost savings (which are reflected in Total Operating Costs as well).

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (7) Direct Merger costs for 1996 have been included in Total Operating Costs and presented as an adjustment in computing the Adjusted Operating Cash Flow. See note (3) above for the presentation of direct Merger costs in 1994 and 1995.

 (8) The following is a reconciliation of the historical EBITDA (as defined) by business unit to the combined Adjusted Operating Cash Flow:

                                                                                         FORECASTED
                                                                                           TWELVE
                                                                  TWELVE MONTHS ENDED      MONTHS
                                                                      DECEMBER 31,         ENDING
                                                                  --------------------  DECEMBER 31,
                                                                    1994       1995         1996
                                                                  ---------  ---------  ------------
                                                                            (IN THOUSANDS)
 EBITDA by Business Unit:
    Gaming......................................................  $   7,004(a) $   5,905(a)  $   10,750
    Systems.....................................................      3,593      5,788        6,303
    Wulff.......................................................     15,575     15,172       16,836
    Gaming Machine Management...................................     17,159     18,260       19,957
    Casinos.....................................................      2,927     10,546       14,958
  Alliance Corporate Administrative Expense.....................    (10,609)    (8,912)      (5,800)
  Alliance Development Expense..................................     (7,694)   (15,072)     (10,944)
  BGII Corporate Administrative Expense.........................     (4,520)    (3,732)      (4,800)
  Discontinued Operations.......................................     (1,378)      (933)          --
  Casino Royalty................................................     --         (2,718)      (4,368)
  Minority Interests............................................       (675)      (504)        (920)
  BGII Unusual Charges..........................................         --     (5,816)      (2,000)
                                                                  ---------  ---------  ------------
Combined EBITDA.................................................     21,382     17,984       39,972
Adjustments:
  Direct Merger Costs...........................................     --         13,106(b)       8,944(b)
  Alliance Development Expense Reductions.......................      4,694        966       --
  Rainbow Operations............................................        340(c)     2,506(c)      --
  Unusual or Nonrecurring Charges...............................      2,856(d)     7,783(e)       1,000(f)
  Synergy Cost Savings..........................................      5,000      5,000        5,000
                                                                  ---------  ---------  ------------
Adjusted Operating Cash Flow....................................  $  34,272  $  47,345   $   54,916
                                                                  ---------  ---------  ------------
                                                                  ---------  ---------  ------------

  ----------------------------
  (a)Includes certain charges incurred by Gaming and not reflected as "BGII Unusual Charges" above, consisting of costs relating to a regulatory investigation and legal proceedings in Louisiana totalling $0.3 million and $1.4 million for the years ended December 31, 1994 and 1995 respectively.

  (b)For the twelve months ended December 31, 1995, $11.1 million of direct Merger costs are included in Alliance Development Expense and $2.0 million in BGII Unusual Charges. For the Forecasted Twelve Months Ending December 31, 1996, $6.9 million of direct Merger costs are included in Alliance Development Expense and $2.0 million in BGII Unusual Charges.

  (c)To adjust to reflect the operating results of the Rainbow Casino as if owned during all of 1994 and 1995 and, for the twelve-months ended December 31, 1995, to reflect the most recent operating results of the Rainbow Casino, as if such results had occurred for all of 1995 (including an adjustment for additional casino royalty expense of approximately $1.7 million and $1.0 million, respectively).

  (d)Includes legal costs included as BGII Corporate Administrative Expense related to a former executive totalling $0.5 million and $0.3 million incurred by Gaming relating to a regulatory investigation and legal proceedings in Louisiana and a reserve for discontinued operations of $2.0 million for Alliance included in Alliance Corporate Administrative Expense.

  (e)Includes one-time charges included in Alliance Corporate Administrative Expense consisting of an executive signing bonus of $1.3 million paid in Common Stock and $1.1 million of termination costs for certain officers and directors, which were incurred during the quarter ended June 30, 1995. Also includes $1.4 million incurred by Gaming relating to a regulatory investigation and legal proceedings in Louisiana, and $0.2 million included in BGII Corporate Administrative Expense for legal costs related to the "Bally" trade name litigation. Also includes BGII unusual charges of $2.0 million in costs related to the merger agreement with WMS, a provision of $0.8 million at Wulff to writedown to net realizable value the carrying value of a building to be sold and a provision of $1.0 million to increase Wulff's tax reserves primarily for V.A.T.

  (f)Includes $1.0 million of one-time charges to implement the expected annual synergy cost savings.

 (9) All of such mandatory principal payments relate to indebtedness of subsidiaries of the Company.

(10) See Note 3 -- Operating Assumptions -- Capital Expenditures of the Summary of Significant Assumptions and Accounting Policies for the Forecast.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

ALLIANCE GAMING CORPORATION

                                                                          FISCAL YEARS                 SIX MONTHS
                                                                         ENDED JUNE 30,            ENDED DECEMBER 31,
                                                                 -------------------------------  --------------------
                                                                   1993       1994       1995       1994       1995
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net Revenues...................................................  $ 113,091  $ 123,054  $ 131,988  $  62,338  $  76,229
Operating Loss.................................................        (52)    (7,468)    (4,261)    (1,861)    (3,524)
Net Interest Expense...........................................     (4,048)    (4,746)    (5,335)    (2,411)    (3,470)
Net Loss.......................................................  $  (3,650) $ (13,128) $ (10,751) $  (5,017) $  (9,431)
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Net Loss per Common Share......................................  $   (0.38) $   (1.28) $   (0.95) $   (0.45) $   (0.79)
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

OTHER DATA:
Gaming Machine Management:
  Units.................................................      5,868      5,889      5,902      5,976      5,951
  Locations.............................................        518        506        526        528        531
Casinos:
  Tables................................................          9          9         37          9         38
  Slots Operated........................................        428        434      1,005        433      1,042
Revenues:
  Gaming Machine Management.............................  $  96,282  $ 102,830  $ 106,827  $  52,511  $  52,621
  Casinos...............................................     11,286     12,046     19,668      6,612     22,352
  Discontinued Operations...............................      5,523      8,178      5,493      3,215      1,256
                                                          ---------  ---------  ---------  ---------  ---------
    Total Revenues......................................  $ 113,091  $ 123,054  $ 131,988  $  62,338  $  76,229
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
EBITDA (1):
  Gaming Machine Management.............................  $  14,564  $  16,820  $  18,562  $   8,800  $   8,498
  Casinos (2)...........................................      1,963      2,190      5,359      1,713      6,900
  Corporate Development Expenses (3)....................       (900)    (1,192)    (7,843)    (3,508)   (10,737)
  Corporate Administrative Expenses (4).................     (6,191)    (7,882)   (10,177)    (4,252)    (2,987)
  Discontinued Operations (5)...........................       (770)    (7,874)      (642)        (1)      (292)
  Casino Royalty........................................     --         --           (810)    --         (1,908)
  Minority Interest.....................................     --           (506)      (397)      (169)      (276)
                                                          ---------  ---------  ---------  ---------  ---------
    Total EBITDA (1)....................................  $   8,666  $   1,556  $   4,052  $   2,583  $    (802)
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
Depreciation and Amortization...........................  $   8,718  $   9,530  $   9,520  $   4,613  $   4,906
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
Capital Expenditures....................................  $   5,092  $   7,022  $   7,880  $   3,338  $   7,478
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------

                                                                                                   AT DECEMBER 31,
                                                                                                        1995
                                                                                                   ---------------
BALANCE SHEET DATA:
Cash and Cash Equivalents and Securities Available for Sale .....................................    $    29,468
Working Capital..................................................................................         20,109
Total Assets.....................................................................................        116,872
Long-term Debt, Including Current Maturities.....................................................        100,106
Stockholders' Deficiency.........................................................................           (717)

- --------------------------
(1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"). When presented for each business unit, EBITDA excludes corporate expenses, casino royalty and minority interest. EBITDA should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of Alliance's performance or to cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP and is a conventionally used financial indicator.

(2) Since March 29, 1995, the Rainbow Casino operations have been consolidated with Alliance.

(3) Includes direct Merger costs of $1.7 million and $9.4 million for the fiscal year ended June 30, 1995 and the six months ended December 31, 1995, respectively.

(4) Includes one-time charges incurred by Alliance consisting of an executive signing bonus of $1.3 million paid in Common Stock and $1.1 million of termination costs for certain officers and directors, which were incurred during the quarter ended June 30, 1995.

(5) Includes businesses now or previously considered as discontinued operations.

BALLY GAMING INTERNATIONAL, INC.

                                                      FISCAL YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1993        1994         1995
                                                     --------    --------    ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues.........................................    $168,707    $236,192    $  249,312(1)
                                                     --------    --------    ----------
                                                     --------    --------    ----------
Operating Income (Loss)..........................     (18,536)(2)   13,381 3)(4)      8,364(1   )(4)(5)(6)
Interest Expense.................................       4,424       6,768         6,853
Net Income (Loss)................................    $(23,443)   $  3,793    $   (3,393)
                                                     --------    --------    ----------
                                                     --------    --------    ----------
Income (Loss) per Share Before Extraordinary
 Gain............................................    $  (2.54)   $   0.35    $    (0.31)
                                                     --------    --------    ----------
                                                     --------    --------    ----------
OTHER DATA:
Unit Sales:
  Gaming.........................................      10,156      21,625        18,084
  Wulff..........................................      12,552      13,100        12,000
Revenues:
  Gaming (7).....................................    $ 49,298    $118,659    $  111,849(1)
  Systems........................................      12,748      13,386        20,681
                                                     --------    --------    ----------
    Gaming Machine Manufacturing and Systems.....      62,046     132,045       132,530
  Wulff..........................................     106,661     104,147       116,782
                                                     --------    --------    ----------
    Total Revenues...............................    $168,707    $236,192    $  249,312
                                                     --------    --------    ----------
                                                     --------    --------    ----------
EBITDA (8):
  Gaming (7).....................................    $(24,747)(2) $  7,004(3) $    5,905(1)(3)(5)
  Systems........................................       3,829       3,593         5,788
                                                     --------    --------    ----------
    Gaming Machine Manufacturing and Systems.....     (20,918)(2)   10,597(3)     11,693(1)(3)(5)
  Wulff..........................................      15,959      15,575        15,172
  Parent (7).....................................      (5,473)     (4,520)(4)     (3,732)(4)
  Unusual Charges................................          --          --        (5,816)(6)
                                                     --------    --------    ----------
    Total EBITDA (8).............................    $(10,432)   $ 21,652    $   17,317
                                                     --------    --------    ----------
                                                     --------    --------    ----------
Depreciation and Amortization....................    $  8,103    $  8,271    $    8,953
                                                     --------    --------    ----------
                                                     --------    --------    ----------
Capital Expenditures.............................    $  6,467    $  9,537    $    8,240
                                                     --------    --------    ----------
                                                     --------    --------    ----------

                                                                                                   AT DECEMBER 31,
                                                                                                        1995
                                                                                                   ---------------
BALANCE SHEET DATA:
Cash and Cash Equivalents........................................................................    $     5,526
Working Capital..................................................................................         97,357
Total Assets.....................................................................................        194,316
Long-term Debt, Including Current Maturities.....................................................         69,944
Stockholders' Equity.............................................................................         88,410

- ------------------------
(1) Includes the impact of sales returns of $0.3 million by Gaming related to two riverboats at the River City Complex in New Orleans which filed for bankruptcy.
(2) Includes $6.2 million in charges to increase inventory valuation reserves in 1993 principally related to inventory originally intended for sale in the Louisiana video lottery terminal market. Includes $1.2 million in charges related to a management reorganization at Gaming in 1993. Includes a provision for doubtful receivables totaling $5.1 million recorded by Gaming in 1993 related to a former distributor who filed for bankruptcy during the second quarter of 1993.
(3) Includes certain charges incurred by Gaming, and not reflected as "Unusual Charges" under Other Data consisting of costs relating to a regulatory investigation and legal proceedings in Louisiana totalling $0.3 million and $1.4 million for the years ended December 31, 1994 and 1995, respectively.
(4) Includes legal costs related to a former executive totaling $0.5 million during the year ended December 31, 1994 and legal costs related to the "Bally" trade name litigation totaling $0.2 million during the year ended December 31, 1995.
(5) Includes a provision for doubtful receivables of $0.9 million related to the bankruptcy described in Note (1) above.
(6) Includes $2.0 million in Merger transaction costs and related litigation expenses, $2.0 million in costs related to the merger agreement with WMS Industries, Inc. ("WMS"), a provision of $0.8 million at Wulff to write-down to net realizable value the carrying value of a building to be sold and a provision of $1.0 million to increase Wulff's tax reserves primarily for German value added taxes ("V.A.T.").
(7) Includes results of GmbH and BGI Australia Pty Limited in Gaming's results, along with certain reclassifications from historical presentation.
(8) See footnote (1) to "Summary Historical Financial Information -- Alliance Gaming Corporation."

        SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                                               FISCAL YEAR     SIX MONTHS ENDED     TWELVE MONTHS
                                                                  ENDED          DECEMBER 31,           ENDED
                                                                JUNE 30,    ----------------------   DECEMBER 31,
                                                                  1995         1994        1995          1995
                                                               -----------  ----------  ----------  --------------
                                                                                 (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues.....................................................   $ 400,821   $  187,863  $  188,006   $    400,964
Operating Income.............................................      22,458        8,419       5,070         19,109
Net Interest Expense.........................................     (19,578)      (9,786)    (10,097)       (19,889)
Casino Royalty...............................................      (3,431)      (1,665)     (1,908)        (3,674)
Minority Interest............................................        (397)        (169)       (276)          (504)
Other, net...................................................         418         (213)        535          1,166
                                                               -----------  ----------  ----------  --------------
Loss Before Taxes............................................        (530)      (3,414)     (6,676)        (3,792)
Provisions for Income Taxes..................................      (2,555)      (1,202)     (1,289)        (2,642)
                                                               -----------  ----------  ----------  --------------
Net Loss.....................................................   $  (3,085)  $   (4,616) $   (7,965)  $     (6,434)
                                                               -----------  ----------  ----------  --------------
                                                               -----------  ----------  ----------  --------------
Preferred Stock Dividend (1).................................   $  (8,039)  $   (3,872) $   (3,872)  $     (8,039)
                                                               -----------  ----------  ----------  --------------
                                                               -----------  ----------  ----------  --------------
OTHER DATA:
Depreciation and Amortization................................   $  22,861   $   12,105  $   11,963   $     22,719
Capital Expenditures.........................................      16,742        7,769      11,287         20,260

                                                                                                   AT DECEMBER 31,
                                                                                                        1995
                                                                                                   ---------------
BALANCE SHEET DATA:
Cash and Cash Equivalents and Securities Available for Sale......................................    $    14,476
Working Capital..................................................................................        115,079
Total Assets.....................................................................................        343,630
Long-term Debt, Including Current Maturities.....................................................        193,255
Stockholders' Equity.............................................................................         49,433

- ------------------------
(1) Dividends on the Preferred Stock are compounded quarterly at a rate of 15% per annum; however, such dividends are permitted to be paid in kind for the first five years after issuance and partially in kind for the next two years.

         SUMMARY SUPPLEMENTAL ANALYSIS OF ADJUSTED OPERATING CASH FLOW

                                                               FISCAL YEAR     SIX MONTHS ENDED     TWELVE MONTHS
                                                                  ENDED          DECEMBER 31,           ENDED
                                                                JUNE 30,    ----------------------   DECEMBER 31,
                                                                  1995         1994        1995          1995
                                                               -----------  ----------  ----------  --------------
                                                                                 (IN THOUSANDS)
HISTORICAL COMBINED INFORMATION (1):
Operating Income (Loss) (2)(3)(4)(5).........................   $  13,701   $    4,822  $   (6,439)  $      2,440
Depreciation and Amortization................................      18,002        9,221       9,985         18,766
Minority Interest............................................        (397)        (169)       (276)          (504)
Casino Royalty...............................................        (810)      --          (1,908)        (2,718)
                                                               -----------  ----------  ----------  --------------
    Subtotal.................................................   $  30,496   $   13,874  $    1,362   $     17,984
                                                               -----------  ----------  ----------  --------------
ADJUSTMENTS TO HISTORICAL COMBINED INFORMATION:
Direct Merger Costs (4)......................................   $   1,919   $   --      $   11,187   $     13,106
Rainbow Operations (6).......................................       6,121        3,615      --              2,506
Unusual or Non-recurring Charges (2)(3)......................       4,317          800       4,266          7,783
Alliance Development Expense Reductions (5)..................       3,174        2,008        (200)           966
Synergy Cost Savings.........................................       5,000        2,500       2,500          5,000
                                                               -----------  ----------  ----------  --------------
Adjusted Operating Cash Flow (7).............................   $  51,027   $   22,797  $   19,115   $     47,345
                                                               -----------  ----------  ----------  --------------
                                                               -----------  ----------  ----------  --------------
Pro Forma Net Interest Expense (8)...........................   $  19,578   $    9,786  $   10,097   $     19,889
                                                               -----------  ----------  ----------  --------------
                                                               -----------  ----------  ----------  --------------

- --------------------------

(1) The information is derived from the historical financial information of Alliance and BGII, which has been combined for purposes of this summary.

(2) Includes certain charges incurred by BGII consisting of costs relating to a regulatory investigation and legal proceedings in Louisiana, legal costs related to a former executive, legal costs related to the "Bally" trade name litigation that were directly caused by the investigation, and certain unusual charges consisting of costs related to the merger agreement with WMS, a reserve for German V.A.T. and the write-down of a building in Germany. There can be no assurance that other unusual charges will not occur in the future.

(3) Includes one-time charges incurred by Alliance consisting of an executive signing bonus of $1.3 million paid in Common Stock and $1.1 million of termination costs for certain directors, which charges were incurred during the quarter ended June 30, 1995.

(4) Includes direct costs related to the Merger consisting of legal, accounting, and investment banking fees and related costs.

(5) Reflects the reduction of Alliance Development Expense, which relates to mergers, acquisitions and joint ventures, to $3.0 million annually. The reduction to $3.0 million reflects the anticipated elimination of expenses that were being incurred prior to Alliance's accomplishment of its strategic plan to acquire a major gaming machine manufacturing company. The adjustment to eliminate direct costs related to the Merger is shown in note (4) above. For the six months ended December 31, 1995, Alliance Development Expense was below the $3.0 million annual rate.

(6) For purposes of this summary the Rainbow Casino is presented as if owned from the beginning of each period presented. Also, as the final elements of the Rainbow Casino facility were not completed until July 1995, Alliance management believes that the results of operations for the six months ended December 31, 1995 after considering seasonality (which was immaterial), are more reflective of the property's ongoing results of operations. Accordingly, such results have been annualized based on the actual results for the six months ended December 31, 1995, as Alliance management believes that such results better portray the Rainbow Casino's expected contribution to Adjusted Operating Cash Flow. This annualization constitutes forward-looking statements that involve risks and uncertainties, including the risks of competition, gaming regulation and other risks detailed in this Prospectus, including under "Risk Factors."

(7) Adjusted Operating Cash Flow should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of the Company's performance or to cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. Management believes that Adjusted Operating Cash Flow is a useful adjunct to net income and other GAAP measurements.

(8) The information is derived from the Unaudited Pro Forma Condensed Combined Financial Information, and is included here to provide potential investors with additional comparative information.

                                  RISK FACTORS

    PRIOR TO DECIDING WHETHER TO TENDER OLD CONVERTIBLE DEBENTURES IN THE EXCHANGE OFFER, HOLDERS OF THE OLD CONVERTIBLE DEBENTURES SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ESPECIALLY THE CONSIDERATIONS DESCRIBED OR REFERRED TO IN THE FOLLOWING PARAGRAPHS.

    IN   ADDITION  TO  THE  OTHER  INFORMATION  CONTAINED  IN  THIS  PROSPECTUS,
PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

HIGH LEVERAGE AND FIXED CHARGES; HOLDING COMPANY STRUCTURE; WORKING CAPITAL

    The Company will have a substantial amount of indebtedness after the Transaction. As of December 31, 1995, on a pro forma basis after giving effect to the Transaction, the Company would have had outstanding debt of approximately $193.3 million and a long-term debt to equity ratio of 3.9 to 1. If the Preferred Stock is included in debt the long-term debt to equity ratio would be
4.9  to  1.  See  "The  Merger  and  Related  Financings",  "Use  of  Proceeds,"
"Capitalization" and "Unaudited Pro Forma Condensed Combined Financial Information". In addition, if the maximum amount of dividends on the Preferred Stock were paid in kind, as is anticipated, the liquidation value of the Preferred Stock would accrete to $124.0 million after seven years. The high level of indebtedness and amount of Preferred Stock of the Company outstanding following the Transaction will have important consequences, including without limitation the following: (i) significant interest expense, cash dividend requirements (after five years), principal repayment (primarily after seven years) and Preferred Stock redemption obligations (after eight years) resulting in substantial annual fixed charges and significant repayment and redemption obligations; (ii) significant limitations on the Company's ability to obtain additional financing, make capital expenditures, make acquisitions and take advantage of other business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources of the Company (Pro Forma)".

    On a pro forma basis after giving effect to the Transaction and the use of proceeds thereof, the Company's earnings would have been inadequate to cover fixed charges by approximately $0.5 million for the year ended June 30, 1995 and would have been inadequate to cover fixed charges by approximately $6.4 million for the six-month period ended December 31, 1995. On a pro forma basis after giving effect to the Transaction, the Company would have fixed charges of approximately $43.6 million (which includes the imputed fixed charges for contingent rental expense related to revenue-sharing agreements in its Nevada gaming machine management operation operations of approximately $18.0 million annually), plus $8.0 million of dividends on the Preferred Stock (permitted to be paid in kind for the first five years after issuance and partially in kind for the next two years) for the 12-month period ended December 31, 1995. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to generate the cash flow necessary to permit the Company to meet its fixed charges and repayment obligations. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. Any inability of the Company to service its fixed charges and repayment obligations would have a significant adverse effect on the Company and the market value and marketability of the Common Stock, the Series E Special Stock, the Preferred Stock, the Senior Notes, the Old Convertible Debentures and the New Convertible Debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources of the Company (Pro Forma)".

    Alliance is a holding company, the only material assets of which are equity interests in its subsidiaries (including, after the Merger, BGII and its subsidiaries). The ability of Alliance to make interest and principal payments on its obligations, including the Senior Notes, Old Convertible Debentures and New Convertible Debentures, or to pay cash dividends, will depend on the subsidiaries' ability to generate sufficient cash flow from operations and distribute such amounts to Alliance. Such entities' ability to make these distributions is restricted by, among other things, the indebtedness of Alliance's Video Services, Inc. ("VSI") subsidiary and

Rainbow Casino-Vicksburg Partnership, L.P. ("RCVP") subsidiaries, and may be restricted by other obligations which may be incurred in the future and by restrictions imposed by gaming authorities on licensed enterprises.

    The Company believes that its consolidated cash flow needs for the next 12 months will increase as a result of an increase in accounts receivable relating to the introduction of new machines and the expected increases in production and sales levels from recent historical levels. The Company expects that cash flow generated by operations and other available cash will be sufficient to satisfy the Company's normal working capital needs, although there can be no assurance the Company will generate such available cash. See
"-- Implementation of the Merger". In order to be competitive in meeting the growing customer demand for financing of gaming equipment in emerging gaming markets, the Company also plans to continue to involve third-party finance companies and secure additional financing; however, there can be no assurances that such additional financing will be obtained. Failure to obtain such financing on terms acceptable to the Company could impair the Company's operations and ability to pursue its business strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RESTRICTIONS ON CERTAIN ACTIVITIES

    The indenture pursuant to which the Senior Notes will be issued (the "Senior Indenture") will impose restrictions on Alliance and its subsidiaries, in addition to restrictions imposed by existing instruments, including the indenture for the Old Convertible Debentures (the "Old Convertible Indenture"), and the restrictions imposed by the indenture for the New Convertible Debentures (the "New Convertible Indenture"). Generally, the restrictions contained in these instruments relate to the incurrence of additional indebtedness, the distribution of cash and/or property to shareholders, the repayment or repurchase of pari passu or junior securities, investments, mergers and sales of assets and the creation of liens. These restrictions and requirements could limit the ability of the Company to respond to changing business and economic conditions. A failure to comply with any of these obligations could also result in an event of default under the Senior Indenture, which could permit acceleration of the Senior Notes and acceleration of certain other indebtedness of the Company under other instruments which may contain cross-acceleration or cross-default provisions.

OPERATING HISTORY--RECENT LOSSES

    Alliance incurred  net  losses of  $3.7  million, $13.1  million  and  $10.8 million during its fiscal years ended June 30, 1993, 1994 and 1995, respectively, and a net loss of $9.4 million during the six months ended December 31, 1995, whereas BGII had net income of $5.3 million, a net loss of $23.4 million, net income of $3.8 million and a net loss of $3.4 million for its fiscal years ended December 31, 1992, 1993, 1994 and 1995, respectively. Alliance's net losses include business development and Merger costs of $0.9 million, $1.2 million, $7.8 million and $10.7 million incurred during its fiscal years ended June 30, 1993, 1994 and 1995 and the six months ended December 31, 1995, respectively. On a pro forma basis after giving effect to the Transaction, for the 12-month period ended June 30, 1995 the Company would have had a net loss, prior to accruing dividends on the Preferred Stock, of $3.1 million and for the six months ended December 31, 1995 the Company would have had a net loss of $8.0 million. Dividends on the Preferred Stock will be approximately $8.0 million in the first 12-month period. Management believes that of the losses of Alliance during its fiscal years ended June 30, 1993, 1994 and 1995, approximately $0.9 million, $6.4 million and $2.4 million, respectively, were attributable to items that management considers to be non-recurring, primarily reflecting the discontinuance of certain businesses and prior management strategies. Of BGII's loss for its fiscal year ended December 31, 1995, $5.8 million was attributable to certain unusual charges incurred by BGII related to a reserve for German value-added tax ("V.A.T."), the write-down of a building in Germany to be sold to its estimated net realizable value, and transaction costs relating to the Merger, the previous tender offer and consent solicitation by Alliance, and a former proposed merger between BGII and WMS Industries, Inc. ("WMS"). Nevertheless, there can be no assurance that the Company will be profitable in the future, that there will not be similar or other unusual or non-recurring charges in the future, or that future results will improve as a result of the Merger. See "Unaudited Pro Forma Condensed Combined Financial Information", "Selected Historical Financial Information of Alliance" and "Selected Historical Financial Information of BGII".

    The new wall machine unit sales of Wulff decreased by approximately 8% in the year ended December 31, 1995 as compared to the year ended December 31, 1994. Management believes new wall machine revenues for the last six months of 1995 were adversely affected by an industry downturn caused by regulations imposed in Germany limiting the number of wall machines per square meter in arcade locations effective January 1, 1996, thereby reducing sales opportunities and by increased foreign competition in Germany. Management expects the adverse impact of such regulations to continue during the first six months of 1996; however, there can be no assurance that this impact will only be temporary. The foreign competition may also continue to have an adverse impact on wall machine revenues.

IMPLEMENTATION OF THE MERGER

    The Company's future operations and earnings will be largely dependent upon the Company's ability to integrate the businesses separately conducted by Alliance and BGII prior to the Merger. Alliance and BGII currently operate in different areas of the gaming entertainment industry, with only modest overlap in their activities. There can be no assurance that the Company will successfully integrate the businesses of Alliance and BGII, and a failure to do so would have a material adverse effect on the Company's financial position, results of operations and cash flows. Additionally, although the Company does not currently have any specific acquisition plans other than the Merger, the need to focus management's attention on integration of the separate businesses may limit the Company's ability to successfully pursue acquisitions or other opportunities related to its business for the foreseeable future. Although the Company plans to introduce more sophisticated technology into BGII's electronic gaming machines, there is no assurance that it will succeed in doing so or that it will be able to enter into alliances with technology and entertainment companies. In addition, although management cannot precisely quantify future cost savings, the Company expects to realize cost savings of approximately $5.0 million on an annual basis (primarily through the reduction of duplicative costs, such as facility, legal, accounting and compensation costs) as a result of the Merger. In order to achieve these cost savings, the Company believes it will incur one-time costs of approximately $1.0 million. The achievement of these savings is dependent on, among other things, the successful integration of the businesses of Alliance and BGII. There can be no assurance, however, that such savings will be achieved or sustained. See "Unaudited Pro Forma Condensed Combined Financial Information."

    BGII currently supplies electronic gaming machines to certain customers which are in competition with Alliance. It is possible that, because of such competition, certain of these customers may cease purchasing electronic gaming machines from BGII after the Merger. Alliance and BGII do not believe that such discontinuations, if at all, will be material. BGII sales to machine management operators have historically been, and are likely to remain, insignificant. Nevertheless, discontinuance of purchases by customers could adversely affect the Company's sales.

FINANCIAL FORECAST

    The Company was the sole preparer of the Forecast set forth under "Forecast of Operating Income and Adjusted Operating Cash Flow". While such Forecast is presented with numerical specificity, it is based on the Company's current best estimates of expected results given the forecasted assumptions described in the Summary of Significant Assumptions and Accounting Policies for the Forecast for the period presented. The Forecast, which consists of forward-looking statements, is qualified by and subject to the assumptions set forth therein and the other information contained in this Prospectus. The Company does not intend to update or otherwise revise the Forecast to reflect events or circumstances existing or arising after the date of this Prospectus or to reflect the occurrence of unanticipated events. The Forecast necessarily is based upon a number of estimates and assumptions, that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Financial forecasts are necessarily speculative in nature, and it is usually the case that one or more of the assumptions underlying such projections do not materialize. The Forecast and actual results will vary, and those variations may be material. The inclusion of the Forecast herein should not be regarded as a representation by the Company or any other person that the Forecast will be achieved. Prospective investors are cautioned not to place undue reliance on the Forecast or the other forward-looking information contained herein.

CHANGE OF CONTROL

    Following consummation of the Transaction, Alliance's two largest shareholders, Alfred Wilms and Kirkland Investment Corporation ("KIC"), who currently beneficially own approximately 46.9% and 10.3%, respectively, of the outstanding shares of Common Stock, will beneficially own approximately 25.3% and 5.2%, respectively, of the outstanding shares of Common Stock. Accordingly, following the Transaction, no one person or group will hold a majority interest in the Company, and it is possible that the Company could be subject to a change in control, either pursuant to a takeover attempt or otherwise, to a greater degree than has been the case. Mr. Wilms is contractually obligated until September 21, 1997 to vote his shares of Common Stock in favor of four nominees of KIC to Alliance's seven-member Board of Directors. See "Security Ownership of Certain Beneficial Holders and Management".

    If a Change of Control (as defined in the Senior Indenture, the Old Convertible Indenture or the New Convertible Indenture) should occur, the Company will be required, subject to certain conditions, to offer to purchase all outstanding Senior Notes, Old Convertible Debentures and New Convertible Debentures, as applicable, at a price equal to 101% of the then outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Transaction will not constitute a Change of Control under the Old Convertible Indenture. On a pro forma basis after giving effect to the Transaction, the Company will not have sufficient funds available to purchase all of the outstanding Senior Notes, Old Convertible Debentures and/or New Convertible Debentures were they to be tendered in response to an offer made as a result of a Change of Control. There can be no assurance that the Company would be able to obtain such funds through a refinancing of the Senior Notes, Old Convertible Debentures and New Convertible Debentures to be repurchased or otherwise. Also, the requirement that the Company offer to repurchase the Senior Notes, Old Convertible Debentures and New Convertible Debentures in the event of a Change of Control may have the effect of deterring a third party from effecting a transaction that would constitute a Change of Control.

COMPETITION

    GAMING MACHINE MANUFACTURING AND SYSTEMS. The market for gaming machines is extremely competitive, and there are a number of established, well-financed and well-known companies producing machines that compete with each of the Company's product lines in each of the markets for the Company's gaming machine manufacturing operations. The domestic market for gaming machines is dominated by a single competitor, International Game Technology ("IGT"), with a number of smaller competitors in the field. In addition, certain technology-oriented companies have recently announced plans to enter the gaming machine market. Management believes that some of these competitors have greater capital resources than the Company. Competition among gaming product manufacturers, particularly with respect to sales of gaming machines into new and emerging markets, is based on competitive customer pricing and financing terms, appeal to the player and quality of the product, and having an extensive distribution and sales network. Sales to established casinos in Nevada normally require completion of a successful trial period for the machines in the casino.

    The competition for the computerized monitoring systems designed and sold by Systems currently consists of IGT, Casino Data Systems ("CDS"), and, to a lesser extent, Gaming Systems International, Inc. and Acres Gaming, Inc. Competition is keen in this market due to the number of providers and the limited number of casinos and the jurisdictions in which they operate. Pricing, product feature and function, accuracy, and reliability are all main factors in determining a provider's success in selling its system. Systems believes the future success of its operations will be determined by its ability to bring new and innovative products to the marketplace while at the same time maintaining the base of loyal existing customers.

    GERMAN OPERATIONS. Germany's wall machine manufacturing industry is dominated by Wulff, and two of its competitors. These three entities are believed collectively to account for more than 90% of the entire market for wall machines (which exists almost exclusively in Germany). Wulff's two major competitors have greater resources than the Company and own and operate a significant number of arcades, which may give them a competitive advantage arising from a built-in market for their games and the ability to test market new games in their own arcades. In addition, wall machines compete for floor space in arcades with token machines, the sales of which have expanded rapidly in the last several years, in part as a result of low price competitors from outside Germany.

    GAMING MACHINE MANAGEMENT OPERATIONS. The competition for obtaining and renewing gaming machine routes in Nevada is high and continues to intensify. Such competition has, over time, reduced Alliance's gross profit margins for such operations. In addition, such competition has required Alliance to provide substantial financial incentives and incur financial risks to retain or obtain certain gaming machine route locations. Such incentives include long-term lease commitments, guarantees of leases in favor of owners of local establishments, substantial advance deposits, payments of lease rentals in advance and loans for buildings and tenant-improvement costs. Although Alliance believes that it now has adequate procedures for evaluating and managing such risks, historically substantial losses have been incurred in connection with such transactions reflecting, in part, former management's willingness to accept higher levels of risk to further its policy of emphasizing market share. Notwithstanding the change in the Company's business strategy to one emphasizing profitability rather than market share, the future success of the Company's machine management operations will continue to be dependent to some extent on its ability and willingness to provide such financial inducements. Although Alliance has historically generated sufficient new machine management contracts to offset the loss of old machine management contracts, due to increased competition, the increased sophistication and bargaining power of customers and possibly other factors not yet known, there can be no assurance that the Company will be able to obtain new machine management contracts or renew or extend its current space leases or revenue-sharing arrangements upon their expiration or termination, or that, if renewed or extended, the terms will be favorable to the Company. In Louisiana, the Company is subject to extensive competition for contracts to operate video poker machines, and the Company's racetrack and OTBs compete with various truck stops and locations with liquor licenses throughout the New Orleans area, as well as riverboat gaming and one land-based casino which may re-open in New Orleans.

    CASINO OPERATIONS. The operation of casinos is also a highly competitive business. The principal competitive factors in the industry include the quality and location of the facility, the nature and quality of the amenities and customer services offered and the implementation and success of marketing programs. In Sparks/Reno, Nevada, the principal competition for the Company's operations comes from larger casinos focusing on the local market. The Company's one dockside casino in Vicksburg, Mississippi faces substantial direct competition from other dockside gaming facilities in the region.

PRODUCT DEVELOPMENT

    The future success of the Company depends to a large extent upon its ability to design, manufacture and market technologically sophisticated products that achieve high levels of player acceptance. The development of a successful new product or product design by a competitor could adversely affect sales of the Company's products and force it to respond quickly with its own competing products. The Company's plans with respect to the introduction of more sophisticated technology into the electronic gaming machine market are designed to lead to an increase in market share and profitability for the Company. See "Business." However, no products incorporating such technology have reached the development stage, and there is no assurance that any such products will be developed, or that if developed they will receive necessary regulatory approvals or be commercially successful.

CUSTOMER FINANCING

    Management believes that customer financing terms have become an increasingly important competitive factor in certain emerging markets. Competitive conditions sometimes require Gaming to grant extended payment terms on electronic gaming machines and other gaming equipment. Approximately 75% of Gaming's slot and video gaming machine customers pay within 90 days or less. Approximately 25% of Gaming's sales, primarily in certain emerging gaming markets such as riverboat casinos and Indian gaming casinos, are financed over extended periods as long as 36 months and bear interest at rates ranging from 8% to 14%. While customer financings are normally collateralized by such equipment, the resale value of the collateral in the event of a default may be less than the amount financed. Accordingly, Gaming has greater exposure to the financial condition of its customers in emerging markets than has historically been the case in established markets like Nevada and Atlantic City. In addition, in certain situations, Gaming has participated in the financing of other gaming-related equipment manufactured by third parties in the emerging North American gaming markets. International sales by Gaming are generally consummated on a cash basis or financed over a period of one year or less.

    Wulff provides customer financing for approximately 20% of its sales, and management expects this practice to increase during the latter half of 1996. See "Business--German Operations--Operations of Wulff--Sales and Marketing".

SALES TO NON-TRADITIONAL GAMING MARKETS

    The continued growth of the non-traditional markets outside of Nevada and Atlantic City, New Jersey for electronic gaming machines is contingent upon the public's acceptance of these markets and an ongoing regulatory approval process by Federal, state and local governmental authorities. The Company cannot predict which new jurisdictions or markets, if any, will approve the operation of electronic gaming machines, the timing of any such approval or the level of the Company's participation in any such markets or that jurisdictions currently permitting gaming will continue to do so in the future.

INVESTMENT IN MINORITY-OWNED SUBSIDIARY

    Alliance invested $1,580,000 for a 50% interest in Kansas Financial Partners, L.L.C. ("KFP") in 1994. KFP owns a second mortgage in the amount of $3,205,000, plus accrued interest, secured by a greyhound racing facility in Frontenac, Kansas owned by Camptown Greyhound Racing, Inc. ("Camptown"). Camptown filed for protection under Chapter 11 of the U.S. Bankruptcy Code in January of 1996. KFP intends to pursue its rights to protect its collateral, including foreclosing on the second mortgage, which would require KFP to assume or pay the first mortgage of approximately $2,000,000. There can be no assurance that KFP will be able to gain control of the greyhound racing facility and obtain a license to operate the facility, or that Alliance will be able to recover its investment in KFP. Additionally, Alliance owns a 50% interest in Kansas Gaming Partners, LLC ("KGP") which owns the rights to operate gaming machines and/or casino style gaming at the greyhound racing facility if and when such gaming becomes legal in Kansas. The Kansas legislature has considered gaming bills during the 1996 session although none have passed. There can be no assurance that gaming of any type will ever be legalized in Kansas and management intends to continue to evaluate the recoverability of its investment.

FOREIGN OPERATIONS

    The Company's business in foreign markets is subject to the risks customarily associated with such activities. These risks include fluctuations in foreign currency exchange rates and controls, expropriation, nationalization and other economic, tax and regulatory policies of local governments as well as the laws and policies of the United States affecting foreign trade and investment. BGII does not generally enter into foreign exchange contracts to hedge its exposure to foreign exchange rate fluctuations.

KEY PERSONNEL

    The success of the Company will be dependent, to a significant extent, upon the continued services of a relatively small group of executive personnel. The loss or unavailability of one or more of such executive officers or the inability to attract or retain key employees in the future could have an adverse effect upon the Company's operations. See "Management".

STRICT REGULATION BY GAMING AUTHORITIES

    The manufacture and distribution of gaming machines and the conduct of gaming operations is subject to extensive Federal, state, local and foreign regulation by various gaming authorities (each, a "Gaming Authority"). Although the laws and regulations of the various jurisdictions in which the Company operates vary in their technical requirements and are subject to amendment from time to time, virtually all of these jurisdictions require licenses, permits, documentation of the qualification, including evidence of integrity and financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming machines and gaming operations as well as for the officers, directors, major stockholders and key personnel of such companies. Alliance and BGII and their key personnel have obtained, or applied for, all government licenses, registrations, finding of suitability, permits and approvals necessary for the manufacture and distribution, and operation where permitted, of their gaming machines in the jurisdictions in which Alliance and BGII currently do business. However, there can be no assurance that such licenses, registrations, finding of suitability, permits or approvals will be given or renewed in the future or that the Company will obtain the licenses necessary to operate in emerging markets.

    The Company was pursuing a permanent manufacturer's license for Gaming as it relates to the land-based casino in New Orleans. However, in November 1995, the operator of the land-based casino in New Orleans filed for bankruptcy reorganization and ceased operations. That action resulted in the termination of funding for the regulatory operations of the Louisiana Economic Development Gaming Corporation ("LEDGC") and, shortly thereafter, the Attorney General of Louisiana took control of the agency and effectively closed its operations and dismissed its President and employees. The foregoing occurred prior to completion of review of Gaming's pending application. In addition, the Company's application for renewal of Gaming's license as a gaming-related casino service industry in New Jersey is pending before the New Jersey Casino Control Commission (the "New Jersey Commission"). See "--Ongoing BGII Regulatory Investigations" and "Gaming Regulation and Licensing".

    The Company currently has an agreement with Fair Grounds Corporation, Jefferson Downs Corporation and Finish Line Management Corporation
(collectively, "Fair Grounds") to be the exclusive operator of video poker machines at the only racetrack and ten associated OTBs in the greater New Orleans area. The Louisiana legislature which convened March 25, 1996 has passed a bill which would allow each parish to decide whether to disallow video poker devices, riverboat casinos and, in Orleans parish, land-based casinos. If any parish in which the Company operates elects to disallow video poker devices, the Company would have to cease its video poker operations there by June 30, 1999. The Company cannot predict which parishes will so elect; however, if all of the parishes in which the Company operates so elect, the cessation of the Company's video poker operations would have a material adverse effect on the operations of the Company.

OWNERSHIP LIMITATIONS ON SECURITIES OF THE COMPANY

    The Gaming Authorities may, in their discretion, require the holder of any security of the Company, such as the Common Stock, Old Convertible Debentures, New Convertible Debentures or Series E Special Stock, to file applications, be investigated and be found suitable to own such security of the Company. If a record or beneficial owner of Common Stock, Old Convertible Debentures, New Convertible Debentures or Series E Special Stock is required by a Gaming
Authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request by such Gaming Authority, or within such earlier time as required by such Gaming Authority. As a general matter, assuming a passive investment intent, only owners of specified percentages of the Company's securities are required to be found suitable, absent unusual circumstances, which percentage is typically between 10% to 15%. The applicant for a finding of suitability generally must pay all costs of the investigation for such finding of suitability and in Nevada, must provide an initial deposit as determined by the Nevada State Gaming Control Board to pay the anticipated costs and charges incurred in the investigation and deposit such additional sums as are required by the Nevada State Gaming Control Board to pay final costs and charges. If a Gaming Authority determines that a holder is unsuitable to own the Common Stock, Old Convertible Debentures, New Convertible Debentures or Series E Special Stock or to have any other relationship with the Company, then the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Gaming Authorities, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
(ii) recognizes any voting right by such person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction; or (v) fails to pursue all lawful efforts to require such person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securites for cash at fair market value.

    Any person who fails or refuses to apply for a finding of suitability within the period of time required or prescribed by a Gaming Authority may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any holder of the Common Stock, Old

Convertible Debentures, New Convertible Debentures or Series E Special Stock found unsuitable and who holds, directly or indirectly, any beneficial ownership of the Common Stock, Old Convertible Debentures, New Convertible Debentures or Series E Special Stock beyond such period of time prescribed by a Gaming Authority may be guilty of a criminal offense. See "Gaming Regulation and Licensing".

ONGOING BGII REGULATORY INVESTIGATIONS

    In May 1994,  an investigation  of BGII's former  VLT Louisiana  distributor culminated in the indictment by a United States grand jury and subsequent conviction in New Orleans of 18 individuals including certain of the former distributor's officers, directors, employees and others. In addition, Alan Maiss, a former director and president of BGII, pled guilty to misprision of a felony in connection with such investigation. BGII, its subsidiaries and its current employees were not subject to such investigation. BGII's activities with regard to its former VLT distributor in Louisiana have been the subject of current inquiries by gaming regulators. The gaming authorities in Ontario, Canada, who have investigated the matter, issued a gaming registration to Bally Gaming, Inc. on February 8, 1996. The New Jersey Commission is currently reviewing such proceedings in connection with Gaming's application for a license renewal. An adverse determination by a Gaming Authority in any jurisdiction could result in the loss of the Company's ability to do business in that jurisdiction and could have the effect of discouraging gaming operators from doing business with the Company. In addition, further regulatory scrutiny in other jurisdictions may follow any such adverse determination. See "Business--Other Litigation" and "Gaming Regulation and Licensing".

CERTAIN LITIGATION; BALLY TRADE NAME

    Bally Entertainment Corporation ("BEC"), the licensor of the "Bally" trade name, has claimed that a merger between BGII and the Merger Subsidiary will result in the loss of BGII's right to use such trade name. The "Bally" trade name is an important component of the Company's marketing strategy. On November 20, 1995, Alliance, the Merger Subsidiary and BGII commenced an action against BEC in Federal District Court in Delaware seeking a declaratory judgment that the Company will be permitted to use the "Bally" trade name subsequent to the Merger. On November 28, 1995, BEC commenced an action against BGII, Gaming, Alliance and the Merger Subsidiary in Federal District Court in New Jersey seeking to enjoin such parties from using the "Bally" trade name. On February 16, 1996 BGII received notice from BEC alleging that BGII had violated the license agreement relating to such trade name by, among other things, granting to Marine Midland Business Loans, Inc. ("Marine Midland"), the lender which provides Bally Gaming, Inc.'s revolving line of credit, a security interest in general intangibles. In such notice, BEC also stated that as a result of the foregoing, it was immediately terminating the License Agreement. Loss of the "Bally" trade name, should such loss occur, may have a material adverse effect on the business, results of operations and financial condition of the Company, taken as a whole.

    WMS has instituted a lawsuit in New York State Court against BGII alleging, among other things, that $4.8 million is due and payable from BGII to WMS as a result of the termination of BGII's merger agreement with WMS. Pursuant to the Merger Agreement, Alliance has agreed to indemnify BGII against such a claim under certain circumstances.

    Prospective purchasers should read the description of these and other litigation proceedings currently pending against Alliance and BGII, as well as certain purported class actions, under the captions "Business--Litigation Relating to the Merger" and "--Other Litigation".

GAMING TAXES AND VALUE ADDED TAXES

    Gaming operators are typically subject to significant taxes and fees in addition to corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees, which could occur prospectively or retroactively, would adversely affect the Company. Sales of Wulff's products in Germany are generally subject to V.A.T. The operations of Wulff had benefitted from a special tax rebate that was phased out from January 1, 1992 to January 1, 1994. See "Gaming Regulation and Licensing--Germany". In addition, during 1995, Wulff increased the amount of V.A.T. reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. While no written claim or assessment has been issued, the German tax authorities have orally proposed preliminary adjustments which range from $1.4 million (which has been accrued) to

$5.0 million. The Company pays and expects to continue to pay substantial taxes and fees in Nevada, Louisiana and Mississippi and expects to pay substantial taxes and fees in any other jurisdiction in which it conducts gaming operations.

ABSENCE OF PUBLIC MARKET; VOLATILITY OF MARKET PRICES

    The New Convertible Debentures are being offered to the holders of Old Convertible Debentures. The Old Convertible Debentures were issued in September 1993 and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market. The New Convertible Debentures are newly issued securities for which there is currently no market. Alliance does not currently intend to list the New Convertible Debentures on any securities exchange or to seek approval for quotation through any automated quotation system, nor is there any assurance that the New Convertible Debentures will be eligible for trading in the PORTAL market. Accordingly, there can be no assurance as to the development or liquidity of any trading market for the New Convertible Debentures.

    There can be no assurance with respect to the prices at which the Common Stock will trade after the date hereof. On April 23, 1996, the closing price of the Common Stock as reported on the NASDAQ National Market System ("NASDAQ NMS") was $4.00 per share. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results and other events or factors, including the success of the Company's development activities, legislation approving or defeating gaming, other governmental actions, developments in the gaming industry generally and announcements by the Company or by competitors. Historical trading volumes for the Common Stock have been relatively low and research coverage for the Common Stock is limited. See "Market Price Data and Dividend Policy". In addition, the stock market, and the gaming industry in particular, have experienced extreme price and volume fluctuations in a manner which has often been unrelated to the operating performance of the companies within the gaming industry. These broad market fluctuations may adversely affect the market price of the Old Convertible Debentures, New Convertible Debentures, Common Stock, and Series E Special Stock. A shift away from investor interest in gaming in general could adversely affect the trading price of the Old Convertible Debentures, New Convertible Debentures, Common Stock and Series E Special Stock.

DILUTION; OUTSTANDING OPTIONS AND CONVERTIBLE SECURITIES

    The shares of Common Stock to be issued upon Automatic Conversion of the New Convertible Debentures will be issued at a price significantly above book value per share, so the holders of New Convertible Debentures will, upon the Automatic Conversion, suffer immediate substantial dilution. See "Dilution". Moreover, Alliance has outstanding options, warrants and convertible securities, many of which are held by management and principal stockholders, which can be exercised for or converted into in the aggregate approximately 18,200,000 shares of Common Stock, and within 30 days of the consummation of the Merger, Alliance will issue additional options exercisable for 150,000 shares of Common Stock. In addition, the Company will assume BGII's obligations with respect to each outstanding stock option and warrant to purchase shares of BGII common stock, which options and warrants will represent an aggregate of 552,500 shares (based on the assumption that all eligible employees other than Messrs. Gillman, Jenkins and Kloss elect to have their BGII options exercisable for the number of shares of Common Stock equal to the number of shares of BGII common stock subject thereto) and 112,500 shares of Common Stock, respectively (assuming each BGII warrant will be exercisable for the Merger consideration per share of BGII common stock subject to such warrant at the exercise price per share of such BGII warrant in effect immediately prior to the Effective Time and further assuming a price of $4.00 per share of Common Stock). Further, warrants exercisable for an additional 2,500,000 shares of Common Stock will be issued to Alliance affiliates in connection with the Merger, and warrants exercisable for an additional 250,000 shares of Common Stock have been issued and will vest when the price of the Common Stock reaches $13 per share following consummation of the Merger or any similar transaction. Additionally, approximately 1,018,000 shares of Common Stock remain available for issuance under the Alliance 1984 Stock Option Plan and the Alliance 1991 Stock Option Plan. To the extent such outstanding options, warrants and other rights to purchase Common Stock are exercised, there will be further significant dilution to the shareholders of the Company. Additionally, if the Company consummates further acquisitions or other transactions utilizing the

Company's securities, significant dilution to the Company's shareholders may result. See "Dilution", "Security Ownership of Certain Beneficial Holders and Management" and "Certain Relationships and Related Transactions."

IMPACT ON NON-TENDERING HOLDERS

    Holders of Old Convertible Debentures who do not exchange their Old Convertible Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Convertible Debentures as set forth in the legend thereon as a consequence of the issuance of the Old Convertible Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Pursuant to a registration rights agreement between Alliance and the holders of the Old Convertible Debentures, Alliance is required to maintain an effective shelf registration statement with respect to the Old Convertible Debentures at all times prior to September 21, 1996, and in the event that Alliance fails in this obligation for a period exceeding 90 days in the aggregate per year, Liquidated Damages accrue daily and become payable on each Interest Payment Date to the holders of the Old Convertible Debentures. The amount of Liquidated Damages accrued and unpaid to the date hereof is $ per $1,000 principal amount of Old Convertible Debentures, and additional Liquidated Damages are currently accruing at the rate of $.05 per $1,000 principal amount per week. See "Comparison of New Convertible Debentures and Old Convertible Debentures -- Registration Rights; Liquidated Damages". Based on interpretations of the staff of the Commission, New Convertible Debentures issued pursuant to the Exchange Offer in exchange for Old Convertible Debentures may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Alliance within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such New Convertible Debentures are acquired in the ordinary course of such holders' businesses and such holders have no arrangement with any person to participate in the distribution of such New Convertible Debentures. However, to comply with the securities laws of certain jurisdictions, if applicable, the New Convertible Debentures may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with. Holders of New Convertible Debentures will be entitled to receive the Additional Payment on the first Interest Payment Date after issuance of the New Convertible Debentures, but will not be entitled to any Liquidated Damages.

    The Old Convertible Debentures are not traded in an established market. After the consummation of the Exchange Offer, it is anticipated that the outstanding principal amount of Old Convertible Debentures may be significantly reduced. To the extent that any such Old Convertible Debentures are tendered in the Exchange Offer, any trading market for such Old Convertible Debentures may be significantly more limited. A security with a smaller outstanding principal amount available for trading may command a lower price than would a comparable security with a larger outstanding principal amount. Therefore, to the extent that Old Convertible Debentures are tendered and accepted pursuant to the Exchange Offer, the reduced outstanding principal amount may adversely affect the liquidity and market price of the unpurchased Old Convertible Debentures.

SUBORDINATION OF OLD CONVERTIBLE DEBENTURES TO SENIOR NOTES

    The Senior Notes to be issued in the Senior Notes Offering will be considered "Senior Indebtedness" as defined in the Old Convertible Indenture. Therefore, the payment of the principal of (and premium, if any), interest on, Liquidated Damages with respect to, and redemptions at the option of the holders of Old Convertible Debentures will be subordinated in right of payment to prior payment in full of all holders of the Senior Notes. In addition, upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of Alliance, the holders of all Senior Notes will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the holders of the Old Convertible Debentures will be entitled to receive any applicable payments. The Senior Notes will also be Senior Indebtedness as defined in the New Convertible Indenture; however, as the Senior Notes are expected to be issued only upon the consummation of the Merger (in which event the New Convertible Debentures would be automatically converted into Common Stock or Series E

Special Stock), the holders of New Convertible Debentures should not be affected by this subordination. For further information with respect to the subordination of Old Convertible Debentures and New Convertible Debentures to Senior Indebtedness, see "Terms of the New Convertible Debentures -- Subordination".

SHORTER MATURITY OF NEW CONVERTIBLE DEBENTURES

    The New Convertible Debentures will mature on September 15, 2002, while the Old Convertible Debentures will mature on September 15, 2003. While the shorter maturity of the New Convertible Debentures may enhance the value of the debt element of the New Convertible Debentures compared to the Old Convertible Debentures, the shorter maturity will also result in a decreased value of the conversion feature of the New Convertible Debentures relative to the Old Convertible Debentures.

LIMITATIONS ON NET OPERATING LOSSES; DISCHARGE OF DEBT INCOME

    Alliance had net operating loss carryovers ("NOLs") into 1996 of approximately $46 million, which Alliance believes are not currently subject to an annual limitation on their utilization under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). There is a material risk that the Merger and the related financings will result in an "ownership change" under
Section 382 of the Code, in which event the use of these NOLs will likely be subject to an annual limitation of approximately $5 million on their utilization.

HART-SCOTT-RODINO FILING

    Any person acquiring New Convertible Debentures pursuant to the Exchange Offer may be required to file a Premerger Notification and Report Form (an "HSR Form") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Automatic Conversion or any optional conversion of the New Convertible Debentures into Common Stock. In general, if
(i) a person acquiring New Convertible Debentures pursuant to the Exchange Offer would hold, upon consummation of the Automatic Conversion or any optional conversion, Common Stock exceeding $15 million in value, (ii) certain jurisdictional requirements are met and (iii) no exemption applies, then the HSR Act would require that such person file an HSR Form and observe the applicable waiting period under the HSR Act prior to acquiring such Common Stock. If such waiting period has not expired or been terminated at the date of the Automatic Conversion or any optional conversion, Alliance may be required to deliver such recipient's Common Stock into an escrow facility pending the expiration or termination of such waiting period.

                               THE EXCHANGE OFFER

GENERAL

    Alliance hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange an aggregate principal amount of up to $85,000,000 of New Convertible Debentures for a like principal amount of the issued and outstanding Old Convertible Debentures. Alliance proposes to consummate the Exchange Offer on or
before                 , 1996.  It is  Alliance's intention to  exchange all Old
Convertible Debentures tendered to and accepted by Alliance pursuant to the Exchange Offer for New Convertible Debentures and to retire all such Old Convertible Debentures.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Alliance will accept for exchange Old Convertible Debentures which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below.

    As of the date of this Prospectus, $85,000,000 aggregate principal amount of Old Convertible Debentures was outstanding. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about            , 1996, to all
holders of Old Convertible Debentures known to Alliance. Alliance's obligation to accept Old Convertible Debentures for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth in "-- Conditions to the Exchange Offer."

    Although Alliance has no present intention to do so, it reserves the right, subject to applicable law and any restrictions imposed by applicable debt instruments, to purchase or make offers for any Old Convertible Debentures that remain outstanding subsequent to the Expiration Date. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    Tendering holders of Old Convertible Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the conversion of Old Convertible Debentures pursuant to the Exchange Offer. Alliance will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

    The obligation of Alliance to consummate the Exchange Offer is subject to certain conditions, including, among others, the requirements that (i) the stockholders of Alliance shall have approved the issuance of the New Convertible Debentures and of the Common Stock and Series E Special Stock upon conversion thereof, (ii) the Nevada Gaming Commission and the Mississippi Gaming Commission shall each have approved the issuance of the New Convertible Debentures and of the Common Stock and Series E Special Stock upon conversion thereof and (iii)
each  of the foregoing shall  have occurred on or prior  to              , 1996.
Furthermore, notwithstanding any other provision of the Exchange Offer, Alliance shall not be required to accept for exchange, or to issue New Convertible Debentures in exchange for, any Old Convertible Debentures, subject to any applicable rules or regulations of the Commission, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Convertible Debentures for exchange, any of the following events shall have occurred:

        (1) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer or any other aspect of the Transaction that is, or is reasonably likely to be, in the reasonable judgment of Alliance, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

        (2) there shall have occurred any material adverse development, in the reasonable judgment of Alliance, with respect to any action or proceeding concerning the Company;

        (3) an order, statute, rule, regulation, executive order, notice, ruling, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by an court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of Alliance, would or might prohibit, prevent, restrict or delay consummation of the Transaction or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

        (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the reasonable judgment of Alliance, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or any other part of the Transaction, or that will, or is reasonably likely to, materially impair the contemplated benefits to Alliance or the Company of the Transaction, including the Exchange Offer, or otherwise result in the consummation of the Transaction, including the Exchange Offer, not being or not reasonably likely to be in the best interests of Alliance and the Company;

        (5) the trustee under the New Convertible Indenture (the "Trustee") shall have objected in any respect to, or taken any action that could, in the reasonable judgment of Alliance, adversely affect the consummation of, the Exchange Offer or any other part of the Transaction, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Alliance in the making of the Exchange Offer or the acceptance of, or payment for, any of the Old Convertible Debentures or any other part of the Transaction;

        (6) Alliance shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the reasonable judgment of Alliance, is necessary to effect the Exchange Offer or any other part of the Transaction, including without limitation the approval of the Nevada Gaming Commission and the Mississippi Gaming Commission for the issuance of the New Convertible Debentures;

        (7) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Old Convertible Debentures or Common Stock in the United States securities or financial markets, (c) a material impairment in the trading market for debt or equity securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of Alliance, might affect, the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (g) any imposition of a general suspension of trading or limitation of prices on the New York Stock Exchange or NASDAQ, or (h) in the
    case  of any of  the foregoing existing on                , 1996, a material
    acceleration or worsening thereof; or

        (8) any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus is a part.

    All the foregoing conditions are for the sole benefit of Alliance and may be asserted by Alliance regardless of the circumstances giving rise to such conditions and may be waived by Alliance (except for any required approvals of the Nevada Gaming Commission and the Mississippi Gaming Commission), in whole or in part, at any time and from time to time, in the reasonable discretion of Alliance. The failure by Alliance at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    If any of the conditions set forth in this section shall not be satisfied, Alliance may, subject to applicable law, (i) terminate the Exchange Offer and return all Old Convertible Debentures tendered pursuant to the Exchange Offer to tendering holders; (ii) extend the Exchange Offer and retain all tendered Old Convertible Debentures, subject to the right of a tendering holder to withdraw his or her Old Convertible Debentures, until the Expiration Date for the extended Exchange Offer; (iii) amend the terms of the Exchange Offer or modify the consideration to be paid by Alliance pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions (except for any required approvals of the Nevada Gaming Commission and the Mississippi Gaming Commission) with respect to the Exchange Offer and accept all Old Convertible Debentures tendered pursuant to the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Convertible Debentures being tendered.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

    The  Exchange Offer will  expire at 12:00  midnight, New York  City time, on
           , 1996. Alliance expressly reserves the right, in its reasonable discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Alliance will exercise its right to extend the Exchange Offer or that the Exchange Offer will be otherwise extended. During any extension of the Exchange Offer, all Old Convertible Debentures previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by Alliance at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his Old Convertible Debentures. See "The Exchange Offer -- Withdrawal of Tenders". Alliance will not pay accrued interest or Liquidated Damages with respect to Old Convertible Debentures that are tendered and accepted in the Exchange Offer, and under no circumstances will interest be paid by Alliance by reason of any extension of the Exchange Offer.

    Alliance also expressly reserves the right, subject to applicable law, to delay acceptance for exchange of any Old Convertible Debentures or, regardless of whether such Old Convertible Debentures were theretofore accepted for exchange, to delay the exchange of any Old Convertible Debentures pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Old Convertible Debentures, by giving oral or written notice of such delay or termination to the Exchange Agent, if any of the conditions to the Exchange Offer specified herein fail to be satisfied . The reservation by Alliance of the right to delay exchange or acceptance for exchange of Old Convertible Debentures is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that Alliance pay the consideration offered or return the Old Convertible Debentures deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

    Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Alliance may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, Alliance shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case Alliance shall have no obligation to publish, advertise or otherwise communicate such announcement, other than by issuing a notice of such extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    If Alliance increases or decreases or otherwise materially changes the amount of consideration currently offered, the Exchange Offer will remain open at least ten business days from the date that Alliance first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. Alliance has no current intention to increase or decrease or otherwise materially changes the amount of consideration currently offered.

    If Alliance materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, Alliance will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer (other than a change in consideration offered or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view than an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given.

PROCEDURES FOR TENDERING

    TENDERS OF OLD CONVERTIBLE DEBENTURES. For a holder validly to tender Old Convertible Debentures pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth on the back cover page of this Prospectus. In addition, either (i) the Exchange Agent must receive certificates for tendered Old Convertible Debentures at any of such addresses or
(ii) such Old Convertible Debentures must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. A holder who desires to tender Old Convertible Debentures and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Convertible Debentures are not immediately available must comply with the procedures for guaranteed delivery set forth below. LETTERS OF TRANSMITTAL, CERTIFICATES REPRESENTING OLD CONVERTIBLE DEBENTURES AND CONFIRMATIONS OF BOOK-ENTRY TRANSFER SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO ALLIANCE, THE TRUSTEE OR THE INFORMATION AGENT.

    DELIVERY OF LETTERS OF TRANSMITTAL. If the certificates for Old Convertible Debentures are registered in the name of a person other than the signer of the Letter of Transmittal relating thereto, then in order to tender such Old
Convertible Debentures pursuant to the Exchange Offer, the certificates evidencing such Old Convertible Debentures must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below.

    Any beneficial owner whose Old Convertible Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Convertible Debentures should contact such registered holder promptly and instruct such registered holder to tender the Old Convertible Debentures on such beneficial owner's behalf. If any beneficial owner wishes to tender Old Convertible Debentures himself or herself, that beneficial owner must, prior to completing and executing the Letter of Transmittal and, where applicable, delivering his or her Old Convertible Debentures, either make appropriate arrangements to register ownership of the Old Convertible Debentures in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take a considerable amount of time.

    THE METHOD OF DELIVERY OF OLD CONVERTIBLE DEBENTURES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING THE OLD CONVERTIBLE DEBENTURES. IF DELIVERY IS TO BE MADE BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

    BOOK-ENTRY TRANSFER. Promptly after the commencement of the Exchange Offer, the Exchange Agent will seek to establish a new account or utilize an existing account with respect to the Old Convertible Debentures at each of The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (each of the foregoing, a "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Old Convertible Debentures may make book-entry delivery of such Old Convertible Debentures by causing the Book-Entry Transfer Facility to transfer such Old Convertible Debentures into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Old Convertible Debentures may be effected through book-entry transfer at a Book-Entry Transfer Facility, the applicable Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, with any required signature guarantees and any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

    SIGNATURE GUARANTEES. Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible
Institution") unless (a) the Letter of Transmittal is signed by the registered holder of the Old Convertible Debentures tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Old Convertible Debentures) and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed or (b) the Old Convertible Debentures tendered therewith are tendered for the account of an Eligible Institution. Signatures must also be guaranteed by an Eligible Institution on any notice of withdrawal with respect to Old Convertible Debentures tendered pursuant to a Letter of Transmittal with signature guarantees.

    GUARANTEED DELIVERY. If a holder desires to tender Old Convertible Debentures pursuant to the Exchange Offer and (a) certificates representing such Old Convertible Debentures are not immediately available, (b) time will not permit such holder's Letter of Transmittal, certificates evidencing such Old Convertible Debentures or other required documents to reach the Exchange Agent on or prior to the Expiration Date or (c) such holder cannot complete the procedures for book-entry transfer on or prior to the Expiration Date, a tender may be effected if all the following are complied with:

        (a) such tender is made by or through an Eligible Institution;

        (b) on or prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, at one of the addresses of the Exchange Agent set forth on the back cover page of this Prospectus, a properly completed and validly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) in substantially the form accompanying this Prospectus, setting forth the name and address of the registered holder and the principal amount or number of Old Convertible Debentures being tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing the Old Convertible Debentures in proper form for transfer (or confirmation of book-entry transfer of such Old Convertible Debentures into the Exchange Agent's account with a Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

        (c) the Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing the Old Convertible Debentures in proper form for transfer (or confirmation of book-entry transfer of such Old Convertible Debentures into the Exchange Agent's account with a Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal and the instructions thereto, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

    LOST OR MISSING CERTIFICATES. If a holder desires to tender Old Convertible Debentures pursuant to the Exchange Offer but the certificates evidencing such Old Convertible Debentures have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee, at the address or telephone number listed below, about procedures for obtaining replacement certificates for such Old Convertible Debentures or arranging for indemnification or any other matter that requires handling by the Trustee:

             The Bank of New York
             101 Barclay Street
             New York, New York 10286
             ((212) 495-1784)

    OTHER MATTERS. Notwithstanding any other provision of the Exchange Offer, delivery of the New Convertible Debentures for Old Convertible Debentures tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of certificates representing such Old Convertible Debentures in proper form for transfer (or confirmation of book-entry transfer of such Convertible Debentures into the Exchange Agent's account with a Book-Entry Transfer Facility), together with properly completed and validly executed Letters of Transmittal (or a facsimile thereof) and any other required documents.

    Tenders of Old Convertible Debentures pursuant to any of the procedures described above and acceptance thereof by Alliance will constitute a binding agreement between Alliance and the tendering holder upon the terms and subject to the conditions of the Exchange Offer.

    All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the Old Convertible Debentures will be determined by Alliance, in its reasonable discretion, and Alliance's determination shall be final and binding. Alternative, conditional or contingent tenders of Old Convertible Debentures will not be valid. Alliance reserves the absolute right to reject any or all tenders of Old Convertible Debentures that are not in proper form or the acceptance of which, in Alliance's opinion, would be unlawful. Alliance also reserves the absolute right to waive any defects, irregularities or conditions of tender as to particular Old Convertible Debentures. If Alliance waives its right to reject a defective, irregular or conditional tender of Old Convertible Debentures, the holder will be entitled to New Convertible Debentures in exchange for such Old Convertible Debentures. Alliance's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Old Convertible Debentures must be cured within such time as Alliance determines, unless waived by Alliance. Tenders of Old Convertible Debentures shall not be deemed to have been made until all defects and irregularities have been waived by Alliance or cured. None of Alliance, the Exchange Agent, the Information Agent, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Convertible Debentures, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

    Tenders of Old Convertible Debentures may be withdrawn at any time until the Expiration Date. Thereafter, such tenders are irrevocable, except that they may
be  withdrawn at any time after              , 1996 unless accepted for exchange
prior to that date.

    Holders who wish to exercise their right of withdrawal with respect to the Exchange Offer must give written notice of withdrawal, delivered by mail or hand delivery or facsimile transmission, to the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus on or prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Old Convertible Debentures to be withdrawn (the "Depositor"), the name in which the Old Convertible Debentures are registered, if different from that of the Depositor and the principal amount of the Old Convertible Debentures to be withdrawn. If tendered Old Convertible Debentures to be withdrawn have been delivered or identified through confirmation of book-entry transfer to the Exchange Agent, the notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Convertible Debentures. The notice of withdrawal must be signed by the registered holder of such Old Convertible Debentures in the same manner as the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by evidence satisfactory to Alliance that the person withdrawing the tender has succeeded to the beneficial ownership of such Old Convertible Debentures. Withdrawals of tenders of Old Convertible Debentures may not be rescinded, and any Old Convertible Debentures withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer. However, properly withdrawn Old Convertible Debentures may be tendered again at any time prior to the Expiration Date by again following the procedures for tendering Old Convertible Debentures described herein.

    All questions as to the form and validity (including time of receipt) of any withdrawal of tendered Old Convertible Debentures will be determined by Alliance, in its sole discretion, and Alliance's determination shall be final and binding. None of Alliance, the Exchange Agent, the Trustee, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered Old Convertible Debentures, or will incur any liability for failure to give any such notification.

    If Alliance is delayed in its acceptance for conversion of any Old Convertible Debentures or is unable to accept for conversion or convert any Old Convertible Debentures pursuant to the Exchange Offer for any reason, then, without prejudice to Alliance's rights hereunder, tendered Old Convertible Debentures may be retained by the Exchange Agent on behalf of Alliance and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer making a tender offer pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

ACCEPTANCE OF OLD CONVERTIBLE DEBENTURES; DELIVERY OF NEW CONVERTIBLE DEBENTURES

    The acceptance of Old Convertible Debentures validly tendered and not withdrawn will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, Alliance will be deemed to have accepted for exchange validly tendered Old Convertible Debentures if, as and when Alliance gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between Alliance and the tendering holder pursuant to which Alliance will be obligated to exchange the Old Convertible Debentures into a like principal amount of New Convertible Debentures, and upon such notice of acceptance the tendered Old Convertible Debentures will cease to be treated as outstanding indebtedness of Alliance. Subject to the terms and conditions of the Exchange Offer, delivery of certificates representing the New Convertible Debentures issued in respect of Old Convertible Debentures accepted and exchanged pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Old Convertible Debentures for the purposes of receiving the New Convertible Debentures from Alliance and transmitting the New Convertible Debentures to the tendering holders. Tendered Old Convertible Debentures not accepted for exchange by Alliance, if any, will be returned without expense to the tendering holder of such Old Convertible Debentures (or, in the case of Old Convertible Debentures tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Old Convertible Debentures will be credited to an account maintained at a Book-Entry Transfer Facility) as promptly as practicable following the Expiration Date.

EXCHANGE AGENT AND INFORMATION AGENT

    [                               ] has been appointed  Exchange Agent for the
Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to one of its addresses set forth on the back cover page of this Prospectus. Requests for assistance or additional copies of this Prospectus
and the Letter  of Transmittal  should be  directed to  [                 ],  as
Information Agent, at its address set forth on the back cover page of this Prospectus. Alliance has agreed to pay the Exchange Agent and the Information Agent customary fees for their services and to reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses in connection therewith. Alliance also has agreed to indemnify the Exchange Agent and the Information Agent for certain liabilities, including certain liabilities under the federal securities laws.

                 DESCRIPTION OF THE NEW CONVERTIBLE DEBENTURES

    The New Convertible Debentures are a new issue of securities and will be issued under the New Convertible Indenture. The terms of the New Convertible Debentures include those stated in the New Convertible Indenture and those made part of the New Convertible Indenture by the Trust Indenture Act of 1939, as amended (the "TIA"). The New Convertible Debentures are subject to all such terms and the holders of the New Convertible Debentures are referred to the New Convertible Indenture and the TIA for a statement of those terms. The following summary of certain provisions of the New Convertible Debentures and the New Convertible Indenture does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all the provisions of the New Convertible Indenture, including the definitions therein of certain capitalized terms which are used but not defined herein. The terms of the New Convertible Debentures are identical in all material respects to the terms of the Old Convertible Debentures, except for maturity, provision for mandatory conversion in the event of the Merger and absence of certain transfer restrictions and registration rights relating to the Old Convertible Debentures. See "Comparison of New Convertible Debentures and Old Convertible Debentures".

GENERAL

    The New Convertible Debentures are unsecured subordinated obligations of Alliance, are limited to $85,000,000 aggregate principal amount and will mature on September 15, 2002. The New Convertible Debentures bear interest at the rate of 7 1/2% per annum from the most recent interest payment date to which interest has been paid or provided for. Interest on the New Convertible Debentures is payable semi-annually on March 15 and September 15 of each year, to the holders of record of the New Convertible Debentures at the close of business on the preceding March 1 or September 1, as the case may be. Principal of (and premium, if any) and interest on the New Convertible Debentures are payable, the transfer of the New Convertible Debentures is registerable, and the New Convertible Debentures are convertible, at the office of The Bank of New York, 101 Barclay Street, New York, New York 10286. Interest is computed on the basis of a 360-day year of twelve 30-day months.

CONVERSION AT ELECTION OF HOLDER

    The New Convertible Indenture provides that the New Convertible Debentures or portions thereof (which are $1,000 or integral multiples thereof) are convertible into shares of Common Stock at any time prior to the close of business on the second Business Day prior to maturity, initially at a conversion price of $10 per share, subject to adjustment as provided below (the "Conversion Price"). The right to convert New Convertible Debentures called for redemption will expire at the close of business on the fifth Business Day prior to the redemption date, except that in the case of redemption at the option of the holder as a result of a Redemption Event (as defined below), such right will terminate upon receipt by Alliance of written notice of the exercise of such option unless Alliance subsequently fails to pay the Redemption Price (as defined below). The holders of New Convertible Debentures who convert their New Convertible Debentures after a record date but prior to the date which is five business days prior to an Interest Payment Date are entitled to receive the interest payment made on such interest payment date if the conversion is made following the issuance by Alliance of a notice of redemption. Otherwise, holders of New Convertible Debentures converted after a record date but prior to an interest payment date will not be entitled to receive such interest payment. For information as to notices of redemption, see "Redemption at Alliance's Option".

    The Conversion Price is subject  to adjustment in certain events,  including
(i) dividends (and other distributions) payable in shares of Common Stock on any class of capital stock of Alliance, (ii) the issuance to all holders of shares of Common Stock or rights or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the current market price (as defined in the New Convertible Indenture), (iii) subdivisions, combinations and reclassifications of shares of Common Stock, (iv) certain tender offers by Alliance or any subsidiary of Alliance for shares of Common Stock and (v) distributions by Alliance to all holders of shares of Common Stock of evidences of indebtedness, securities other than shares of Common Stock or other assets (including securities but excluding those dividends, rights, warrants and distributions referred to above and excluding dividends and distributions paid in cash or other property out of the retained earnings of Alliance), provided that, in the event that the fair market value of the assets, evidences of indebtedness or other securities so distributed applicable to one share of Common Stock equals or exceeds such current market price per share of Common Stock or such current market price exceeds such fair market value by less than $0.10 per share, the conversion price will not be adjusted until such time as the cumulative amount of all such distributions exceed $0.10 per share.

    In addition to the foregoing adjustments, Alliance is permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

    In case of certain reclassifications, consolidations or mergers to which Alliance is a party or the transfer of all or substantially all of the assets of Alliance, each New Convertible Debenture then outstanding would, without the consent of any holders of New Convertible Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such New Convertible Debentures might have been converted immediately prior to such reclassification, consolidation, merger or transfer (assuming such holder of shares of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, Alliance will pay a cash adjustment based upon market price (as determined in accordance with the New Convertible Indenture). New Convertible Debentures surrendered for conversion between the record date for an interest payment and the interest payment date (except New Convertible Debentures called for redemption on a redemption date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive on such interest payment date. A New Convertible Debenture converted on an interest payment date need not be accompanied by any payment and the interest on the principal amount of the New Convertible Debentures being converted will be paid on such interest payment date to the registered holder of such New Convertible Debenture on the immediately preceding record date. Except where New Convertible Debentures surrendered for conversion must be accompanied by payment as described above, no interest on converted New Convertible Debentures will be payable by Alliance on any interest payment date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

MANDATORY CONVERSION UPON CONSUMMATION OF MERGER

    The New Convertible Indenture provides that if the Merger is consummated within 60 days after the issuance of the New Convertible Debentures, then at the effective time of the Merger, the New Convertible Debentures will be automatically converted into Common Stock at a conversion rate of 180 shares per $1,000 principal amount of New Convertible Debentures (equivalent to a conversion price of approximately $5.56). The Conversion Price pursuant to the Mandatory Conversion will not be adjusted under any circumstances whatsover, including, without limitation the circumstances which would give rise to an adjustment in the Conversion Price, as described in "Description of the New Convertible Debentures -- Conversion at Election of Holder." A holder of New Convertible Debentures may elect to forego receipt of all or any portion of Common Stock that such holder would otherwise be entitled to receive upon the occurrence of the Automatic Conversion, to receive in lieu thereof one one-tenth of a share of Series E Special Stock for each share of Common Stock that such holder would otherwise have been entitled to receive. Each share of Series E Special Stock will be convertible into ten shares of Common Stock, and each one one-tenth of a share of Series E Special Stock will have the same rights and preferences as one share of Common Stock, except that the Series E Special Stock will have no voting rights and will have a $.10 liquidation preference per share of Series E Special Stock. In the event that the Automatic Conversion occurs, Alliance will not pay accrued interest or any Additional Payment with respect to New Convertible Debentures that are accrued to the date of the Automatic Conversion.

INTEREST ON NEW CONVERTIBLE DEBENTURES

    The  New  Convertible  Debentures will  bear  interest from  March  15, 1996 payable on  the  Interest  Payment  Dates.  In  addition,  the  New  Convertible
Debentures will pay, on the first Interest Payment Date after issuance of the New Convertible Debentures, the Additional Payment. Holders whose Old Convertible

Debentures are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest or Liquidated Damages on the Old Convertible Debentures accrued through the date of issuance of the New Convertible Debentures.

SUBORDINATION

    The payment of the principal of (and premium, if any), interest on and redemptions at the option of holders of the New Convertible Debentures will, to the extent set forth in the New Convertible Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of Alliance, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the holders of the New Convertible Debentures will be entitled to receive any payment in respect of the principal of (and premium, if any), interest on, Additional Payment in respect of, or redemptions at the option of holders of, the New Convertible Debentures. In the event of the acceleration of the principal amount due on the New Convertible Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the holders of, the New Convertible Debentures will be entitled to receive any payment of the principal of (and premium, if any), interest on, Additional Payment in respect of, or redemptions at the option of holders of the New Convertible Debentures. No payments on account of principal (and premium, if any), interest on, Additional Payment in respect of, or redemptions at the option of holders of, the New Convertible Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial or other proceeding shall be pending with respect to any such default. In addition, upon the occurrence of any other default with respect to Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and receipt by Alliance of written notice of such occurrence (a "Blockage Notice"), no payment or distribution to the Trustee or any holder of the New Convertible Debentures (other than in the form of securities that are subordinated to a greater extent than the New Convertible Debentures are to Senior Indebtedness) will be permitted to be made by Alliance for a period commencing on the date of receipt of such Blockage Notice by Alliance and ending 179 days thereafter (unless such default is cured or waived). During any consecutive 360-day period, only one 179-day period may commence during which payment of principal of or interest on the New Convertible Debentures may not be made and the duration of such period may not exceed 179 days. Only a holder of in excess of $5,000,000 of Senior Indebtedness or an agent for any syndicate of lenders which syndicate in the aggregate holds in excess of $5,000,000 of Senior Indebtedness may initiate such a payment blockage. Because Alliance operates largely through subsidiaries, the New Convertible Debentures are structurally subordinated to the Indebtedness of such subsidiaries, including the trade payables and other indebtedness of such subsidiaries.

    "Senior  Indebtedness" is defined  in the New  Convertible Indenture to mean
(i) all indebtedness of Alliance, including the principal of and premium, if any, and interest on such indebtedness, whether outstanding currently or hereafter created, for borrowed money, including certain guarantees, for indebtedness incurred in connection with acquisitions, and for money owed or reimbursement obligations under letters of credit or under any lease of any real or personal property, which obligations are capitalized on Alliance's books,
(ii) all currency hedging obligations of Alliance, (iii) all interest on any of the foregoing that would accrue but for the filing of a bankruptcy or similar proceeding at the rate specified in the instrument governing such indebtedness, whether or not such interest is an allowable claim in such proceeding and (iv) any modifications, refundings, deferrals, renewals or extensions of any such indebtedness or securities, notes or other evidences of indebtedness issued in exchange for such indebtedness (collectively, "Indebtedness"), unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the New Convertible Debentures or to other Indebtedness which is pari passu with or subordinated to, the New Convertible Debentures and except for the Old Convertible Debentures.

    The New Convertible Indenture provides that the New Convertible Debentures will not be superior in right of payment to the Old Convertible Debentures or to any other Indebtedness which is pari passu with, or subordinated to, the Old Convertible Debentures.

    At April 23, 1996 Alliance had approximately $15.1 million of Senior Indebtedness and Indebtedness of subsidiaries and did not have any Indebtedness (other than the Old Convertible Debentures) which would not have constituted Senior Indebtedness as defined in the Indenture. The New Convertible Indenture does not impose any limitation on Alliance's ability to incur additional Senior Indebtedness. The Senior Notes will constitute Senior Indebtedness as defined in the New Convertible Indenture. See "Risk Factors -- Subordination."

REDEMPTION AT ALLIANCE'S OPTION

    The New Convertible Debentures are subject to redemption and will be redeemable at the option of Alliance, in whole or in part (in any integral, multiple of $1,000), upon not less than 20 nor more than 60 days prior notice by mail, provided that until September 15, 1996 the New Convertible Debentures cannot be redeemed at the option of Alliance unless the closing price of the Common Stock has equalled or exceeded 250% of the then existing Conversion Price per share for at least 20 out of any 30 consecutive trading days ending within 60 days before the notice of redemption is first mailed. Thereafter, the New Convertible Debentures may be redeemed at the following redemption prices (expressed as percentages of the principal amount set forth below), if redeemed during the 12-month period beginning September 15 of the years indicated:

YEAR                                                                REDEMPTION PRICE
- ------------------------------------------------------------------  -----------------
1996..............................................................        104.69%
1997..............................................................        103.75%
1998..............................................................        102.81%
1999..............................................................        101.88%
2000..............................................................        100.94%
2001 and thereafter...............................................        100.00%

in each case together with accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date). If less than all of the New Convertible Debentures are to be redeemed, the Trustee will select the New Convertible Debentures to be redeemed by lot, pro rata or by such other method as the Trustee shall deem fair and equitable. On or after the redemption date, interest will cease to accrue on the New Convertible Debentures, or portion thereof, called for redemption.

    No sinking fund is provided for the New Convertible Debentures.

REDEMPTION AT HOLDER'S OPTION

    The New Convertible Indenture provides that if a Redemption Event occurs, each holder of the New Convertible Debentures shall have the right, subject to certain conditions, at the holder's option, to require Alliance to redeem all of such holder's New Convertible Debentures, or any portion thereof that is an integral multiple of $1,000, on the date (the "Redemption Date") that is 45 days after the date of Alliance Notice (as defined below), for cash at a price equal to 101% of the principal amount of such New Convertible Debentures to be redeemed (the "Redemption Price"), together with accrued interest to the Redemption Date.

    Within 15 days after the occurrence of a Redemption Event, Alliance, or at Alliance's request, the Trustee, is obligated to mail to all holders of record of the New Convertible Debentures a notice ("Alliance Notice") of the occurrence of such Redemption Event and of the redemption right arising as a result thereof. Alliance must deliver a copy of the Alliance Notice to the Trustee. To exercise the redemption right a holder of such New Convertible Debentures must deliver on or before the 15th business day after the date of the Alliance Notice written notice to the Trustee of the holder's exercise of such right, together with the New Convertible Debentures with respect to which the right is being exercised, duly endorsed for transfer to Alliance.

    A Redemption Event will be deemed to have occurred at such time as:

        (i) there is a Change in Control of Alliance; or

        (ii) Alliance's Common Stock (or other common stock into which the New Convertible Debentures are then convertible) is not listed for trading on a United States national securities exchange or the NASDAQ NMS or the NASDAQ listing of Small Capitalization Stocks.

    Under the New Convertible Indenture, a "Change in Control" is deemed to have occurred at such time as (i) any person or group (as the term "person" or "group" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than an Exempt Person files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group (excluding any Exempt Person) has become the beneficial owner of 50% or more of Alliance's capital stock having the power to vote in the election of directors under ordinary circumstances ("Voting Stock"), (ii) there shall be consummated any consolidation or merger of Alliance that is not approved by at least a majority of the Continuing Directors (A) in which Alliance is not the continuing or surviving corporation or (B) pursuant to which any Voting Stock of Alliance would be converted into cash, securities or other property, in each case other than a consolidation or merger in which the holders of such Voting Stock immediately prior thereto have at least a majority of the Voting Stock, directly or indirectly, of the resulting or surviving corporation immediately after the consolidation or merger or (iii) any person acquires all or substantially all of the assets of Alliance; provided, however, that a Change in Control shall not be deemed to have occurred if either (x) the closing price per share of the Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the Change in Control shall equal or exceed 105% of the conversion price of the New Convertible Debentures in  effect on  such trading  day, or  (y) with  respect to  a Change  in Control described in clause (ii) or clause (iii) above, at least 90% of the consideration to be paid for the Voting Stock of Alliance in the transaction or transactions constituting the Change in Control consists of common stock traded on a national securities exchange or quoted on the NASDAQ NMS and, as a result of the transaction or transactions referred to in clause (ii) or clause (iii) above, the New Convertible Debentures become convertible solely into such common stock. Under the New Convertible Indenture, an "Exempt Person" is defined as (A) Alliance, any subsidiary of Alliance or any employee benefit plan or stock ownership plan of either Alliance or any subsidiary of Alliance or (B) any of Kirkland, KIC, GSA or Mr. Wilms, or any of their respective Affiliates, or any successor to any of Kirkland, KIC or GSA or any of their respective Affiliates by merger, sale or transfer of assets or similar transaction or by a transfer from Mr. Wilms to any estate planning vehicle controlled by Mr. Wilms or established for the benefit of Mr. Wilms' family or his estate.

    The Merger will not result in a Change of Control of Alliance under the Indenture.

    The right to require Alliance to redeem the New Convertible Debentures as a result of the occurrence of a Redemption Event could create an event of default under Senior Indebtedness as a result of which any redemption could, absent a waiver, be blocked by the subordination provisions of the New Convertible
Debentures. See "Description of the New Convertible Debentures -- Subordination." Failure of Alliance to redeem the New Convertible Debentures when required would result in an Event of Default with respect to the New Convertible Debentures whether or not such redemption is permitted by the subordination provisions.

CERTAIN COVENANTS

    The New Convertible Indenture provides that Alliance will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (as defined) (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to Alliance or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Alliance or such Subsidiary with an unrelated person and (b) Alliance delivers to the Trustee with respect to any Affiliate Transaction involving aggregate payments in excess of $500,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the independent members of the Board; provided, however, that (i) any employment agreement entered into by Alliance or any of its Subsidiaries in the ordinary course of business or (ii) the continuation, extension, or renewal of any transaction entered into between Alliance or any Subsidiary and any Affiliate on or prior to October 31, 1993 or (iii) transactions among Alliance and any of Kirkland, KIC, GSA, Mr. Wilms, or their respective Affiliates pursuant to or contemplated by agreements existing on
October 31, 1993 as in effect on such date or (iv) any agreement between Alliance, KIC, Kirkland, GSA or their respective affiliates providing for the payment by Alliance of management or related fees in connection with providing services to Alliance in an aggregate amount not exceeding $1,400,000 per annum, plus reimbursement of reasonable related expenses or (v) any agreement between Alliance and Mr. Wilms or any of his affiliates providing for the payment by Alliance of consulting or similar fees in an aggregate amount not to exceed $500,000 per annum or (vi) any agreement with Mr. Wilms pursuant to which Alliance loans funds to Mr. Wilms to be used to exercise stock purchase warrants if such exercise occurs so that Mr. Wilms can comply with his commitment to Alliance to obtain sufficient shares to approve the Kirkland Investment and the increase in the authorized number of shares of Alliance's Common Stock to 100,000,000 or (vii) transactions between or among Alliance and/or its Subsidiaries, in each case, shall not be deemed Affiliate Transactions. See "Management -- Certain Transactions."

EVENTS OF DEFAULT

    The following are Events of Default under the New Convertible Indenture: (a) failure to pay principal of (and premium, if any) or Liquidated Damages with respect to any New Convertible Debentures when due, whether or not such payment is prohibited by the subordination provisions of the New Convertible Indenture;
(b) failure to pay any interest on any New Convertible Debentures when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the New Convertible Indenture; (c) failure to perform certain covenants of Alliance in the New Convertible Indenture, continued for 60 days after written notice as provided in the New Convertible Indenture; (d) certain events of bankruptcy, insolvency or reorganization; (e) default under any mortgage indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Alliance or any of its Subsidiaries, and as a result of such default the maturity of such Indebtedness has been accelerated prior to its express maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $5,000,000 or more, provided, that if such default under such indenture or instrument shall be remedied or cured by Alliance or waived by the holders of such Indebtedness within 90 days of the date of acceleration of such Indebtedness, then the Event of Default under the New Convertible Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the holders; and (f) a final judgment or judgments or order or orders for the payment of money which aggregates $5,000,000 or more is entered against Alliance or one or more of its Subsidiaries, which judgment or judgments or order or orders shall not have been discharged or stayed pending appeal within 75 days after the entry thereof or discharged within 75 days after the expiration of any such stay.

    The New Convertible Indenture provides that, if an Event of Default shall have occurred and be continuing either the Trustee or the holders of at least 25% of the principal amount of the New Convertible Debentures then outstanding may declare the principal amount of all New Convertible Debentures and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (and premium, if any) or interest on the New Convertible Debentures or a default in respect of certain provisions which cannot be amended without the consent of the holder of each New Convertible Debenture affected) by the holders of a majority in principal amount of the New Convertible Debentures then outstanding. In the case of an Event of Default resulting from bankruptcy, insolvency or certain reorganizations, such amounts will be due and payable without any declaration or any other act on the part of the holders or the Trustee.

    The New Convertible Indenture provides that the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, will have no obligation to exercise any right or power granted it under the New Convertible Indenture at the request of the holders of the New Convertible Debentures unless the Trustee shall have been indemnified by such holders. Subject to such provisions in the New Convertible Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the New Convertible Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The New Convertible Indenture provides that no holder of New Convertible Debentures will have any right to institute any action against Alliance under the New Convertible Indenture (except actions for payment of overdue principal (and premium, if any) or interest or to enforce conversion rights) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and the holders of not less than 25% in principal amount of the New Convertible Debentures then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the New Convertible Debentures then outstanding.

MERGER AND CONSOLIDATION

    The New Convertible Indenture provides that Alliance will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all its assets to any entity, unless Alliance shall be the surviving entity, or the successor entity that acquires all or substantially all of the assets of Alliance shall be a corporation, partnership or limited liability company or trust organized under the laws of the United States or a State therein or the District of Columbia and shall expressly assume by supplemental indenture all obligations of Alliance under the New Convertible Indenture and the New Convertible Debentures, and immediately after giving effect to such merger, consolidation, sale, lease or conveyance, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

MODIFICATION AND WAIVER

    Modifications and amendments of the New Convertible Indenture may be made by Alliance and the Trustee, with the consent of the holders of not less than a majority in principal amount of the New Convertible Debentures then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such New Convertible Indenture or modify in any manner the rights of the holders of the New Convertible Debentures; provided that Alliance and the Trustee may not, without the consent of the holder of each outstanding New Convertible Debenture affected thereby (a) extend the stated maturity of the principal amount of any New Convertible Debenture, or reduce the principal amount thereof or any premium thereon or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or otherwise change the redemption provisions, or impair the right to institute suit for the enforcement of any conversion or any payment on any New Convertible Debenture when due or adversely affect any conversion rights or redemption rights upon a Redemption Event or (b) reduce the aforesaid percentage in principal amount of the New Convertible Debentures, the consent of the holders of which is required for any such modification.

    The New Convertible Indenture may not be amended to alter the subordination of any outstanding New Convertible Debentures without consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

    The holders of a majority in aggregate principal amount of outstanding New Convertible Debentures may waive any past default under the New Convertible Indenture, except a default in the payment of principal (and premium, if any) or interest or default with respect to certain covenants under the New Convertible Indenture.

    The New Convertible Indenture can be supplemented by Alliance without consent of the holders under certain circumstances, including (i) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the New Convertible Debentures any property or assets; (ii) to evidence the succession of another corporation to Alliance, and the assumption by the successor corporation of certain covenants, agreements, and obligations of Alliance; (iii) to add additional covenants of Alliance to the New Convertible Indenture for the protection of debentureholders; (iv) to cure any ambiguity or to correct or supplement any provision of the New Convertible Indenture (or any supplement thereto); (v) to make any changes required by amendments to the TIA; (vi) to unilaterally reduce the conversion price of the New Convertible Debentures; and
(vii) subject to certain conditions, to appoint a successor Trustee.

SATISFACTION AND DISCHARGE OF THE NEW CONVERTIBLE INDENTURE

    The Indenture provides that Alliance may terminate its obligations under the New Convertible Indenture at any time by delivering all outstanding New Convertible Debentures to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the New Convertible Indenture. In addition, Alliance is permitted to terminate all of its obligations under the New Convertible Indenture by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal and interest on the New Convertible Debentures to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the New Convertible Indenture.

CONTROL BY DEBENTUREHOLDERS

    The holders of a majority in aggregate principal amount of outstanding New Convertible Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee by the New Convertible Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of the New Convertible Indenture. The Trustee has the right to decline to follow any such direction if (i) the Trustee determines that the action or proceeding may not lawfully be taken, (ii) the Trustee determines that the actions or proceedings so directed would involve it in personal liability or
(iii) the Trustee determines that the actions or forbearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of holders of the New Convertible Debentures not joining in the giving of said direction.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    If a holder or a beneficial holder of a New Convertible Debenture or any underlying Common Stock is required by the Nevada Gaming Commission to be found suitable, the holder shall apply for a finding of suitability within 30 days after the Nevada Gaming Commission request. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by the Nevada Gaming Commission, (i) the holder shall, upon request of Alliance, dispose of his or her New Convertible Debentures and underlying Common Stock within 30 days or within that time prescribed by the Nevada Gaming Commission, whichever is earlier, or (ii) Alliance may, at its option, redeem the holder's New Convertible Debentures in cash at the lesser of
(w) the principal amount thereof or (x) the price at which the New Convertible Debentures were acquired by the holder, together with, in either case, accrued interest to the date of the finding of unsuitability by the Nevada Commission and repurchase the holder's underlying Common Stock at the lesser of (y) the market price thereof on the date of the finding of unsuitability or (z) the price at which such Common Stock was acquired by the holder. Such mandatory disposition could be required at a time when market conditions are not favorable to the affected Holders or at a time or at costs which are otherwise unfavorable to such holders. See "The Company -- Gaming Regulations and Licensing".

                    COMPARISON OF NEW CONVERTIBLE DEBENTURES
                         AND OLD CONVERTIBLE DEBENTURES

    The terms of the New Convertible Debentures and the Old Convertible Debentures are identical in all material respects, except as follows:

MATURITY

    The Old Convertible Debentures mature on September 15, 2002 and the New Convertible Debentures mature on September 15, 2003.

MANDATORY CONVERSION UPON CONSUMMATION OF MERGER

    If the Merger is consummated within 60 days after the issuance of the New Convertible Debentures, then at the effective time of the Merger the New Convertible Debentures will be automatically converted into Common Stock at a conversion rate of 180 shares per $1,000 principal amount of New Convertible Debentures (equivalent to a conversion price of approximately $5.56). A holder of New Convertible Debentures may elect to forego receipt of all or any portion of the Common Stock that such holder would otherwise receive, and to receive in lieu thereof one one-tenth of a share of Series E Special Stock for each share of Common Stock that such holder would otherwise have been entitled to receive.

    The terms of the Old Convertible Debentures do not provide for a mandatory conversion of the Old Convertible Debentures into Common Stock (or Series E Special Stock) at the Special Conversion Price at the effective time of the Merger.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    On September 21, 1993, Alliance and the initial purchasers of Old Convertible Debentures entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Alliance agreed to file with the Commission promptly after September 21, 1993 a shelf registration statement under the Securities Act (the "Shelf Registration Statement") and to cause the Shelf Registration Statement to remain effective until September 26, 1996 to cover resales of the Old Convertible Debentures by the holders thereof. Alliance filed and had declared effective a registration statement on Form S-2 in compliance with its obligations under the Registration Rights Agreement.

    The Registration Rights Agreement provides that if the Shelf Registration Statement ceased to be effective (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective) for a period of time exceeding 90 days in the aggregate per year (a "Registration Default"), Alliance is obligated to pay Liquidated Damages to each holder of Old Convertible Debentures, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Old Convertible Debentures and, if applicable, $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock issued upon conversion of such Old Convertible Debentures. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount or $0.01 per week per share (subject to adjustment as set forth above) of Common Stock issued upon conversion of such Old Convertible Debentures for each subsequent 90-day period until the applicable registration statement is filed and declared effective or the Shelf Registration Statement again becomes effective, as the case may be, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.25 per week per $1,000 principal amount of Old Convertible Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities (as defined). All accrued Liquidated Damages are to be paid to holders of Old Convertible Debentures by wire transfer of immediately available funds or by Federal funds check by Alliance on each Interest Payment Date. Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default.

    In addition, for so long as the Old Convertible Debentures and Common Stock are outstanding, Alliance will continue to provide to holders of the Old Convertible Debentures and Common Stock and to prospective purchasers of the Old Convertible Debentures and Common Stock the information required by Rule 144A(d)(4), if applicable.

    A  Registration Default  occurred on                        and accordingly,
Liquidated Damages have accrued to holders of Old Convertible Debentures as described above. The amount of Liquidated Damages accrued and unpaid to the date hereof is $ per $1,000 principal amount of Old Convertible Debentures, and additional Liquidated Damages are currently accruing at the rate of $.25 per $1,000 principal amount per week. Holders whose Old Convertible Debentures are accepted for exchange will be deemed to have waived the right to receive any payment in respect of any such accrued Liquidated Damages.

    There   is  no  registration  rights  agreement  with  respect  to  the  New
Convertible Debentures, and Alliance is not under any obligation to file any registration statement with respect thereto, other than the Registration Statement of which this Prospectus is a part. Based upon interpretations of the staff of the Commission, New Convertible Debentures issued pursuant to the Exchange Offer in exchange for Old Convertible Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of Alliance within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Convertible Debentures are acquired in the ordinary course of such holders' businesses and such holders have no arrangement with any person to participate in the distribution of the New Convertible Debentures.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE EXCHANGE OFFER AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF OLD CONVERTIBLE DEBENTURES.

    In the opinion of Milbank, Tweed, Hadley & McCloy, based on the assumptions and subject to the qualifications set forth herein, the succeeding discussion accurately describes the material United States Federal income tax consequences of the Exchange Offer to holders of the Old Convertible Debentures who hold the Old Convertible Debentures and the New Convertible Debentures, the Common Stock and the Series E Special Stock to be issued pursuant to the Exchange Offer or Automatic Conversions as the case may be as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion assumes that the Old Convertible Debentures and the New Convertible Debentures are properly classified as indebtedness for United States Federal income tax purposes. This discussion also does not address the United States Federal income tax consequences to holders of Old Convertible Debentures subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, and investors in pass-through entities. The discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This summary is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, and any such change, which may be retroactive, could affect the continuing validity of this discussion.

    The following discussion is limited to the United States Federal income tax consequences relevant to a holder of Old Convertible Debentures that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or
(iii) an estate or trust, the income of which is subject to United States Federal income tax regardless of the source.

CONSIDERATION ALLOCABLE TO INTEREST

    A portion of the New Convertible Debentures received in exchange for the Old Convertible Debentures and the Common Stock or Series E Special Stock received in exchange for New Convertible Debentures may be allocated to unpaid interest, and the remainder of the consideration will be allocated to the principal amount of the Old Convertible Debentures or New Convertible Debentures, as the case may be. However, the manner in which such allocation must be done for United States Federal income tax purposes is not clear. The tax consequences of the receipt of New Convertible Debentures in the Exchange Offer or shares of Common Stock or Series E Special Stock allocable to unpaid interest on the Old Convertible Debentures or New Convertible Debentures, as the case may be, differ from the tax consequences of the receipt of New Convertible Debentures in the Exchange Offer or shares of Common Stock or Series E Special Stock allocable to the principal amount of the New Convertible Debentures.

    Holders of Old Convertible Debentures upon receipt of New Convertible Debentures pursuant to the Exchange Offer, will recognize ordinary income to the extent that any New Convertible Debentures received pursuant to the Exchange offer are allocable to interest that has not previously been included in the holder's income. Moreover, a holder of New Convertible Debentures upon receipt of Common Shares or Series E Special Stock received pursuant to the Automatic Conversion will recognize ordinary interest income to the extent that any Common Stock or Series E Special Stock received pursuant to the Automatic Conversion is allocable to interest which has not already been included in the holder's taxable income. In the event amounts allocable to interest are less than amounts previously included in the holder's taxable income, the difference should result in an ordinary loss. Any New Convertible Debentures or shares of Common Stock or Series E Special Stock not allocable to interest will be allocated to the principal amount of the Old Convertible Debentures or New Convertible Debentures, as the case may be, and will be treated as discussed below. Alliance intends to take the position that the Common Stock or Series E Special Stock issued in the Automatic Conversion is allocable first to principal and is allocable to interest only to the extent that the fair market value of the shares of Common Stock or Series E Special Stock issued in exchange for New Convertible Debentures exceeds the principal amount of the New Convertible Debentures. The Internal

Revenue Service may take a contrary position. Holders of New Convertible Debentures should consult their own tax advisors as to the amount of the Common Stock or Series E Special Stock received that will be allocated to accrued and unpaid interest.

    The discussion set forth below pertains only to New Convertible Debentures received in exchange for the stated principal amount of the Old Convertible Debentures or the Common Stock or Series E Special Stock received in exchange for the stated principal amount of New Convertible Debentures and does not address consideration properly allocable to accrued and unpaid interest.

THE TRANSACTION

    The exchange of Old Convertible Debentures for New Convertible Debentures pursuant to the Exchange Offer and the exchange of New Convertible Debentures for Common Stock or Series E Special Stock pursuant to the Automatic Conversion each will be a tax-free "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a holder exchanging Old Convertible Debentures for New Convertible Debentures pursuant to the Exchange Offer and New Convertible Debentures for Common Stock or Series E Special Stock pursuant to the Automatic Conversion will not recognize gain or loss in respect of such exchange for United States Federal income tax purposes, except that gain will be recognized upon the Automatic Conversion to the extent of cash received in lieu of fractional shares. For this purpose, a holder's gain from the Automatic Conversion will equal the excess of the sum of the fair market value of the Common Stock or Series E Special Stock and cash in lieu of fractional shares received over the holder's adjusted tax basis in the New Convertible Debentures surrendered in exchange therefor, increased by any gain recognized and decreased by the amount of any cash received. A holder's adjusted tax basis in the New Convertible Debentures, Common Stock or Series E Special Stock received will be equal to the holder's adjusted tax basis in the Old Convertible Debentures or New Convertible Debentures, as the case may be, exchanged therefor. A holder's holding period in the New Convertible Debentures, Common Stock or Series E Special Stock received will include the holder's holding period in the Old Convertible Debentures or New Convertible Debentures, as the case may be, exchanged therefor.

MARKET DISCOUNT

    An Old Convertible Debenture has "market discount" in the hands of a holder if the principal amount of the Old Convertible Debenture when acquired exceeded the basis of the Old Convertible Debenture by an amount equal to or greater than 0.25% of the principal amount of the Old Convertible Debenture multiplied by the number of complete years after the acquisition date to the maturity date of the Old Convertible Debenture. Generally, gain recognized on the disposition of any bond having market discount (a "Market Discount Bond") must be recognized and is treated as ordinary income to the extent it does not exceed the accrued market discount on that bond. Market discount generally accrues under a ratable method determined by the product of total market discount and the ratio of days held to the total days after the date of acquisition up to (and including) the date of maturity of the Old Convertible Debentures. In lieu of the ratable method of accrual, a holder of Old Convertible Debentures may elect to compute accrued market discount on the basis of a constant interest rate, I.E., taking into account the compounding of interest.

    It is anticipated that Treasury Regulations will be issued to provide guidance with respect to the treatment of accrued market discount on bonds transferred in connection with certain tax-free reorganizations. Although such regulations have not yet been issued, the legislative history of Section 1276 of the Code indicates that a holder who acquires stock or new debt obligations in exchange for Market Discount Bonds pursuant to a tax-free recapitalization or conversion of a convertible debt obligation should not be required to recognize accrued market discount with respect to the Market Discount Bonds as a result of the recapitalization or conversion. Instead, the holder should treat accrued market discount on the Market Discount Bond as accrued market discount on the new obligation and as ordinary income to the extent of gain recognized on the subsequent disposition of the stock recovered in exchange for the Market Discount Bond. No such regulations have been issued, however, and it is impossible to predict exactly what any such regulations would provide or whether they would apply to the Exchange Offer or Automatic Conversion.

NEW CONVERTIBLE DEBENTURES

    Assuming that neither the Old Convertible Debentures nor the New Convertible Debentures will be "traded on an established market" (within meaning of Treasury Regulation section 1.1273-2(f)) within the sixty day period ending thirty days after consummation of the Exchange Offer, the New Convertible Debentures will not be issued with original issue discount ("OID") for United States Federal income tax purposes. If, however, either the Old Convertible Debentures or the New Convertible Debentures are so traded during that period, the New Convertible Debentures may be issued with OID, the result of which may be to require the holder of the New Convertible Debentures to recognize income in advance of the receipt of cash attributable to that income. Stated interest on the New Convertible Debenture will be taxable as ordinary income when received or accrued by the holder in accordance with his method of accounting.

    Upon the sale, exchange or redemption of a New Convertible Debenture, the holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and his adjusted tax basis in the New Convertible Debenture. Subject to the application of the market discount rules discussed above, such gain or loss will be long-term capital gain or loss if the New Convertible Debenture was held for more than one year.

    Conversion of a New Convertible Debenture (other than with respect to any accrued but unpaid interest) into Common Stock pursuant to its terms is not taxable. The holder's basis and holding period for the Common Stock will include his basis and holding period in the New Convertible Debenture.

COMMON STOCK AND SERIES E SPECIAL STOCK

    Under Section 301(c) of the Code, distributions made with respect to shares of Common Stock or Series E Special Stock generally will be treated as ordinary income to the extent of Alliance's current and/or accumulated earnings and profits for the taxable year of the distribution. Amounts distributed in excess of such earnings and profits are treated as a tax-free return of capital to the extent of the holder's adjusted tax basis in his shares of Common Stock or Series E Special Stock, with any amount distributed in excess of such adjusted tax basis being treated as an amount received on a sale or exchange of the stock. A 70% dividends received deduction (80% for corporate holders owning 20% or more in voting power and fair market value of Alliance's stock) may be available for certain corporate holders, subject to numerous conditions and exceptions.

    Generally, gain or loss is recognized on a sale or other disposition of Common Stock or Series E Special Stock to the extent of the difference between the amount of cash (and the fair market value of other property) received in the disposition and the holder's adjusted tax basis in his Common Stock or Series E Special Stock. Subject to the market discount rules discussed above, such gain or loss will be long-term capital gain or loss if the Common Stock or Series E Special Stock has been held for more than one year (which holding period includes the period during which the holder of the Common Stock or Series E
Special Stock held the Old Convertible Debentures and New Convertible Debentures). Currently, net capital gains and ordinary income of corporations are taxable at the same maximum rate (35%), whereas net long-term capital gains of individuals are taxable at a maximum rate (28%) that is lower than the maximum rate applicable to ordinary income (39.6%). In the case of both individuals and corporations, capital losses generally may be used to offset only capital gains, except to the extent of $3000 per annum in the case of individuals.

    In the case of a holder who exchanges Old Convertible Debentures for New Convertible Debentures or New Convertible Debentures for Common Stock or Series E Special Stock, if the holder has claimed a bad debt deduction under Section 166 of the Code or an ordinary loss on the exchange of Old Convertible Debentures for New Convertible Debentures or New Convertible Debentures for Common Stock or Series E Special Stock, then any capital gain subsequently realized in connection with a disposition of such New Convertible Debentures, Common Stock or Series E Special Stock, as the case may be, will be recharacterized under Section 108(e)(7) of the Code as ordinary income to the extent of such previously claimed bad debt deduction or ordinary loss.

PROPOSED LEGISLATION

    President Clinton's Fiscal Year 1997 Budget Proposal, released March 19, 1996 (the "Administration's Proposal"), contains a provision reducing the dividends received deduction for corporations (other than those who own at least 20% (by vote and value) of the paying corporation) to 50% of the dividends received, effective for dividends paid after the 30th day after the date of enactment of the provision. The Administration's Proposal also contains a provision that would require the dividends received deduction holding period requirement to be met with respect to each dividend payment, effective for dividends paid after the 30th day after the date of enactment of the provision. Certain other pending legislative proposals would treat as a sale or exchange the entering into of one or more transactions that tend to "hedge" the economic risks of owning stock or debt. Holders of Old Convertible Debentures are urged to consult their tax advisors about these proposals. No assurance can be given as to whether or when legislation containing any or all of the above-mentioned or similar provisions will be enacted, and if enacted, when such provisions will be effective.

BACKUP WITHHOLDING

    A holder of New Convertible Debentures or Common Stock or Series E Special Stock may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Convertible Debentures and dividends paid on the Common Stock or Series E Special Stock, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Holders receiving New Convertible Debentures in exchange for Old Convertible Debentures or Common Stock or Series E Special Stock upon the Automatic Conversion should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount paid as backup withholding will be creditable against the holder's United States Federal income tax liability.

HOLDERS OF OLD CONVERTIBLE DEBENTURES WHO DO NOT PARTICIPATE IN THE EXCHANGE
OFFER

    Holders of Old Convertible Debentures who elect not to participate in the Exchange Offer and who consequently do not exchange their Old Convertible Debentures for New Convertible Debentures will not recognize gain or loss as a consequence of the Exchange Offer.

                     INTEREST IN OLD CONVERTIBLE DEBENTURES

    Based upon Alliance's records and upon information provided to Alliance by its directors, executive officers and affiliates, neither Alliance nor any of its subsidiaries or affiliates nor any of the directors or executive officers of Alliance, nor any associates of any of the foregoing, including the directors or executive officers of its subsidiaries, has effected any transactions in the Old Convertible Debentures.

            CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
                 WITH RESPECT TO THE OLD CONVERTIBLE DEBENTURES

    Neither Alliance nor any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of Alliance (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations), except as described in "The Exchange Offer -- Exchange Agent and Information Agent" and "-- Fees and Expenses".

                                USE OF PROCEEDS

    No proceeds will be generated from the Exchange Offer.

                                 LEGAL MATTERS

    Certain legal matters related to the New Convertible Debentures are being passed upon for Alliance by Schreck, Jones, Bernhard, Woloson & Godfrey, Las Vegas, Nevada. Certain legal matters relating to the Exchange Offer are being passed upon for Alliance by Milbank, Tweed, Hadley & McCloy, New York, New York.

                       THE MERGER AND RELATED FINANCINGS

    On October 18, 1995, Alliance entered into the Merger Agreement with BGII, a Delaware corporation, and the Merger Subsidiary, a Delaware corporation and wholly-owned subsidiary of Alliance. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the Merger Subsidiary will merge into BGII which will become a wholly-owned subsidiary of Alliance. The Merger consideration to BGII stockholders will be approximately $77.2 million in cash, $35.7 million in Preferred Stock and $2.9 million in Common Stock, assuming 10,799,501 shares of BGII common stock outstanding, less 1,000,000 shares owned by Alliance which will be canceled upon consummation of the Merger. Alliance will also retire approximately $67.6 million of BGII's outstanding debt (including prepayment premium and original issue discount), plus accrued and unpaid interest, in connection with the Merger.

    At April , 1996, an aggregate of 1,052,500 shares of BGII common stock were subject to options granted to employees and directors under various stock option plans or as replacement options with respect thereto (of which options with respect to 552,500 shares are expected to remain outstanding after the Merger) and an aggregate of 1,498,000 shares of BGII common stock were subject to warrants issued by BGII in connection with certain financing transactions.

    The Merger and the related transactions will be financed through the Exchange Offer and the Automotive Conversion, the issuance of an aggregate of $5 million of Common Stock in the Private Placement, the issuance of an aggregate of $15 million of Preferred Stock in the Preferred Stock Offering and the issuance of $140 million aggregate principal amount of the Senior Notes in the Note Offering.

    Pursuant to the Exchange Offer, the Company will offer to exchange an aggregate amount of up to $85 million principal amount of its New Convertible Debentures for a like principal amount of its Old Convertiable Debentures. If the Merger is consummated within 30 days after the issuance of the New
Convertible Debentures, then at the Effective Time, the Automatic Conversion will occur. The Company anticipates, and it is assumed for all purposes herein, that (i) approximately $50 million principal amount of New Convertible Debentures will be issued in the Exchange Offer, (ii) the Automatic Conversion will occur, and (iii) holders of approximately $ million principal amount of New Convertible Debentures will elect to receive Series E Special Stock upon conversion thereof. See "The Exchange Offer".

    A financial institution has agreed to purchase privately at the time of consummation of the Merger $5.0 million of the equity of Alliance at a price equal to $4.56 (the average trading price of the Common Stock for the five trading day period immediately preceding the agreement). This investment would be in the form of Common Stock to the extent of 4.9% of the total Common Stock outstanding at the time, taking into account Common Stock to be issued in the Merger and the Exchange Offer, with the remainder to be in the form of non-voting special stock convertible into Common Stock. The Company anticipates, and it is assumed for all purposes herein, that all $5.0 million will be issued in the form of Common Stock.

    Alliance intends to issue in the Note Offering approximately $140,000,000 aggregate principal amount of Senior Secured Notes with an expected maturity of seven years and an interest rate of %. The Senior Secured Notes are likely to include restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness. In addition, it is anticipated that the Senior Notes will contain a requirement that Alliance make periodic offers to repurchase the Senior Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase upon a Change of Control (as defined in the Indenture).

    The consummation of the Private Placement, the Preferred Stock Offering and the Note Offering is currently contingent on consummation of the Exchange Offer, and the consummation of the Merger is currently contingent on the consummation of the Private Placement, the Preferred Stock Offering and the Note Offering. In the event that the Merger is consummated, all of the New Convertible Debentures will be automatically converted into Common Stock or Series E Special Stock, at the election of the holder.

SOURCES AND USES OF FUNDS

    The following table sets forth the anticipated sources and uses of funds to be used to consummate the Merger and related transactions based on the Company's cash and debt balances as of December 31, 1995. The actual balances and number of shares outstanding may vary based on the date of consummation of the Transaction.
                                 (IN MILLIONS)

ANTICIPATED SOURCES OF FUNDS
CASH SOURCES:
Senior Notes.........................  $   140.0
Preferred Stock......................       15.0
Common Stock (Private Placement).....        5.0
Available Cash.......................       12.4
                                       ---------
    Total Cash Sources...............      172.4
                                       ---------

ANTICIPATED USES OF FUNDS
CASH USES:
Cash to BGII Stockholders(a).........  $    77.2
Retire BGII Debt
 (includes prepayment premium and
 original issue discount)(b).........       67.6
Employee Contract Termination Costs
 and Performance Unit Awards(c)......        7.6
Fees and Expenses(d):................       20.0
                                       ---------
  Total Cash Uses....................      172.4
                                       ---------

NON-CASH SOURCES:
Preferred Stock......................       35.7
Common Stock.........................        2.9
Common Stock Issued in Partial
 Satisfaction of Employee Contract
 Termination Costs and Performance
 Unit Awards(c)......................        4.0
                                       ---------
    Total Non-Cash Sources...........       42.6
                                       ---------
      Total Sources..................  $   215.0
                                       ---------
                                       ---------

NON-CASH USES:
Preferred Stock to BGII
 Stockholders(e).....................       35.7
Common Stock to BGII
 Stockholders(f).....................        2.9
Common Stock Issued in Partial
 Satisfaction of Employee Contract
 Termination Costs and Performance
 Unit Awards(c)......................        4.0
                                       ---------
    Total Non-Cash Uses..............       42.6
                                       ---------
      Total Uses.....................  $   215.0
                                       ---------
                                       ---------

- ------------------------
(a) Represents the cash consideration to be paid to BGII stockholders in the Merger consisting of $7.83 per share of BGII common stock, calculated in accordance with the terms of the Merger Agreement.

(b) Represents retirement of the following debt of BGII outstanding at December 31, 1995:

    (i) $39.7 million of 10 3/8% Senior Secured Notes due July 1998, at a prepayment premium of 101% of the aggregate principal amount thereof plus original issue discount of $0.3 million;

    (ii) $15.9 million under Wulff bank lines of credit, of which $1.6 million matures ratably per quarter through March 31, 1998 and bears interest at a rate of 6.95% per annum, $11.2 million is due on demand and bears interest at a fluctuating rate tied to an international borrowing rate plus 1% (5.3% per annum at December 31, 1995) and $3.1 million is due on demand and bears interest at a fluctuating rate tied to an international borrowing rate plus 1% (4.8% per annum at December 31, 1995);

   (iii) $9.4 million under Bally Gaming, Inc.'s bank revolving line of credit, which matures on March 31, 1997 and bears interest at a fluctuating rate based on the bank's prime rate plus 1 1/2% (10% per annum at December 31, 1995); and

    (iv) Other notes of BGII payable aggregating $1.9 million due in varying amounts from 1996 through 1999 bearing interest at rates varying from 5% to 12%.

    Accrued and unpaid interest on such debt is not reflected as such amounts are not considered material.

(c) Includes $5.0 million payable in cash to Richard Gillman and $1.3 million payable to Neil Jenkins consisting of $0.8 million in cash and $0.5 million in Common Stock, all pursuant to agreements with Alliance in connection with the termination of their respective employment agreements and performance unit awards. Additionally, Hans Kloss, who will remain with the Company, will receive a total of $4.5 million consisting of $1.5 million in cash and $3.0 million in Common Stock and Robert Conover, who will remain with the Company, will receive a total of $0.7 million consisting of $0.2 million in cash and $0.5 million in Common Stock, in connection with their employment agreements and performance unit awards. The Common Stock portion of each of such payments will be valued at the Alliance Average Trading Price but in no event more than $6.00 nor less than $4.25 per share. See "The Merger and Related Financings."

(d) Total estimated Alliance and BGII Transaction-related fees and expenses are $32.0 million, of which $12.0 million has been paid through December 31, 1995.

(e) Represents the Preferred Stock consideration to be paid to BGII stockholders in the Merger consisting of $3.57 per share of BGII common stock, calculated in accordance with the terms of the Merger Agreement to equate to the value per share of Preferred Stock obtained in the Preferred Stock Offering.

(f) Represents the Common Stock consideration to be paid to BGII stockholders in the Merger consisting of $0.30 per share of BGII common stock valued at the Alliance Average Trading Price.

                     MARKET PRICE DATA AND DIVIDEND POLICY

    The Common Stock is listed on the NASDAQ NMS under the symbol "ALLY". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of the Common Stock as reported on the NASDAQ NMS.

FISCAL PERIOD                                                                              HIGH        LOW
        1994
        First Quarter..................................................................  $    93/8  $    67/8
        Second Quarter.................................................................      111/2       77/8
        Third Quarter..................................................................      101/4         7
        Fourth Quarter.................................................................       71/4       51/4
        1995
        First Quarter..................................................................  $    81/2  $    51/8
        Second Quarter.................................................................       77/8       51/4
        Third Quarter..................................................................         8        51/2
        Fourth Quarter.................................................................       61/8       43/8
        1996
        First Quarter..................................................................  $      6   $    45/8
        Second Quarter.................................................................       55/8       23/4
        Third Quarter..................................................................       53/8       31/4
        Fourth Quarter (through            , 1996).....................................

    On October 18, 1995 (the day the Merger Agreement was entered into), January 23, 1996 (the day the Merger Agreement was amended and restated), April 17 (the day the Extension Agreement was signed) and April 23, 1996, the closing price per share of the Common Stock as reported on the NASDAQ NMS was $4 1/2, $4 3/16,
$    and $4.00, respectively.

    The market price of shares of the Common Stock is subject to fluctuation. As a result, prospective purchasers are urged to obtain current market quotations.

    No cash dividends were declared or paid by Alliance during the fiscal years ended June 30, 1994 or June 30, 1995 or thereafter. The Alliance Board of Directors does not currently intend to pay cash dividends on the Common Stock. Future dividends on the Common Stock will be determined by the Board of Directors in light of the Company's alternative opportunities for investment and the earnings and financial condition of the Company, among other factors. The Preferred Stock will accrue dividends at the rate of 15% per year, which may be paid for a period of time in the form of additional shares of Preferred Stock. See "Description of Capital Stock--Special Stock."

    On April 1, 1996, there were approximately 1,615 holders of record of the Common Stock.

                                    DILUTION

    The approximate conversion price per share of Common Stock to be issued to the holders of the New Convertible Debentures pursuant to the Automatic Conversion exceeds the negative net tangible book value per share. Therefore, holders acquiring shares of Common Stock pursuant to the Automatic Conversion will realize an immediate dilution in the value of their shares. Net tangible book value per share is determined by subtracting total liabilities from total tangible assets and dividing the remainder by the applicable number of shares of Common Stock. Dilution assumes an approximate conversion price of $5.56 per share in the Automatic Conversion. The following table illustrates the dilution to holders acquiring shares pursuant to the Automatic Conversion:

Approximate conversion offering price per share.....................             $
Negative net tangible book value per share prior to the Transaction as of December 31, 1995(a).........................................  $
                                                                      ---------
                                                                      ---------
Increase in net tangible book value per share attributable to the
 Transaction excluding shares issuable pursuant to stock options and warrants(b)........................................................  $
                                                                      ---------
                                                                      ---------
Pro forma net tangible book value per share after the Transaction excluding shares issuable pursuant to stock options and warrants...
                                                                                 ---------
Dilution in pro forma net tangible book value per share to new
 investors(c).......................................................             $
                                                                                 ---------
                                                                                 ---------

- ------------------------
(a) Negative net tangible book value per share is determined by dividing negative net tangible book value of the Company (tangible assets less liabilities) by 12,987,483 shares of Common Stock outstanding at December 31, 1995.

(b) Based on the approximate conversion price of $5.56 per share pursuant to the Automatic Conversion.

(c) Dilution is determined by subtracting pro forma net tangible book value per share after the Transaction from the approximate conversion price of $5.56 pursuant to the Automatic Conversion.

    The dilution per share reflects the historical cost of the Company's assets at December 31, 1995. The Company's management believes such dilution would be substantially reduced if it were calculated based upon the fair market value of its assets.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization as of December 31, 1995 (i) of Alliance on a historical basis, (ii) of BGII on a historical basis, and (iii) of the Company on a pro forma basis as adjusted to reflect the Transaction (including the use of the estimated proceeds from the Offerings and the Private Placement). See "The Merger and Related Financings," "Use of Proceeds," and "Unaudited Pro Forma Condensed Combined Financial Information."

                                                                                  AS OF DECEMBER 31, 1995
                                                                           --------------------------------------
                                                                                                    THE COMPANY
                                                                            ALLIANCE      BGII       PRO FORMA
                                                                             ACTUAL      ACTUAL     AS ADJUSTED
                                                                           ----------  ----------  --------------
                                                                                       (IN THOUSANDS)
Cash, Cash Equivalents and Securities Available for Sale.................  $   29,468  $    5,526    $   14,476
                                                                           ----------  ----------  --------------
                                                                           ----------  ----------  --------------
Long-Term Debt:
  New Senior Secured Notes(1)............................................  $   --      $   --        $  140,000
  Convertible Debentures(2)..............................................      85,000      --            35,000
  Hospitality Franchise Systems..........................................       8,476      --             8,476
  Due to Stockholder, Net of Unamortized Discount of $0.629 at December
   31, 1995..............................................................       2,797      --             2,797
  10 3/8% Senior Secured Notes due July 1998.............................      --          39,656        --
  Wulff Revolving Lines of Credit........................................      --          15,905        --
  Bally Gaming, Inc. Revolving Line of Credit............................      --           9,400        --
  Other Notes Payable....................................................       3,833       4,983         6,982
                                                                           ----------  ----------  --------------
Total Long-Term Debt.....................................................     100,106      69,944       193,255
New Preferred Stock(1)...................................................      --          --            50,671
Total Stockholders' Equity (Deficiency)(1)(3)(4)(5)......................        (717)     88,410        49,433
                                                                           ----------  ----------  --------------
Total Capitalization.....................................................  $   99,389  $  158,354    $  293,359
                                                                           ----------  ----------  --------------
                                                                           ----------  ----------  --------------

- --------------------------
(1) Issuance costs relative to the Note Offering and the Preferred Stock Offering are assumed to be capitalized and amortized over the relative terms of these instruments. Issuance costs relative to the Private Placement have been offset against proceeds.

(2) Assumes $50 million of New Convertible Debentures are exchanged and converted into Common Stock at a premium of $340 per $1,000 principal amount, payable in Common Stock pursuant to the Exchange Offer and Automatic Conversion.

(3) Excludes up to (i) 2,168,834 shares of Common Stock subject to options issued and outstanding under the United Gaming, Inc. 1991 Long-Term Incentive Plan, as amended (the "Alliance 1991 Stock Option Plan") and the Gaming and Technology, Inc. 1984 Employee Stock Option Plan (the "Alliance 1984 Stock Option Plan"), of which options covering 987,310 shares were exercisable as of December 31, 1995; (ii) 2,000,000 shares of Common Stock which will be issuable upon exercise of warrants issued to Alfred H. Wilms;
    (iii) 2,750,000 shares of Common Stock issuable upon exercise of warrants issued to Kirkland Ft. Worth Investment Partners, L.P. ("Kirkland"); (iv) 1,250,000 shares of Common Stock issuable upon exercise of warrants issued to GSA on September 21, 1993 and up to 2,500,000 shares of Common Stock which may be issued to Gaming Systems Advisors, L.P. ("GSA") upon exercise of additional warrants to be granted upon consummation of the Merger; (v) 3,500,000 shares of Common Stock issuable upon conversion of the New Convertible Debentures, assuming that $50.0 million of Old Convertible Debentures have already been exchanged and converted into Common Stock (see note (2) above); and (vi) an aggregate additional 1,780,000 shares issuable upon the exercise of other options, warrants and convertible securities. See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Holders and Management--Outstanding Options and Convertible Securities."

(4) Excludes (i) approximately 14,118 shares of Common Stock issuable to the non-employee directors of BGII upon exercise of options granted under BGII's 1991 Non-employee Directors' Option Plan (the "BGII 1991 Directors' Plan") and BGII's 1994 Stock Option Plan for Non-Employee Directors (the "BGII 1994 Plan") (assuming a price of $4.25 per share of Common Stock) and (ii) 552,500 shares of Common Stock issuable immediately prior to the Effective Time upon the exercise of options held by employees other than Messrs. Gillman, Jenkins and Kloss granted under the BGII 1991 Incentive Plan, based on the assumption that all such employees elect to have their BGII options exercisable for the number of shares of Common Stock equal to the number of shares of BGII common stock subject thereto. See "The Merger and Related Financings" and "Security Ownership of Certain Beneficial Holders and Management--Outstanding Options and Convertible Securities."

(5) Includes approximately $4.0 million payable in shares of Common Stock, subject to a collar on the Common Stock price (932,471 shares, assuming a share price of $4.25) to Messrs. Jenkins, Kloss and Conover in connection with employment contract termination payments and performance unit awards.

    The Company currently anticipates obtaining one or more working capital revolving facilities at Gaming and Wulff permitted under the Indenture (providing up to $ of borrowing availability in aggregate) which would be secured by the inventory and accounts receivable of such entities and their subsidiaries. The Company has not received any commitment for any such facility and no assurance can be given that it will be able to obtain any such facility on terms acceptable to the Company. At closing, even if such facilities are obtained, the Company expects that no borrowings will have been made under such facilities.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Combined Statements of Operations present results of operations of the Company assuming the Transaction occurred on July 1, 1994 for the statements for the twelve months ended June 30, 1995 and December 31, 1995 and for the six months ended December 31, 1995, and on July 1, 1993 for the statements for the six months ended December 31, 1994 and that the Rainbow Casino operations were consolidated. Adjustments necessary to reflect these assumptions and to restate historical combined results of operations are presented in the Pro Forma Adjustments columns, which are further described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information.

    The Unaudited Pro Forma Condensed Combined Balance Sheet presents the financial position of the Company assuming the Transaction occurred on December 31, 1995. In preparing the following Pro Forma Financial Information, the
Company has also assumed that $50.0 million of the $85.0 million principal amount of the Old Convertible Debentures are exchanged in the Exchange Offer and converted into Common Stock pursuant to the Automatic Conversion. Adjustments necessary to reflect this assumption and to restate historical combined balance sheets are presented in the Pro Forma Adjustments column, which are further described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information.

    The historical unaudited financial information for Alliance is derived from the audited financial statements of Alliance for the year ended June 30, 1995, and the unaudited reports of Alliance for the six-month periods ended December 31, 1994 and 1995. The historical unaudited financial information for BGII is derived from the unaudited interim information generated as of and for the
periods   ended  June  30,  1994  and  1995.  BGII  operating  results  for  the twelve-month period ended June 30, 1995 are calculated by subtracting the unaudited six-month period ended June 30, 1994 results from the audited year ended December 31, 1994 results and adding the unaudited six-month period ended June 30, 1995 results. BGII operating results for the six-month periods ended December 31, 1994 and 1995 are calculated by subtracting the unaudited six-month periods ended June 30, 1994 and 1995 results from the audited years ended December 31, 1994 and 1995 results, respectively.

    The Supplemental Unaudited Pro Forma Information presents pro forma cash flow and fixed charges information. Additionally, the Supplemental Unaudited Pro Forma Condensed Combined Statements of Operations reflect pro forma earnings for the twelve-month period ended December 31, 1995 assuming the Transaction and the effect of consolidating the Rainbow Casino operating results occurred on January 1, 1995. The related pro forma adjustments are consistent with those assumed elsewhere herein.

    The following information does not purport to present the financial position or results of operations of the Company had the Transaction and events assumed therein occurred on the dates specified, nor is it necessarily indicative of the results of operations of the Company as they may be in the future or as they may have been had the Transaction and the effect of consolidating the Rainbow Casino operating results been consummated on the dates shown. The Unaudited Pro Forma Condensed Combined Financial Information is based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information and should be read in conjunction therewith and with "The Merger and Related Financings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited historical consolidated financial statements and related notes thereto of Alliance and BGII included elsewhere herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            DECEMBER 31, 1995 (1)(2)
                                 (IN THOUSANDS)

                                                         HISTORICAL
                                                   ----------------------                PRO FORMA      PRO FORMA
                                                    ALLIANCE      BGII      COMBINED    ADJUSTMENTS     COMBINED
                                                   ----------  ----------  ----------  --------------  -----------
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents and Securities         $   29,468  $    5,526  $   34,994  $   152,825(a)   $  14,476
   Available for Sale............................                                          (67,539)(b)
                                                                                           (77,227)(c)
                                                                                            (7,559)(c)
                                                                                           (10,410)(c)
                                                                                             2,285(d)
                                                                                           (12,893)(e)
  Receivables, Net...............................       3,110      87,176      90,286                      90,286
  Inventories....................................         672      51,591      52,263                      52,263
  Other..........................................       3,395       3,983       7,378                       7,378
                                                   ----------  ----------  ----------                  -----------
    Total Current Assets.........................      36,645     148,276     184,921                     164,403
Property and Equipment, Net......................      50,870      23,244      74,114                      74,114
Other Assets:
  Long Term Receivables, Net.....................       4,809       9,981      14,790                      14,790
  Excess of Costs over Net Assets of an Acquired        3,733       5,434       9,167       44,158(c)      53,325
   Business, Net.................................
  Intangible Assets, Net.........................      11,638       5,380      17,018        5,202(c)      19,742
                                                                                            (2,478)(f)
  Investment in Minority Owned Subsidiary........       1,585                   1,585                       1,585
  Other, Net.....................................       7,592       2,001       9,593        6,575(a)      15,671
                                                                                              (497)(b)
                                                   ----------  ----------  ----------                  -----------
    Total Other Assets...........................      29,357      22,796      52,153                     105,113
                                                   ----------  ----------  ----------                  -----------
    Total Assets.................................  $  116,872  $  194,316  $  311,188                   $ 343,630
                                                   ----------  ----------  ----------                  -----------
                                                   ----------  ----------  ----------                  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable...............................  $    2,295  $   18,556  $   20,851                   $  20,851
  Accrued Liabilities............................      10,187      17,406      27,593       (3,174)(e)     24,419
  Current Maturities of Long Term Debt...........       4,054      14,957      19,011      (14,957)(b)      4,054
                                                   ----------  ----------  ----------                  -----------
    Total Current Liabilities....................      16,536      50,919      67,455                      49,324
                                                   ----------  ----------  ----------                  -----------
Long Term Debt, Less Current Maturities..........      96,052      54,987     151,039      140,000(a)     189,201
                                                                                           (51,838)(b)
                                                                                           (50,000)(f)
Other Liabilities................................       4,082                   4,082                       4,082
                                                   ----------  ----------  ----------                  -----------
    Total Liabilities............................     116,670     105,906     222,576                     242,607
Minority Interest................................         919                     919                         919
Preferred Stock..................................                                           15,000(a)      50,671
                                                                                            35,671(c)
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common Stock, Par..............................       1,298         108       1,406          118(a)       2,478
                                                                                                69(c)
                                                                                                93(c)
                                                                                              (108)(c)
                                                                                               900(f)
  Paid-in Capital................................      32,134      68,345     100,479        4,282(a)      90,257
                                                                                           (68,345)(c)
                                                                                             2,871(c)
                                                                                             3,870(c)
                                                                                            47,100(f)
  Retained Earnings (Accumulated Deficit)........     (32,562)      1,842     (30,720)        (744)(b)    (43,223)
                                                                                              (497)(b)
                                                                                            (1,842)(c)
                                                                                               777(d)
                                                                                            (7,719)(e)
                                                                                            (2,478)(f)
  Cumulative Translation Adjustments.............                  18,662      18,662      (18,662)(c)
  Other Stockholders' Equity.....................      (1,587)       (547)     (2,134)         547(c)         (79)
                                                                                             1,508(d)
                                                   ----------  ----------  ----------                  -----------
    Total Stockholders' Equity (Deficiency)......        (717)     88,410      87,693                      49,433
                                                   ----------  ----------  ----------                  -----------
    Total Liabilities and Stockholders' Equity
     (Deficiency)................................  $  116,872  $  194,316  $  311,188                   $ 343,630
                                                   ----------  ----------  ----------                  -----------
                                                   ----------  ----------  ----------                  -----------

   See Notes To Unaudited Pro Forma Condensed Combined Financial Information

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                 FOR THE FISCAL YEAR ENDED JUNE 30, 1995(1)(3)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           ALLIANCE
                                                              -----------------------------------     BGII
                                                                                            AS     ----------
                                                              HISTORICAL   ADJUSTMENTS   ADJUSTED  HISTORICAL
                                                              ----------   -----------   --------  ----------
REVENUES:
  Gaming....................................................   $128,114    $14,809(g)    $142,923   $
  Food and Beverage Sales...................................      3,847        891(g)       4,738
  Net Equipment Sales.......................................         27                        27    248,701
  Other.....................................................                                           4,432
                                                              ----------                 --------  ----------
    Total Revenues..........................................    131,988                   147,688    253,133
                                                              ----------                 --------  ----------
OPERATING COSTS:
  Gaming....................................................     91,311      2,127(g)      93,438
  Food and Beverage.........................................      2,795        334(g)       3,129
  Equipment Sales...........................................         12                        12    157,538
  Selling, General and Administrative.......................     32,611      9,716(g)      39,153     68,651
                                                                            (3,174)(h)
  Unusual Charges...........................................                                             500
  Depreciation and Amortization.............................      9,520        893(g)      10,413      8,482
                                                              ----------                 --------  ----------
    Total Operating Costs...................................    136,249                   146,145    235,171
                                                              ----------                 --------  ----------
Operating Income (Loss).....................................     (4,261)                    1,543     17,962
OTHER INCOME (EXPENSES):
  Interest Income...........................................      2,798                     2,798
  Interest Expense..........................................     (8,133)      (988)(g)     (9,121)    (7,090)
  Casino Royalty............................................       (810)    (2,621)(g)     (3,431)
  Minority Interest.........................................       (397)                     (397)
  Other, Net................................................        317        101(g)         418
                                                              ----------                 --------  ----------
Income (Loss) Before Taxes..................................    (10,486)                   (8,190)    10,872
Domestic Tax Expense........................................       (265)                     (265)      (290)
Foreign Tax Benefit (Expense)...............................                                          (5,779)
                                                              ----------                 --------  ----------
Net Income (Loss)...........................................   $(10,751)                 $ (8,455)  $  4,803
                                                              ----------                 --------  ----------
                                                              ----------                 --------  ----------
Preferred Stock Dividend....................................
Net Loss Applicable to Common Shares........................
Income (Loss) Per Common Share(6)...........................   $   (.95)                            $    .45
                                                              ----------                           ----------
                                                              ----------                           ----------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities.......................................................................
  Cash Flows from Investing Activities.......................................................................
  Cash Flows from Financing Activities.......................................................................
Pro Forma Deficit of Earnings to Fixed Charges...............................................................
Pro Forma Deficit of Earnings to Fixed Charges and Preferred Stock Dividend..................................


                                                                 AS           PRO FORMA
                                                              ADJUSTED  ----------------------
                                                              COMBINED  ADJUSTMENTS   COMBINED
                                                              --------  -----------   --------
REVENUES:
  Gaming....................................................  $142,923  $             $142,923
  Food and Beverage Sales...................................    4,738                   4,738
  Net Equipment Sales.......................................  248,728                 248,728
  Other.....................................................    4,432                   4,432
                                                              --------                --------
    Total Revenues..........................................  400,821                 400,821
                                                              --------                --------
OPERATING COSTS:
  Gaming....................................................   93,438                  93,438
  Food and Beverage.........................................    3,129                   3,129
  Equipment Sales...........................................  157,550                 157,550
  Selling, General and Administrative.......................  107,804   (5,000)(i)    101,135
                                                                        (1,669)(j)
  Unusual Charges...........................................      500     (250)(j)        250
  Depreciation and Amortization.............................   18,895    1,167(k)      22,861
                                                                         2,502(l)
                                                                          (214)(m)
                                                                           836(n)
                                                                          (325)(o)
                                                              --------                --------
    Total Operating Costs...................................  381,316                 378,363
                                                              --------                --------
Operating Income (Loss).....................................   19,505                  22,458
OTHER INCOME (EXPENSES):
  Interest Income...........................................    2,798                   2,798
  Interest Expense..........................................  (16,211 ) (6,165)(n)    (22,376 )
  Casino Royalty............................................   (3,431 )                (3,431 )
  Minority Interest.........................................     (397 )                  (397 )
  Other, Net................................................      418                     418
                                                              --------                --------
Income (Loss) Before Taxes..................................    2,682                    (530 )
Domestic Tax Expense........................................     (555 )                  (555 )
Foreign Tax Benefit (Expense)...............................   (5,779 )  3,779(p)      (2,000 )
                                                              --------                --------
Net Income (Loss)...........................................  $(3,652 )               $(3,085 )
                                                              --------                --------
                                                              --------
Preferred Stock Dividend....................................                          $(8,039 )
                                                                                      --------
Net Loss Applicable to Common Shares........................                          $(11,124)
                                                                                      --------
                                                                                      --------
Income (Loss) Per Common Share(6)...........................                          $  (.48 )
                                                                                      --------
                                                                                      --------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
                                                                                      $ 7,042
  Cash Flows from Operating Activities......................
                                                                                      --------
                                                                                      --------
                                                                                      $(26,936)
  Cash Flows from Investing Activities......................
                                                                                      --------
                                                                                      --------
  Cash Flows from Financing Activities......................                          $  (757 )
                                                                                      --------
                                                                                      --------
Pro Forma Deficit of Earnings to Fixed Charges..............                          $  (530 )
                                                                                      --------
                                                                                      --------
Pro Forma Deficit of Earnings to Fixed Charges and Preferred                          $(8,569 )
                                                                                      --------
                                                                                      --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
             FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 1995(1)(4)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       ALLIANCE
                                          -----------------------------------      BGII
                                                                        AS      ----------
                                          HISTORICAL   ADJUSTMENTS   ADJUSTED   HISTORICAL
                                          ----------   -----------   --------   ----------
REVENUES:
  Gaming................................   $74,300     $             $74,300     $
  Food and Beverage Sales...............     1,923                     1,923
  Net Equipment Sales...................         6                         6      108,893
  Other.................................                                            2,884
                                          ----------                 --------   ----------
    Total Revenues......................    76,229                    76,229      111,777
                                          ----------                 --------   ----------
OPERATING COSTS:
  Gaming................................    50,248                    50,248
  Food and Beverage.....................     1,426                     1,426
  Equipment Sales.......................         1                         1       71,093
  Selling, General and Administrative...    23,172         200(r)     23,372       33,204
  Unusual Charges.......................                                            5,316
  Depreciation and Amortization.........     4,906                     4,906        5,079
                                          ----------                 --------   ----------
    Total Operating Costs...............    79,753                    79,953      114,692
                                          ----------                 --------   ----------
Operating Income (Loss).................    (3,524)                   (3,724)      (2,915)
OTHER INCOME (EXPENSES):
  Interest Income.......................       818                       818
  Interest Expense......................    (4,288)                   (4,288)      (3,284)
  Casino Royalty........................    (1,908)                   (1,908)
  Minority Interest.....................      (276)                     (276)
  Other, Net............................       535                       535
                                          ----------                 --------   ----------
Income (Loss) Before Taxes..............    (8,643)                   (8,843)      (6,199)
Domestic Tax Expense....................      (788)                     (788)        (165)
Foreign Tax (Expense) Benefit...........                                             (961)
                                          ----------                 --------   ----------
Net Loss................................   $(9,431)                  $(9,631)    $ (7,325)
                                          ----------                 --------   ----------
                                          ----------                 --------   ----------
Preferred Stock Dividend................
Net Loss Applicable to Common Shares....
Loss Per Common Share(6)................   $  (.79)                              $   (.68)
                                          ----------                            ----------
                                          ----------                            ----------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities....................................................
  Cash Flows from Investing Activities....................................................
  Cash Flows from Financing Activities....................................................
Pro Forma Deficit of Earnings to Fixed Charges............................................
Pro Forma Deficit of Earnings to Fixed Charges and Preferred Stock Dividend...............


                                             AS           PRO FORMA
                                          ADJUSTED  ----------------------
                                          COMBINED  ADJUSTMENTS   COMBINED
                                          --------  -----------   --------
REVENUES:
  Gaming................................  $74,300   $             $74,300
  Food and Beverage Sales...............    1,923                   1,923
  Net Equipment Sales...................  108,899                 108,899
  Other.................................    2,884                   2,884
                                          --------                --------
    Total Revenues......................  188,006                 188,006
                                          --------                --------
OPERATING COSTS:
  Gaming................................   50,248                  50,248
  Food and Beverage.....................    1,426                   1,426
  Equipment Sales.......................   71,094                  71,094
  Selling, General and Administrative...   56,576   (2,500)(s)     44,639
                                                    (9,437)(t)
  Unusual Charges.......................    5,316   (1,750)(t)      3,566
  Depreciation and Amortization.........    9,985      584(u)      11,963
                                                     1,251(v)
                                                      (112)(w)
                                                       418(x)
                                                      (163)(y)
                                          --------                --------
    Total Operating Costs...............  194,645                 182,936
                                          --------                --------
Operating Income (Loss).................   (6,639 )                 5,070
OTHER INCOME (EXPENSES):
  Interest Income.......................      818                     818
  Interest Expense......................   (7,572 ) (3,343)(x)    (10,915 )
  Casino Royalty........................   (1,908 )                (1,908 )
  Minority Interest.....................     (276 )                  (276 )
  Other, Net............................      535                     535
                                          --------                --------
Income (Loss) Before Taxes..............  (15,042 )                (6,676 )
Domestic Tax Expense....................     (953 )                  (953 )
Foreign Tax (Expense) Benefit...........     (961 )    625(z)        (336 )
                                          --------                --------
Net Loss................................  $(16,956)               $(7,965 )
                                          --------                --------
                                          --------
Preferred Stock Dividend................                          $(3,872 )
                                                                  --------
Net Loss Applicable to Common Shares....                          $(11,837)
                                                                  --------
                                                                  --------
Loss Per Common Share(6)................                          $  (.50 )
                                                                  --------
                                                                  --------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities..                          $20,084
                                                                  --------
                                                                  --------
  Cash Flows from Investing Activities..                          $   215
                                                                  --------
                                                                  --------
  Cash Flows from Financing Activities..                          $(5,357 )
                                                                  --------
                                                                  --------
Pro Forma Deficit of Earnings to Fixed C                          $(6,676 )
                                                                  --------
                                                                  --------
Pro Forma Deficit of Earnings to Fixed C                          $(10,548)
                                                                  --------
                                                                  --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
             FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 1994(1)(4)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       ALLIANCE
                                          -----------------------------------     BGII
                                                                        AS     ----------
                                          HISTORICAL   ADJUSTMENTS   ADJUSTED  HISTORICAL
                                          ----------   -----------   --------  ----------
REVENUES:
  Gaming................................   $ 60,372    $ 9,261(q)    $ 69,633   $
  Food and Beverage Sales...............      1,950        666(q)       2,616
  Net Equipment Sales...................         16                        16    113,123
  Other.................................                                           2,475
                                          ----------                 --------  ----------
Total Revenues..........................     62,338                    72,265    115,598
                                          ----------                 --------  ----------
OPERATING COSTS:
  Gaming................................     43,867      1,442(q)      45,309
  Food and Beverage.....................      1,414        257(q)       1,671
  Equipment Sales.......................          9                         9     70,835
  Selling, General and Administrative...     14,296      6,255(q)      18,543     33,472
                                                        (2,008)(r)
  Depreciation and Amortization.........      4,613        906(q)       5,519      4,608
                                          ----------                 --------  ----------
Total Operating Costs...................     64,199                    71,051    108,915
                                          ----------                 --------  ----------
Operating Income (Loss).................     (1,861)                    1,214      6,683
OTHER INCOME (EXPENSES):
  Interest Income.......................      1,504                     1,504
  Interest Expense......................     (3,915)      (748)(q)     (4,663)    (3,521)
  Casino Royalty........................                (1,665)(q)     (1,665)
  Minority Interest.....................       (169)                     (169)
  Other, Net............................       (286)        73(q)        (213)
                                          ----------                 --------  ----------
Income (Loss) Before Taxes..............     (4,727)                   (3,992)     3,162
Domestic Tax Expense....................       (290)                     (290)      (170)
Foreign Tax (Expense) Benefit...........                                          (2,121)
                                          ----------                 --------  ----------
Net Income (Loss).......................   $ (5,017)                 $ (4,282)  $    871
                                          ----------                 --------  ----------
                                          ----------                 --------  ----------
Preferred Stock Dividend................
Net Loss Applicable to Common Shares....
Income (Loss) Per Common Share(6).......   $   (.45)                            $    .08
                                          ----------                           ----------
                                          ----------                           ----------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities...................................................
  Cash Flows from Investing Activities...................................................
  Cash Flows from Financing Activities...................................................
Pro Forma Deficit of Earnings to Fixed Charges...........................................
Pro Forma Deficit of Earnings to Fixed Charges and Preferred Stock Dividend..............


                                             AS           PRO FORMA
                                          ADJUSTED  ----------------------
                                          COMBINED  ADJUSTMENTS   COMBINED
                                          --------  -----------   --------
REVENUES:
  Gaming................................  $69,633   $             $69,633
  Food and Beverage Sales...............    2,616                   2,616
  Net Equipment Sales...................  113,139                 113,139
  Other.................................    2,475                   2,475
                                          --------                --------
Total Revenues..........................  187,863                 187,863
                                          --------                --------
OPERATING COSTS:
  Gaming................................   45,309                  45,309
  Food and Beverage.....................    1,671                   1,671
  Equipment Sales.......................   70,844                  70,844
  Selling, General and Administrative...   52,015   (2,500)(s)     49,515

  Depreciation and Amortization.........   10,127      584(u)      12,105
                                                     1,251(v)
                                                      (112)(w)
                                                       418(x)
                                                      (163)(y)
                                          --------                --------
Total Operating Costs...................  179,966                 179,444
                                          --------                --------
Operating Income (Loss).................    7,897                   8,419
OTHER INCOME (EXPENSES):
  Interest Income.......................    1,504                   1,504
  Interest Expense......................   (8,184 ) (3,106)(x)    (11,290 )
  Casino Royalty........................   (1,665 )                (1,665 )
  Minority Interest.....................     (169 )                  (169 )
  Other, Net............................     (213 )                  (213 )
                                          --------                --------
Income (Loss) Before Taxes..............     (830 )                (3,414 )
Domestic Tax Expense....................     (460 )                  (460 )
Foreign Tax (Expense) Benefit...........   (2,121 )  1,379(z)        (742 )
                                          --------                --------
Net Income (Loss).......................  $(3,411 )               $(4,616 )
                                          --------                --------
                                          --------
Preferred Stock Dividend................                          $(3,872 )
                                                                  --------
Net Loss Applicable to Common Shares....                          $(8,488 )
                                                                  --------
                                                                  --------
Income (Loss) Per Common Share(6).......                          $  (.37 )
                                                                  --------
                                                                  --------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities..                            $8,921
                                                                  --------
                                                                  --------
  Cash Flows from Investing Activities..                          $(11,243)
                                                                  --------
                                                                  --------
  Cash Flows from Financing Activities..                          $(1,569 )
                                                                  --------
                                                                  --------
Pro Forma Deficit of Earnings to Fixed C                          $(3,414 )
                                                                  --------
                                                                  --------
Pro Forma Deficit of Earnings to Fixed C                          $(7,286 )
                                                                  --------
                                                                  --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
           FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1995(1)(5)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       ALLIANCE
                                          -----------------------------------     BGII
                                                                        AS     ----------
                                          HISTORICAL   ADJUSTMENTS   ADJUSTED  HISTORICAL
                                          ----------   -----------   --------  ----------
REVENUES:
  Gaming................................   $142,042     $5,548(aa)   $147,590
  Food and Beverage Sales...............      3,820        225(aa)     4,045
  Net Equipment Sales...................         17                       17    244,471
  Other.................................                                          4,841
                                          ----------                 --------  ----------
    Total Revenues......................    145,879                  151,652    249,312
                                          ----------                 --------  ----------
OPERATING COSTS:
  Gaming................................     97,692        685(aa)    98,377
  Food and Beverage.....................      2,807         77(aa)     2,884
  Equipment Sales.......................          4                        4    157,796
  Selling, General and Administrative...     41,487      3,461(aa)    43,982     68,383
                                                          (966)(bb)
  Unusual Charges.......................                                          5,816
  Depreciation and Amortization.........      9,813        (13)(aa)    9,800      8,953
                                          ----------                 --------  ----------
Total Operating Costs...................    151,803                  155,047    240,948
                                          ----------                 --------  ----------
Operating Income (Loss).................     (5,924)                  (3,395 )    8,364
OTHER INCOME (EXPENSES):
  Interest Income.......................      2,112                    2,112
  Interest Expense......................     (8,506)      (240)(aa)   (8,746 )   (6,853)
  Casino Royalty........................     (2,718)      (956)(aa)   (3,674 )
  Minority interest.....................       (504)                    (504 )
  Other, Net............................      1,138         28(aa)     1,166
                                          ----------                 --------  ----------
Income (Loss) Before Taxes..............    (14,402)                 (13,041 )    1,511
Domestic Tax Expense....................       (763)                    (763 )     (260)
Foreign Tax (Expense) Benefit...........                                         (4,644)
                                          ----------                 --------  ----------
Net Income (Loss).......................   $(15,165)                 $(13,804)  $(3,393)
                                          ----------                 --------  ----------
                                          ----------                 --------  ----------
Preferred Stock Dividend................
Net Loss Applicable to Common Shares....
Loss Per Common Share(6)                   $  (1.33)                            $  (.31)
                                          ----------                           ----------
                                          ----------                           ----------
SUPPLEMENTAL INFORMATION:(7)

PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities...................................................
  Cash Flows from Investing Activities...................................................
  Cash Flows from Financing Activities...................................................
Pro Forma Deficit of Earnings to Fixed Charges...........................................
Pro Forma Deficit of Earnings to Fixed Charges and Preferred Stock Dividend..............


                                             AS           PRO FORMA
                                          ADJUSTED  ----------------------
                                          COMBINED  ADJUSTMENTS   COMBINED
                                          --------  -----------   --------
REVENUES:
  Gaming................................  $147,590  $             $147,590
  Food and Beverage Sales...............    4,045                   4,045
  Net Equipment Sales...................  244,488                 244,488
  Other.................................    4,841                   4,841
                                          --------                --------
    Total Revenues......................  400,964                 400,964
                                          --------                --------
OPERATING COSTS:
  Gaming................................   98,377                  98,377
  Food and Beverage.....................    2,884                   2,884
  Equipment Sales.......................  157,800                 157,800
  Selling, General and Administrative...  112,365    (5,000)(cc)   96,259
                                                    (11,106)(dd)
  Unusual Charges.......................    5,816    (2,000)(dd)    3,816
  Depreciation and Amortization.........   18,753     1,167(ee)    22,719
                                                      2,502(ff)
                                                       (214)(gg)
                                                        836(ii)
                                                       (325)(hh)
                                          --------                --------
Total Operating Costs...................  395,995                 381,855
                                          --------                --------
Operating Income (Loss).................    4,969                  19,109
OTHER INCOME (EXPENSES):
  Interest Income.......................    2,112                   2,112
  Interest Expense......................  (15,599 )  (6,402)(ii)  (22,001 )
  Casino Royalty........................   (3,674 )                (3,674 )
  Minority interest.....................     (504 )                  (504 )
  Other, Net............................    1,166                   1,166
                                          --------                --------
Income (Loss) Before Taxes..............  (11,530 )                (3,792 )
Domestic Tax Expense....................   (1,023 )                (1,023 )
Foreign Tax (Expense) Benefit...........   (4,644 )   3,025(jj)    (1,619 )
                                          --------                --------
Net Income (Loss).......................  $(17,197)               $(6,434 )
                                          --------                --------
                                          --------
Preferred Stock Dividend................                          $(8,039 )
                                                                  --------
Net Loss Applicable to Common Shares....                          $(14,473)
                                                                  --------
                                                                  --------
Loss Per Common Share(6)                                          $  (.62 )
                                                                  --------
                                                                  --------
SUPPLEMENTAL INFORMATION:(7)
PRO FORMA CASH FLOW INFORMATION:
  Cash Flows from Operating Activities..                          $18,205
                                                                  --------
                                                                  --------
  Cash Flows from Investing Activities..                          $(15,478)
                                                                  --------
                                                                  --------
  Cash Flows from Financing Activities..                          $(4,545 )
                                                                  --------
                                                                  --------
Pro Forma Deficit of Earnings to Fixed C                          $(3,792 )
                                                                  --------
                                                                  --------
Pro Forma Deficit of Earnings to Fixed C                          $(11,831)
                                                                  --------
                                                                  --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

    1. The Unaudited Pro Forma Condensed Combined Financial Statements of Operations are presented as if the combination of Alliance and BGII occurred on July 1, 1994 for the statements of operations for the twelve months ended June 30, 1995 and December 31, 1995 and for the six months ended December 31, 1995, and on July 1, 1994 for the statement of operations for the six months ended December 31, 1994. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented assuming the combination occurred on December 31, 1995 for purposes of presenting the pro forma balance sheet. The combination is expected to be recorded as a purchase transaction in accordance with generally accepted accounting principles and, accordingly, BGII assets and liabilities are presented at their estimated fair values as of that date.

    The Merger Agreement provides that BGII stockholders will receive in the Merger, in exchange for each of their issued and outstanding shares of common stock, (i) an amount of cash (the "Cash Consideration") determined by dividing $76.7 million by the number of shares of BGII common stock issued and outstanding immediately prior to the Effective Time ($7.83 per share for purposes of presentation of the pro forma financial information) (plus interest accruing at a rate of 5.5% per annum from May 3, 1996 to the Effective Time),
(ii) a fraction of a share of Common Stock equal to the quotient of $0.30 and the Alliance Average Trading Price ($2.9 million in aggregate) and (iii) that number of shares (or fractions thereof) of Preferred Stock having a value as determined in accordance with the Merger Agreement equal to $11.40 less the Cash Consideration of $7.83, or $3.57 per share for purposes of presentation of the pro forma financial information ($35.0 million in aggregate) (plus dividends accruing at a rate of 15% per annum from May 3, 1996 to the Effective Time). The price per share of Common Stock used for purposes of these Unaudited Pro Forma Condensed Combined Financial Statements is $4.25, based on the closing price of the Common Stock as reported on Nasdaq on April 22, 1996. The assumed price per share of the $5.0 million Private Placement is $4.25, based on the lower of the closing price of the Common Stock as reported on Nasdaq on April 22, 1996 or the average trading price of $4.56 of the Common Stock for the five trading day period immediately preceding the Private Placement agreement. See "The Merger and Related Financings."

    Foreign taxes result from the income generated by Wulff. Domestic taxes result from Federal consolidated Alternative Minimum Taxes and state and local income taxes.

    The Rainbow Casino in Vicksburg began operations in July 1994. In March 1995, Alliance completed its acquisition of the general partnership interest in the limited partnership owning the casino and from that point forward the Rainbow Casino's operations have been consolidated with those of Alliance. The Rainbow Casino's operating results have been included in the Pro Forma Condensed Combined Statements of Operations as if it was owned for each period presented.

    Certain reclassifications of BGII balances have been made to conform to the Alliance reporting format.

    The following adjustments have been made to arrive at the Unaudited Pro Forma Condensed Combined Financial Information:

    2.  PRO FORMA CONDENSED COMBINED  BALANCE SHEET ADJUSTMENTS AT DECEMBER  31,
1995

        (a) To adjust for the net cash proceeds of the Offerings and the Private Placement, less estimated fees and expenses which have been capitalized in the case of the Offerings, and netted against the gross proceeds in the case of the Private Placement.

        (b) To adjust for the repayment of $67.6 million of BGII debt as such instruments are intended to be repaid with the proceeds of the Offerings including the remaining original issue discount and other costs associated with the prepayment of the BGII debt totaling $0.8 million. Additionally, certain deferred financing costs related to the BGII debt totaling $0.5 million will be written off.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

        (c) The purchase of BGII is presented as follows:

                                                                                (IN THOUSANDS)
CONSIDERATION PAID:
Cash paid for original 1 million shares of BGII common stock owned by
 Alliance.....................................................................   $     10,410
Cash consideration............................................................         77,227
Value of Common Stock to be exchanged for BGII shares.........................          2,940
Value of Preferred Stock to be exchanged for BGII shares......................         35,671
Contract termination costs for certain BGII personnel (see below).............          6,320
                                                                                --------------
Total consideration...........................................................        132,568
Estimated value of BGII's underlying net assets...............................         88,410
                                                                                --------------
Excess of costs over the net assets of BGII acquired..........................   $     44,158
                                                                                --------------
                                                                                --------------

         The compensation to be paid to BGII personnel consists of cash payable to Messrs. Gillman and Jenkins totaling $5.8 million and Common Stock valued at $0.5 million (the number of shares will be determined using the Alliance Average Trading Price but in no event more than $6.00 nor less than $4.25 per share). As each of the above individuals will not be employed by the Company after the Merger, such costs have been included in the computation of goodwill.

        Consideration to be paid to Messrs. Kloss and Conover consists of $1.7 million in cash and $3.5 million of Common Stock (the number of shares will be determined using the Alliance Average Trading Price but in no event more than $6.00 nor less than $4.25 per share). As Messrs. Kloss and Conover will remain with the Company, such amounts have been capitalized and will be amortized over the 2.5 and 1 year life of each of their employment agreements, respectively. These transactions have been given simultaneous effect in the Unaudited Pro Forma Condensed Combined Financial Statements since they are conditions of the Merger Agreement.

        The allocation of purchase cost in the pro forma financial statements is based on available information. After consummation of the Merger, Alliance will arrange for independent appraisal of the significant assets and liabilities of BGII to determine the final allocation of purchase cost. Alliance management does not currently believe that any adjustments to the final allocation of purchase price will have a material effect on the pro forma financial statements.

        (d) To add back the $1.5 million valuation adjustment net of the tax effect of $0.8 million, for the Alliance-owned BGII common stock, representing the difference between the purchase cost of $10.4 million and the market value at December 31, 1995 of $8.1 million.

        (e) To record the payment of certain Merger and related expenses assumed to be incurred prior to and concurrent with the pro forma balance sheet date totaling $12.9 million of which $3.2 million has been accrued for at December 31, 1995.

        (f) Represents the conversion of $50.0 million of the Old Convertible Debentures into shares of Common Stock. Old Convertible Debentures, each $1,000 principal amount of Old Convertible Debentures were convertible into 100 shares of Common Stock, less aggregate estimated cost of $2.0 million. The Company has decreased the conversion price so that each $1,000 of principal will be converted into approximately 180 shares of Common Stock. The additional 80 shares of Common Stock per $1,000 of principal is treated as a "sweetener" to the original terms of the Old Convertible Debentures and is recorded at the fair value of the stock consideration being offered.

        In accordance with the rules and regulations of the Commission, the net loss from the Exchange Offer was not considered in the Unaudited Pro Forma Condensed Combined Statements of Operations. Assuming $50.0 million of New Convertible Debentures to be exchanged in the Exchange Offer and converted into Common Stock pursuant to the Automatic Conversion would result in a non-cash

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(CONTINUED) charge of $19.5 million representing the value of the Common Stock inducement for early conversion of $17.0 million and the write-off of the proportionate amount of the existing deferred financing costs. For every change of $10.0 million of New Convertible Debentures converted, the correlative increase or decrease in the non-cash charge would be $3.9 million.

    3. PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS FOR THE YEAR ENDED JUNE 30, 1995

        (g) To recognize operations of the Rainbow Casino as if owned for the entire year.

        (h) Alliance development expenses, which relate to mergers, acquisitions and joint ventures, were reduced to $3.0 million annually resulting in an adjustment of $3.2 million. Such adjustment does not include any effect from the elimination of direct costs related to the Merger shown separately in
    (j) below. The reduction to $3.0 million reflects the elimination of costs that were being incurred prior to Alliance's accomplishment of its strategic plan to acquire a major gaming machine manufacturing company. To accomplish this reduction Alliance reduced payroll costs and fees paid to consultants and legal costs related to non-BGII transactions it had been pursuing.

        (i) To adjust for estimated synergy cost savings identified by management to date including elimination of certain duplicative costs, such as facility, legal, accounting and compensation, which total approximately $5.0 million on an annual basis.

        (j) To eliminate costs associated with the Merger incurred by Alliance and BGII totaling $1.7 million and $0.3 million, respectively, consisting of legal, accounting and investment banking fees and related costs.

        (k) To record the amortization on the goodwill resulting from the Merger. The goodwill is being amortized over 40 years.

        (l) To amortize the costs associated with the termination of Messrs. Kloss and Conover's existing employment contracts with BGII over the life of their respective employment contracts.

        (m) To eliminate the amortization of goodwill on the historical financial statements of BGII.

        (n) To adjust for the interest expense on the $140.0 million of debt which Alliance currently intends to issue as part of the financing of the Merger, and to amortize the debt issuance costs over 7 years, net of the elimination of the interest on the BGII debt being refinanced. For every 0.50% change in the interest rate for the $140.0 million debt financing, the correlating change in interest expense for the year would be $0.7 million on a pre-tax basis. Also represents the reduction of interest expense caused by the exchange and conversion into Common Stock of $50.0 million of principal of the New Convertible Debentures. Every $10.0 million of principal of the New Convertible Debentures exchanged and converted into Common Stock causes a decrease in interest expense of $0.75 million on a pre-tax basis.

        (o) Represents the reduction of the amortization of the deferred financing costs related to the $50.0 million of New Convertible Debentures exchanged and converted into Common Stock.

        (p) To adjust for the estimated effect of foreign income tax savings resulting from acquisition restructuring which will enable Alliance to allocate items such as interest expense to Wulff.

    4. PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1994 AND 1995

        (q) To recognize operations of the Rainbow Casino as if owned for each period.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

        (r) Alliance development expenses, which relate to mergers, acquisitions and joint ventures, were reduced to $3.0 million annually. For the six-month period ended December 31, 1994, Alliance exceeded this $3.0 million annualized amount by $2.0 million, but in the most recent six-month period ended December 31, 1995 Alliance was below this annualized amount by $0.2 million. The elimination of direct costs related to the Merger is shown separately in note (t) below.

        (s) To adjust for estimated synergy cost savings identified by management to date including elimination of certain duplicative costs, such as facility, legal, accounting and compensation, which total approximately $5.0 million on an annual basis.

        (t) To eliminate costs associated with the Merger incurred by Alliance and BGII of $9.4 million and $1.8 million, respectively, for the six-month period ended December 31, 1995, consisting of legal, accounting and investment banking fees and related costs. No such merger costs were incurred by either company in the six-month period ended December 31, 1994.

        (u) To record the amortization of the goodwill resulting from the Merger. The goodwill is being amortized over 40 years.

        (v) To amortize the costs associated with the termination of Messrs. Kloss and Conover's existing employment contracts with BGII over the life of their respective employment contracts.

        (w) To eliminate the amortization of goodwill on the historical financial statements of BGII.

        (x) To adjust for the interest expense on the $140.0 million of debt which Alliance currently intends to issue as part of the financing of the Merger, and to amortize the debt issuance costs over 7 years, net of the elimination of the interest on the BGII debt being refinanced. Also represents the reduction of interest expense caused by the exchange and conversion into Common Stock of $50.0 million of principal of the New Convertible Debentures.

        (y) Represents the reduction of the amortization of the deferred financing costs related to the $50.0 million of New Convertible Debentures exchanged and converted into Common Stock.

        (z) To adjust for the estimated effect of foreign income tax savings resulting from acquisition restructuring which will enable Alliance to allocate items such as interest expense to Wulff.

    5. PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1995

    Alliance management believes that it is useful to present an unaudited pro forma statement of operations for the most recent twelve-month period ended December 31, 1995 in addition to those already presented because it is more representative of the Company's current operations. This presentation assumes that the Transaction occurred on January 1, 1995. All relevant adjustments have been presented consistent with the Pro Forma Adjustments noted above.

        (aa) To recognize operations of the Rainbow Casino as if owned for the entire year.

        (bb) Alliance development expenses, which relate to mergers, acquisitions and joint ventures, were reduced to $3.0 million annually, resulting in a cost reduction on a pro forma basis of $1.0 million for the twelve-month period ended December 31, 1995. The development expenses exceeded this $3.0 million annual amount during the first six-month period ended June 30, 1995 by $1.2 million; however, development expenses were below this annual amount during the six month period ended December 31, 1995 by $0.2 million. The elimination of direct costs related to the Merger is shown separately in (dd) below.

       (cc) To adjust for estimated synergy cost savings identified by management to date including elimination of certain duplicative costs, such as facility, legal, accounting and compensation, which total approximately $5.0 million on an annual basis.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

       (dd) To eliminate costs associated with the Merger incurred by Alliance and BGII of $11.1 million and $2.0 million, respectively, consisting of legal, accounting and investment banking fees and related costs.

       (ee) To record the amortization of the goodwill resulting from the Merger. The goodwill is being amortized over 40 years.

        (ff) To amortize the costs associated with the termination of Messrs. Kloss and Conover's existing employment contracts with BGII over the life of their respective employment contracts.

       (gg) To eliminate the amortization of goodwill on the historical financial statements of BGII.

       (hh) Represents the reduction of the amortization of the deferred financing costs related to the $50.0 million of New Convertible Debentures exchanged and converted into Common Stock.

        (ii) To adjust for the interest expense on the $140.0 million of debt which Alliance currently plans to issue as part of the financing of the Merger, and to amortize the debt issuance costs over 7 years, net of the elimination of the interest on the BGII debt being refinanced. Also represents the reduction of interest expense caused by the exchange and conversion into Common Stock of $50.0 million of principal of the New Convertible Debentures.

        (jj) To adjust for the estimated effect of foreign income tax savings resulting from acquisition restructuring which will enable Alliance to allocate items such as interest expense to Wulff.

    6.  SHARE INFORMATION

    The following table reflects computations of the pro forma number of shares of Common Stock outstanding and the per share computations (shares in millions):

                                                         12 MONTHS          6 MONTHS           6 MONTHS           12 MONTHS
                                                      ENDED JUNE 30,     ENDED DEC. 31,     ENDED DEC. 31,     ENDED DEC. 31,
                                                           1995               1994               1995               1995
                                                     -----------------  -----------------  -----------------  -----------------
Historical weighted average shares outstanding
 (a)...............................................           11.3               11.1               11.9               11.4
Shares to be sold in the Private Placement.........            1.2                1.2                1.2                1.2
Shares to be issued to BGII stockholders...........            0.7                0.7                0.7                0.7
Common Stock to be issued to terminate contracts
 for certain BGII personnel........................            0.9                0.9                0.9                0.9
Common Stock to be issued in the Automatic
 Conversion........................................            9.0                9.0                9.0                9.0
                                                               ---                ---                ---                ---
    Pro forma weighted average shares
     outstanding...................................           23.1               22.9               23.7               23.2
                                                               ---                ---                ---                ---
                                                               ---                ---                ---                ---

- ------------------------
(a) Excludes 1.3 million shares of non-voting special stock held by KIC, which was converted into Common Stock in December 1995.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

    Effect of the Merger on the shareholders of Alliance, assuming a stock price of $4.25, is as follows (shares in millions):

Shares of Common Stock outstanding at
 December 31, 1995.......................                                                             13.0
Shares of BGII common stock outstanding
 at December 31, 1995....................                           10.8
    Less the shares of BGII common stock
     already owned by Alliance...........                            1.0
                                                                     ---
      BGII common stock to be
       converted.........................                            9.8
                                                                     ---
                                                                     ---
Common Stock to be issued to BGII
 shareholders............................                                                              0.7
Common Stock to be issued to terminate
 contracts for certain BGII personnel....                                                              0.9
Common Stock to be sold in Private
 Placement...............................                                                              1.2
Common Stock to be issued in the
 Automatic Conversion....................                                                              9.0
                                                                                                       ---
    Pro forma total outstanding shares...                                                             24.8
                                                                                                       ---
                                                                                                       ---

    7.  SUPPLEMENTAL PRO FORMA INFORMATION

    Additional supplemental information regarding cash flow and fixed charges has been presented with adjustments consistent with those shown in the pro forma operating results. The earnings required to cover the Preferred Stock dividend fixed charge have been presented excluding the effects of income taxes due to the fact that the pro forma results of operations reflect losses from continuing operations, resulting in a computed effective tax rate from continuing operations that is not meaningful.

                            SUPPLEMENTAL ANALYSIS OF
                          ADJUSTED OPERATING CASH FLOW

    The Company believes that it is important to present supplementally an analysis of its Adjusted Operating Cash Flow, given the pro forma leverage ratio of the Company. Reference should be made to the Unaudited Pro Forma Condensed Combined Financial Information presented elsewhere herein. The information presented in the following schedule is being provided solely for the purposes of assisting a prospective investor in making an investment decision.

    The Company believes that this information is a useful adjunct to net income, cash flows and other generally accepted accounting principles ("GAAP") measurements. However, this supplemental information should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of the Company's performance or to GAAP-defined cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity.

    Alliance management has made certain adjustments to the combined operating income and has made further adjustments thereto to arrive at a measure of adjusted operating cash flow ("Adjusted Operating Cash Flow"). As is more fully described below, such adjustments consist of the elimination of certain charges that management has determined to be non-recurring or unusual, as well as adjustments made to reflect the most recent operating results of the Rainbow Casino by annualizing the most recent six month operating results (seasonally adjusted), and presenting such results as if they had occurred for each period presented. The concepts of non-recurring or unusual charges are not defined in GAAP. In making these adjustments, management considered non-recurring revenue items as well as non-recurring expense items. There can be no assurance that other unusual charges will not occur in the future.

             SUPPLEMENTAL ANALYSIS OF ADJUSTED OPERATING CASH FLOW
                             (DOLLARS IN THOUSANDS)

                                                                                      ESTIMATED
                                                   ALLIANCE               BGII         SYNERGY      ADJUSTED OPERATING
                                          --------------------------  -------------     COST      CASH FLOW AND PRO FORMA
                                          HISTORICAL    AS ADJUSTED    AS ADJUSTED     SAVINGS     NET INTEREST EXPENSE
                                          -----------  -------------  -------------  -----------  -----------------------
FISCAL YEAR ENDED JUNE 30, 1995
Operating Income (Loss).................   $  (4,261)    $   1,543      $  17,962
Depreciation and Amortization...........       9,520        10,413          8,482
Minority Interest.......................        (397)         (397)        --
Casino Royalty..........................        (810)       (3,431)        --
                                          -----------  -------------  -------------
                                           $   4,052         8,128         26,444
                                          -----------  -------------  -------------
                                          -----------
  Reclassification of Certain Direct
   Merger Costs.........................                     1,669            250
ADJUSTMENTS:
  Rainbow Operations....................                     5,219         --
  Other Unusual or Nonrecurring
   Charges..............................                     2,367          1,950
                                                       -------------  -------------
Adjusted Operating Cash Flow............                 $  17,383      $  28,644     $   5,000          $  51,027
                                                       -------------  -------------  -----------           -------
                                                       -------------  -------------  -----------           -------
Pro Forma Net Interest Expense..........                                                                 $  19,578
                                                                                                           -------
                                                                                                           -------
SIX MONTH PERIOD ENDED DECEMBER 31, 1994
Operating Income (Loss).................   $  (1,861)    $   1,214      $   6,683
Depreciation and Amortization...........       4,613         5,519          4,608
Minority Interest.......................        (169)         (169)        --
Casino Royalty..........................      --            (1,665)        --
                                          -----------  -------------  -------------
                                           $   2,583         4,899         11,291
                                          -----------  -------------  -------------
                                          -----------
ADJUSTMENTS:
  Rainbow Operations....................                     3,307         --
  Other Unusual or Nonrecurring
   Charges..............................                    --                800
                                                       -------------  -------------
Adjusted Operating Cash Flow............                 $   8,206      $  12,091     $   2,500          $  22,797
                                                       -------------  -------------  -----------           -------
                                                       -------------  -------------  -----------           -------
Pro Forma Net Interest Expense..........                                                                 $   9,786
                                                                                                           -------
                                                                                                           -------
SIX MONTH PERIOD ENDED DECEMBER 31, 1995
Operating (Loss)........................   $  (3,524)    $  (3,724)     $  (2,915)
Depreciation and Amortization...........       4,906         4,906          5,079
Minority Interest.......................        (276)         (276)        --
Casino Royalty..........................      (1,908)       (1,908)        --
                                          -----------  -------------  -------------
                                           $    (802)       (1,002)         2,164
                                          -----------  -------------  -------------
                                          -----------
  Reclassification of Certain Direct
   Merger Costs.........................                     9,437          1,750
ADJUSTMENTS:
  Other Unusual or Nonrecurring
   Charges..............................                    --              4,266
                                                       -------------  -------------
Adjusted Operating Cash Flow............                 $   8,435      $   8,180     $   2,500          $  19,115
                                                       -------------  -------------  -----------           -------
                                                       -------------  -------------  -----------           -------
Pro Forma Net Interest Expense..........                                                                 $  10,097
                                                                                                           -------
                                                                                                           -------
TWELVE MONTH PERIOD ENDED DECEMBER 31,
 1995
Operating Income (Loss).................   $  (5,924)    $  (3,395)     $   8,364
Depreciation and Amortization...........       9,813         9,800          8,953
Minority Interest.......................        (504)         (504)        --
Casino Royalty..........................      (2,718)       (3,674)        --
                                          -----------  -------------  -------------
                                           $     667         2,227      $  17,317
                                          -----------  -------------  -------------
                                          -----------
  Reclassification of Certain Direct
   Merger Costs.........................                    11,106          2,000
ADJUSTMENTS:
  Rainbow Operations....................                     1,912         --
  Other Unusual or Nonrecurring
   Charges..............................                     2,367          5,416
                                                       -------------  -------------
Adjusted Operating Cash Flow............                 $  17,612      $  24,733     $   5,000          $  47,345
                                                       -------------  -------------  -----------           -------
                                                       -------------  -------------  -----------           -------
Pro Forma Net Interest Expense..........                                                                 $  19,889
                                                                                                           -------
                                                                                                           -------

    The above supplemental analysis should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information and the notes thereto. In this regard, for the year ended June 30, 1995 the Company's pro forma deficit of earnings to fixed charges was $0.5 million, and the pro forma deficit of earnings to fixed charges after the Preferred Stock dividend was $8.6 million. The Company's pro forma deficit of earnings to fixed charges, both before and after the Preferred Stock dividend, for the twelve months ended December 31, 1995 was $3.8 million, and $11.8 million, respectively. The Company's pro forma deficit of earnings to fixed charges, both before and after the Preferred Stock dividend, for the six-month period ended December 31, 1994 was $3.4 million and $7.3 million, respectively. The Company's pro forma deficit of earnings to fixed charges, both before and after the Preferred Stock dividend, for the six-month period ended December 31, 1995 was $6.7 million and $10.6 million, respectively.

    The direct Merger costs have been reclassified and presented in computing the separate company Adjusted Operating Cash Flow, as management believes that such presentation provides additional relevant information to the potential purchasers of the Company's securities, after eliminating direct costs related to the Merger.

    DIRECT MERGER COSTS. Both Alliance and BGII have incurred direct costs related to the Merger consisting of legal, accounting, and investment banking fees and related costs. For Alliance, such costs totalled $1.7 million, $9.4 million and $11.1 million for the year ended June 30, 1995, the six months ended December 31, 1995 and the twelve months ended December 31, 1995, respectively. BGII's direct costs incurred relating to the Merger totalled $0.2 million, $1.8 million and $2.0 million for the year ended June 30, 1995, the six months ended December 31, 1995 and the twelve months ended December 31, 1995, respectively.

    The adjustments which were made in determining the supplemental analysis of Adjusted Operating Cash Flow, which were not considered in the preceding Unaudited Pro Forma Condensed Combined Statements of Operations reflect the following:

    RAINBOW OPERATIONS. The final elements of the Rainbow Casino facility, consisting of an 89-room hotel and an amusement park and the completion of the casino exterior decor, parking, landscaping and signage, were not completed until July 1995, although the Rainbow Casino had been open without these amenities since July 1994. Although the hotel and amusement park are not owned or operated by Alliance, management believes that such facilities have contributed significantly to the recent strong financial results of the Rainbow Casino. Therefore Alliance management believes that the results of operations for the six months ended December 31, 1995 after considering seasonality (which management believes was immaterial) are more reflective of the property's ongoing results of operations. Accordingly, such results for the twelve months ended December 31, 1995 have been annualized based on the actual financial results for the six months ended December 31, 1995, as Alliance management believes that such results better portray the Rainbow Casino's contribution to Adjusted Operating Cash Flow. This annualization involves forward-looking statements that involve risks and uncertainties, including the risks of competition, gaming regulation and the other risks detailed in this Prospectus, including under "Risk Factors."

    BGII ONE-TIME COSTS. Certain charges incurred by BGII consist of costs relating to a regulatory investigation and legal proceedings in Louisiana totalling $1.0 million, legal costs related to a former executive totaling $0.5 million, and legal costs related to the "Bally" trade name litigation that were directly caused by the investigation totaling $0.2 million during the fiscal year ended June 30, 1995. For the six months ended December 31, 1994, these charges consisted of legal costs relating to Louisiana of $0.3 million and legal costs related to a former executive of $0.5 million. Results for the six months ended December 31, 1995 were adjusted for charges consisting of a reserve for German VAT taxes and the write-down of a building in Germany, which had been acquired in the purchase of a distributor and never used by Wulff, to its net realizable value in anticipation of its sale, totalling $1.8 million, as well as to adjust for legal costs relating to Louisiana of $0.7 million. During the year ended December 31, 1995, legal costs relating to Louisiana totalled $1.4 million, legal costs related to the "Bally" trade name litigation totaled $0.2 million, and charges in Germany were $1.8 million. Such costs are considered to be non-recurring.

    During the  year  ended  December  31, 1995,  BGII  entered  into  a  merger agreement with WMS, which was ultimately terminated to enter into the Merger Agreement with Alliance. Based on management's assessment and allocation of the total costs incurred for both the WMS and Alliance merger transactions one-time costs related to the WMS transaction were, $0.2 million, $1.8 million and $2.0 million for the fiscal year ended June 30, 1995, the six months ended December 31, 1995 and the twelve months ended December 31, 1995, respectively.

    ALLIANCE ONE-TIME COSTS. One-time charges incurred by Alliance consist of an executive signing bonus of $1.3 million paid in Common Stock and $1.1 million of termination costs for certain directors. These charges were incurred during the quarter ended June 30, 1995 and are therefore included as adjustments only for the twelve months ended June 30, 1995 and December 31, 1995.

    SYNERGY COST SAVINGS. Although management cannot precisely quantify future savings, the Company has identified and expects to realize synergy cost savings of approximately $5.0 million on an annual basis (primarily through the reduction of duplicative costs, such as facility, legal, accounting and compensation costs) as a result of the Merger. The Company further expects to incur approximately $1.0 million in one-time implementation costs in realizing these savings, which expenditures have been added back in arriving at the above supplemental analysis.

         FORECAST OF OPERATING INCOME AND ADJUSTED OPERATING CASH FLOW

    The following Forecast of Operating Income and Adjusted Operating Cash Flow (the "Forecast") is based on the expected combined operating data for Alliance and BGII for the twelve-month period ending December 31, 1996, to the best of management's knowledge and belief. The Forecast is based on the Company's current best estimates of expected results given the forecasted assumptions described in the Summary of Significant Assumptions and Accounting Policies for the Forecast for the period presented. The Forecast, which consists of forward-looking statements, is qualified by, and subject to, the assumptions set forth below and the other information contained in this Prospectus, and should be read in conjunction with the Summary of Significant Assumptions and Accounting Policies for the Forecast as well as the "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited historical consolidated financial statements and related notes thereto of Alliance and BGII included elsewhere herein.

    The Company does not intend to update or otherwise revise the Forecast to reflect events or circumstances existing or arising after the date of this Prospectus or to reflect the occurrence of unanticipated events. BGII's independent accountants, Coopers & Lybrand L.L.P., have neither examined nor compiled nor had any other involvement with the preparation of the Forecast and accordingly do not express an opinion or any other form of assurance with respect thereto, nor do they assume any responsibility for the Forecast. Independent accountants for Alliance, KPMG Peat Marwick LLP, have not examined the Forecast presented herein and, accordingly, do not express an opinion or any other form of assurance with respect thereto, and no other independent expert has examined the Forecast.

    The Forecast is based upon a number of estimates and assumptions that while presented with numerical specificity and considered reasonable by management of the Company, are inherently subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. The assumptions disclosed herein are those that the Company believes are significant to the Forecast and reflects management's judgment as of the date hereof. The Forecast is necessarily speculative in nature, and it is usually the case that one or more of the assumptions do not materialize. However, not all assumptions used in the preparation of the Forecast have been set forth herein. In addition, as disclosed elsewhere in this Prospectus under "Risk Factors", the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in the Forecast. Many of the factors disclosed under "Risk Factors" in this Prospectus could cause actual results to differ materially from those expressed in the Forecast. The Forecast and actual results will vary, and those variations may be material. Accordingly, the inclusion of the Forecast herein should not be regarded as a representation by the Company or any other person that the Forecast will be achieved. The Forecast is provided solely for the purposes of assisting a prospective investor in making an investment decision, and not for purposes of assessing equity value. The inclusion of the Forecast herein should not be regarded as a representation by the Company or any other person that the Forecast will be achieved. Prospective investors are cautioned not to place undue reliance on the Forecast.

    The Company was the sole preparer of the Forecast, which was prepared in accordance with guidelines established by the American Institute of Certified Public Accountants, except that it combines Alliance and BGII as if the Transaction had occurred and it omits the disclosure of non-operating items, income taxes, extraordinary items, net income and significant changes in financial position.

    The Forecast indicates Operating Income and Adjusted Operating Cash Flow, but it may not fully reflect the Company's ability to pay cash interest requirements because it does not reflect other cash obligations and requirements, such as mandatory payments on debt principal and preferred stock redemptions and dividends, and operating requirements relating to capital maintenance and expansion. Because the Forecast has been prepared on a combined basis, the Forecast does not account for the Company's holding company structure, which will result in cash flows earned at certain subsidiaries being unavailable for distribution to the Company, including to service indebtedness of the Company.

                          ALLIANCE GAMING CORPORATION
         FORECAST OF OPERATING INCOME AND ADJUSTED OPERATING CASH FLOW
               FORECASTED TWELVE MONTHS ENDING DECEMBER 31, 1996
WITH COMPARATIVE ANALYSIS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1994 AND 1995

                                                     COMPARATIVE ANALYSIS OF
                                                       OPERATING INCOME AND
                                                     ADJUSTED OPERATING CASH
                                                             FLOW (1)
                                                    --------------------------
                                                                                 FORECASTED OPERATING INCOME
                                                          TWELVE MONTHS             AND ADJUSTED OPERATING
                                                        ENDED DECEMBER 31,         CASH FLOW FOR THE TWELVE
                                                    --------------------------              MONTHS
                                                        1994          1995         ENDING DECEMBER 31, 1996
                                                    ------------  ------------  ------------------------------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING INFORMATION:
Revenues
  Gaming..........................................   $  129,690    $  147,590             $  163,389
  Food and Beverage Sales.........................        7,096         4,045                  4,189
  Net Equipment Sales.............................      236,245       249,329                258,379
                                                    ------------  ------------              --------
    Total Revenues................................      373,031       400,964                425,957
                                                    ------------  ------------              --------
Operating Costs
  Gaming..........................................       90,125        98,377                103,331
  Food and Beverage...............................        4,755         2,884                  3,150
  Equipment Sales.................................      152,582       157,800                158,804
  Selling, General and Administrative.............       91,808(2)      96,259(2)              110,412(2)
  Unusual Charges.................................       --             3,816                 --
  Depreciation and Amortization...................       22,618        22,719                 23,192
                                                    ------------  ------------              --------
      Total Operating Costs.......................      361,888       381,855                398,889
                                                    ------------  ------------              --------
Operating Income..................................       11,143        19,109                 27,068
                                                    ------------  ------------              --------
SUPPLEMENTAL INFORMATION:
Operating Income..................................       11,143        19,109                 27,068
Depreciation and Amortization.....................       22,618        22,719                 23,192
Casino Royalty....................................       (1,670)       (3,674)                (4,368)
Minority Interest.................................         (675)         (504)                  (920)
                                                    ------------  ------------              --------
  Subtotal........................................       31,416        37,650                 44,972
Adjustments:
  Rainbow Operations..............................       --             1,912(3)               --
  Other Unusual or Non-recurring Charges..........        2,856(4)       7,783(4)                1,000(5)
  Direct Merger Costs.............................       --            --                      8,944(6)
                                                    ------------  ------------              --------
Adjusted Operating Cash Flow......................   $   34,272    $   47,345             $   54,916
                                                    ------------  ------------              --------
                                                    ------------  ------------              --------
OTHER DATA:
  Net Interest Expense............................                                        $   20,600
                                                                                            --------
                                                                                            --------
  Mandatory Principal Payments....................                                        $    4,957
                                                                                            --------
                                                                                            --------
  Capital Expenditures............................                                        $   13,485
                                                                                            --------
                                                                                            --------

- ------------------------
(1) See Note 2 -- Presentation of Supplemental Comparative Information of the "Summary of Significant Assumptions and Accounting Policies for the Forecast."
(2) Includes selling, general and administrative costs for the twelve months ended December 31, 1994 and 1995 net of the following: direct Merger costs, the business development costs over the $3.0 million budgeted amount totaling $4.7 million and $12.1 million in 1994 and 1995, respectively and net synergy cost savings totaling $5.0 million in 1994 and 1995 and $4.0 million in 1996. See note (6) below for one-time $1.0 million costs to implement synergy cost savings. See note (6) below for the 1996 presentation which includes direct Merger costs.
(3) Represents adjustment to reflect Rainbow Casino's annualized results for the period net of incremental royalty.
(4) Reflects items determined by management to be unusual or non-recurring (which are also included in Total Operating Costs). The concepts of one-time or unusual charges are not defined in GAAP.
(5) For 1996, the non-recurring charges consist of the $1.0 million of one-time charges (which are included in Selling, General and Administrative costs) to implement the expected annual synergy cost savings (which are reflected in Total Operating Costs as well).
(6) Direct Merger Costs for 1996 have been included in Total Operating Costs and presented as an adjustment in computing the Adjusted Operating Cash Flow. See note (2) above for the presentation of direct Merger costs in 1994 and 1995.

See accompanying Summary of Significant Assumptions and Accounting Policies for
                                  the Forecast

                             SUMMARY OF SIGNIFICANT
                ASSUMPTIONS AND ACCOUNTING POLICIES FOR THE FORECAST FOR THE TWELVE-MONTH PERIOD ENDING DECEMBER 31, 1996

NOTE 1. -- INTRODUCTION
    The Forecast of Operating Income and Adjusted Operating Cash Flow for the twelve-month period ending December 31, 1996 and the accompanying related Summary of Significant Assumptions and Accounting Policies of Alliance Gaming Corporation and subsidiaries, after consummation of the Transaction, represent the Company's best estimate as of the date of the Forecast of Operating Income and Adjusted Operating Cash Flow of the Company for the first twelve months of combined operations (after elimination of all significant intercompany accounts and transactions). The Forecast reflects management's judgment, based on present circumstances, of the expected set of conditions and their expected courses of action, to the extent such conditions or action are anticipated to affect the results described in the Forecast.

    The assumptions described herein are those that management believes are significant to the Forecast or are the key factors upon which the results shown in the Forecast depend. However, not all assumptions used in the preparation of the forecast have been set forth herein. The estimates and assumptions, which though considered reasonable by management may not be achieved and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, including possible competitive responses, many of which are not within the control of the Company and are not possible to assess accurately. Therefore, the actual results achieved during the forecast period will vary from those set forth in the Forecast, and the variations may be material. Prospective investors are cautioned not to place undue reliance on the Forecast.

    The Forecast assumes that, among other things: (i) the proceeds of the Offerings and the Private Placement are used as contemplated in "Use of Proceeds;" (ii) there will be no change in generally accepted accounting principles that may have a direct material effect on the reporting of financial results of the Company; (iii) there will be no material changes made to gaming regulations that would affect the operations of the Company; and (iv) that management will realize the anticipated synergies. Management believes that these assumptions, when taken together with management's extensive experience in operating in such markets, provide a reasonably objective basis to forecast the Company's operations for the period presented.

    The Company does not intend to update or otherwise revise the Forecast to reflect events or circumstances existing or arising after the date hereof or to reflect the occurrence of unanticipated events. The Forecast is provided solely for the purposes of assisting a prospective investor in making an investment decision, and not for the purposes of assessing equity value.

    For a discussion of significant accounting policies see Note 1 of the Notes to the Alliance audited consolidated financial statements and the "Summary of Significant Accounting Policies" of the notes to the BGII audited consolidated financial statements included elsewhere in this Prospectus.

NOTE 2. -- PRESENTATION OF SUPPLEMENTAL COMPARATIVE INFORMATION
    For the purpose of assisting investors in evaluating the forecasted information, the Company has presented a Comparative Analysis for the twelve-month periods ended December 31, 1994 and 1995. The Statement of Operations Information in the Comparative Analysis for the twelve months ended December 31, 1995 has been derived from the Company's Unaudited Pro Forma Condensed Combined Statements of Operations and the Supplemental Information in the Comparative Analysis for the twelve months ended December 31, 1995 has been derived from the Supplemental Analysis of Adjusted Operating Cash Flow included elsewhere herein. The Comparative Analysis for the twelve months ended December 31, 1994 has been derived using accounting principles and assumptions consistent with those used in deriving the Comparative Analysis for the twelve months ended December 31, 1995, and includes adjustments for the planned reduction of the Company's ongoing development costs to $3.0 million per year, resulting in an adjustment for such period of $4.7 million, certain estimated synergy cost savings (net of one-time implementation costs) and items management believes to be one-time charges totaling $2.8 million, and assumes that the Rainbow Casino was owned since its opening in July 1994. The Comparative Analysis presented for the twelve-month periods ended December 31, 1994 and 1995 has been prepared by management to provide potential investors with additional information to analyze the Forecast and should not be construed as a presentation of actual historical results or expected future results. The "Unaudited Pro Forma Condensed Combined Financial Information," "Supplemental Analysis of Adjusted Operating Cash Flow" and the audited and unaudited historical consolidated financial statements and related notes thereto of Alliance and BGII included elsewhere herein should be read for additional information.

NOTE 3. -- OPERATING ASSUMPTIONS
    The assumptions disclosed herein are those that management believes are significant to the Forecast. There will be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

REVENUES AND COST OF SALES

GAMING MACHINE MANAGEMENT OPERATIONS

    NEVADA

    In its Nevada gaming machine management operations, Alliance selects, owns, installs, manages and services gaming devices (approximately 5,250 devices at December 31, 1995) in third-party owned local establishments such as taverns, restaurants, supermarkets, drug stores and convenience stores (approximately 520 locations at December 31, 1995).

    The Company has agreements with local bars, taverns, restaurants and convenience stores for either space leases or revenue-sharing arrangements. Under the revenue-sharing arrangements, the Company shares the revenues from the machines with the location operator, and with space leases the Company pays a fixed rental to the owner of the establishment and then the Company receives all of the revenues derived from the gaming devices. At December 31, 1995, the weighted average remaining term of the Company's revenue-sharing arrangements was approximately 3.9 years, and for space leases was approximately 2.9 years.

                  NEVADA GAMING MACHINE MANAGEMENT OPERATIONS

                                                                                                FORECASTED
                                                                                                  TWELVE
                                                                            TWELVE MONTHS         MONTHS
                                                                          ENDED DECEMBER 31,      ENDING
                                                                         --------------------  DECEMBER 31,
                                                                           1994       1995         1996
                                                                         ---------  ---------  ------------
                                                                         (DOLLARS IN THOUSANDS EXCEPT UNIT
                                                                                       DATA)
Average Number of Machines.............................................      5,180      5,288         5,482
Average Number of Locations............................................        504        521           541
Total Revenues.........................................................    $90,092    $91,949      $101,579
Costs and Expenses.....................................................    $76,248    $77,507       $85,582

    Gaming machine management revenues are a function of the average number of machines installed, times the average net win per machine. The revenues are assumed to increase due to the increase in the number of Alliance's machines installed, which reflects increased demand caused in part by Nevada's significant population growth trend. The Forecast assumes the renewal of 80% of the contracts expiring during the forecast period which the Company intends to retain. For the year ended June 30, 1995, the Company did not renew 17% of expiring agreements, including those the Company had determined to allow to lapse.

    Additionally, in December 1995, the Company implemented the Gambler's Bonus cardless slot player's club and player tracking system. The Company assumes, for the purpose of this Forecast, that there will be 88 locations, or an aggregate of 980 machines, installed at June 1996, increasing to 130 locations, or 1,490 machines, at December 1996. Consistent with results of previously installed machines linked to Gambler's Bonus, the Forecast assumes that there will be an increase in the average net win per machine at these locations. Consistent with contracts signed to date, the Forecast assumes that the contracts with the additional locations will allow the Company to receive a percentage of the increased gaming win generated by Gambler's Bonus in addition to its existing revenue participation. Forecasted results of the Nevada gaming operations are directly dependent upon the realization of these assumptions. Variations from the realization of these assumptions will have a material effect upon the forecasted results.

    The Forecast assumes that the Nevada gaming machine management operations costs and expenses (which include selling, general and administrative costs) related to gaming machine management are relatively stable as a percentage of revenues as compared to the 1995 levels.

    LOUISIANA

    VSI operates video poker devices in the greater New Orleans area under an exclusive agreement with the owner of the only full service thoroughbred horse racing facility and its 10 associated OTBs. The tenth OTB location opened in Metairie, Louisiana in October 1995, bringing the total number of machines in operation to approximately 700 (which is the assumed number of machines for the forecasted period). Only the operator of the full service horse racing facility may own OTBs.

                 LOUISIANA GAMING MACHINE MANAGEMENT OPERATIONS

                                                                                                   FORECASTED
                                                                                                     TWELVE
                                                                            TWELVE MONTHS ENDED      MONTHS
                                                                                DECEMBER 31,         ENDING
                                                                            --------------------  DECEMBER 31,
                                                                              1994       1995         1996
                                                                            ---------  ---------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
Average Number of Machines................................................        724        702          700
Total Revenues............................................................    $17,196    $15,739   $   16,946
Cost and Expenses.........................................................    $13,882    $11,921   $   12,985

    Revenues are assumed to increase as a result of the full year impact of the Metairie OTB location completed in October 1995.

    The Forecast assumes that the statute that permits the operation of unlimited numbers of video poker devices in pari-mutuel horse racing tracks and the associated OTB's is not adversely amended in the current Louisiana legislature session or changed by referendum. See "Risk Factors -- Strict Regulation by Gaming Authorities." Forecasted results of the Louisiana gaming operations are directly dependent upon the assumption concerning the pending legislation. An unfavorable result in legislation or referendum will have a material adverse effect upon the forecasted results.

    Pursuant to the terms of the VSI Loan (as defined), VSI may not pay cash dividends or make any distribution of its property. The loan, which had an outstanding balance of $3.4 million at December 31, 1995, amortizes quarterly until due in full in September 1998 and may be prepaid at any time without penalty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Forecast assumes that costs related to operation of the video poker devices in the greater New Orleans area (which include selling, general and administrative costs) are relatively stable as a percentage of revenues as compared to the 1995 levels.

CASINO OPERATIONS

    PLANTATION STATION
                         PLANTATION STATION OPERATIONS

                                                                                                      FORECASTED
                                                                                                        TWELVE
                                                                               TWELVE MONTHS ENDED      MONTHS
                                                                                   DECEMBER 31,         ENDING
                                                                               --------------------  DECEMBER 31,
                                                                                 1994       1995         1996
                                                                               ---------  ---------  ------------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT UNIT
                                                                                             DATA)
Average Number of Slot Machines..............................................        422        462          453
Win/Slot/Day.................................................................  $      46  $      38   $       41
Average Number of Table Games................................................          9          9            9
Win/Table/Day................................................................  $     260  $     219   $      225
Gaming Revenues..............................................................  $   8,892  $   8,209   $    8,645
Total Revenues...............................................................  $  12,847  $  12,183   $   12,653
Costs and Expenses...........................................................  $  10,425  $  10,150   $   10,555

    Total revenues include food and beverage sales, which are assumed to remain relatively stable compared to 1995; however, the food and beverage sales provide only minimal gross profit.

    The Forecast assumes that total revenues will experience a 4% increase from the previous year. Management assumes that the Sparks, Nevada gaming market will increase by 3% in 1996 compared to 5% growth for calendar 1995 as reported by the Nevada Gaming Control Board. In addition, because the negative impact on Plantation Station of a major street, sidewalk, and landscaping redevelopment project by the City of Sparks ended in December 1995, the Forecast assumes that revenues will increase in 1996. Forecasted results of the Plantation Station operations are directly dependent upon the realization of these assumptions. Variations from these assumptions will have a material effect upon the forecasted results.

    Management also assumes that the cost of operations at the Plantation Station will remain stable as a percentage of total revenues as compared to the 1995 levels.

    RAINBOW CASINO

                         RAINBOW CASINO OPERATIONS (A)

                                                                                                      FORECASTED
                                                                               TWELVE MONTHS ENDED      TWELVE
                                                                                                        MONTHS
                                                                                   DECEMBER 31,         ENDING
                                                                               --------------------  DECEMBER 31,
                                                                                 1994       1995         1996
                                                                               ---------  ---------  ------------
                                                                               (DOLLARS IN THOUSANDS EXCEPT UNIT
                                                                                             DATA)
TOTAL VICKSBURG MARKET
Number of Slots..............................................................      2,849      2,847        2,880
Number of Tables.............................................................        152        154          155
Win/Slot/Day.................................................................  $     124  $     142   $      153
  % CHANGE...................................................................     --          15.2%         7.4%
Win/Table/Day................................................................  $     851  $     789   $      730
  % CHANGE...................................................................     --          -7.2%        -7.5%
Win/Position/Day.............................................................  $     128  $     140   $      145
  % CHANGE...................................................................     --           9.2%         4.0%
RAINBOW
Number of Slots..............................................................        573        589          589
Number of Tables.............................................................         28         28           25
Win/Position/Day.............................................................  $      72  $     102   $      132
  % CHANGE...................................................................     --          42.7%        29.2%
Total Revenues...............................................................  $  10,433  $  29,069   $   36,400
Costs and Expenses...........................................................  $   7,918  $  18,995   $   23,540

- ------------------------
(a) The information for 1994 and 1995 represents the historical results of the Rainbow Casino, which opened in July 1994 and was not consolidated with Alliance until March 1995.

    The total gaming market for the Vicksburg Mississippi area is assumed to increase 5% to approximately $200 million for 1996. Management assumes that its location at Vicksburg Landing and the adjoining amenities enable the Rainbow Casino to attract visitors from the existing tourism market of the historic city of Vicksburg as well as a significant share of the local market. The Rainbow Casino market share is assumed to remain at its current 18% level which is up from 13% prior to the opening of the Days Inn Hotel, the Funtricity Entertainment Center and the restaurant in July 1995. Both the hotel and entertainment park are operated by third parties. Forecasted results of Mississippi gaming operations are directly dependent upon the realization of these assumptions. Variations from these assumptions will have a material effect upon forecasted results.

    The costs and expenses are assumed to remain stable as a percentage of gaming revenues as compared to the 1995 levels.

NET EQUIPMENT SALES

    Forecasted net equipment sales revenues includes the operating results from Gaming, Systems and Wulff. There are numerous factors which affect any forecast of net gaming equipment sales, including gaming regulatory factors and casino or arcade patron preferences. The impact of such factors on the Company will be material.

    GAMING

    Net equipment sales reflect the sales of video and reel-type gaming machines to casinos in various jurisdictions, including casinos in Nevada and Atlantic City, riverboats, Native American casinos, and international markets. Net equipment sales is a function of the number of unit sales and the net sales price per unit. Gaming results include GmbH and BGI Australia Pty Limited along with certain reclassifications from historical presentation.

                                     GAMING

                                                                                                      FORECASTED
                                                                                                        TWELVE
                                                                              TWELVE MONTHS ENDED       MONTHS
                                                                                  DECEMBER 31,          ENDING
                                                                             ----------------------  DECEMBER 31,
                                                                                1994        1995         1996
                                                                             ----------  ----------  ------------
                                                                                    (DOLLARS IN THOUSANDS)
UNIT SALES
United States..............................................................      17,126      12,586       14,991
International..............................................................       4,499       5,498        5,509
                                                                             ----------  ----------  ------------
    Total..................................................................      21,625      18,084       20,500

Net Revenues...............................................................  $  118,659  $  111,849   $  122,483
Cost and Expenses..........................................................  $  111,655  $  105,944   $  111,733

    Although worldwide electronic gaming machine sales (for these purposes, primarily slot and video machines) decreased in 1995, management assumes that 1996 worldwide gaming machine sales will increase as a result of (1) three major casino openings in Las Vegas, (2) the opening of Indiana riverboat casinos and
(3) the expansion of certain other markets and the increasing demand for replacement machines. However, particularly in the case of non-traditional gaming markets, the timing and magnitude of electronic gaming machine sales is difficult to predict with accuracy. The Forecast assumes a relatively constant market share during the forecast period while Gaming's share during the past three years has grown significantly.

    The Forecast assumes gross margin increases during the forecast period due to a 1.5% increase in net unit price, continued reduction in the new material cost per unit (although at a lower rate than experienced during the past two years) and improved manufacturing efficiencies as a result of higher production levels during the forecast period than during the year ended December 31, 1995. Gaming's forecasted operating results are directly dependent upon the realization of these assumptions. The Forecast assumes selling, general and administrative expenses will increase as a result of increased product development and sales efforts. Variations from these assumptions will have a material effect upon forecasted results. As Gaming's manufacturing overhead costs and selling, general and administrative expenses are relatively fixed, variances from the forecasted unit sales impact margins to a greater extent than if such costs were predominantly variable.

    SYSTEMS

    Systems' revenues reflect the sales of computer hardware and computer software, as well as maintenance and upgrades of such computer equipment, to casinos in various jurisdictions, including Nevada and Atlantic City, riverboats, Native American casinos and, to a lesser extent, in international markets. Hardware and software sales are based on the contracts that Systems enters into with each of the individual casinos. Such contracts generally reflect pre-determined prices for goods and services provided by Systems. Maintenance revenues are generally a function of the total installed base of Systems' GMUs.

                                                                                                FORECASTED
                                                                                                  TWELVE
                                                                      TWELVE MONTHS ENDED         MONTHS
                                                                          DECEMBER 31,            ENDING
                                                                     ----------------------    DECEMBER 31,
                                                                        1994        1995           1996
                                                                     ----------  ----------  -----------------
                                                                                  (IN THOUSANDS)
Net Revenues.......................................................  $   13,386  $   20,681     $    20,565
Cost and Expenses..................................................  $    9,793  $   14,893     $    14,262

    Management assumes that revenues during the forecast period will be comparable to the prior year. The forecasted net revenues assumes that approximately 40% of Systems' sales result from product upgrades and expansions. The Forecast assumes gross margin will increase during the forecast period due to lower average discounts off list-price primarily due to a change in customer mix and the absence of a provision for product upgrades which was recorded during the year ended December 31, 1995. The forecast assumes selling, general and administrative expenses will increase approximately 13%. Systems' forecasted operating results are directly dependent upon the realization of these assumptions. Variations from these assumptions will have a material effect upon forecasted results. In particular, because Systems' revenues are concentrated in a relatively small number of customers, a change in circumstantial delay or other change in a small number of orders will materially impact Systems' operating results.

    WULFF

    Wulff sales reflect the sales of new and used wall machine units, third-party wall machines, pinball machines and other related amusement devices and used equipment primarily in Germany to various arcades, taverns, hotels and amusement galleries. Wulff's revenues are a function of the number of unit sales and the sales price per unit.

                                WULFF OPERATIONS

                                                                                                      FORECASTED
                                                                                 TWELVE MONTHS          TWELVE
                                                                                     ENDED              MONTHS
                                                                                  DECEMBER 31,          ENDING
                                                                             ----------------------  DECEMBER 31,
                                                                                1994        1995         1996
                                                                             ----------  ----------  ------------
                                                                                    (DOLLARS IN THOUSANDS)

New Wall Machine Units.....................................................      13,100      12,000       12,000

Net Revenues (all machines)................................................  $  104,147  $  116,782   $  115,331
Cost and Expenses..........................................................  $   88,572  $  101,610   $   98,495

    The Forecast assumes that new wall machine revenues for the first six months of 1996 will be adversely affected by an industry down-turn caused by regulations imposed in Germany limiting the number of wall machines per square meter in arcade locations effective January 1, 1996, thereby reducing sales opportunities. The Forecast assumes demand for new wall machines to continue to be lower during the first half of the forecast period than during the first half of 1995, but to increase, and exceed the 1995 level of demand in the second half of the forecast period principally due to the expected impact of new regulations going into effect on January 1, 1997, which will require all wall machines in use to have meters to monitor the amount inserted by players and paid out by the machine. There can be no assurance that the down-turn in the first half of 1996 will be less than the down-turn in the last half of 1995, nor that the down-turn is solely related to the regulatory change, and, accordingly, temporary in nature. Further, there can be no assurance that the forecasted positive impact of the 1997 regulations will be realized or that demand will increase as forecasted.

    The Forecast assumes gross margin will increase during the forecast period due to lower raw material costs per unit partially offset by a lower average price per unit. Wulff's forecasted operating results will be directly dependent upon the realization of these assumptions. The Forecast assumes selling, general and administrative expenses will remain relatively constant. Variations from the realization of these assumptions will have a material effect upon forecasted results. As Wulff's manufacturing overhead costs and selling, general and administrative expenses are relatively fixed, variances from forecasted unit sales could impact margins to a greater extent than if such costs were predominantly variable.

OTHER OPERATING COSTS AND EXPENSES (ALL BUSINESS UNITS)

    The Forecast gives effect to assumed cost savings as a result of Merger synergies and further assumes a reduction in corporate development costs, all on the basis reflected under "Supplemental Analysis of Adjusted Operating Cash Flow." In contrast to the actual results presented in the Comparative Analysis for 1995, the Forecast assumes no charges will be incurred of the sort reflected in the "Supplemental Analysis of Adjusted Operating Cash Flow" as "Other Unusual or Non-recurring Charges," although the concepts of non-recurring or unusual charges are not defined under GAAP. In developing the Forecast, management included anticipated Merger costs for the forecast period, and reviewed the Comparative Analysis period for non-recurring revenue items as well as non-recurring expense items. The Forecast assumes that sales and distribution expense, research and development and Wulff expenses will increase by $1.5 million, $1.3 million and $1.5 million, respectively, over 1995 levels. The forecast of other operating costs and expenses are particularly dependent upon the assumptions concerning synergy cost savings and reduction of corporate development costs. There is a possibility that a variation from the assumed savings may occur, and the effect may be material. Assumptions for forecasted overhead levels and certain other expenses as reflected above (E.G., for litigation costs) may be subject to factors substantially outside of its control, to a greater degree than assumptions regarding its business units' revenues and cost of sales.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are expected to continue to be charged to earnings on substantially the same basis as has been done historically. There are no significant capital additions expected during the forecast period, nor is there any expected material change to depreciation or amortization rates. Capital replacement is expected to continue during the year at a moderate rate. The Forecast also gives effect to expected increases in amortization of goodwill and other assets resulting from the Merger.

CAPITAL EXPENDITURES

                                                                                                     FORECASTED
                                                                                                       TWELVE
                                                                              TWELVE MONTHS ENDED      MONTHS
                                                                                  DECEMBER 31,         ENDING
                                                                              --------------------  DECEMBER 31,
                                                                                1994       1995         1996
                                                                              ---------  ---------  ------------
                                                                                        (IN THOUSANDS)
Gaming......................................................................  $   1,522  $     879   $      750
Systems.....................................................................        626        294          276
Wulff.......................................................................      7,389      7,067        5,682
Gaming Machine Management...................................................      6,166      7,773        5,132
Casinos.....................................................................        644      3,803        1,580
Other.......................................................................      1,169        444           65
                                                                              ---------  ---------  ------------
    Total...................................................................  $  17,517  $  20,260   $   13,485
                                                                              ---------  ---------  ------------
                                                                              ---------  ---------  ------------

    Management believes that it has substantial discretion to reduce forecasted levels of capital expenditures without materially reducing operating results for the forecasted period, principally in the case of the Gaming Machine Management and Casino expenditures. The significant capital expenditures in 1994 and 1995, including upgrading the Plantation Casino, completing the Rainbow Casino and upgrading the Gaming Machine Management installed base, are assumed to further enhance the Company's ability to reduce 1996 capital expenditures on a discretionary basis. Management estimates the minimum level of capital expenditures for maintenance purposes is approximately $8.0 million.

NOTE 4. -- ADJUSTED OPERATING CASH FLOW BY BUSINESS UNIT

    The following is a reconciliation of the historical EBITDA by business unit to the combined Adjusted Operating Cash Flow:

                                                              TWELVE MONTHS ENDED DECEMBER        FORECASTED
                                                                          31,                TWELVE MONTHS ENDING
                                                             ------------------------------      DECEMBER 31,
                                                                  1994            1995               1996
                                                             --------------  --------------  --------------------
                                                                                (IN THOUSANDS)
EBITDA by Business Unit:
  Gaming Machine Management................................  $       17,159  $       18,260     $       19,957
  Casinos..................................................           2,927          10,546             14,958
  Gaming...................................................           7,004(a)          5,905(a)            10,750
  Systems..................................................           3,593           5,788              6,303
  Wulff....................................................          15,575          15,172             16,836
  Alliance Corporate Administrative Expense................         (10,609)         (8,912)            (5,800)
  Alliance Development Expense.............................          (7,694)        (15,072)           (10,944)
  BGII Corporate Administrative Expense....................          (4,520)         (3,732)            (4,800)
  Discontinued Operations/Other............................          (1,378)           (933)                --
  Casino Royalty...........................................              --          (2,718)            (4,368)
  Minority Interest........................................            (675)           (504)              (920)
  BGII Unusual Charges.....................................              --          (5,816)            (2,000)
                                                             --------------  --------------  --------------------
Combined EBITDA............................................          21,382          17,984             39,972
Adjustments:
  Direct Merger Costs......................................              --          13,106(b)             8,944(b)
  Alliance Development Expense Reductions..................           4,694             966                 --
  Rainbow Operations.......................................             340(c)          2,506(c)                --
  Unusual or Nonrecurring Charges..........................           2,856(d)          7,783(e)             1,000(f)
  Synergy Costs Savings....................................           5,000           5,000              5,000
                                                             --------------  --------------  --------------------
Adjusted Operating Cash Flow...............................  $       34,272  $       47,345     $       54,916
                                                             --------------  --------------  --------------------
                                                             --------------  --------------  --------------------

- ------------------------
(a) Includes certain charges incurred by Gaming and not reflected as "BGII Unusual Charges" above, consisting of costs relating to a regulatory investigation and legal proceedings in Louisiana totalling $0.3 million and $1.4 million for the years ended December 31, 1994 and 1995 respectively.
(b) For the twelve months ended December 31, 1995, $11.1 million of direct Merger costs are included in Alliance Development Expense and $2.0 million in BGII Unusual Charges. For the Forecasted Twelve Months Ending December 31, 1996, $6.9 million of direct Merger costs are included in Alliance Development Expense and $2.0 million in BGII Unusual Charges.
(c) To adjust to reflect the operating results of the Rainbow Casino as if owned during all of 1994 and 1995 and to reflect the most recent operating results of the Rainbow Casino, presented as if such results had occurred for all of 1995 (including an adjustment for additional casino royalty expense of approximately $1.7 million and $1.0 million, respectively).
(d) Includes legal costs included as BGII Corporate Administrative Expense related to a former executive totalling $0.5 million and $0.3 million incurred by Gaming relating to a regulatory investigation and legal proceedings in Louisiana and a reserve for discontinued operations of $2.0 million for Alliance included in Alliance Corporate Administrative Expense.
(e) Includes one-time charges included in Alliance Corporate Administrative Expense consisting of an executive signing bonus of $1.3 million paid in Common Stock and $1.1 million of termination costs for certain officers and directors, which were incurred during the quarter ended June 30, 1995. Also includes $1.4 million incurred by Gaming relating to a regulatory investigation and legal proceedings in Louisiana, and $0.2 million included in BGII Corporate Administrative Expense for legal costs related to the "Bally" trade name litigation. Also includes BGII unusual charges of $2.0 million in costs related to the merger agreement with WMS, a provision of $0.8 million at Wulff to writedown to net realizable value the carrying value of a building to be sold and a provision of $1.0 million to increase Wulff's tax reserves primarily for V.A.T.
(f) Includes $1.0 million of one-time charges to implement the expected annual synergy cost savings.

NOTE 5. -- MANDATORY PRINCIPAL PAYMENTS
    Because the Forecast has been prepared on a consolidated basis, the Forecast does not account for the Company's holding company structure, which will result in cash flows earned at certain subsidiaries being unavailable for distribution to the Company, including to service indebtedness of the Company during the forecast period. Mandatory principal payments for the twelve months ending December 31, 1996 (all of which relate to indebtedness of subsidiaries) consist of the following:

                                                                                                    (IN THOUSANDS)
VSI Loan..........................................................................................     $   1,074
Rainbow Casino debt...............................................................................         2,810
Other.............................................................................................            73
                                                                                                          ------
                                                                                                       $   3,957
                                                                                                          ------
                                                                                                          ------

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

             SELECTED HISTORICAL FINANCIAL INFORMATION OF ALLIANCE

    The following table sets forth selected consolidated financial information of Alliance as of and for the fiscal years ended June 30, 1991, 1992, 1993, 1994 and 1995, and as of and for the six months ended December 31, 1994 and 1995. The historical financial information of Alliance as of June 30, 1991, 1992 and 1993 and for the years ended June 30, 1991 and 1992 as set forth below has been derived from the audited consolidated financial statements of Alliance not included in this Prospectus. The results for the period ended December 31, 1995 will not necessarily be indicative of the results for the fiscal year ended June 30, 1996, and in the opinion of Alliance, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth herein. The table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Combined Financial Information", the audited consolidated financial statements of Alliance and the unaudited interim condensed consolidated financial statements of Alliance, including the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                                                                    SIX MONTHS
                                                                                                                ENDED DECEMBER 31,
                                                                     FISCAL YEARS ENDED JUNE 30,
                                                        -----------------------------------------------------  --------------------
                                                          1991       1992       1993       1994       1995       1994       1995
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:

REVENUES:
  Gaming:
    Routes............................................  $  77,150  $  77,940  $  96,282  $ 102,830  $ 106,827  $  52,511  $  52,621
    Casinos and Taverns...............................     11,281     11,560     12,526     15,679     21,287      7,861     21,679
  Food and Beverage Sales.............................      3,120      3,376      4,184      4,480      3,847      1,950      1,923
  Net Equipment Sales(1)..............................        214        379         99         65         27         16          6
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           91,765     93,255    113,091    123,054    131,988     62,338     76,229
COSTS AND EXPENSES:
  Cost of Gaming:
    Routes............................................     58,299     58,585     72,614     76,332     79,875     39,214     40,361
    Casinos and Taverns...............................      8,528      8,459      8,667     11,871     11,436      4,653      9,887
  Cost of Food and Beverage...........................      2,249      2,367      2,876      3,084      2,795      1,414      1,426
  Cost of Equipment Sales.............................        151        284         49         20         12          9          1
  Selling, General and Administrative.................      8,059      8,950     12,667     13,555     14,633      6,486      9,398
  Business Development Costs..........................     --         --            900      1,192      7,843      3,508     10,737
  Corporate Expenses..................................      7,567      5,290      6,191      7,882      9,735      4,302      3,037
  Bad Debt Expense....................................      4,845        539        461        705        400     --         --
  Write-off of Inventories, Intangibles and Other
   Assets.............................................      4,982     --         --         --         --         --         --
  Loss on Abandoned Casinos...........................      7,847      2,307     --          3,713     --         --         --
  Loss on Abandoned Taverns...........................     --         --         --          2,638     --         --         --
  Depreciation and Amortization.......................      7,092      7,355      8,718      9,530      9,520      4,613      4,906
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost and expenses...........................    109,619     94,136    113,143    130,522    136,249     64,199     79,753
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Loss........................................    (17,854)      (881)       (52)    (7,468)    (4,261)    (1,861)    (3,524)

OTHER INCOME (EXPENSE):
  Interest Income.....................................      1,750      1,324        998      2,084      2,798      1,504        818
  Interest Expense....................................     (4,663)    (4,505)    (5,046)    (6,830)    (8,133)    (3,915)    (4,288)
  Other Net...........................................     (1,007)      (618)       450       (673)      (890)      (455)    (1,649)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss Before Income Taxes..............................    (21,774)    (4,680)    (3,650)   (12,887)   (10,486)    (4,727)    (8,643)
Income Tax (Expense) Benefit..........................      5,958     --         --           (241)      (265)      (290)      (788)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net Loss..........................................  $ (15,816) $  (4,680) $  (3,650) $ (13,128) $ (10,751) $  (5,017) $  (9,431)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Loss Per Common Share.............................  $   (1.73) $   (0.51) $   (0.38) $   (1.28) $   (0.95) $   (0.45) $   (0.79)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted Average Common Shares Outstanding............      9,151      9,248      9,696     10,251     11,300     11,101     11,859
Deficit of Earnings to Fixed Charges(2)...............  $ (21,744) $  (4,680) $  (3,650) $ (12,887) $ (10,487) $  (4,726) $  (8,644)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro Forma Ratio of Earnings to Fixed Charges (2)......     --         --         --         --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                             AT JUNE 30,                         AT DECEMBER 31,
                                                        -----------------------------------------------------  --------------------
                                                          1991       1992       1993       1994       1995       1994       1995
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
Cash and Cash Equivalents.............................  $   5,774  $  10,239  $   9,580  $  37,085  $  13,734  $  28,189  $  15,729
Securities Available for Sale.........................     --         --         --         12,489     23,680     12,596     13,739
Net Working Capital...................................     10,450     11,557      7,991     50,926     31,552     40,087     20,109
Total Assets..........................................     79,024     75,594     73,768    119,416    126,348    115,353    116,872
Total Long-term Debt, including
 Current Maturities...................................     44,450     43,282     44,798     90,726    101,397     89,375    100,106
Total Stockholders' Equity (Deficiency) (2)...........     27,008     23,660     22,665     15,099      9,985     13,917       (717)

- ------------------------------
(1) Includes sales to related parties of $86 (1991), $236 (1992), $2 (1993),  $6
    (1994), $0 (1995).

(2) For the twelve months ended June 30, 1995 and six months ended December 31, 1994 and 1995, the pro forma deficit of earnings to fixed charges was $(530), $(3,414) and $(6,676), respectively. No dividends were paid by Alliance during any period presented.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF BGII

    The following table sets forth selected financial information of BGII (consolidated for the periods 1992 through 1995 and combined for 1991), as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, of which certain periods are included elsewhere in this Prospectus. See "Basis of Presentation and Description of Business" in BGII's Notes to Consolidated Financial Statements. The historical financial information of BGII as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 as set forth below has been derived from the audited financial statements of BGII not included in this Prospectus. The selected historical consolidated financial data for periods prior to November 18, 1991 (the date BGII completed its initial public offering of common stock), present, on a historical cost basis, the financial position and results of operations of the subsidiaries and divisions of BEC which formerly conducted operations as Gaming, Systems and Wulff. This table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Information" and the audited consolidated financial statements of BGII, including the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1991       1992      1993(1)    1994(1)    1995(1)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues......................................................  $ 153,648  $ 163,781  $ 168,707  $ 236,192  $ 249,312(2)
Cost of Sales.................................................    102,357     99,906    121,710(3)   157,059   163,131(2)
Selling, General and Administrative Expenses..................     36,725     46,348     57,357(4)    59,989    65,289
Provision for Doubtful Receivables............................      2,176      3,597      8,176(5)     5,763     6,712(2)
Unusual Charges...............................................     --         --         --         --          5,816(6)
Interest Expense, Primarily Charged by BEC in 1991............      1,602      1,951      4,424      6,768      6,853
Provision for Income Taxes....................................      5,784      6,725      4,242      2,820      4,904
                                                                ---------  ---------  ---------  ---------  ---------
Income (Loss) before Extraordinary Gain.......................      5,004      5,254    (27,202)     3,793     (3,393)
Extraordinary Gain on Early Extinguishment of Debt............     --         --          3,759     --         --
                                                                ---------  ---------  ---------  ---------  ---------
Net Income (Loss).............................................  $   5,004  $   5,254  $ (23,443) $   3,793  $  (3,393)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Income (Loss) Per Share before Extraordinary Gain.............  $    0.48  $    0.50  $   (2.54) $    0.35  $   (0.31)
Extraordinary Gain on Early Extinguishment of Debt Per
 Share........................................................     --         --           0.35     --         --
                                                                ---------  ---------  ---------  ---------  ---------
Net Income (Loss) Per Share...................................  $    0.48  $    0.50  $   (2.19) $    0.35  $   (0.31)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Pro Forma Net Income..........................................  $   2,435(7) $  --    $  --      $  --      $  --
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Pro Forma Net Income Per Share................................  $    0.23(7) $  --    $  --      $  --      $  --
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Average Number of Common Shares Outstanding...................     10,450     10,573     10,685     10,727     10,776
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and Cash Equivalents.....................................  $  14,429  $   9,800  $   5,436  $   9,204  $   5,526
Working Capital...............................................     69,350     82,481     83,009     95,772     97,357
Property, Plant and Equipment, Net............................     19,650     18,695     24,042     24,358     23,244
Total Assets..................................................    131,342    150,805    170,830    192,242    194,316
Long-term Debt, Including Current Maturities..................      7,186     25,950     62,458     69,762     69,944
Stockholders' Equity..........................................     98,605    101,277     74,879     85,883     88,410

- ------------------------------
(1) Includes results from the acquisition of a distribution business by Wulff in January 1993.

(2) Includes the impact of sales returns of $0.3 million and a provision for doubtful receivables of $0.9 million recorded in the second quarter of 1995 by Gaming related to two riverboats at the River City Complex in New Orleans which filed for bankruptcy.

(3) Includes $6.2 million in charges to increase inventory valuation reserves in 1993 principally related to inventory originally intended for sale in the Louisiana video lottery terminal market.

(4) Includes $1.2 million in charges related to a management reorganization at Gaming in 1993.

(5) Includes a provision for doubtful receivables totaling $5.1 million recorded by Gaming in 1993 related to a former distributor who filed for bankruptcy during the second quarter of 1993.

(6) Includes $4.0 million in merger transaction costs and related litigation expenses, a provision of $0.8 million at Wulff to writedown to net realizable value the carrying value of a building to be sold and a provision of $1.0 million to increase Wulff's tax reserves primarily for value added taxes.

(7) Includes pro forma income tax information for the year ended December 31, 1991 to reflect the provision for income taxes and net loss as if Gaming and Systems had filed separate income tax returns. The pro forma information assumes that Gaming and Systems would have been unable to utilize such operating losses on a carry back basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The following discussion provides an assessment of the liquidity and capital resources of Alliance, the pro forma liquidity and capital resources of the Company, and the results of operations of each of Alliance and BGII. The discussion should be read in conjunction with the audited consolidated financial statements of Alliance and BGII, and the unaudited interim condensed consolidated financial statements of Alliance, in each case including the notes thereto, which are included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES OF ALLIANCE

    At December 31, 1995, Alliance had working capital of approximately $20,109,000, a decrease of approximately $11,637,000 from June 30, 1995. The decrease in working capital is due in part to a decrease in cash and cash equivalents which were used to fund development activities in connection with Alliance's business strategy. As of December 31, 1995, Alliance had $29,468,000 in cash, cash equivalents and securities available for sale, of which approximately $7,000,000 is necessary to fund ongoing gaming operations in the ordinary course of business. At June 30, 1995, Alliance had working capital of approximately $31,746,000 and $37,414,000 in cash, cash equivalents and securities available for sale.

    For the six months ended December 31, 1995, Alliance incurred development costs associated with pursuing Alliance's business developmental strategy relating to mergers and acquisition of approximately $10,737,000 consisting of $9,437,000 of direct costs incurred related to the Merger and the previous tender offer and consent solicitation by Alliance and $1,300,000 of salaries and administrative costs of the mergers and acquisitions unit. During fiscal 1995, Alliance incurred approximately $7,843,000 in expenses associated with pursuit of Alliance's business strategy, of which $1,669,000 related to the Merger. Alliance's business strategy is to use its strengthened management team, diversified gaming expertise and business and investment community relationships to develop new opportunities in the operation of land-based, dockside and riverboat casinos (including Native American casinos), gaming systems and technology and the supply and management of electronic gaming machines.

    On July 16, 1994 the Rainbow Casino located in Vicksburg, Mississippi permanently opened for business. In connection with the completion of the casino and the acquisition of its original 45% limited partnership interest in RCVP, the partnership which owns the casino, through a wholly-owned subsidiary, Alliance funded a $3,250,000 advance to the Rainbow Casino Corporation, an unaffiliated Mississippi corporation ("RCC"), on the same terms as RCC's financing from Hospitality Franchise Systems, Inc. ("HFS") (other than the fact that such advance is subordinate to payments due to HFS and the HFS financing is secured).

    The HFS financing provided to RCC on August 3, 1993 consisted of a $7.5 million loan which is secured by a first priority lien on all of the assets of the project. The terms of the HFS financing provide that, in connection with the loan and certain marketing services provided by HFS to RCC, RCC will pay to HFS a royalty based upon the casino's annual gross gaming revenues of 12% on the first $40 million, 11% on the next $10 million, and 10% thereafter, which royalty is also secured by a lien on the assets of the project. See "Business--Casino Operations."

    On March 29, 1995, Alliance consummated certain transactions whereby Alliance acquired from RCC the controlling general partnership interest in RCVP and increased its limited partnership interest. In exchange for commitments by Alliance and National Gaming Mississippi, Inc. ("NGM"), a subsidiary of National Gaming Corporation, to provide additional financing (up to a maximum of $2,000,000 each) to be used, among other things, for the completion of certain elements of the project which survived the opening of the casino (for which RCC was to have been responsible, but failed to satisfy) and for a $500,000 payment paid to HFS as a waiver fee, a commitment by Alliance to fund any additional capital necessary for the completion, upgrading or working capital of the project, the following occurred: (i) a subsidiary of Alliance became the general partner and RCC became the limited partner of RCVP and (ii) the respective partnership interests were adjusted. As of December 31, 1995, amounts outstanding under the HFS facility and the related financings aggregated $9.7 million. As adjusted, RCC is entitled to receive 10% of the net available cash flows (which amount shall increase to 20% of cash flow from gaming revenues above $35,000,000 (i.e. only on such incremental amount)), for a period of 15 years, such period being subject to one year extensions for each year in which a minimum payment of $50,000 is not made. In addition, if during any continuous 12-month period until December 31, 1999 the casino achieves earnings from the project of at least $10.5 million before deducting depreciation, amortization, certain debt payments and substantially all taxes, then Alliance will be obligated to pay to certain principals of the original partnership an amount aggregating $1 million in cash or shares of Common Stock. Since March 29, 1995 the results of operations of the Rainbow Casino have been consolidated.

    Alliance and Casino Magic Corporation, through wholly-owned subsidiaries, are members in KGP and KFP, both Kansas limited liability companies. Under an option agreement (the "Option Agreement") granted to KGP by Camptown and The Racing Association of Kansas-Southeast ("TRAK Southeast"), KGP has been granted the exclusive right, which right expires on September 13, 2013, to operate gaming machines and/or casino-type gaming at Camptown's racing facility in Frontenac, Kansas if and when such gaming is permitted in Kansas. In December 1994, Camptown received a $3,205,000 loan from Boatmen's Bank which was guaranteed by KFP. Alliance and Casino Magic Corporation each invested $1,580,000 in KFP which amounts were used by KFP to purchase a certificate of deposit to collateralize its guaranty. Construction of Camptown's racing facility has been completed and the facility opened for business in May 1995. The racing facility was temporarily closed on November 5, 1995 due to poor financial results. Camptown filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 1996 and has stated its intention to reopen for business following bankruptcy reorganization. Boatmen's Bank demanded payment of the Camptown loan from KFP under the terms of the guaranty. KFP paid the loan and Boatmen's Bank returned KFP's certificate of deposit and KFP assumed Boatmen's Bank's position in the loan to Camptown which is secured by a second mortgage on Camptown's greyhound racing facility in Frontenac, Kansas. TRAK Southeast and Camptown continue to be bound by the Option Agreement. KFP intends to vigorously pursue all of its rights and remedies which may include, among other things, seeking authority from the bankruptcy court to commence a foreclosure action. In the case of a foreclosure action, KFP would be required to assume or pay the existing first mortgage of approximately $2,000,000 if KFP becomes the purchaser at any such sale. Alliance intends to continue to monitor its investment in KFP. The Kansas legislature has considered gaming bills during the 1996 session although none have passed. There can be no assurance that gaming of any type will ever be legalized in Kansas.

    In March 1992, Alfred H. Wilms committed to provide to VSI, a majority-controlled subsidiary of Alliance, a subordinated loan of up to $6.5 million dollars (the "VSI Loan"). The VSI Loan, as amended, bears interest at a rate equal to the London Interbank Offered Rate for a period of ninety days plus 2%, payable quarterly, and is due on September 21, 1998. The VSI Loan is secured by liens in favor of N.V. Continental Trust Company ("CTC"), an affiliate of Mr. Wilms, on substantially all of VSI's assets. Pursuant to the terms of the VSI Loan, VSI may not pay cash dividends or make any distribution of its property.
Alliance also issued to Mr. Wilms warrants to purchase 2,000,000 shares of Common Stock at $2.50 per share in connection with such loan which expire on September 1, 1998 (the "Wilms Warrants"). As of December 31, 1995, there was an outstanding balance of $3.4 million on this loan. See "Certain Relationships and Related Transactions."

    Cash provided by operations for the six months ended December 31, 1995 decreased by approximately $1,588,000 from amounts reported for the same period in 1994. The change is primarily due to an increase in business development costs over the same period from the prior year of $7,229,000, primarily related to the Merger, partially offset by an increase in cash provided by the casino operations of approximately $5,700,000 attributable to the Rainbow Casino.

    Cash   provided  by  operations  for  fiscal  1995  decreased  approximately
$8,105,000 from fiscal 1994. Included in fiscal 1994's cash provided by operations was a non-recurring gain of $3,600,000 associated with the termination of Alliance's letter agreement with Capital Gaming International, Inc. ("Capital Gaming"), which concerned the Company's proposed equity investment in Capital Gaming, and the payment by Capital Gaming of $4,000,000 (offset by transaction expenses) to the Company in connection therewith, and

$6,351,000 of charges related to Alliance's decision to exit the downtown Las Vegas gaming market and dispose of its tavern operations. Exclusive of these items, expenditures related to supporting Alliance's business strategy relating to mergers and acquisitions in fiscal 1995 increased approximately $3,051,000 from fiscal 1994. Long-term accrued expenses decreased by approximately $1,031,000 from fiscal 1994 as Alliance paid rent and other exit expenses against the amounts accrued in fiscal 1994 as noted above. The remaining increase in accrued expenses accounted for the use of cash in the amount of $4,710,000. These uses of cash were partially offset by an increase in cash flows from operations of approximately $2,666,000 from Alliance's ongoing business operations and an operating cash contribution of approximately $3,089,000 from the first year of operations by the Rainbow Casino. Significant non-cash items added back to cash flows from operations for fiscal 1995 include $1,313,000 in non-cash compensation expense and $1,075,000 related to certain service contracts and termination costs.

    Cash provided by investing activities for the six months ended December 31, 1995 increased $12,403,000 over that in 1994 due primarily to the proceeds from the sale of approximately $8,015,000 of securities. Also, net collections on receivables improved by $3,299,000 over the same period last year.

    Cash flows used for investing activities in fiscal year 1995 decreased by $5,651,000 from the prior year. Net collections on receivables in fiscal 1995 improved by $2,605,000 over those in fiscal 1994. In fiscal 1994, Alliance funded approximately $7,250,000 in loans to Capital Gaming and the original general partner in RCVP, which additions were partially offset by increased collections of receivables related primarily to the collection of the Capital Gaming loan in fiscal 1994.

    Cash used in financing activities for the six months ended December 31, 1995 declined $76,000 from the same period in 1994 due primarily to Alliance's borrowing of $682,000 in 1995.

    Cash flows from financing activities in fiscal year 1995 declined $48,402,000 from fiscal 1994. In fiscal 1994, Alliance completed the private placement of $85,000,000 aggregate principal amount of its Convertible Debentures. Concurrent with the closing of the issuance of the Convertible Debentures, Kirkland invested $5,000,000 in Alliance (the "Kirkland Investment") in exchange for 1,333,333 shares of Alliance's Non-Voting Junior Convertible Special Stock and warrants to purchase up to 2,750,000 shares of Common Stock, subject to certain conditions. A portion of the net proceeds from these transactions was used to repay previously existing debt and accrued interest of approximately $38,245,000. In December 1995, Kirkland elected to convert the entire 1,333,333 shares of Special Stock into an equivalent number of shares of Common Stock.

    EBITDA (as defined: see Note 1 to the Alliance Summary Historical Financial Information) as a percent of the related revenues changed for Nevada gaming machine management operations from 15.3% in fiscal 1994 to 16.7% in fiscal 1995 and to 14.8% in the first six months of fiscal 1996 and for Louisiana gaming machine management operations from 17.5% to 19.1% and to 20.6% for the same periods. EBITDA as a percent of revenues for casino operations (excluding discontinued operations), excluding certain one-time charges, was 18.2% in fiscal 1994 and 23.2% in fiscal 1995 and 30.9% in the first six months of fiscal 1996. The increase in the first six months of fiscal 1996 was due primarily to the acquisition of the Rainbow Casino. EBITDA should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of Alliance's performance or to cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. Management believes that EBITDA is a useful adjunct to net income and other GAAP measurements and is a conventionally used financial indicator. On a pro forma basis, earnings would have been inadequate to cover fixed charges by approximately $0.5 million for the year ended June 30, 1995 and would have been inadequate to cover fixed charges by approximately $6.7 million for the six-month period ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY (PRO FORMA)

    On October 18, 1995 Alliance entered into the Merger Agreement with BGII and the Merger Subsidiary. Pursuant to the Merger, BGII will become a wholly-owned subsidiary of Alliance. The aggregate Merger consideration to BGII stockholders will be approximately $77.2 million in cash (including interest accruing at a rate of 5.5% per annum from May 3, 1996 to the Effective Time), $35.7 million in Preferred Stock

(including dividends accruing at a rate of 15% per annum from May 3, 1996 to the Effective Time) and $2.9 million in Common Stock. Alliance will also retire approximately $67.6 million of long-term debt of BGII (including prepayment premium and original issue discount) plus accrued and unpaid interest in connection with the Merger, and will generally assume BGII's obligations with respect to outstanding options and warrants to purchase shares of BGII common stock. See "The Merger and Related Financings."

    The Company currently anticipates obtaining one or more working capital revolving facilities at Gaming and Wulff (providing up to $ of borrowing availability in aggregate) which would be secured by the inventory and accounts receivable of such entities and their subsidiaries. The Company has not received any commitment for any such facility and no assurance can be given that it will be able to obtain any such facility on terms acceptable to the Company. At closing, even if such facilities are obtained, the Company expects that no borrowings will have been made under such facilities.

    Following the Transaction, the Company believes that its working capital and funds generated from operations will be sufficient to meet its existing commitments, debt payments and other obligations as they become due; however, the Company expects that it will have to refinance all or a portion of the Convertible Debentures and the Senior Secured Notes at maturity if its cash flow from operations does not increase substantially. On a pro forma basis after giving effect to the Transaction, the Company's earnings would have been inadequate to cover fixed charges and Preferred Stock dividends by approximately $8.6 million and approximately $10.5 million for the 12-month period ended June 30, 1995 and the six-month period ended December 31, 1995, respectively. The Company believes that its cash flow needs for the next 12 months will increase as a result of an increase in accounts receivable relating to the introduction of new gaming machines and the expected increases in production and sales levels from recent historical levels.

    Following the Transaction, it remains a part of Alliance's business strategy to seek on a more limited basis complementary gaming opportunities, including opportunities in which its gaming machine management and casino experience may be applicable. As part of its business activities, Alliance is regularly involved in the identification, investigation and development of such opportunities. Accordingly, in order to support such activities, Alliance may in the future desire to issue additional debt or equity securities if and when attractive opportunities become available on terms satisfactory to management. However, the terms of the Senior Secured Notes will significantly restrict the Company's ability to incur indebtedness. See "Risk Factors -- High Leverage and Fixed Charges after the Merger; Holding Company Structure; Working Capital."

    Management believes that customer financing terms have become an increasingly important competitive factor in certain emerging markets. Competitive conditions sometimes require Gaming and Systems to grant extended payment terms on gaming machines and other gaming equipment. While these financings are normally collateralized by such equipment, the resale value of the collateral in the event of a default may be less than the amount financed. In conjunction with sales by Gaming, with recourse to Gaming and/or BGII , of certain trade receivables to third parties, Gaming and/or BGII have guaranteed amounts due from various customers of approximately $18.2 million at December 31, 1995. It is possible that one or more of Gaming's customers whose obligation has been guaranteed by Gaming may be unable to make payments as such become due. In this case Gaming may become responsible for repayment of at least a portion of such amounts over the term of the receivables. In general, under the terms of these contracts, the Company may be responsible for monthly payments of the outstanding obligations. Accordingly, the Company will have greater exposure to the financial condition of its customers in emerging markets than has historically been the case in established markets like Nevada and Atlantic City. Wulff provides customer financing for approximately 20% of its sales, and management expects this practice temporarily to increase during the latter half of 1996. In order to be competitive in meeting customer demand for financing of gaming equipment in emerging markets, the Company plans to continue to evaluate the need to involve third party finance companies or secure additional financing, although there is no assurance that such additional financing will be obtained.

ALLIANCE RESULTS OF OPERATIONS

  SIX MONTHS ENDED DECEMBER 31, 1995 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1994

    REVENUES

    Total revenues for the six months ended December 31, 1995 were $76,229,000, an increase of $13,891,000 (22.3%) over those for the same period in 1994. Revenues from all gaming machine management operations increased $110,000 (0.2%) to approximately $52,621,000 in the six months ended December 31, 1995. Revenues from the Louisiana gaming machine management operations increased $147,000 (1.9%) primarily as a result of the opening of a new OTB in October 1995. Revenues from Nevada gaming machine management operations for the six months ended December 31, 1995 decreased approximately $36,000 (0.1%). The decrease in the Nevada gaming machine management revenues was attributable to a $0.52 decrease in the average net win per gaming machine per day for the six months ended December 31, 1995 over the same period in 1994 (accounting for a decrease of approximately $499,000) which exceeded an increase in the weighted average number of gaming machines on location for the six months ended December 31, 1995 over the same period in 1994 (accounting for an increase of approximately $463,000). Revenues from casino and tavern operations, including food and beverage sales, increased approximately $13,791,000 (140.6%) during the six months ended December 31, 1995 over those for the same period in 1994 as revenues recognized from the Rainbow Casino, which were consolidated beginning March 29, 1995, exceeded the revenues lost with the termination of Alliance's lease at the Royal Casino and the reduction of operations at Alliance's tavern locations.

    COSTS AND EXPENSES

    COSTS OF REVENUES. Cost of gaming machine management revenues for the six months ended December 31, 1995 increased $1,147,000 (2.9%) over the same period in 1994. Costs of revenues from gaming machine management operations in Louisiana decreased $53,000 (1.1%) over the same period in 1994 as a result of better controlling direct labor costs. Costs of gaming revenues for Nevada gaming machine management revenues for the six months ended December 31, 1995 increased $1,200,000 (3.5%) over the same period in 1994 and increased slightly as a percent of Nevada gaming machine management revenues primarily due to increased costs associated with additional and renewed space lease contracts. Cost of gaming machine management revenues includes rents under both space lease and revenue sharing arrangements, gaming taxes and direct labor, including related taxes and benefits. The cost of casino and tavern revenues including costs of food and beverage revenues increased $5,246,000 (86.5%) over the same period in 1994 primarily due to the Rainbow Casino cost of revenues which were consolidated beginning March 29, 1995. This increase was partially offset by the termination of Alliance's lease at the Royal Casino and the reduction of operations at Alliance's tavern locations. Cost of casino and tavern revenues includes cost of goods sold, gaming taxes, rent and direct labor, including related taxes and benefits.

    EXPENSES. For the six months ended December 31, 1995 Alliance incurred developmental costs associated with pursuing Alliance's business development strategy relating to mergers and acquisitions of approximately $10,737,000, consisting of $9,437,000 of direct costs incurred related to the Merger and the previous tender offer and consent solicitation by Alliance and $1,300,000 of salaries and administrative costs of the mergers and acquisitions unit, which represented an increase of $7,229,000 (206.1%). These business development expenses include salaries and wages, related taxes and benefits, professional fees, travel expense and other expenses associated with supporting Alliance's strategy. The level of business development activities, exclusive of Merger costs, has been reduced from prior periods due to the termination of two executives in this business unit in order to reduce costs, and the relocation of this unit to lower cost office space. Alliance believes that such reduced level of costs will be adequate to pursue its business development strategies on a more limited basis in accordance with its business plan following consummation of the Merger.

    Selling, general and administrative expenses for the six months ended December 31, 1995 increased approximately $2,912,000 (44.9%) over the same period in 1994. Expenses for casinos and taverns for the six months ended December 31, 1995 increased $3,629,000 (198.3%) over the prior year primarily due to the Rainbow Casino expenses which were consolidated beginning March 29, 1995. This increase was partially offset by the termination of Alliance's lease at the Royal Casino and the reduction of operations at Alliance's tavern locations. Such expenses related to gaming machine management operations for the six months ended December 31, 1995 decreased $717,000 (15.4%) over the same period in 1994 reflecting steps taken to control costs, including reduced staffing levels. Corporate general and administrative expenses decreased $1,265,000 (29.4%). This decrease was caused primarily by controlling costs and reducing staffing levels. Alliance expects that there may be further increases in selling, general and administrative expenses related to the addition of new management and development personnel and other costs associated with supporting Alliance's business strategy. Included in last year's other income and expenses is a charge of $404,000 representing Alliance's equity in the net loss of the Rainbow Casino in its first six months of operations prior to Alliance's acquisition of the general partnership interest in RCVP on March 29, 1995.

    Interest expense for the period increased $373,000 over the same period last year due principally to the increased interest expense related to the debt of Rainbow Casino.

  FISCAL 1995 COMPARED TO FISCAL 1994

    REVENUES

    Total revenues for the fiscal year ended June 30, 1995 were approximately $131,988,000, an increase of $8,934,000 (7.3%) over those for fiscal 1994.
Revenues from all gaming machine management operations increased $3,997,000 (3.9%) to approximately $106,827,000 in fiscal 1995. Revenues from gaming machine management operations in the State of Louisiana declined $1,796,000
(10.3%) primarily as a result of increased competition from riverboat operations. Revenue from Nevada gaming machine management operations for fiscal 1995 increased approximately $5,739,000 (6.7%) over those for fiscal 1994. The increase in the Nevada gaming machine management revenues was attributable to a $2.15 increase in the average net win per gaming device per day in fiscal 1995 compared to fiscal 1994 (accounting for approximately $4,042,000 of such increase) and an increase in the weighted average number of gaming devices on location during fiscal 1995 as compared to fiscal 1994 (accounting for an increase of approximately $1,751,000). Revenues from casino and tavern operations, including food and beverage sales, increased approximately $4,975,000 (24.6%) during fiscal 1995 over those for fiscal 1994 as revenues recognized from the Rainbow Casino, which were consolidated beginning March 29, 1995, exceeded the revenues lost as a result of the closing of Alliance's properties in downtown Las Vegas and the termination of Alliance's lease at the Royal Casino.

    COSTS AND EXPENSES

    COSTS OF REVENUES. Cost of gaming machine management revenues for the fiscal year ended June 30, 1995 increased $3,543,000 (4.6%) over that for fiscal 1994. Costs of revenues for gaming machine management operations in Louisiana decreased $1,199,000 (10.7%) from fiscal 1994 as revenues declined primarily as a result of increased competition in that market. As a percent of related revenues, Louisiana gaming machine management costs of revenues remained relatively constant. Cost of gaming revenues for Nevada gaming machine management revenues for fiscal 1995 increased $4,742,000 (7.3%) over that in fiscal 1994 and increased slightly as a percent of Nevada gaming machine management revenues due primarily to increased costs associated with additional and renewed space lease contracts. Cost of gaming machine management revenues includes rents under both space lease and revenue-sharing arrangements, gaming taxes and direct labor, including related taxes and benefits. The cost of casino and tavern revenues, including the cost of food and beverage sales, for fiscal 1995 decreased $724,000 (4.8%) over that in fiscal 1994 primarily due to the closing of Alliance's properties in downtown Las Vegas and the termination of Alliance's lease at the Royal Casino. These decreases were partially offset by increases in Rainbow Casino costs of revenues which were consolidated beginning in March 1995. Cost of casino and tavern revenues includes cost of goods sold, gaming taxes, rent and direct labor expenses, including taxes and benefits. Although the gross margin percentage for Nevada operations declined slightly during fiscal 1995, the decline was completely offset by the addition of the Rainbow Casino and a small improvement in the Louisiana gross margin percentage. As a result, the total cost of revenues as a percentage of total revenues declined by 2.9% over that in fiscal 1994.

    EXPENSES. In fiscal 1995, Alliance incurred development costs associated with pursuing Alliance's long term growth strategy of approximately $7,843,000, an increase of approximately $6,651,000 (558.0%) over fiscal 1994. Included in the development costs for fiscal 1995 was $1,669,000 of costs related to the Merger. Included as an offset to development costs for fiscal 1994 was a non-recurring gain of $3,600,000 related to Alliance's effort to acquire Capital Gaming and the payment by Capital Gaming to extinguish its obligation to issue warrants to Alliance in connection therewith. Fiscal 1994 development costs also include certain significant expenses associated with Alliance's purchase of Native American Investments, Inc. ("NAI"). Development costs include salaries and wages, related taxes and benefits, professional fees, travel expenses, payments to third parties for business development options and other expenses associated with supporting Alliance's long-term growth strategy. With the exception of the significant costs expected to be incurred in conjunction with the Merger, Alliance expects to continue to incur a significant level of development costs although at a reduced level compared to fiscal 1995 due to the termination of two executives in this business unit in order to reduce costs and its relocation to lower cost office space. Alliance believes that such reduced costs will be adequate to pursue its business development strategies on a more limited basis in accordance with its business plan following consummation of the Merger.

    Corporate administrative expenses for fiscal 1995 were approximately $9,735,000, an increase of $1,853,000 over the same amounts for fiscal 1994. The primary cause for the increase was $1,331,000 in compensation expense recognized upon the issuance of 250,000 shares of Common Stock to Steve Greathouse, Alliance's President, Chief Executive Officer and Chairman of the Board, in connection with his employment agreement. Also contributing to the increase in corporate administrative expenses were $485,000 of expenses related to certain service contracts and termination costs. Corporate administrative expenses include salaries and wages, related taxes and benefits, professional fees and other expenses associated with maintaining the corporate office and providing centralized corporate services for Alliance.

    Exclusive of the development and corporate expenses noted above, selling, general and administrative expenses for fiscal 1995 increased $1,078,000 (7.9%) from fiscal 1994. Selling, general and administrative expenses related to gaming machine management operations in fiscal 1995 decreased $1,340,000 (13.8%) from fiscal 1994. Selling, general and administrative expenses for Louisiana gaming machine management operations declined approximately $660,000 (23.8%) as staff reductions and cost containment measures were implemented to counter increased competition in that market. The same costs for Nevada gaming machine management operations in fiscal 1995 decreased $680,000 (9.8%) as the benefit of staff reductions and cost controls taken in late fiscal 1994 was realized. Selling, general and administrative costs increased for casino and tavern operations by $1,595,000 (44.0%) over those in fiscal 1994. The acquisition of the Rainbow Casino, which contributed $1,984,000 to the increase, was partially offset by the closing of Alliance's downtown Las Vegas properties and the termination of the lease at the Royal Casino. Also contributing to the increase in selling, general and administrative expenses were $478,000 of expenses related to certain service contracts and termination costs. Selling, general and administrative expenses may be subject to further increases.

    In fiscal 1994, due to continuing losses from operations, negative cash flows and incompatibility with Alliance's long-term growth strategy, Alliance's Board of Directors resolved to (i) exit the downtown Las Vegas gaming market and
(ii) dispose of the currently operated small independent tavern operations. Based on these decisions, Alliance recognized total expenses of approximately $5,884,000 in fiscal 1994. As a result of the decision to exit the downtown Las Vegas gaming market, in September 1994, Alliance substantially reduced operations at both the Trolley Stop Casino and Miss Lucy's Gambling Hall & Saloon. Included in the fiscal 1994 statements of operations are total expenses of approximately $3,246,000 related to these actions. The total charge included approximately $488,000 related to the write-down of assets and approximately $2,758,000 representing primarily the present value of the future lease payments net of estimated future sublease income. The decision to withdraw from the tavern business resulted in expenses of approximately $2,638,000 being recognized in fiscal 1994. Approximately $1,813,000 of the total amount was related to the write-down of assets while approximately $825,000 represented primarily the present value of the future lease payments net of estimated future sublease income.

    On December 17, 1993, Alliance incurred a fire loss at the Fairgrounds Race Course in New Orleans, Louisiana where Alliance operated 199 electronic gaming machines prior to the fire (of which 193 were destroyed by the fire) through its controlled subsidiary, VSI. Alliance was fully insured for all equipment, leasehold improvements, other assets and business income with the exception of approximately $46,000 in deductibles. During fiscal 1995, Alliance recorded approximately $247,000 of income from business interruption insurance proceeds compared to $241,000 of such proceeds in fiscal 1994. Alliance is discussing settlement of additional business interruption claims with the insurance carrier. Alliance has also received insurance proceeds based on the replacement value of the assets destroyed in the fire and, therefore, recognized a gain of approximately $156,000 which is included in other income in fiscal 1994.

  FISCAL 1994 COMPARED TO FISCAL 1993

    REVENUES

    Total revenues for the fiscal year ended June 30, 1994 were approximately $123,054,000 for fiscal 1994, an increase of $9,963,000 (8.8%) over those for fiscal 1993. Revenues from all gaming machine management operations increased $6,548,000 (6.8%) to approximately $102,830,000 in fiscal 1994. Gaming machine management operations in the state of Louisiana contributed $5,222,000 (an increase of 42.9%) to the overall increase in gaming machine management revenues as Alliance continued to experience increasing demand in that relatively young market. Revenue from Nevada gaming machine management operations increased approximately $1,326,000 (1.6%) over those for fiscal 1993. The increase in the Nevada gaming machine management revenues was attributable to a $1.30 increase in the average net win per gaming machine per day in fiscal 1994 over that of fiscal 1993 (accounting for an increase of approximately $2,608,000) which was partially offset by a decrease in the weighted average number of gaming machines on location during fiscal 1994 as compared to fiscal 1993 (accounting for a decrease of approximately $1,282,000). Revenues from casino and taverns increased approximately $3,449,000 (20.6%) during fiscal 1994 as compared to those for fiscal 1993 due to the continued expansion of casino operations and operating additional troubled tavern locations.

    COSTS AND EXPENSES

    COSTS OF REVENUES. Cost of gaming machine management revenues for the fiscal year ended June 30, 1994 increased $3,718,000 (5.1%) over that for fiscal 1993. Gaming machine management operations in Louisiana contributed $2,854,000 (an increase of 40.6%) from fiscal 1993 to the overall increase. Cost of gaming revenues for Nevada gaming machine management revenues for fiscal 1994 increased $864,000 (1.3%) over that for fiscal 1993. The increase to cost of Nevada gaming machine management revenues was primarily due to an increase in location operators' share of gaming revenues caused by replacing a large space lease contract with revenue-sharing arrangements. Cost of gaming machine management revenues includes rents under both space lease and revenue-sharing arrangements, gaming taxes and direct labor, including related taxes and benefits. The cost of casino and tavern revenues for fiscal 1994 increased $3,412,000 (29.6%) over that for fiscal 1993 primarily due to the first full year of operations of two small casinos and the first full year of operating the hotel and food and beverage operations at the Mizpah Hotel and Casino (the "Mizpah"). Previously, Alliance had operated only the casino at the Mizpah, but in January, 1993 began operating the entire facility including food and beverage operations to insure its availability for the casino. Cost of casino and tavern revenues includes cost of goods sold, gaming taxes, rent and direct labor expenses, including taxes and benefits. Although the gross margin percentage from Nevada operations declined during fiscal 1994, the decline was offset by increases in the Louisiana operating margin percentage. As a result, the combined cost of gaming revenues as a percentage of gaming revenues remained relatively constant from fiscal 1993 to fiscal 1994.

    EXPENSES.   In  August  1994,  due to  continuing  losses  from  operations, negative cash flows and incompatibility with Alliance's long-term growth strategy, Alliance's Board of Directors resolved to (i) exit the downtown Las Vegas gaming market and (ii) dispose of the currently operated small independent tavern operations. Based on these decisions, Alliance recognized total expenses of approximately $5,883,500 in fiscal 1994. As a result of the decision to exit the downtown Las Vegas gaming market, in September 1994, Alliance substantially reduced operations at both the Trolley Stop Casino and Miss Lucy's Gambling Hall & Saloon. Included in the fiscal 1994 statements of operations are total expenses of approximately $3,246,000 related to these actions. The total charge included approximately $488,000 related to the write-down of assets and approximately $2,758,000 representing primarily the present value of the future lease payments net of estimated future sublease income. The decision to withdraw from the tavern business resulted in expenses of approximately $2,638,000 being recognized in fiscal 1994. Approximately $1,813,000 of the total amount was related to the write-down of assets while approximately $825,000 represented primarily the present value of the future lease payments net of estimated future sublease income.

    Alliance's lease at the Mizpah has  a remaining lease term of  approximately
8.5 years with an option on Alliance's behalf to terminate the lease arrangement at any time after December 31, 1995 with 120 days notice. In September 1994, Alliance notified the landlord of the Mizpah of its intent to exercise the termination clause of its lease at the earliest possible date of January 1, 1996 and give 120 days notice at that time. As a result of this decision, Alliance recognized additional charges of $467,500 in fiscal 1994.

    Also included in selling, general and administrative expenses for fiscal 1994 are development costs associated with pursuing Alliance's long term growth strategy of approximately $1,192,000. These developmental costs include approximately $4,792,000 in legal fees, travel expenses and other expenses associated with supporting Alliance's long-term growth strategy, which expenses are partially offset by the $3,600,000 recovered under the Capital Gaming termination agreement. Fiscal 1994 was the first year in which significant funds were expended in pursuit of this strategy.

    Exclusive of the reserves, write-downs and development expenses noted above, selling, general and administrative expenses for fiscal 1994 increased $1,679,000 (8.5%) over those in fiscal 1993. The primary causes for the increase include a $400,000 fiscal 1994 bonus granted to Shannon L. Bybee as part of the restructuring of his employment with Alliance, $350,000 in fees incurred under the one year consulting contract with Carole A. Carter, the former President and Chief Operating Officer of Alliance, continued expansion of the Louisiana machine management operations which contributed approximately $546,000 to the overall increase and $274,000 of overall increases in Nevada machine management operations. The general and administrative costs for casinos and taverns were $3,622,000 (18.0%) of related revenues for fiscal 1994 as compared to $3,511,000 (21.0%) for fiscal 1993. The same costs for gaming machine management operations were $9,736,000 (9.5%) of revenues for fiscal 1994 and $8,916,000 or (9.3%) of revenues for fiscal 1993.

    Bad debt expense in fiscal 1994 increased 52.9% to approximately $705,000 over that for fiscal 1993 expense of $461,000 due primarily to the financial difficulties of a particular customer in Northern Nevada.

    On December 17, 1993, Alliance incurred a fire loss at the Fairgrounds Race Course in New Orleans, Louisiana where Alliance operated 199 electronic gaming machines prior to the fire (of which 193 were destroyed by the fire) through its controlled subsidiary, VSI. Alliance is fully insured for all equipment, leasehold improvements, other assets and business income with the exception of approximately $46,000 in deductibles. Through June 30, 1994, Alliance had recorded approximately $241,000 of income from business interruption insurance proceeds. Alliance will continue to receive proceeds under this policy while the Fairgrounds Race Course is rebuilt. Alliance also received insurance proceeds based on the replacement value of the assets destroyed in the fire and, therefore, recognized a gain of approximately $156,000 which is included in other income in fiscal 1994.

BGII RESULTS OF OPERATIONS

  GENERAL

    BGII was formed in August 1991 to consolidate BEC's gaming machine manufacturing and distribution operations which are conducted through Wulff, Gaming and Systems. The operations of Wulff were conducted through Bally Wulff Automaten GmbH and Bally Wulff Vertriebs GmbH, two direct subsidiaries of BEC, until their transfer to BGII in contemplation of the initial public offering of common stock of BGII. The operations of Gaming and Systems were conducted as divisions or subsidiaries of BEC until substantially all of the assets and liabilities of these divisions and subsidiaries were transferred to BGII in contemplation of the initial public offering of common stock of BGII. For purposes of this discussion of results of operations of BGII, the operations of Wulff, Gaming and Systems are described separately as well as on a consolidated basis and GmbH results are included in Wulff's results. The results of operations for Wulff and Gaming include an allocation of BGII, the parent company, revenues and expenses, and intercompany transactions which are eliminated on a consolidated basis.

    The following tables set forth, for the periods indicated, the percentage of revenues represented by items reflected in BGII's consolidated statements of operations.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
CONSOLIDATED
REVENUES:
  Sales.......................................................................        97.5%       97.9%       98.1%
  Other.......................................................................         2.5         2.1         1.9
                                                                                ----------  ----------  ----------
                                                                                     100.0%      100.0%      100.0%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
COSTS AND EXPENSES:
  Cost of Sales...............................................................        72.1%       66.5%       65.4%
  Selling, General and Administrative.........................................        34.0        25.4        26.2
  Provision for Doubtful Receivables..........................................         4.9         2.4         2.7
  Unusual Charges.............................................................      --          --             2.3
                                                                                ----------  ----------  ----------
                                                                                     111.0        94.3        96.6
                                                                                ----------  ----------  ----------
Operating Income (Loss).......................................................       (11.0)        5.7         3.4
Interest Expense..............................................................         2.6         2.9         2.8
                                                                                ----------  ----------  ----------
Income (Loss) before Income Taxes and Extraordinary Gain......................       (13.6)        2.8         0.6
Provision for Income Taxes....................................................         2.5         1.2         2.0
                                                                                ----------  ----------  ----------
Income (Loss) before Extraordinary Gain.......................................       (16.1)        1.6        (1.4)
Extraordinary Gain on Early Extinguishment of Debt............................         2.2      --          --
                                                                                ----------  ----------  ----------
Net Income (Loss).............................................................       (13.9)%        1.6%       (1.4)%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

WULFF
REVENUES:
  Sales.......................................................................        96.6%       96.3%       97.1%
  Other.......................................................................         3.4         3.7         2.9
                                                                                ----------  ----------  ----------
                                                                                     100.0%      100.0%      100.0%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
COSTS AND EXPENSES:
  Cost of Sales...............................................................        65.4%       64.9%       67.4%
  Selling, General and Administrative.........................................        25.5        25.1        24.1
  Provision for Doubtful Receivables..........................................         0.5         1.7         1.3
  Unusual Charges.............................................................      --          --             2.9
                                                                                ----------  ----------  ----------
                                                                                      91.4        91.7        95.7
                                                                                ----------  ----------  ----------
Operating Income..............................................................         8.6         8.3         4.3
Interest Expense..............................................................         1.3         1.3         1.0
                                                                                ----------  ----------  ----------
Income before Income Taxes....................................................         7.3         7.0         3.3
Provision for Income Taxes....................................................         3.7         2.3         3.5
                                                                                ----------  ----------  ----------
Net Income....................................................................         3.6%        4.7%       (0.2)%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
ADDITIONAL INFORMATION (APPROXIMATE UNITS):
  New Wall Machines Sold by Wulff.............................................      12,552      13,100      12,000
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
GAMING
REVENUES:
  Sales.......................................................................        98.3%       99.3%       98.9%
  Other.......................................................................         1.7         0.7         1.1
                                                                                ----------  ----------  ----------
                                                                                     100.0%      100.0%      100.0%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
COSTS AND EXPENSES:
  Cost of Sales...............................................................       100.0%       73.7%       71.9%
  Selling, General and Administrative.........................................        48.4        21.9        24.6
  Provision for Doubtful Receivables..........................................        16.9         3.0         3.6
  Unusual Charges.............................................................      --          --             1.9
                                                                                ----------  ----------  ----------
                                                                                     165.3        98.6       102.0
                                                                                ----------  ----------  ----------
Operating Income (Loss).......................................................       (65.3)        1.4        (2.0)
Interest Expense..............................................................         7.1         4.6         5.2
                                                                                ----------  ----------  ----------
Loss before Income Taxes and Extraordinary Gain...............................       (72.4)       (3.2)       (7.2)
Provision for Income Taxes....................................................      --             0.2         0.3
                                                                                ----------  ----------  ----------
Loss before Extraordinary Gain................................................       (72.4)       (3.4)       (7.5)
                                                                                ----------  ----------  ----------
Extraordinary Gain on Early Extinguishment of Debt, Net of Income Taxes.......         7.7      --          --
                                                                                ----------  ----------  ----------
Net Income (Loss).............................................................       (64.7)%       (3.4)%       (7.5)%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

ADDITIONAL INFORMATION (UNITS):
  New Slot Machines Sold......................................................       7,749      17,655      11,948
  New Video Gaming Machines Sold..............................................       2,205       3,807       6,080
  Other.......................................................................         202         163          56
                                                                                ----------  ----------  ----------
    Total.....................................................................      10,156      21,625      18,084
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
SYSTEMS
REVENUES:
  Sales.......................................................................       100.0%      100.0%      100.0%
  Other.......................................................................      --          --          --
                                                                                ----------  ----------  ----------
                                                                                     100.0%      100.0%      100.0%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

COSTS AND EXPENSES:
  Cost of Sales...............................................................        28.2%       32.0%       35.3%
  Selling, General and Administrative.........................................        42.8        46.5        34.3
  Provision for Doubtful Receivables..........................................        (4.4)        2.1         5.3
                                                                                ----------  ----------  ----------
                                                                                      66.6        80.6        74.9
                                                                                ----------  ----------  ----------
Operating Income..............................................................        33.4        19.4        25.1
Interest Expense..............................................................      --             0.2      --
                                                                                ----------  ----------  ----------
Income before Income Taxes....................................................        33.4        19.2        25.1
Provision for Income Taxes....................................................      --          --          --
                                                                                ----------  ----------  ----------
Net Income....................................................................        33.4%       19.2%       25.1%
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
ADDITIONAL INFORMATION:
  New Installations Implemented...............................................           6          11           9
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    WULFF

    Wulff's revenues for the year ended December 31, 1995 were $130.7 million compared to $111.1 million in 1994, an increase of $19.6 million (18%). This improvement resulted from the favorable effect of currency translation rates in the 1995 period, an increase in slot and video gaming machines sold by Vertriebs' wholly-owned subsidiary, GmbH, and an increase in used equipment and recreation and amusement machine sales offset in part by a decrease in new wall machine units sold by 8% and a decrease in the average selling price for new wall machines by 8.4%. Revenues from GmbH increased by 99% due to increased new casino openings and greater market penetration in Western and Central Europe and in Africa. The overall decline in the value of the U.S. dollar against the Deutsche Mark increased revenues by $15.0 million in 1995. New and used wall machine sales for the last six months of 1995 were impacted by regulations, which became effective January 1, 1996, limiting the number of wall machines per square meter in arcade locations, thereby reducing new sales opportunities. Industry-wide demand for new machines was adversely effected by this new regulation while demand for used machines increased dramatically. The decrease in demand for new wall machines resulted in increased competition based on sales price resulting in the reduction in average selling price for new units during the year. Management expects the demand for new wall machines to continue to be lower than prior year levels during the first half of 1996. See "Risk Factors -- Operating History -- Recent Losses." Revenues from the distribution of recreational and amusement machines increased by approximately 8.7% during 1995.

    Operating income was $5.6 million for 1995 compared to $9.2 million in 1994, a decrease of $3.6 million or 40%. This decrease resulted from lower gross margins, higher selling, general and administrative expenses, and unusual charges, offset in part by a lower provision for doubtful receivables. Gross margins for 1995 were 33% compared to 35% in the prior year. Gross margin was unfavorably impacted by higher unit costs associated with lower production levels, a change in product mix to lower priced used machines and a decrease in average selling price of new wall machines sold. Selling, general and administrative expenses increased by $3.5 million resulting from the effect of currency translation rates between years and costs associated with the increased revenues in GmbH. Wulff recorded unusual charges in 1995 of $0.8 million to writedown to net realizable value the carrying value of a building to be sold and $1.0 million to increase its tax reserves primarily for value added taxes. In addition, Wulff incurred $2.0 million of unusual charges representing an allocation of merger transaction costs and litigation expenses related to the proposed merger with WMS, which has since been terminated, and to a tender offer by Alliance which was subsequently terminated in connection with the execution of a definitive merger agreement between BGII and Alliance.

    The effective tax rate for the year ended December 31, 1995 was 50% compared to an effective rate of 26% in 1994. The 1994 rate was lower due to implementation of a tax planning strategy that reduced the effective tax rate by approximately 50%.

    GAMING

    Gaming's revenues for the year ended December 31, 1995 were $108.4 million compared to $117.8 million in 1994, a decrease of $9.4 million or 8%. New gaming machines sold decreased to 18,084 units in 1995 from 21,625 units in 1994, a decrease of 16%. This decline in new unit sales was caused principally by a reduced number of new casino openings, especially in the riverboat markets, partially offset by increased sales in the Nevada market. Management believes that the increase in sales into the Nevada market occurred principally due to the popularity of Gaming's new Game Maker-Registered Trademark- machine, a multi-game, touch screen video device which accounted for 26% of Gaming's unit sales in 1995. The average price of new gaming machines sold increased approximately 3% in 1995 principally due to proportionately greater sales of the higher priced Game Maker-Registered Trademark- machine. Revenues from new machines decreased to $90.9 million in 1995 from $106.6 million in 1994. Revenues from sales of used equipment increased by 121% to $9.2 million in 1995. In addition, revenues from sales of service parts and interest income from financing customer receivables increased by $2.2 million in 1995.

    Gaming incurred an operating loss of $2.2 million for 1995 compared to operating income of $1.6 million in the 1994 period, a decline of $3.8 million. The decline in operating results was principally due to the impact of the aforementioned decrease in revenues, higher selling, general and administrative costs and higher bad debt provisions and unusual charges offset, in part, by an increase in gross margin.

    Gross margin as a percentage of total revenues was 28% for 1995 compared to 26% in 1994. Lower costs of materials in 1995 were offset, in part, by decreased absorption of manufacturing overhead expenses attributable to the decline in new sales units for 1995.

    Selling, general and administrative expenses increased to $26.7 million in 1995 compared to $25.8 million in 1994, an increase of 3%. The $0.9 million increase resulted principally from an increase in legal expenses primarily related to Louisiana. Despite the decrease in unit sales in 1995, the provision for doubtful accounts increased $0.3 million resulting from the closure of certain riverboat casinos. Gaming incurred $2.0 million of unusual charges in 1995 representing an allocation of merger transaction costs and litigation expenses related to the proposed merger with WMS, which has since been terminated, and to a tender offer by Alliance which was subsequently terminated in connection with the execution of the Merger Agreement.

    SYSTEMS

    Systems' revenues for the year ended December 31, 1995 were $20.7 million, a 55% increase compared to 1994. This increase is directly attributable to the increased number of game monitoring units ("GMUs") sold to both new casinos and to existing customers which expanded their casinos, upgraded their current systems due to new products, or replaced existing systems. In 1995 Systems sold approximately 22,000 GMUs compared to 13,000 in 1994. During 1995, Systems products were installed in 9 new locations and as of December 31, 1995, Systems had 50 installations on-line. The average price of a GMU sold during 1995 decreased by 1.5% from the 1994 average price.

    Systems' operating income was $5.2 million in 1995 compared to $2.6 million in 1994, a 100% increase. This increase resulted from increased GMUs sold, partially offset by lower gross margins, higher selling, general and administrative expenses and a higher provision for doubtful receivables. Gross margin was 65% in 1995 compared to 68% in 1994. This decrease results from the decrease in the average selling price of a GMU during 1995, higher product costs and a provision for product upgrades. Selling, general and administrative expenses increased by $0.9 million in 1995 principally as a result of higher compensation costs to support the business and higher facility costs for the 1995 year as 1994 was only impacted for six months by the higher costs resulting from Systems occupying its new facility in July 1994. The provision for doubtful accounts of $1.1 million in 1995 was primarily attributable to one riverboat customer.

    CONSOLIDATED

    Revenues for the year ended December 31, 1995 were $249.3 million, net of eliminations, compared to $236.2 million in 1994, an increase of 6%. This increase is due to the aforementioned increase at Wulff and Systems partially offset by the aforementioned decrease in Gaming's revenues.

    BGII had operating income of $8.4 million for 1995 compared to $13.4 million in the 1994 period. The decrease in operating results of $5.0 million was caused principally by the unusual charges recorded in 1995 along with the aforementioned decrease in Wulff and Gaming's operating results partially offset by the aforementioned increase in operating income at Systems.

    Interest expense was $6.9 million in 1995 compared to $6.8 million in 1994.

    The net loss for 1995 was $3.4 million or $0.31 per share compared to net income of $3.8 million or $0.35 per share in 1994. This decline in net income resulted from the after tax effect of $5.3 million in unusual charges and an increase in the effective income tax rate primarily due to the aforementioned higher effective tax rate in Germany in 1995.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    WULFF

    Wulff's revenues for the year ended December 31, 1994 were $111.1 million compared to $112.6 million in 1993, a decrease of $1.5 million (1%). New wall machine unit sales of Wulff's products increased approximately 4% in 1994. Additionally, the average selling price for new wall machine units sold increased approximately 10% due principally to popular models introduced by Wulff in the latter part of 1994. Revenues from the distribution of recreational and amusement machines, new wall machines manufactured by third parties, used wall machines and other revenues decreased approximately 17% in the 1994 period due in part to depressed economic conditions in Germany and increased competition in the lower margin recreational and amusement sales markets. Currency translation rate adjustments of Wulff's revenues into U.S. dollars increased revenues by $2.3 million in the 1994 period due to fluctuations in the German mark versus the U.S. dollar.

    Wulff's operating income was $9.2 million for 1994 compared to operating income of $9.7 million in the 1993 period. The $0.5 million decrease in 1994 as compared to 1993 was caused principally by the aforementioned decrease in revenues and a $1.4 million increase in the provision for bad debts, offset, in part, by a slight improvement in Wulff's gross margin as a percentage of total revenues and a decrease in selling, general and administrative expenses of approximately 3%. The increase in Wulff's provision for bad debts was caused by an increase in Wulff's accounts and notes receivable balances in the 1994 period as well as the general impact of depressed economic conditions on some of Wulff's customers.

    GAMING

    Gaming's revenues for the year ended December 31, 1994 were $117.8 million compared to $48.5 million in 1993, an increase of $69.3 million (143%). New gaming machines sold increased to 21,625 units in 1994 from 10,156 units in 1993, an increase of 112%. The introduction of Gaming's S5500 ProSeries-TM- line of slot machines and its new Game Maker-Registered Trademark-, a multi-game touch screen machine, in the second half of 1993 and 1994, respectively, as well as the proliferation of legalized gaming in riverboat markets, contributed to this increase of units sold. The average price of gaming machines sold increased 18% in 1994 due to additional features, such as the embedded bill acceptor, in the new machines and fewer sales through distributors in 1994. Aggregate revenues from new machines increased to $106.6 million in 1994 from $41.7 million in 1993. Revenues from other sources, including interest income, increased $4.4 million from $6.8 million in 1993 to $11.2 million in 1994, primarily due to increased sales of used units and machine accessories.

    Gaming's operating income was $1.6 million for 1994 compared to an operating loss of $31.7 million in the 1993 period, an improvement of $33.3 million. The 1993 operating loss includes $12.5 million of unusual charges principally relating to the writedown of inventories originally intended for the Louisiana VLT market and provisions for bad debts relating to Gaming's former distributor in Louisiana. The improvement in operating results was principally due to the aforementioned increase in revenues, higher gross margins realized from increased absorption of manufacturing overhead costs coupled with lower costs of materials, offset, in part, by higher selling, general and administrative costs as well as higher bad debt provisions and interest costs.

    Cost of sales as a percentage of Gaming's total revenues, was 73% in 1994 compared to 87% in 1993, excluding an inventory valuation adjustment in 1993 of $6.2 million (13% of 1993 total revenues). The lower cost of sales is due to increased absorption of overhead manufacturing expenses attributable to increased production in 1994 as compared to 1993 and lower costs of materials attributed to ongoing redesign of products and volume discounts from suppliers.

    Selling, general and administrative expenses increased to $25.9 million in 1994 compared to $23.4 million in 1993, an increase of 11%. The $2.5 million increase was caused principally by increased staffing levels in the sales departments and sales related costs associated with the aforementioned sales volume increase in 1994 compared to 1993. Bad debt expense provisions increased to $3.6 million in 1994 from $3.2 million in 1993, excluding a $5.1 million increase in the provision in 1993 primarily relating to Gaming's former distributor of VLT devices in Louisiana. This $0.4 million increase (13%) resulted from increased sales volume in the 1994 period.

    SYSTEMS

    Systems' revenues for the year ended December 31, 1994 were $13.4 million compared to $12.0 million in the comparable 1993 period, an increase of $1.4 million (12%). Continued growth in casino emerging markets, particularly with casinos on Indian lands and on riverboats, contributed to an increase in the demand for gaming monitoring systems and the increase in Systems' revenues.

    Systems' operating income was $2.6 million for the year ended December 31, 1994 compared to $4.0 million during the twelve months ended December 31, 1993. This decrease in operating income of $1.4 million was caused primarily by slightly lower gross profit margins as a percentage of revenues, higher selling, general and administrative costs and a higher provision for bad debts offset, in part, by the aforementioned increase in revenues. Selling, general and administrative expenses increased $1.1 million due to higher sales levels, increased staffing levels and increased facility costs. The provision for bad debts increased $0.8 million due to the increase in revenues and higher accounts receivable balances outstanding during the period.

    CONSOLIDATED

    Revenues for the year ended December 31, 1994 were $236.2 million, net of eliminations, compared to $168.7 million in 1993, an increase of 40%. This increase is due to the aforementioned increase at Gaming and Systems partially offset by the aforementioned decrease in Wulff's revenues.

    BGII had operating income of $13.4 million for 1994 compared to an operating loss of $18.5 million in the 1993 period. The improvement in operating results of $31.9 million was caused principally by the aforementioned improvement in Gaming's operating results partially offset by the aforementioned decline in operating income at Systems and Wulff.

    Interest expenses was $6.8 million in 1994 compared to $4.4 million in 1993. This increase was caused by higher borrowings outstanding and higher interest rates in 1994.

    BGII's effective tax rate in 1994 and 1993 differs from the U.S. statutory rate of 34% principally due to the lack of tax benefits available for operating losses generated in the U.S.

  IMPACT OF INFLATION AND FOREIGN CURRENCY TRANSLATION

    Inflation has not had a significant effect on Alliance's operations for the three years ended December 31, 1995 or BGII's operations during the three years ended December 31, 1995.

    Substantially all of Wulff's transactions are denominated in Deutsche Marks. The Deutsche Mark is the functional currency used by BGII to translate Wulff's financial statements. Therefore, BGII is exposed to foreign exchange rate risk. BGII does not generally enter into foreign exchange contracts to hedge its exposure to foreign exchange rate fluctuations.

                                    BUSINESS

OVERVIEW

    Alliance is a diversified gaming company that currently operates approximately 6,000 electronic gaming machines (primarily video poker devices and slot machines) and also owns and operates a small casino in each of Vicksburg, Mississippi and Sparks/Reno, Nevada. Alliance is the largest gaming machine management operator in Nevada and is the exclusive operator of video poker devices at the only racetrack and ten associated OTBs in the greater New Orleans area.

    As part of its long-term growth strategy, Alliance entered into the Merger Agreement on October 18, 1995 with BGII pursuant to which BGII will become a wholly-owned subsidiary of Alliance. BGII, through subsidiaries in the United States and Germany, is a leading designer, manufacturer and distributor of electronic gaming machines. BGII also designs, assembles and sells computerized monitoring systems for slot and video gaming machines which provide casino operators with on-line real time player tracking, security and maintenance capabilities.

    BGII is currently the second largest manufacturer of casino-style electronic gaming machines in North America and since 1993 has made significant inroads in recapturing a portion of its once dominant market share of the late 1970s. Although BGII sells gaming devices to most of the major participants in the United States casino industry, the Company hopes to continue to increase its penetration in such casinos by capitalizing on Alliance's and BGII's management's relationships within the gaming industry to enable the Company to demonstrate the performance capabilities of its current products.

    Alliance believes that the Merger represents an opportunity to acquire an established company with a well-recognized presence in the gaming industry and a significant base of assets and experience. Management estimates that the installed base of casino-style electronic gaming machines (for these purposes, primarily slot and video machines) is approximately 650,000 units, of which approximately 50% are located in North America, and that annual sales in North America have grown from approximately 30,000 units in 1991 to approximately 89,000 units in 1995, reflecting a period of exceptional growth in the number and size of casinos in North America. Historically, growth in the gaming machine market has been principally fueled by sales to new casinos and to a lesser degree by replacement of machines (which have an average replacement cycle of three to seven years) and the application of new technology. In the future, management believes that annual sales growth resulting from replacement requirements and the application of new technology should outpace growth in demand generated by new casino openings, which growth rate is expected to decline. Management believes that the Merger provides Alliance with an avenue for entering a business historically characterized by effective barriers to entry in that the BGII assets being acquired are difficult to replicate and require significant time and investment to develop successfully.

BUSINESS STRATEGY

    The Company's strategic objective is to build a pre-eminent gaming entertainment company to capitalize on what management believes to be gaming's continuing growth within the entertainment industry. In addition to continuing the development of the Company's existing business units, the Company's strategic focus will be on the Gaming and Systems business unit, key elements of which include:

    CAPITALIZE ON BGII'S CURRENT SALES MOMENTUM. Since 1993, BGII's management has initiated steps to increase its share of gaming machine sales in traditional markets and capture increased gaming machine market share in new and emerging jurisdictions. In the mid-1980s, BGII's management's slow response to rapidly evolving technology, new competitors and changing customer preferences contributed to a significant reduction in Gaming's market position. Hans Kloss, who became President of BGII in 1993, and other members of the current BGII senior management, have led BGII's efforts to rebuild its market position, and have effectively increased its presence in major casinos in the Las Vegas market, including Caesars Palace and the MGM Grand. As part of its long-term growth strategy, Gaming has increased its research and development efforts, focusing on upgrading its gaming machine product line, and has increased its sales and marketing efforts. For example, Gaming introduced its ProSeries-TM-reel-type slot machines during the third quarter of 1993 and its multi-game touch screen machine, the V7000 Game Maker-Registered Trademark- ("Game Maker-Registered Trademark-"), during the third quarter of 1994, which have contributed significantly to an increase in unit sales which have approximately doubled the level of unit sales in 1993. See "Gaming Machine Manufacturing and Systems-- Gaming--Products."

    DEVELOP AND MARKET PREMIER GAMING ENTERTAINMENT PRODUCTS EMPLOYING NEW TECHNOLOGY. The Company intends to continue to develop, market and sell premier gaming entertainment products and systems that employ available information technology currently in common use in other segments of the entertainment industry, but not yet prevalent in the gaming industry. The Company believes that technological enhancements are the key to improving the appeal of its games and locations. To implement this strategy, the Company will draw upon the resources of Dr. Craig Fields, Vice Chairman of the Board, who has over 20 years of experience with advanced information technology from his work with several leading companies and government agencies. Alliance has developed and is currently marketing a next-generation computerized product called "Gambler's Bonus," a cardless slot players' club and player tracking system for use in its gaming machine management route operations which will allow multiple locations to be linked together into a distributed gaming environment. Management believes that "Gambler's Bonus" offers a wider variety of gaming choices to players than any other gaming device currently available for use in route locations.
Additionally, BGII is in the process of developing an innovative form of cashless wagering that uses bar-coded coupons which can be read by bill validators in slot machines with the resulting information being transmitted to a computerized monitoring system, subject to testing and regulatory approval. In addition, both BGII and Alliance have developed electronic gaming machines with bill acceptor and ticket printer features, as well as touch screen and multi-game capabilities.

    ENHANCE OPERATING EFFICIENCIES AND IMPROVE THE QUALITY OF THE COMPANY'S PRODUCTS AND SERVICES. The Company is taking a number of steps in different business units to improve its operating efficiencies while at the same time improving the quality of its products and services, including (i) engineering improvements in its gaming machine manufacturing operations and reducing per unit costs by increasing production throughput and negotiating decreases in materials costs; (ii) continuing to improve Wulff's manufacturing efficiency and productivity through the use of computer-aided design systems, automated production equipment and devotion of substantial resources to product quality control in its wall machine operations; (iii) expanding the installed base of electronic gaming machines equipped with Gambler's Bonus, and updated bill-acceptor devices throughout its Nevada gaming machine management operations, which is expected to improve Alliance's revenues and operating efficiencies; and (iv) initiating improved customer service programs and increasing employee responsiveness to customers' needs for after-sale services. Management will continue to seek cost reductions and efficiencies.

    CAPITALIZE ON RELATIONSHIPS AND ENTER INTO ALLIANCES WITH TECHNOLOGY AND ENTERTAINMENT COMPANIES. Management's focus on technological developments in gaming entertainment has created the potential for alliances with other technology-oriented companies for the purpose of sharing information or professional services in developing product concepts. The Company intends to continue to develop or license technology which can be integrated into various aspects of the gaming entertainment industry in the future. In addition, the Company intends to make strategic acquisitions of rights to use proprietary technology when attractive opportunities arise. There can be no assurance, however, that any such alliances or acquisitions will be available to the Company or will result in sustained beneficial results to the Company.

BUSINESS UNITS

    Following  the Merger, the Company will operate through four business units:
(i) casino-style electronic gaming machine manufacturing and systems, (ii) German operations (consisting of the manufacture and distribution of wall-mounted gaming machines and distribution of other recreational and amusement machines), (iii) gaming machine management operations and (iv) casino operations. The business units described in clauses (i) and (ii) are currently operated by BGII, and the business units described in clauses (iii) and (iv) are currently operated by Alliance.

GAMING MACHINE MANUFACTURING AND SYSTEMS

  INDUSTRY OVERVIEW

    Gaming's primary markets for its gaming machine products are the United States and Europe and, to a lesser extent, Canada, the Far East, Latin America and the Caribbean. The following table sets forth the percentage of Gaming's new unit sales by market segment during the periods shown:

                                                                             PERCENTAGE OF NEW UNITS SOLD
                                                                         -------------------------------------
                                                                                YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------
                   NEW UNIT SALES BY MARKET SEGMENT                         1993         1994         1995
                                                                            -----        -----        -----
Nevada and Atlantic City...............................................          27%          34%          42%
International..........................................................          27           21           30
Riverboats.............................................................          31           31           12
Indian Gaming..........................................................          12           13           14
Other (principally VLTs)...............................................           3            1            2
                                                                                ---          ---          ---
                                                                                100%         100%         100%
                                                                                ---          ---          ---
                                                                                ---          ---          ---

    UNITED STATES MARKETS. Within the United States, Nevada represents the largest installed base of gaming machines with an installed base of approximately 185,000 machines as of December 31, 1995. Atlantic City is the second largest market which management estimates had an installed base of approximately 30,000 machines as of December 31, 1995. Product sales in these markets are primarily to established casino customers to either replace existing machines or as part of an expansion or refurbishment of the casino. Also, because gaming machine revenues have increased at a higher rate than table game revenues over the past decade, casino operators have frequently increased floor space dedicated to gaming machines. In addition, major casino openings in Nevada, expansions of existing casinos and the proliferation of casinos in emerging markets have created additional floor space available for new machines and are anticipated to further increase competitive pressures on casino operators to replace existing equipment with new machines on an accelerated basis.

    Riverboat casinos began operating in 1991 and, as of December 31, 1995, riverboat casinos were operating in Indiana, Iowa, Illinois, Mississippi, Missouri and Louisiana. The estimated installed base of gaming machines on riverboats is approximately 61,000 machines as of December 31, 1995.

    Casino-style gaming continues to expand on North American Indian lands. Indian gaming is regulated under the Indian Gaming Regulatory Act of 1988 which permits specific types of gaming. Gaming's machines are placed only with Indian gaming operators who have negotiated a compact with the state and received approval by the U.S. Department of the Interior. Gaming has, either directly or through its distributors, sold machines for casinos on Indian lands in Arizona, Connecticut, Iowa, Michigan, Minnesota, Mississippi, Montana, New Mexico, North Dakota, South Dakota and Wisconsin. Compacts have also been approved in Oregon, Colorado and Louisiana, although Gaming made no deliveries in these jurisdictions during 1995. In addition to the approved states, compacts are under consideration in several states, including Alabama, California, Maine, Massachusetts, Rhode Island, Texas and Washington. The installed base of all Indian gaming machines as of December 31, 1995 was approximately 52,000 units.

    In addition, there are currently casinos in Colorado and South Dakota. The estimated installed base of machines in these markets as of December 31, 1995 was approximately 13,000 machines.

    The continued growth of domestic emerging markets for gaming machines is contingent upon the public's acceptance of these markets and an ongoing regulatory approval process by Federal, state and local governmental authorities. Management cannot predict which new jurisdictions or markets, if any, will approve the operation of gaming machines, the timing of any such approval or the level of Gaming's participation in any such new markets.

    INTERNATIONAL MARKETS. In addition to the domestic markets, the gaming industry is also expanding in international markets. Gaming's primary
international  market  is  Europe,   and  to  a   lesser  extent,  Canada,   the

Far East, Latin America and the Caribbean. Gaming has begun, and plans to continue, expansion into the Australian market, and in 1995, BGII established an office in Sydney, Australia. No new machines have yet been sold into Australia.

    The percentage of Gaming's international revenues by geographic area for the periods indicated are set forth below:

                                                                                PERCENTAGE OF REVENUE
                                                                           -------------------------------
                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1993       1994       1995
                                                                           ---------  ---------  ---------
Europe (including sales to GmbH).........................................       69.2%      55.6%      51.4%
Canada...................................................................       12.7       16.6       21.6
Latin America............................................................       16.3       20.5       19.7
Far East.................................................................        1.8        4.4        4.0
Other....................................................................     --            2.9        3.3
                                                                           ---------  ---------  ---------
                                                                               100.0%     100.0%     100.0%
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    MARKETS FOR SYSTEMS. Systems' primary markets for its computerized monitoring systems are the United States and, to a lesser extent, Canada, New Zealand, Latin America, Europe, and the Caribbean. Markets for Systems within the United States include traditional land-based casinos predominately in Nevada and Atlantic City, New Jersey, Indian gaming and riverboats. Domestically, the market for monitoring systems is divided equally between selling to new installations and to existing customers who are either expanding their casino floors or are upgrading their hardware to a new product release. Unlike the United States, where most jurisdictions require the implementation of systems, there have been few international markets to do so. Management believes, however, that the international market for such systems is increasing, and that Systems' sales to such markets will increase accordingly.

  GAMING

    PRODUCTS. Gaming designs, manufactures and distributes a variety of electronic slot and video gaming machines. Machines are differentiated from one another by graphic design and theme, cabinet style and size, payout, reel-type design and minimum/maximum betting amount. Slot machines are normally produced to specific order, with design and configuration customized to a customer's particular requirements. Customers may also change from one gaming model to another gaming model by ordering a "conversion kit" which consists of artwork, reel strips and a computer chip. Gaming's video gaming machines are designed to simulate various live card games and keno through a video display. New games and themes are introduced periodically in order to satisfy customer demand and to compete with product designs introduced by competitors. Gaming introduced its "ProSeries-TM-" reel-type slot machines during the third quarter of 1993 and its multi-game touch screen machine, the Game Maker-Registered Trademark-, during the third quarter of 1994.

    The Game Maker-Registered Trademark- can offer up to 10 different video games within one gaming device. Various games can be selected from a game library that has over 200 games. The games simulate various card games, keno and popular reel-spinning games. The Game Maker-Registered Trademark- machines contain bill acceptors and many other features believed to be popular with casinos and their customers. The Game Maker-Registered Trademark- machines are available in upright, bar top and slant top cabinets. Based on Gaming's sales of this product to date, management believes that Gaming is currently more competitive than in the past in the video gaming device market. Revenues from sales of Game Maker-Registered Trademark- machines were approximately $0.1 million, $6.7 million and $27.4 million during 1993, 1994 and 1995, respectively.

    The ProSeries-TM- was the result of a comprehensive product development effort which began in 1991. The development process included extensive testing of the new products in-house and on casino floors for reliability and player appeal. Based on Gaming's sales of the ProSeries-TM- products to date, management believes that the ProSeries-TM- has been the catalyst to allow Gaming to increase market share in traditional and emerging markets for gaming machines as the product becomes accepted by casino customers. Revenues from sales of ProSeries-TM- machines were approximately $19.3 million, $86.2 million and $57.1 million during 1993, 1994 and 1995, respectively.

    Gaming typically offers a 90-day labor and up to a one-year parts warranty for new gaming machines sold and is actively involved in customer service after the original installation. Gaming provides several after-sale, value- added services to its customers including customer education programs, a 24-hour customer service hot-line, and field service support programs and spare parts programs.

    In addition, Gaming sells and services used gaming machines and sells parts for existing machines. Sales of used gaming machines increased for 1995 as management implemented a policy to reduce inventory levels. Sales of used equipment were $2.7 million, $4.2 million and $9.2 million for the years ended December 31, 1993, 1994 and 1995, respectively.

    The following table sets forth the percentages of Gaming's revenues provided by each of its major product lines during the periods shown:

                                                                           PERCENTAGE OF REVENUES
                                                                    -------------------------------------
                                                                           YEAR ENDED DECEMBER 31,
                                                                    -------------------------------------
                                                                       1993         1994         1995
                                                                    -----------  -----------  -----------
Slot machines.....................................................       67.0%        74.2%        52.8%
Video gaming machines.............................................       18.9         16.3         31.0
Other (primarily used machines, parts and services)...............       14.1          9.5         16.2
                                                                        -----        -----        -----
                                                                        100.0%       100.0%       100.0%
                                                                        -----        -----        -----
                                                                        -----        -----        -----

    Gaming machines have a mechanical life that can exceed 10 years. However, in the established markets, Gaming's experience is that casino operators usually replace gaming machines after three to seven years. The factors which result in replacement of gaming machines sooner than their mechanical life include technological advances, development of new games, new sound and visual features and changing preferences of casino patrons. Casinos typically recoup the purchase cost of their electronic gaming machines in a few months, which allows casinos to replace machines with new models that are popular with casino patrons.

    Gaming often accepts used machines as trade-ins toward the purchase of new gaming equipment. While a small secondary market exists in the United States, used machines are typically resold into the international market. While some used equipment is reconditioned for direct sale, much is sold in container lots on an "as is" condition through independent brokers.

    In the past, Gaming had designed, manufactured and distributed video lottery terminals ("VLTs"), which are generally operated by, or under the regulation of, state or provincial lottery commissions. The VLT business was less than 2% of revenues during 1993, 1994 and 1995. Gaming will pursue this business only on a selected basis in the future.

    PRODUCT DEVELOPMENT. The Company believes that technological enhancements are the key to improving the appeal of its electronic gaming machines. Most gaming machines on casino floors today are driven by technology which was developed over 20 years ago. The Company believes that accelerating the use of existing computer technology will give its gaming machines and systems a competitive advantage in the gaming industry.

    Gaming develops its products for both the domestic and international market. Gaming's product development process is divided into two areas, hardware and software. Major areas of hardware development include cabinet style, electronic capability, machine handle, coin hopper and bill acceptor. Hardware development efforts are focused upon player appeal, product reliability and ease of maintenance. Development cycles for hardware can range from a few days for simple enhancements to more than a year for new electronics or new mechanical packages.

    The software development process for new games, which includes graphics development, involves a continuous effort requiring relatively significant human resource allocations. Creativity in software development is an important element in product differentiation as the major manufacturers sometimes use similar hardware technology. Ideas for new models are generated both internally and from customers. Gaming can design the software and artwork for a new model in as little as two weeks, excluding regulatory approval. All new or modified hardware and software is designed to satisfy all applicable testing standards and must receive the approval of the appropriate gaming regulatory agency based substantially on satisfying such applicable testing standards before such gaming product can be offered for play to the public. Most gaming jurisdictions rely upon and accept the certification of selected independent laboratories that a gaming product meets the applicable testing standards.

    Regulatory approval for new or modified hardware and software changes takes from 30 days to three months or more. On an annual basis, Gaming expects to introduce approximately 25 new games to the market. However, no assurance can be made with respect to the rate of new model introductions.

    During 1993, 1994 and 1995, Gaming spent $3.0 million, $3.5 million, and $3.7 million, respectively, on product research and development.

    SALES AND MARKETING. Gaming uses a direct sales force, an independent distributor network and GmbH to sell its products. Gaming's sales staff of approximately 20, which operates offices in Nevada, New Jersey, Mississippi, Illinois and Florida, generated approximately 84% of new machine sales over the past three years. Gaming currently uses distributors for sales to certain specific markets in the United States as well as certain European jurisdictions. Gaming's agreements with distributors do not specify minimum purchases but generally provide that Gaming may terminate such agreements if certain performance standards are not met. Approximately 8% of new gaming machine unit sales over the past three years have been generated through independent distributors (including foreign distributors) and 8% have been generated through GmbH.

    In addition to offering an expansive product line, Gaming provides customized services in response to specific casino requests. These services include high quality silkscreen printing of gaming machine glass, customized game development and interior design services. Gaming also offers customized design services that utilize computer aided design and studio software programs. Gaming's design department can generate a casino floor layout and can create a proposed slot mix for its customers. In many of the emerging markets, Gaming provides assistance to customers including the selection of related equipment such as slot stands, chairs, etc. and a recommended layout of the casino floor as well as a mix of machine models. Sales to established casinos in Nevada normally require completion of a successful trial period for the machines in the casino.

    Approximately 75% of Gaming's slot and video gaming machine sales are on terms of 90 days or less. Approximately 25% of Gaming's sales, primarily in certain emerging markets such as riverboat and Indian gaming casinos, are financed over extended periods as long as 36 months and bear interest at rates ranging from 8% to 14%. International sales are generally consummated on a cash basis or financed over a period of one year or less. In addition, in certain situations, Gaming has participated in the financing of other gaming related equipment manufactured by third parties in the emerging markets. Management believes that financing of customer sales has become an increasingly important factor in certain emerging markets. See "--Competition."

    CUSTOMERS. The demand for slot machines and video gaming machines varies depending on new construction and renovation of casinos and other facilities with needs for new equipment. Since machines are not replaced each year, many current customers will need only product maintenance in the near future. Growth will depend on Gaming's ability to obtain new customers and take advantage of the newly emerging markets. For the year ended December 31, 1995, Gaming's largest customer accounted for approximately 5% of Gaming's sales while Gaming's ten largest customers, excluding GmbH, accounted for approximately 25% of Gaming's revenues. During that period, sales to GmbH accounted for approximately 9% of Gaming's revenues.

    ASSEMBLY OPERATIONS. Gaming's Las Vegas facility was built in 1990 specifically for the design, manufacture and distribution of gaming equipment. The 150,000-square foot facility was designed to meet fluctuating product design demands and volume requirements, and management believes the facility enables Gaming to increase production without significant capital expenditures.

    Management believes that its assembly operations allow for rapid generation of different models to fill orders quickly and efficiently. Another major advantage of the existing plant operation is the system by which machines can be altered in many ways including the size, type and color of glass, sound and payoff patterns to produce a "customized" product for each customer. Gaming keeps an inventory of parts that allow machines to be altered quickly to conform with a particular customer's design/feature request. Gaming designs all of the major assemblies that are incorporated into the final machine configuration.

    COMPETITION. The market for gaming machines in North America is dominated by a single competitor, IGT. There are a number of other well established, well-financed and well-known companies producing machines that compete with each of Gaming's lines in each of Gaming's markets. The other major competitors are Universal Distributing of Nevada, Inc., Sigma Games, Inc., WMS and in the international marketplace, companies who market gaming machines under the brand names of Aristocrat, Atronic, Cirsa and Novomatic. In addition, certain technology-oriented companies, including CDS and Sega Enterprises Ltd., have recently announced their intention to enter the gaming machine business. Management believes that some of these competitors generally have greater capital resources than Gaming. Competition among gaming product manufacturers, particularly with respect to sales of gaming machines into new and emerging markets, is based on competitive customer pricing and financing terms, appeal to the player, quality of the product and having an extensive distribution and sales network.

    The future success of the Company, to a large extent, will be dependent upon the ability of Gaming to design, manufacture and market technologically sophisticated products that achieve high levels of player acceptance. The development of a successful new product or product design by a competitor could adversely affect sales of Gaming's products and force Gaming to respond quickly with its own competing products. In addition, management believes that customer financing terms have become an increasingly important competitive factor in certain emerging markets. Competitive conditions sometimes require Gaming to grant extended payment terms on gaming machines and other gaming equipment. While these financings are normally collateralized by such equipment, the resale value of the collateral in the event of a default may be less than the amount financed. Accordingly, Gaming will have greater exposure to the financial condition of its customers in emerging markets than has historically been the case in established markets like Nevada and Atlantic City. Also, because certain of Gaming's competitors generally have greater financial resources than Gaming, Gaming will need to rely on third party financing arrangements in order to compete in providing competitive financing to customers. See "--Sales and Marketing."

  SYSTEMS

    PRODUCTS. Systems designs, assembles, and sells a computerized monitoring system ("SDS 6000") for slot and video gaming machines which provide casino operators with on-line real time data relative to a machine's accounting, security, and maintenance functions. The SDS 6000 also provides data to, and receives data from, other third party player tracking computer and software applications allowing casinos to track their players to establish and compile individual player profitability and other demographic information. SDS 6000 is comprised primarily of (1) hardware consisting of microcontroller based printed circuit boards which are installed within the slot and video machines as well as card reader displays and keypads which provide casinos the ability to track player gaming activity and to monitor access to slot and video machines by the casino's employees, (2) application software developed by Systems which provides access to the slot machine's activity data gathered by the microcontroller hardware, and (3) third party mini-computers on which the application software resides. Systems also provides software and hardware support services, including maintenance, repair and training for purchasers of its monitoring systems.

    PRODUCT DEVELOPMENT. Systems' product development is divided into two areas, hardware and software. The major areas of hardware development include microcontroller circuit board design and programming as well as user interface devices such as card readers, keypads and displays. Hardware development efforts are focused upon the casino operator in terms of functionality, product reliability and ease of maintenance and customer appeal in terms of appearance and ease of use. Development cycles for hardware can vary between a few months for minor revisions to more than a year for major design changes or for changes made by various slot manufacturers with which Systems' product must communicate and be physically integrated. Software development results in (1) periodic product releases that include new features which extend and enhance the SDS 6000 product, (2) periodic maintenance releases which enable casino operators to correct problems or improve the usability of the system and (3) documentation needed to install and use the system.

    In 1995, the hardware and software groups from Systems, as well as engineers from Gaming, coordinated efforts to develop a form of cashless wagering that uses bar-coded coupons which can be read by the bill validators in Gaming's slot machines which are connected to an SDS 6000 system. Testing and regulatory approval is being pursued by Systems in anticipation of a 1996 release to casino operators. In 1996, Systems and Gaming development groups will continue to direct development efforts towards other forms of cashless wagering for use on Gaming's slot machines and the SDS 6000 system.

    During 1993, 1994 and 1995, Systems spent $1.4 million, $1.7 million and $1.9 million, respectively on product research and development.

    SALES AND MARKETING. Systems has a direct sales force which produces the majority of its sales. Gaming's sales force and Gaming's independent distributor network produce the balance of Systems' sales, primarily in situations where customers are making slot machine and computerized slot monitoring system purchase decisions at the same time. Worldwide, Systems has approximately 60,000 GMUs installed, or in the process of being installed, of which approximately 53,000 are in the United States. Over the past three years, Systems' own sales force has generated approximately 78% of its sales.

    Systems offers its customers the option of signing separate hardware and software maintenance agreements at the time of sale. These agreements are for periods of one year and automatically renew unless otherwise canceled in writing by the customer or Systems. After an initial warranty period, typically 90 days, the customer is invoiced a monthly hardware and software maintenance fee which provides essentially for repair and/or replacement of malfunctioning hardware and software, software version upgrades, and on-call support for software.

    Systems offers limited financing terms, normally less than one year, for sales to new installations. Most sales, however, are invoiced on a net 30 days basis.

    CUSTOMERS. The demand for computerized slot monitoring systems is driven either by regulatory requirements in a given jurisdiction and/or by a casino operator's competitive need to properly track their players' activity and establish and compile individual player profitability and other demographic information, all of which is of particular importance to casinos in developing marketing strategies. Systems' revenues are derived equally from selling to new installations as well as to existing customers who are either expanding their casino floors or are upgrading their hardware to a new product release. For the year ended December 31, 1995, Systems' ten largest customers (which includes certain multi-site casino operators that have corporate agreements with Systems) accounted for approximately 92% of Systems' revenues. Due to the high initial costs of installing a computerized monitoring system, customers for such systems generally have tended not to change suppliers once they have installed such a system. Future growth will be based on further expansion in the established and emerging markets as well as continued development efforts by Systems to provide customers with new and innovative hardware and software product offerings.

    COMPETITION. Although there are numerous companies providing computerized slot monitoring systems to casino operators, the competition currently consists of IGT, CDS, and to a lesser extent, by Gaming Systems International and Acres Gaming. Competition is keen in this market due to the number of providers and the limited number of casinos and the jurisdictions in which they operate. Pricing, product feature and function, accuracy, and reliability are all main factors in determining a provider's success in selling its system. Systems believes the future success of its operations will be determined by its ability to bring new and innovative products to the market place and at the same time maintain a base of loyal existing customers.

GERMAN OPERATIONS

  INDUSTRY OVERVIEW

    Management believes that the German amusement game industry, a historically stable market, consists of approximately 200,000 wall machine units and 50,000 token machine units. German regulations require the replacement of wall machines after a period of up to four years, ensuring replacement sales in Germany. As a result, the annual market sales are approximately 50,000 units with fluctuations resulting primarily from economic conditions and regulatory changes. In May 1993, the maximum initial coin drop in wall machines was increased from 30 pfennigs to 40 pfennigs. This regulatory change caused some customers to defer purchases prior to this regulatory proposal pending its outcome. During mid-1994, the German government effected a tax law revision based on a European Court ruling, whereby V.A.T. charged to the operators of wall machines was significantly reduced. Management believes this tax law revision, offset in part by increased leisure taxes, caused the aggregate new wall machine unit sales to increase to approximately 47,000 units in 1994. Effective January 1, 1996, a regulatory change took effect requiring all arcade operators to have at least 15 square meters of space for each wall machine and a maximum of 10 machines per arcade. Starting in mid-1995, arcade operators began removing wall machines from their arcades to meet the requirements of this new regulation. Despite this adverse impact, the demand for new wall machines remained at approximately 47,000 units in 1995. All wall machines manufactured since 1992 have meters that monitor the amount inserted by players and paid out by the machine; from the end of 1996 on, all wall machines in use are required to have such meters, which management believes should lead to an increase in demand for new, metered wall machines in the latter half of 1996. See "--Operations of Wulff--Products." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--BGII Results of Operations" and "Gaming Regulation and Licensing--Germany."

    One of the most important markets for wall machines in Germany is the arcade market. A significant number of arcades are owned by competitors of Wulff who are able to introduce their own machines into the arcades and generally do not purchase wall machines from Wulff. Wulff's two largest competitors, NSM, AG and Gauselmann, AG, own arcades containing approximately 15% of the wall machines in Germany. Management believes Wulff's share of the installed base of German wall machines market was approximately one-quarter of the market for each of the last three years. On an ongoing basis, the German legislative authorities regulate and monitor the wall machine industry so as to ensure certain manufacturing standards and the fairness of each machine to users. The most significant legislation presently affecting the wall machine industry relates to prescribed licensing procedures, the use, installation and operation of wall machines and the taxation of wall machines. There have been no recent material changes in these ongoing legislative regulations. See "Risk Factors--Operating History--Recent Losses" and "Gaming Regulation and Licensing--Germany."

    Token machines, unlike wall machines, are not designed to pay off money. Instead, a player wins games or tokens. Therefore, the strict German licensing requirements governing wall machines are not currently applied to token machines, although it cannot be ruled out that this may change in the future due to legislative changes or changes in administrative practice. Furthermore, management believes that the token machine market has reached its potential and that sales will decline because token machines are not subject to the four-year operation limit set by German regulations. See "Gaming Regulation and Licensing-- Germany."

  OPERATIONS OF WULFF

    PRODUCTS. Wulff's manufacturing operations were founded in Berlin in 1950 and sold to BEC in 1972. Wulff produces and distributes a variety of models of wall machines, under the trade name "Bally Wulff", for operation in arcades, hotels, restaurants and taverns primarily in Germany. These wall machines are coin-operated, armless gaming devices similar to slot machines that award winnings for matching numbers or symbols on three to five wheels or drums and differ primarily in appearance, graphic design, theme, pay-table and customer appeal. Each game costs up to 40 pfennigs (approximately $0.28, assuming an exchange rate of $1=DM 0.6987 as of December 31, 1995 hereinafter) to play, although the player may deposit larger amounts to provide continuous play but not to increase payoffs. German regulations limit the maximum payout to ten times the player's stake (DM 4.00 or approximately $2.80 per game). Current models of wall machines provide the player the opportunity to win 100 special games on one play, which increases the potential amount that can be won on the minimum coin drop. German regulations require a minimum payback of 60% for wall machines, although many machines are generally programmed to pay back at higher rates to encourage play. Effective January 1, 1997, all wall machines in use must have meters that monitor the amount inserted by players and paid out by the machine. See "Gaming Regulation and Licensing-- Germany."

    In addition to manufacturing wall machines, Wulff distributes wall machines and other recreational and amusement coin-operated machines manufactured by third parties to provide a more extensive line of products to its customers. These machines include pool tables, dart games, pinball machines, jukeboxes and arcade games and are distributed primarily for use in arcades, restaurants, hotels and taverns. One of BGII's indirect subsidiaries, GmbH distributes traditional slot machines, manufactured primarily by Gaming, principally to customers in Europe, Russia and, through its branch office in Johannesburg, South Africa, the African continent. The following table sets forth the percentage of Wulff's revenues by product line during the periods shown:

                                                                                PERCENTAGE OF REVENUE
                                                                           -------------------------------
                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1993       1994       1995
                                                                           ---------  ---------  ---------
Wall machines manufactured by Wulff......................................       42.8%      50.8%      37.5%
Recreational and amusement machines and third party wall machines
 distributed.............................................................       36.4       20.0       22.3
Slot machines distributed................................................        5.0        6.3       11.2
Other (primarily used machines, parts and services)......................       15.8       22.9       29.0
                                                                           ---------  ---------  ---------
                                                                               100.0%     100.0%     100.0%
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Wulff  also manufactures  token machines  for operation  in arcades, hotels,
restaurants   and   taverns   in    Germany.   See   "Gaming   Regulation    and
Licensing--Germany."

    PRODUCT DEVELOPMENT. Management believes that Wulff's wall machines are viewed as premium products because of their quality, dependability, ease of service and proven ability to attract players and generate revenue. Wulff designs its machines to appeal to each of the three categories of participants in the distribution process-- Wulff's sales representatives and independent distributors, the owner/operators of the machines, and the players. The sales representatives and distributors require machines with broad appeal that are easy to demonstrate and sell. The owner/operators desire reasonably priced machines that are easy to collect from and service and that are proven revenue generators. The players prefer entertaining machines that are simple to play and have unique features.

    Wulff's management has formed design teams which are responsible for generating ideas for creative new machines. These teams are comprised of representatives of each department involved in the production and distribution of machines, such as art design, engineering, manufacturing, marketing and sales. The design teams meet for three days each calendar quarter at a site away from Wulff's headquarters. The teams analyze machines currently being marketed by Wulff and its competitors to assess their strengths and weaknesses and then suggest ideas for new machines. These ideas are reviewed to determine which machines should be produced on a trial basis. Wulff typically pursues 15 to 20 projects at any given time, and approximately 12 to 15 machines are submitted for licensing each year. These new machines are built in limited quantities and then test marketed for three to six months. Generally, less than one-half of the new machines tested are put into full scale production. Management believes this process of generating new ideas and then turning only a limited number of the ideas into machines which will reach the mass market is responsible for the high quality of Wulff's machines and their continued acceptance and success in the marketplace. Because the machines have a reputation for quality, Wulff is often able to produce and market a particular model for up to two years, which management believes, based upon its experience in the relevant marketplace and feedback from customers, exceeds the industry average.

    During 1993, 1994 and 1995, Wulff spent approximately $3.3 million, $3.5 million, and $3.6 million, respectively, on product research and development.

    SALES AND MARKETING. Wulff sells approximately 94% of its products through its own sales force of 56 people located in its 23 regional sales offices. Independent German distributors account for approximately
6% of sales. Approximately 97% of Wulff's sales of new wall machines are in the German market. The sales offices are operated as independent profit centers and are assigned geographic areas for which they are responsible for sales, servicing the machines and assisting in collecting customers' accounts receivable balances. GmbH maintains a sales office in Hanover for the distribution of traditional slot machines, principally in Europe, and has an office in Johannesburg, South Africa for the sale and distribution of traditional slot machines into the African continent.

    Wulff devotes substantial time, money and effort marketing and promoting its products. Wulff takes an active part in the annual Amusement Game Fair which is held each January in Frankfurt, Germany, at which Wulff introduces new products.

    The wall machines manufactured and sold by Wulff generally sell for prices ranging from DM 5,000 to DM 8,000 (approximately $3,493 to $5,590). A majority of machines distributed by Wulff are paid for in full within 90 days after the sale. Remaining sales of machines are financed by Wulff generally over a 12-month period, with interest rates of up to 12%. For this reason, Wulff establishes an internal credit rating and credit limit for each customer. Under Wulff's conditions of sale, title to a machine is retained by Wulff until the machine has been paid for in full. In addition, Wulff demands collateral as security. Currently, Wulff provides customer financing for approximately 20% of its sales, and management expects this practice to increase during the latter half of 1996. In approximately 60% of its sales, Wulff accepts wall machines and/or other recreational and amusement equipment as trade-ins toward the purchase of new machines. To the extent possible, the used machines are then resold.

    CUSTOMERS. Each of Wulff's top ten customers in 1994 has maintained its relationship with Wulff for over three years. For the fiscal year ended December 31, 1995, no single customer accounted for more than 3% of Wulff's sales, while Wulff's top ten customers accounted for approximately 10% of Wulff's sales.

    Wulff's customer base for wall machines may be divided into two categories which differ based on the preferences of their clientele. Arcade operators are generally interested in purchasing the newest products in the hopes that a new innovation will result in a high level of public demand to play the new "hot" product. Hotels, restaurants and taverns, on the other hand, are generally more inclined to purchase lower-priced existing models with proven earnings records to provide as an amenity to customers.

    ASSEMBLY OPERATIONS. Wulff's manufacturing process is primarily an assembly operation. Its manufacturing facility consists of a four-story, 100,000-square foot building in Berlin, Germany. Wulff purchases its key raw materials, sub-assemblies and fabricated parts from a variety of suppliers, and most parts are purchased from multiple suppliers. While there exists no formal long-term contract commitments to any single supplier, Wulff has placed certain standing orders with suppliers through 1996 to help assure the availability of specific quantities on an as-needed basis. These orders are cancelable by Wulff at any time without penalty. Most of the component parts are standard on all models of all Wulff's wall machines, which promotes easy conversion from the production of one model to another in response to customer demand. Except in connection with certain promotions, Wulff generally maintains low inventory levels of assembly parts, and the amount of work-in-process is generally less than the number of machines sold in one week.

    Because of its manufacturing structure, Wulff is capable of substantially increasing its wall machine output without significant capital expenditures. Wulff continues to improve its manufacturing efficiency and productivity through the use of computer-aided design systems, automated production equipment and devotion of substantial resources to product quality control.

    COMPETITION. Germany's wall machine manufacturing industry is dominated by Wulff and two of its competitors, NSM, AG and Gauselmann, AG. Management believes these three entities collectively account for more than 90% of the entire market. Wulff competes with many companies in the distribution of coin-operated amusement games, some of which are larger and have greater resources than Wulff. Wulff's two

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
major competitors own and operate a significant number of arcades, which may give them a competitive advantage arising from a built-in market for their games and the ability to test market new games in their own arcades. Increased foreign competition in Germany may have an adverse impact on the Company's future wall machine revenues. Management believes that the primary competitive factors in the wall machine coin-operated amusement game market are the quality and depth of the product line, price and customer service which includes the ability to fill orders quickly and efficiently.

    Management believes that the market for token machines has expanded rapidly, from sales of approximately 3,900 units in 1993 to approximately 16,700 units in 1995. Management believes that token machines have in recent years competed directly with wall machines due to the lower prices and the popularity of the token machines. Furthermore, management believes that the token machine market may have reached its potential and that sales may decline because token machines are not subject to the four-year operation limit set by German regulations. See "Gaming Regulation and Licensing--Germany."

    Increased foreign competition in Germany may have an adverse impact on the Company's future wall machine revenues.

GAMING MACHINE MANAGEMENT OPERATIONS

  NEVADA OPERATIONS

    Alliance's Nevada gaming machine management operations involve the selection, ownership, installation, operation and maintenance of video poker devices, reel-type slot machines and other gaming machines in local establishments such as taverns, restaurants, supermarkets, drug stores and convenience stores operated by third parties ("local establishments"). Alliance's gaming machine management operations target local residents who generally frequent establishments close to their homes.

    The following table sets forth certain historical data concerning the Alliance's Nevada gaming machine management operations:

                                                                   AT JUNE 30,
                                              -----------------------------------------------------  AT DECEMBER 31,
                                                1991       1992       1993       1994       1995          1995
                                              ---------  ---------  ---------  ---------  ---------  ---------------
Number of electronic gaming machines
 owned......................................      5,240      5,505      5,121      5,148      5,208         5,288
Number of locations.........................        527        552        508        496        516           521

    Alliance enters into gaming machine management agreements with local establishments through either revenue-sharing arrangements or space lease arrangements. In revenue-sharing arrangements, most common with taverns, restaurants and convenience stores, Alliance does not pay rent, but rather receives a percentage of the revenues from the electronic gaming machines. In such arrangements, both the owner of the local establishment and Alliance must have a gaming license. In space lease arrangements, most common with supermarkets and drug stores, Alliance pays a fixed rental to the owner of the local establishment and Alliance receives all of the revenues derived from the gaming machines. In such arrangements, only Alliance (and not the establishment owner) is required to hold a gaming license. Most of the local establishments serviced by Alliance are restricted by law to operating no more than 15 gaming machines.

    Revenue-sharing arrangements accounted for approximately 80%, 86%, 86% and 86% of the Nevada gaming machine management revenues and 77%, 80%, 78% and 78% of its operating Nevada gaming machines in 1993, 1994 and fiscal 1995 and the six-month period ended December 31, 1995, respectively. At December 31, 1995, the weighted average remaining term of Alliance's revenue-sharing arrangements was approximately 3.9 years. Space lease arrangements accounted for approximately 20%, 14%, 14% and 14% of the Nevada gaming machine management revenues and 23%, 20%, 22% and 22% of its operating Nevada gaming machines in 1993, 1994 and fiscal 1995 and the six-month period ended December 31, 1995. At December 31, 1995, the weighted average remaining term of Alliance's space leases was 2.9 years.

    Alliance has historically been able to renew or replace revenues from expiring agreements with revenues generated by renewal or replacement contracts. However, during the past few years, greater competitive pressures in the gaming machine management business have increased the portion of gaming machine management revenues payable to the local establishment, decreasing Alliance's gross margins from these operations. As a result, Alliance has refocused its Nevada gaming machine management operations to emphasize return on investment rather than increasing market share and has undertaken a systematic review process to adjust its contract mix to emphasize higher margin contracts and, where permissible, canceling or not renewing unprofitable contracts.

    SALES AND MARKETING. As the largest Nevada gaming machine management operator, Alliance believes that it is able to differentiate itself from its competitors through a full-service operation providing its customers marketing assistance and promotional allowances and using its advanced design capabilities to provide electronic gaming machines with features customized to customers' needs, such as Gambler's Bonus.

    Alliance has developed and is currently testing a new system called "Gambler's Bonus". Gambler's Bonus is designed as a cardless slot players' club and player tracking system, which allows multiple route locations to be linked together into a distributed gaming environment. Through this technology,
Alliance is able to provide its players and customers with many of the same gaming choices currently available only in a larger scale casino environment such as multi-location progressive jackpots, bigger jackpot payouts and traditional players' club enhancements. Additionally, Alliance will offer a series of new and unique games available only to members of the Gambler's Bonus players' club. Since launching Gamblers' Bonus, the gaming machines linked to Gambler's Bonus have experienced an increase in net win per day per machine. As of March 1, 1996, Alliance had 286 machines linked to the Gambler's Bonus system, and management expects to have Gambler's Bonus in approximately 50 locations, or a total of 430 machines, by the end of March 1996 and 88 locations, or a total of 980 machines, by June 1996. Alliance believes Gambler's Bonus will improve both the revenues and operating efficiencies of its Nevada gaming machine management operations and has the potential to create additional opportunities in the gaming machine management segment of the gaming industry. Additionally, in keeping with the trends in the Nevada market, Alliance is updating its gaming device base with bill-acceptor equipped electronic gaming machines which are also expected to improve revenues and operating efficiencies.

    CUSTOMERS. Alliance believes it has a diversified customer base with no one customer accounting for more than 10% of Alliance's revenues generated from Nevada gaming machine management operations during fiscal 1995, although approximately 14.1% of such revenues was generated through an affiliated group of such customers. The affiliated group consists of eight partnerships each having one individual partner who is common to all such partnerships. For the year ended December 31, 1995, Alliance's ten largest customers accounted for approximately 20.7% of Alliance's revenues.

    ASSEMBLY OPERATIONS. Alliance currently manufactures and distributes electronic gaming machines in Nevada for use in its gaming machine management operations. Alliance manufactured approximately 80% of the electronic gaming machines currently used in its Nevada gaming machine management operations. The manufacturing process generally involves the assembly of standard components which are readily available from various sources. Alliance is not dependent upon any one supplier for the material or components used in its manufacturing operations.

    COMPETITION. Alliance is subject to substantial direct competition for its revenue-sharing and space lease gaming machine management locations from several large gaming machine management operators and numerous small operators, located principally in Las Vegas, Reno and the surrounding areas. Alliance and Jackpot Enterprises, Inc. are the dominant gaming machine management operators in Nevada. The principal method of competition for gaming machine management operators includes the economic terms of the revenue-sharing or space lease arrangement, the services provided and the reputation of the gaming machine management operator. Price competition is intense and has reduced Alliance's gross margin on such operations over the past several years as the percentage of the gaming device revenues retained by local establishment owners has increased.

  LOUISIANA OPERATIONS

    In March 1992, Alliance obtained a contract to operate video poker gaming devices in the greater New Orleans, Louisiana area through its controlled subsidiary, VSI. Alliance entered into an operating agreement which runs through May 2002 with Fair Grounds for Alliance to be the exclusive operator of video poker devices at the only racetrack and ten associated OTB parlors in the greater New Orleans area. Alliance selects, installs, manages and services video poker devices for each of the ten facilities owned by Fair Grounds for which it receives a percentage of the revenue generated by the devices. Alliance currently has installed 694 video poker devices in Louisiana.

    Under the Louisiana gaming laws and regulations, the majority stockholder of any entity operating video poker devices in Louisiana must be a domiciled resident of the State of Louisiana. As a result, Alliance owns 49% of the capital stock of VSI and three prominent members of the Louisiana business and legal community own the remaining 51%. Pursuant to the terms of the VSI Loan, VSI may not pay cash dividends or make any distribution of its property. The VSI Loan amortizes quarterly until due in full in September 1998 and may be prepaid at any time without penalty. Alliance, however, owns all the voting stock of VSI and the majority of its officers and directors are Alliance employees. Alliance has a 71% interest in dividends of VSI in the event dividends are declared. Alliance also formed two other Louisiana subsidiaries, Southern Video Services, Inc. ("SVS") and Video Distributing Services, Inc. ("VDSI"). Both SVS and VDSI are structured in a manner similar to VSI except that Alliance is entitled to receive 60% of any SVS dividends. Under the terms of its contract with Fair Grounds, Alliance must conduct any additional video poker operations in Louisiana other than gaming at racetracks or OTB parlors through SVS. To date, SVS and VDSI have not engaged in business in Louisiana. In addition, Alliance and Fair Grounds may have certain mutual rights of first refusal to participate in certain Louisiana riverboat gaming opportunities of the other party on terms and conditions to be specified.

    Alliance is prohibited by the Louisiana Act from engaging in both the manufacture and operation of gaming machines in Louisiana and, therefore, Alliance does not manufacture its own gaming machines for use in Louisiana. Further, the Louisiana legislature recently passed a bill which could have the effect of curtailing the Company's activities in Louisiana. See "Risk Factors--Regulation by Gaming Authorities" and "Gaming Regulation and Licensing--Louisiana."

    On December 17, 1993, Alliance incurred a fire loss at the Fairgrounds Race Course in New Orleans where Alliance operated 199 gaming machines prior to the fire, 193 of which were destroyed in the fire. Alliance was fully insured for all equipment, leasehold improvements, other assets and business income with the exception of immaterial deductibles. From December 17, 1993 through December 31, 1995, Alliance recorded approximately $815,000 of income from business interruption insurance proceeds. Alliance is discussing settlement of additional business interruption claims with the insurance carrier.

    SALES AND MARKETING. VSI has developed an extensive marketing program under the name "The Players Room" which is designed to attract primarily local residents to its facilities. Media placement has focused on newspaper and radio advertising with promotions including a player's club, direct mailings and offerings of a wide range of prizes.

    Alliance intends to selectively expand its operations in the greater New Orleans area by increasing the number of video poker devices in certain of its existing locations as demand warrants, as well as investigating the addition of new locations under its current contract with the Fair Grounds in areas where competitive factors are favorable. Under the Louisiana Act, racetracks and OTB parlors are permitted to install an unlimited number of video poker devices while truckstops and taverns may install only limited numbers of such devices.

    COMPETITION. Alliance is subject to extensive competition for contracts to operate video poker devices and Alliance's racetrack and OTB parlors compete with various truck stops and locations with liquor licenses throughout the New Orleans area. Each truck stop is permitted to operate up to 50 video poker devices and each tavern is permitted to operate up to three video poker devices. In addition, Louisiana has authorized riverboat gaming statewide and several riverboats are operating in Orleans Parish. Riverboats are permitted to have live table games and an unlimited number of gaming machines, including slot machines. Louisiana has also authorized one land-based casino, permitted to include live table games and an unlimited number of gaming machines in New Orleans, which opened in May 1995; however, its operator filed for bankruptcy reorganization and ceased operations in November 1995. The operator has stated its intention to reopen the land-based casino following reorganization.

CASINO OPERATIONS

    RAINBOW CASINO. On July 16, 1994, the Rainbow Casino located in Vicksburg, Mississippi permanently opened for business. The entire project consists of the Rainbow Casino, which is a 24,000-square foot casino owned and operated by Alliance containing approximately 589 gaming machines and 28 table games, and also includes an 89-room Days Inn hotel and a 10-acre indoor and outdoor entertainment complex called Funtricity Entertainment Park, which was developed by a subsidiary of Six Flags Corporation. Both the hotel and entertainment park, which were substantially completed in late May 1995, are operated by third parties. The entire property, known as Vicksburg Landing, is the only destination of its kind in Mississippi containing a casino/family entertainment complex.

    Through a wholly-owned subsidiary, Alliance originally purchased a 45% limited partnership interest in RCVP, a Mississippi limited partnership which owns the casino, all assets (including the gaming equipment) associated with the casino and certain adjacent parcels of land. The 55% general partnership interest in RCVP was held by RCC, an unaffiliated Mississippi corporation. Pursuant to a management agreement dated October 29, 1993, which terminates on December 31, 2010, Alliance through a wholly-owned subsidiary also serves as manager of the casino. In connection with the completion of the casino and the acquisition of its original 45% limited partnership interest, Alliance funded a $3,250,000 advance to RCC on the same terms as RCC's financing from HFS (other than the fact that such advance is subordinate to payments due to HFS, and the HFS financing is secured). The HFS financing provided to RCC on August 3, 1993 consisted of a $7.5 million loan secured by a first priority lien on all of the assets of the project. The terms of the HFS financing provide that, in connection with the loan and certain marketing services provided by HFS to RCC, RCC will pay to HFS a perpetual royalty based upon the casino's annual gross gaming revenues of 12% on the first $40 million, 11% on the next $10 million, and 10% thereafter.

    On March 29, 1995, Alliance consummated certain transactions whereby Alliance acquired from RCC the controlling general partnership interest in RCVP and increased its partnership interest. In exchange for the commitments by NGM, a subsidiary of National Gaming Corporation, and Alliance to provide additional financing (up to a maximum of $2,000,000 each) to be used, among other things for the completion of certain incomplete elements of the project which survived the opening of the casino (for which RCC was to have been responsible, but failed to satisfy) and for a $500,000 payment paid to HFS as a waiver fee, a commitment by Alliance to fund any additional capital necessary for the completion, upgrading or working capital of the project, the following occurred:
(i) a subsidiary of Alliance became the general partner and RCC became the limited partner and (ii) the respective partnership interests were adjusted. As of December 31, 1995, amounts outstanding under the HFS facility and the related financings aggregated $9.7 million. As adjusted, RCC is entitled to receive 10% of the net available cash flows after debt service and other items, as defined (which amount increases to 20% of such amount if revenues exceed $35,000,000 (i.e. only on such incremental amount)), for a period of 15 years, such period being subject to one year extensions for each year in which a minimum payment of $50,000 is not made. In addition, if during any continuous 12-month period until December 31, 1999 the casino achieved earnings from the project of at least $10.5 million before deducting depreciation, amortization, royalty and income taxes, then Alliance would be obligated to pay to certain principals of the original partnership an amount aggregating $1 million in cash or shares of Common Stock 180 days after the occurrence. The casino has achieved the required earnings as adjusted, and Alliance is obligated to make the required payment or issue the Common Stock by September 30, 1996. Also, Alliance's 5.2% royalty on gross revenues was terminated on the date it became the general partner.

    PLANTATION STATION. In April 1990, Alliance purchased, for an aggregate purchase price of $9,700,000, substantially all of the assets of the Plantation Station casino ("Plantation Station") located near the border of Reno and Sparks in northern Nevada. Plantation Station is a 20,000 square-foot casino which currently

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contains approximately 453 gaming machines,  keno and 10 table games,  including blackjack, craps, roulette and poker. In addition, Plantation Station offers a race and sports book which is leased to an independent race and sports book operator and includes a 300-seat restaurant owned by Alliance. Plantation Station is convenient to both Reno and Sparks and caters to the local market.

    SALES AND MARKETING. Alliance's casinos target the cost-conscious market. Alliance promotes its casinos primarily by providing quality food at reasonable prices and through special promotional events. Alliance believes its experience with operating small casinos targeted to local markets will enable it to effectively operate casinos in emerging gaming jurisdictions that have similar characteristics.

    COMPETITION. Gaming of all types is available throughout Nevada in numerous locations, including many locations similar to those at which Alliance operates gaming machines. All of these gaming opportunities may compete directly or indirectly with Alliance's casino operations. Many of Alliance's competitors possess substantially greater financial and other resources than Alliance. Many of such competitors include large casino-hotels which offer more variety and amenities and may be perceived to have more favorable locations than Alliance. The operation of casinos is a highly competitive business. The principal competitive factors in the industry include the quality and location of the facility, the nature and quality of the amenities and customer services offered and the implementation and success of marketing programs. Plantation Station's primary casino operations focus on the local market rather than the tourist market. The Rainbow Casino generally appeals to both locals and visitors. Accordingly, Alliance believes that the principal competition for Plantation Station's operations comes from larger "locals" casinos. The Rainbow Casino appeals to both locals and visitors to historic Vicksburg, Mississippi. The Rainbow Casino is the fourth gaming facility to open in Vicksburg, Mississippi and as such, faces substantial direct competition for gaming customers in the region.

BUSINESS DEVELOPMENT ACTIVITY

    Through a wholly-owned subsidiary, Native American Investment, Inc., Alliance has a contract to develop Class II and III gaming opportunities with an Indian tribe in California. Class II gaming includes bingo, pulltabs and non-banking card games that are already permitted in a state, and is subject to the concurrent jurisdiction of the National Indian Gaming Commission ("NIGC") and the applicable Indian tribe. Class III gaming is a residual category composed of all forms of gaming that are not Class I gaming (which consists of non-commercial social games played solely for prizes of minimal value or traditional forms of Indian gaming) or Class II gaming, including casino-style gaming. The contract is subject to negotiations resulting in satisfactory compacts with the state and approval of the contract by the National Indian Gaming Commission. The Governor of California has to date refused to negotiate a compact covering Class III electronic gaming machines and house-banked games in California and is currently engaged in related litigation over the scope of gaming issues with certain Indian tribes. There can be no assurance as to ultimate outcome of these litigation activities or the successful completion or operation of any part of this project.

    On March 27, 1996, the United States Supreme Court ruled that a portion of the Indian Gaming Regulatory Act was unconstitutional. As a result, Federal courts cannot oversee negotiations between Indian tribes and state officials about the scope of on-reservation gaming and Indian tribes cannot file suits against states or state officials. Management of Alliance believes that this ruling will have a materially adverse effect upon its Native American casino development activities in California. Accordingly, management is considering whether the current net book value of its investment in Native American Investment, Inc., of $1,800,000 may not be fully recoverable under current circumstances, necessitating a write-off of part or all of that balance during the current quarter.

    Alliance and Casino Magic Corporation, through wholly-owned subsidiaries, are members in KGP and KFP, both Kansas limited liability companies. Under the Option Agreement granted to KGP by Camptown and TRAK Southeast, KGP has been granted the exclusive right, which right expires on September 13, 2013, to operate gaming machines and/or casino-type gaming at Camptown's racing facility in Frontenac, Kansas if and when such gaming is permitted in Kansas. In December 1994, Camptown received a $3,205,000 loan from Boatmens' Bank which was guaranteed by KFP. Alliance and Casino Magic Corporation each invested
$1,580,000 in KFP which was used to purchase a certificate of deposit to collateralize its guarantee.

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Construction of Camptown's racing facility was completed and the facility opened for business in May 1995. The racing facility was temporarily closed on November 5, 1995 due to poor financial results. Camptown filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 1996 and has stated an intention to reopen for business following bankruptcy reorganization. Boatmen's Bank demanded payment of the Camptown loan from KFP under the terms of the guaranty. KFP paid the loan and Boatmen's Bank returned KFP's certificate of deposit and KFP assumed Boatmen's Bank's position in the loan to Camptown which is secured by a second mortgage on Camptown's greyhound racing facility in Frontenac, Kansas. TRAK Southeast and Camptown continue to be bound by the Option Agreement. KFP intends to vigorously pursue all of its rights and remedies which may include, among other things, seeking authority from the bankruptcy court to commence a foreclosure action. In the case of a foreclosure action, KFP would be required to assume or pay the existing first mortgage of approximately $2,000,000 if KFP becomes the purchaser at any such sale. The Kansas legislature has considered gaming bills during the 1996 session although none have passed. There can be no assurance that gaming of any type will ever be legalized in Kansas and management intends to continue to evaluate the recoverability of its investment.

    As described in "Unaudited Pro Forma Condensed Combined Financial Information," the Company intends to reduce Alliance development expenses, which related to mergers, acquisitions and joint ventures, following the Transaction. The reduction reflects the elimination of costs that were being incurred prior to Alliance's accomplishment of its strategic plan to acquire a major electronic gaming machine manufacturing company. To accomplish this reduction the Company intends to reduce payroll costs and fees paid to consultants and legal costs related to non-BGII transactions Alliance had been pursuing.

PATENTS, COPYRIGHTS AND TRADE SECRETS

    Alliance has copyrighted both the source code and the video presentation of its games and registered many of these copyrights with the U.S. Copyright Office under the Copyright Act of 1976. Game version upgrades and new games are currently in the process of United States patent and copyright registration. Such copyrights expire at various dates from September 2056 to October 2065. In addition, some of the games have Federal and/or state trademarks registered with the U.S. Patent and Trademark Office. Some of the games (either currently used or reserved for future development) also are covered by patents filed with the U.S. Patent and Trademark Office. Such patents expire at various dates from May 2008 to March 2012.

    BGII is obligated under several patent agreements to pay royalties ranging from approximately $50 to $200 per game depending on the components in the gaming machines. Additionally, based on an amendment to the trademark licensing agreement between BGII and BEC dated March 31, 1995, BGII is obligated to pay a royalty on new machines sold of $25 to $30 per machine beginning on March 31, 1995 with a minimum annual royalty payment of $500,000 for the initial five-year term of the amended agreement, which is subject to annual renewals thereafter. Royalty expense for the years ended December 31, 1993, 1994 and 1995 was $1.1 million, $2.9 million and $3.0 million, respectively.

    Pursuant to a Trademark and License Agreement, as amended, between BEC and BGII (the "License Agreement"), BGII licenses the name "Bally" from BEC for use in the businesses of BGII. In 1992, BGII paid $3.5 million to BEC in the form of an offset against a tax receivable which was owed by BEC to BGII for the licensing rights. See "Notes to BGII's Consolidated Financial Statements--Summary of Significant Accounting Policies--Intangible Assets." On March 27, 1995, BEC filed an action in the United States District Court, District of New Jersey seeking to revoke BGII's right to the use of the Bally trade name under the terms of the License Agreement. On March 31, 1995, BGII and BEC entered into a Trademark License and Settlement Agreement pursuant to which the above-described action was settled. BGII agreed to pay BEC a per machine royalty of $25 on the first 20,000 new machines sold annually on or after March 31, 1995 and $30 per machine for new machine unit sales in excess of 20,000 gaming machines, with a minimum annual royalty of $500,000 per year for the initial five year term of the amended agreement and subject to annual renewal thereafter. In addition, BGII agreed to rebate to BEC an amount for every new gaming machine sold to BEC or its affiliates for two years. As part of the settlement, BGII retained its right to the use of the Bally trade name for an initial period of five years with annual extensions thereafter at the option of BGII. The settlement has not had a significant impact on BGII's financial position, results of operations

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or cash  flows.  BEC  has asserted  that  its  permission is  required  for  the surviving company in the Merger to continue to utilize the Bally trade name, an assertion which BGII has denied. On February 16, 1996, BGII received notice from BEC alleging that BGII had violated the License Agreement by, among other things, granting to Marine Midland a security interest in general intangibles. In such notice, BEC also stated that as a result of the foregoing, it was immediately terminating the License Agreement. BGII does not believe that it has violated the terms of the License Agreement and BGII will defend its position against BEC's claims. See the description of related litigation under "Risk Factors--Bally Trade Name" and "--Litigation Relating to the Merger."

    In July 1992, BGII reached an agreement for an exclusive license until December 31, 2005, subject to extension, of a patent relating to the use of credit cards in gaming machines and acquired 1% of the stock of Scotch Twist, Inc., the private company which granted this license in exchange for the issuance of 100,001 shares of BGII's common stock. The licensing agreement requires BGII to commit $1.2 million in research and development costs related to the patent, plus any costs related to obtaining required regulatory approvals and licenses. As of December 31, 1995, approximately $1.0 million had been spent relating to this commitment.

    In connection with a settlement agreement entered between BEC, Gaming, BGI Enterprises, BGII and IGT on December 16, 1992, BGII sold its interest in the Casino Interlink Multiple Location Progressive System (the "Progressive System") to IGT. BGII reserved certain rights in the sale, including the rights to continue to sell the Progressive System (i) within Europe, (ii) for use in single locations, and (iii) worldwide in lottery applications. BGII agreed to discontinue general sales of the Progressive System or any similar system outside of Europe for a period of five years. This agreement is binding on all successors and assigns of BGII, including the Company.

    The Company has registered the trademark "CEI" and its design and the logos of United Gaming, Inc. and United Coin Machine Co. with the U.S. Patent and Trademark Office.

EMPLOYEES AND LABOR RELATIONS

    As of December 31, 1995, Alliance employed approximately 683 persons in the State of Nevada and approximately 8 persons in various states related to its business development activities, VSI employed approximately 73 persons in the State of Louisiana, RCVP employed 374 persons in the State of Mississippi, and BGII and its subsidiaries employed approximately 500 persons in various states and 440 persons in Germany. None of such employees is covered by a collective bargaining agreement. Wulff's employees, however, are covered by German regulations which apply industry-wide and are developed, to some extent, through negotiations between representatives of the metal working industry employers and the trade union representing the employees. These regulations are in the nature of collective bargaining agreements and cover the general terms and conditions of such items as wages, vacations and work hours. The regulations codify what are considered the common standards of employment in the German metal working industry. The Company believes its relationships with its employees are satisfactory.

LITIGATION RELATING TO THE MERGER

    On or about June 19, 1995, three purported class actions were filed in the Chancery Court of Delaware by BGII stockholders against BGII and its directors (the "Fiorella, Cignetti and Neuman Actions") in connection with the then-proposed merger of BGII with WMS (the "WMS Merger"). Also on or about June 19, 1995, a purported class action was filed in the Delaware Court of Chancery by a BGII stockholder against BGII and its directors and Alliance (the "Strougo Action") in connection with the tender offer and consent solicitation made by Alliance (subsequently superseded by the execution of the Merger Agreement). On or about July 6, 1995, the plaintiffs in the Fiorella, Cignetti, Neuman and Strougo Actions (collectively, the "Stockholder Plaintiffs") filed with the Court a motion to consolidate the four actions. On or about July 27, 1995, certain of the Stockholder Plaintiffs filed an amended complaint that adopted certain allegations concerning self-dealing by BGII directors in connection with the merger agreement entered into with WMS (the "WMS Agreement"); added a claim relating to BGII's alleged failure to hold an annual meeting as required; and added WMS as defendant. The amended complaint also alleged that BGII intended, in violation of Delaware law, to sell Wulff without first seeking stockholder approval of the sale.

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The  action  sought  an  order   enjoining  defendants  from  proceeding   with,
consummating or closing the WMS Merger, or rescinding it if it closed; preventing the sale of Wulff without prior stockholder approval; declaring invalid BGII's agreement to pay WMS a fee if the WMS Agreement is terminated by BGII in certain circumstances; compelling an auction of BGII and the provision
of   due  diligence  to  Alliance;  scheduling  an  immediate  meeting  of  BGII stockholders; and awarding compensatory damages. Management believes these claims to be without merit and intends to vigorously defend these actions.

    On October 23, 1995, WMS instituted a suit in New York State Court against BGII for BGII's failure to pay $4.8 million upon termination of the WMS Agreement. Management intends to vigorously defend this action. On November 22, 1995, BGII answered the complaint and brought counterclaims against WMS alleging that WMS repudiated and breached the WMS Agreement by, among other things, failing to act in good faith toward the consummation of the WMS Merger, advising BGII that it would not perform as agreed but would impose new conditions on the WMS Merger, acting in excess of its authority and undermining the ability of BGII to perform the WMS Agreement. On February 8, 1996 WMS moved for summary judgment. On April 2, 1996, BGII opposed WMS's motion and cross-moved for summary judgment. Pursuant to the Merger Agreement, Alliance has agreed to indemnify BGII against such a claim under certain circumstances.

    On September 14, 1995, a stockholders' class and derivative action was commenced by Richard Iannone, an Alliance stockholder, against Alliance, the members of its current Board of Directors and certain of its former directors in Federal District Court in Nevada asserting, among other matters, that Alliance has wasted corporate assets in its efforts to acquire BGII by, among other things, agreeing to onerous and burdensome financing arrangements that threaten Alliance's ability to continue as a going concern and that Alliance had made false and misleading statements and omissions in connection with that effort by failing to disclose the need to refinance an additional $53 million of existing BGII indebtedness, by failing to disclose how Alliance would recapitalize the indebtedness of a combined Alliance/BGII and by failing to disclose the leading role played by Richard Rainwater in Alliance's efforts to acquire control of BGII which, given assurances made by Alliance to gaming regulators in Nevada that the unlicensed Mr. Rainwater would not play an active role in the management of Alliance, could expose Alliance to suspension or revocation of its Nevada gaming license. In addition, the stockholder action against Alliance alleges that (i) Alliance substantially inflated its results of operations by selling gaming machines at inflated prices in exchange for promissory notes (without any down payment) which Alliance knew could not be paid in full but which Alliance nevertheless recorded at full value, (ii) Alliance doctored reports sent to its route customers and (iii) the directors of Alliance had caused Alliance to engage in self-dealing transactions with certain directors which resulted in the exchange of Alliance assets for assets and services of vastly lesser value. On September 21, 1995, a United States magistrate denied the plaintiffs' request for expedited discovery, stating that Mr. Iannone was not an adequate representative and was not likely to succeed on the merits. On October 4, 1995, the defendants filed a motion to dismiss the action. On December 18, 1995, the plaintiff filed an amended shareholder derivative complaint. The plaintiff is no longer asserting any class claims. On March 5, 1996 the defendants filed a motion to dismiss the amended complaint.

    In June 1995, BEC asserted that a certain agreement between BEC and BGII (the "Noncompete Agreement") prohibits the use by BGII of the trade name "Bally" if it is merged with a company that is in the casino business within or without the United States and operates such business prior to January 8, 1999. BGII believes such claim is entirely without merit since the restriction referred to expired on January 8, 1996 and in any event does not relate to the use of the "Bally" trade name, which is covered by the License Agreement. The restriction in the Noncompete Agreement will not have any impact on the Company since the Effective Time of the Merger contemplates a closing of the Merger after the restriction in the Noncompete Agreement lapses. BEC has not reasserted this position since it was informed by BGII in July 1995 that the restriction lapsed on January 8, 1996. Consequently, management believes BEC has determined not to contest BGII's position.

    BEC has also asserted that a merger between BGII and the Merger Subsidiary would violate the terms of the License Agreement. BGII has denied these claims and management believes that the surviving company in the Merger will be permitted to use the "Bally" trade name in accordance with the terms of such

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License Agreement. Management believes that no breach of such License  Agreement is caused by the Merger and the use of the "Bally" trade name by the surviving corporation. In a letter dated November 9, 1995, BEC reasserted its position. On November 20, 1995, Alliance, the Merger Subsidiary and BGII commenced an action against BEC in Federal District Court in Delaware seeking a declaratory judgment, among other things, that the surviving company in the Merger will be permitted to use the "Bally" trade name in accordance with the terms of the License Agreement, and seeking injunctive relief (the "Alliance Action"). On November 28, 1995, BEC commenced an action against BGII, Gaming, Alliance and the Merger Subsidiary in Federal District Court in New Jersey to enjoin the defendants from using the "Bally" trade name (the "BEC Action"). On November 28, 1995, BEC filed a motion to dismiss, transfer to New Jersey, or stay the Alliance Action pending resolution of the BEC Action. The BEC Action alleges that BGII's continued use of the trade name after the Merger will (1) constitute a prohibited assignment of BGII's rights to use the trade name and (2) exceed the scope of the license granted to BGII because BGII will be under the control of Alliance. On December 15, 1995, BEC filed a motion for a preliminary injunction in the BEC Action. At a hearing on January 17, 1996, the court declined to issue a preliminary injunction, but held BEC's motion in abeyance pending the defendants' motion to dismiss and for summary judgment, which the defendants had filed on December 26, 1995. Thereafter, the parties advised the court that they are negotiating a settlement of the BEC Action. On March 29, 1996, at the court's request, the parties entered into a consent order providing for the administrative dismissal of the BEC Action, subject to its reopening should the settlement not be consummated. If the parties do not agree on a
settlement,   BGII,  Gaming,  Alliance  and  the  Merger  Subsidiary  intend  to vigorously defend their position in these actions. However, there can be no assurance that BEC will not be successful in its action to prohibit the surviving corporation in the Merger from using the "Bally" trade name. The loss of the "Bally" trade name may have a material adverse effect on the gaming machine operations of the Company.

    On February 16, 1996, BGII received notice from BEC alleging that BGII had violated the License Agreement by, among other things, granting to Marine Midland a security interest in general intangibles. In such notice, BEC also stated that as a result of the foregoing, it was immediately terminating the License Agreement. Management does not believe that BGII has violated the terms of the License Agreement and the Company will defend its position against BEC's claims.

OTHER LITIGATION

    In 1994, after an intensive Federal investigation of Gaming's former Louisiana distributor, eighteen individuals were indicted on charges of racketeering and fraud against Gaming and the Louisiana regulatory system. Among those indicted were the former distributor's stockholders, directors, employees and others alleged to be associated with organized crime. Fifteen entered pleas of guilty before trial and the remaining three were convicted in October 1995. In addition, Alan Maiss, a former director and president of BGII, pled guilty to misprision of a felony in connection with such investigation. BGII, its subsidiaries and its current employees were not subject to such investigation.

    Prior to the conclusion of the Federal criminal case, BGII's activities with regard to its former VLT distributor in Louisiana were the subject of inquiries by gaming regulators and a report by the New Jersey Division of Gaming Enforcement dated August 24, 1995. The New Jersey Commission has indicated that it will hold a hearing on the matter, but no date has been set at this time. The New Jersey report made no specific recommendations for action by the New Jersey Commission. The Gaming Authorities in Ontario, Canada, who have investigated the matter, issued a gaming registration to Gaming on February 8, 1996.

    On September 25, 1995, BGII was named as a defendant in a class action lawsuit filed in Federal District Court in Nevada, by Larry Schreirer on behalf of himself and all others similarly situated (the "plaintiffs"). The plaintiffs filed suit against the Company and approximately 45 other defendants (each a "defendant," and collectively the "defendants"). Each defendant is involved in the gaming business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people into playing their gaming machines based on a false belief concerning how those machines actually

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operate  as well as the extent to which  there is actually an opportunity to win on any given play. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of one billion dollars, and are asking that any damage awards be trebled under applicable Federal law. Management believes the plaintiffs' lawsuit to be without merit. The Company intends to vigorously pursue all legal defenses available to it.

ENVIRONMENTAL MATTERS

    The Company is subject to Federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, past spills, disposals or other releases of hazardous substances (together, "Environmental Laws"). The Company uses certain substances and generates certain wastes that are regulated or may be deemed hazardous under applicable Environmental Laws. From time to time, the Company's operations may result in certain noncompliance with applicable requirements under Environmental Laws. Any past noncompliance with applicable requirements under Environmental Laws has not had a material adverse effect on the Company's results of operations or financial condition. Further, the Company believes that any noncompliance or cleanup liability under current Environmental Laws would not have a material adverse effect on the Company's results of operations or financial condition.

                        GAMING REGULATION AND LICENSING

    The manufacture and distribution of gaming machines and the operation of gaming facilities are subject to extensive Federal, state, local and foreign regulation. Although the laws and regulations of the various jurisdictions in which the Company operates and into which the Company may expand its gaming operations vary in their technical requirements and are subject to amendment from time to time, virtually all of these jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming machines and the operation of gaming facilities, as well as for the officers, directors, major stockholders and key personnel of such companies.

    Any person which acquires a controlling interest in the Company would have to meet the requirements of all governmental bodies which regulate the Company's gaming business. A change in the make-up of the Company's Board of Directors and management would require the various Gaming Authorities to examine the qualifications of the new board and management. The past conduct of management, which may be re-examined in conjunction with hearings in Nevada, New Jersey and Louisiana, would normally not be a controlling factor in passing upon the suitability of a successor group when that prior management group would no longer be in control of the Company. Absent actual approval of the successor interests controlling the Company after a merger or other acquisition, there can be no assurances that governmental authorities would give required approvals to any particular persons or groups.

NEVADA

    The ownership and operation of casino gaming facilities in Nevada, and the manufacture, distribution and operation of gaming machines and cashless wagering systems for use or play in Nevada, or for distribution outside of Nevada, are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and (ii) various local ordinances and regulations. The Company's gaming, manufacturing, distributing and slot machine route operations (herein referred to as "gaming machine management operations") are subject to the licensing and regulatory control of the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission"), the County Liquor and Gaming Licensing Board (the "Clark County Board") and various other county and city regulatory agencies, all of which are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things, (i) the prevention of unsavory or

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unsuitable persons from having any direct or indirect involvement with gaming at any time in any capacity; (ii) the strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture and distribution of gaming machines, cashless wagering systems and associated equipment; (iii) the establishment and maintenance of responsible accounting practices and procedures; (iv) the maintenance of effective control over the financial practices of licensees, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (v) the prevention of cheating and fraudulent practices; and (vi) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the gaming related operations conducted by the Company.

    Alliance and BGII are each registered with the Nevada Commission as publicly-traded corporations ("Registered Corporations"). The Company's direct and indirect subsidiaries conduct gaming operations at various locations, conduct gaming machine management operations and manufacture and distribute electronic gaming machines (collectively, the "Alliance Nevada Subsidiaries"). Gaming, the operating subsidiary for BGII's domestic gaming operations, which manufactures and distributes electronic gaming machines, is also required to be licensed by the Nevada Gaming Authorities. The licenses held by the Alliance Nevada Subsidiaries and Gaming require the periodic payments of fees, or fees and taxes, and are not transferable. Alliance and BGII have been found suitable to own the stock of the Nevada Subsidiaries and Gaming, respectively, each of which is a corporate licensee (individually, a "Corporate Licensee" and collectively, "Corporate Licensees") under the terms of the Nevada Act. As Registered Corporations, Alliance and BGII are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of the profits from, the Corporate Licensees without first obtaining licenses and approvals from the Nevada Gaming Authorities. Alliance, BGII and the Corporate Licensees have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities, gaming machine management operations, and in the manufacture and distribution of gaming machines for use or play in Nevada or for distribution outside of Nevada, as the case may be.

    The Merger must be approved in advance by the Nevada Board and the Nevada Commission. Hearings are currently scheduled before the Nevada Board on May 8, 1996 and before the Nevada Commission on May 23, 1996 to obtain the necessary approvals.

    All gaming machines and cashless wagering systems that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming machines manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming machines and cashless wagering systems includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming machines or cashless wagering system meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or the Corporate Licensees in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and key employees of the Company who are actively and directly involved in the licensed activities of the Corporate Licensees may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities who, in addition to their authority to deny an application for a finding of suitability or licensure, have jurisdiction to disapprove a change in a corporate position.

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    If the Nevada Gaming  Authorities were to find  an officer, director or  key
employee   unsuitable  for  licensing   or  unsuitable  to   continue  having  a
relationship with the Company or the Corporate Licensees, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or the Corporate Licensees to terminate the
employment  of  any  person  who  refuses  to  file  appropriate   applications.
Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    The Company and the Corporate Licensees that hold nonrestricted licenses are required to submit detailed financial and operating reports to the Nevada Commission. A nonrestricted license is a license for an operation consisting of 16 or more slot machines, or a license for any number of slot machines together with any other game, gaming device, race book or sports pool at one establishment. Substantially all material loans, leases, sales of securities and similar financing transactions by the Corporate Licensees that hold a nonrestricted license must be reported to or approved by the Nevada Commission.

    If it were determined that the Nevada Act was violated by a Corporate Licensee, the licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company and the Corporate Licensees and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate any nonrestricted gaming establishment operated by a Corporate Licensee and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Corporate Licensees or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the gaming related operations of the Company.

    Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor" as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

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    Any person who fails or refuses to  apply for a finding of suitability or  a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or the Corporate Licensees, the Company (i) pays that person any dividend or interest upon voting securities of the Company,
(ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

    The Nevada Commission may, in its discretion, require the holder of any debt securities of a Registered Corporation, such as the Senior Secured Notes, Old Convertible Debentures or New Convertible Debentures, to file applications, be investigated and be found suitable to own the debt security if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if, without the prior approval of the Nevada Commission, it (i) pays the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    The Company is required to maintain current stock ledgers in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming
Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to impose a requirement that a Registered Corporation's stock certificates bear a legend indicating that the securities are subject to the Nevada Act. The Nevada Commission has imposed this requirement on the Company.

    The Company may not make a public offering of its securities such as the Preferred Stock, Senior Notes, New Convertible Debentures, Common Stock and Series E Special Stock without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Company has filed an application for approval of the Offerings, the Exchange Offer and related transactions, including stock pledges, negative pledges and security interests in connection with the Note Offering. However, there can be no assurance that the Offerings or the Exchange Offer will be approved or that if approved, they will be approved on a timely basis. Any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Nevada Commission has also imposed a requirement on Alliance and BGII that it must receive the prior administrative approval of the Nevada Board Chairman for any offer for the sale of an equity security in a private transaction such as the Private Placement. The Company has filed a request for administrative approval of the Private Placement. However, there can be no assurance that the Nevada Board Chairman will approve the Private Placement or that he will approve it on a timely basis.

    Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a

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Registered  Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as a part of the approval process relating to the transaction. The Merger and certain related transactions require the prior approval of the Nevada Commission.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices on Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, and to the counties and cities in which the Licensees' respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either (i) a percentage of the gross revenues received, (ii) the number of gaming machines operated, or (iii) the number of games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. The Corporate Licensees that hold a license as an operator of a gaming device route or a manufacturer's or distributor's license also pay certain fees to the State of Nevada.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of its participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees or employ a person in the foreign operations who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

    The sale of alcoholic beverages at establishments operated by a Corporate Licensee are subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse affect upon the operations of the Corporate Licensees.

LOUISIANA

    The manufacture, distribution, servicing and operation of video draw poker devices ("Devices") in Louisiana is subject to the Louisiana Video Draw Poker Devices Control Law and the Rules and Regulations promulgated thereunder (the "Louisiana Act"). Licensing and regulatory control is provided by the Video Gaming Division of the Gaming Enforcement Section of the Office of State Police within the Department of Public Safety and Corrections (the "Division"). The laws and regulations of the Division are based upon a

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primary  consideration  of maintaining  the health,  welfare  and safety  of the general public and upon a policy which is concerned with protecting the video gaming industry from elements of organized crime, illegal gambling activities and other harmful elements as well as protecting the public from illegal and
unscrupulous   gaming  to  ensure  the  fair  play  of  Devices.  The  Louisiana legislature recently passed a bill which would allow each parish to decide whether to disallow video poker devices, riverboat casinos and, in Orleans Parish, land-based casinos. If any parish in which the Company operates elects to disallow video poker devices, the Company would have to cease its video poker operations there by June 30, 1999. The Company cannot predict which parishes will so elect; however, if all of the parishes in which the Company operates so elect, the cessation of the Company's video poker operations would have a material adverse effect on the operations of the Company. See "Risk Factors -- Strict Regulation by Gaming Authorities."

    Each of the indirect operating subsidiaries for the Company's gaming operations in Louisiana, VSI and SVS, has been granted a license as a Device owner by the Division. Another indirect subsidiary of the Company, VDSI, has been granted a license as a distributor by the Division. Gaming has been granted a license as a manufacturer by the Division. These gaming subsidiaries are "Louisiana Licensees" under the terms of the Louisiana Act. The licenses held by such Louisiana Licensees expire at midnight on June 30 of each year and must be renewed annually through payment of fees. All license fees must be paid on or before May 15 in each year licenses are renewable.

    The Division may deny, impose a condition on or suspend or revoke a license, renewal or application for a license for violations of any rules and regulations of the Division or any violations of the Louisiana Act. In addition, fines for violations of gaming laws or regulations may be levied against the Louisiana Licensees and the persons involved for each violation of the gaming laws. The issuance, condition, denial, suspension or revocation is a pure and absolute privilege and is at the discretion of the Division in accordance with the provisions of the Louisiana Act. A license is not property or a protected interest under the constitution of either the United States or the State of Louisiana.

    The Division has the authority to conduct overt and covert investigations of any person involved directly or indirectly in the video gaming industry in Louisiana. This investigation may extend to information regarding a person's immediate family and relatives and their affiliations with certain organizations or other business entities. The investigation may also extend to any person who has or controls more than a 5% ownership, income or profits interest in an applicant for or holder of a license or who is a key employee, or who has the ability to exercise significant influence over the licensee. All persons or entities investigated must meet all suitability requirements and qualifications for a licensee. The Division may deny an application for licensing for any cause which it may deem reasonable. The applicant for licensing must pay a filing fee which also covers the cost of the investigation.

    In order for a corporation to be licensed as a distributor by the Division, a majority of the stock of the corporation must be owned by persons who have been domiciled in Louisiana for a period of at least two years prior to the date of the application.

    In addition to licensure as a manufacturer of Devices under the Louisiana Act, Gaming has been licensed by the Division as a manufacturer under the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Riverboat Act"). Gaming's application for a permanent manufacturer's license as it relates to the land-based casino was pending before LEDGC at the time the operator of the land-based casino filed for bankruptcy reorganization and ceased operations, resulting in the termination of funding for the LEDGC regulatory operations and the effective closure of the LEDGC's operations. See "Risk Factors--Ongoing BGII Regulatory Investigations" and "Business--Other Litigation."

    The Division notified Alliance that it would be necessary to obtain approval from them prior to the Effective Time. To that effect, the Company has made all requests necessary to obtain any such licenses, permits or approvals required to be obtained prior to the Effective Time.

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
MISSISSIPPI

    The manufacture, distribution, ownership and operation of gaming machines in Mississippi is subject to extensive state and local laws and regulations, including the Mississippi Gaming Control Act (the "Mississippi Act") and the regulations (the "Mississippi Regulations") promulgated thereunder. The Mississippi Gaming Commission (the "Mississippi Commission") oversees licensing and regulatory compliance. Gaming in Mississippi can be legally conducted only on vessels of a certain minimum size in navigable waters of the Mississippi River or in waters of the State of Mississippi which lie adjacent and to the south (principally in the Gulf of Mexico) of the counties of Hancock, Harrison and Jackson, and only in counties in Mississippi in which the registered voters have not voted to prohibit such activities. The voters in Jackson County, the southeastern-most county of Mississippi, have voted to prohibit gaming in that county. However, gaming could be authorized in Jackson County should the voters fail to disapprove of gaming in that county in any referendum, which could be held annually. The underlying policy of the Mississippi Act is to ensure that gaming operations in Mississippi are conducted (i) honestly and competitively,
(ii) free of criminal and corruptive influences and (iii) in a manner which protects the rights of the creditors of gaming operations. Gaming in the future may also be legally conducted on American Indian lands in Mississippi as regulated in part by the 1988 Indian Gaming Regulatory Act, which activity will not be subject to the Mississippi Act.

    The Mississippi Act requires that a person (including any corporation or other entity) must be licensed to conduct gaming activities in Mississippi. A license to own and operate gaming machines will be issued only for a specified location which has been approved as a gaming site by the Mississippi Commission. The Company through its interest in RCVP must apply for renewal of such licenses, which renewal cannot be assured. Gaming holds a license to manufacture and distribute gaming machines. The Mississippi Act also requires that each officer or director of a gaming licensee, or other person who exercises a significant influence over the licensee, either directly or indirectly, must be found suitable by the Mississippi Commission. In addition, any employee of the licensee who is directly involved in gaming must obtain a work permit from the Mississippi Commission. The Mississippi Commission will not issue a license or make a finding of suitability unless it is satisfied, only after an extensive investigation paid for by the applicant, that the persons associated with the gaming licensee or applicant for a license are of good character, honesty and integrity, with no relevant or material criminal record. In addition, the Mississippi Commission will not issue a license unless it is satisfied that the licensee is adequately financed or has a reasonable plan to finance its proposed operations from acceptable sources, and that persons associated with the applicant have sufficient business probity, competence and experience to engage in the proposed gaming enterprise. The Mississippi Commission may refuse to issue a work permit to a gaming employee (i) if the employee has committed larceny, embezzlement or any crime of moral turpitude, or knowingly violated the Mississippi Act or Mississippi Regulations, or (ii) for any other reasonable cause. If an employee is denied a license, the Company must terminate his or her employment.

    The Merger must be approved in advance by the Mississippi Commission. A hearing is scheduled before the Mississippi Commission on May 16, 1996 to obtain the necessary approval.

    The Mississippi Commission has the power to deny, limit, condition, revoke and suspend any license, finding of suitability or registration, or fine any person, as it deems reasonable and in the public interest, subject to an opportunity for a hearing. The Mississippi Commission may fine any licensee or person who was found suitable up to $100,000 for each violation of the Mississippi Act or the Mississippi Regulations which is the subject of an initial complaint, and up to $250,000 for each such violation which is the subject of any subsequent complaint. The Mississippi Act provides for judicial review of any final decision of the Mississippi Commission by petition to a Mississippi Circuit Court, but filing of such petition does not necessarily stay any action by the Mississippi Commission pending a decision by the Circuit Court.

    Each gaming licensee must pay a license fee to the State of Mississippi based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings). The license fee equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and up to $134,000 per month and 8% of gaming receipts over $134,000 per month. The foregoing license fees are allowed as a credit against any Mississippi State income tax liability for the year paid. An additional license fee, equal to $100 for each table game conducted or planned to be conducted on the gaming premises, is payable to the State of Mississippi annually in advance. Municipal and county fees may also be assessed and vary from jurisdiction to jurisdiction. All taxes and fees must be paid timely in order to retain a gaming license. The Mississippi Act also imposes certain audit and record keeping laws and regulations, primarily to ensure compliance with the Mississippi Act, including compliance with the provisions relating to the payment of license fees.

    Under the Mississippi Regulations, a gaming licensee cannot be publicly held, although an affiliated corporation, such as the Company, may be publicly held so long as the Company registers with and gets the approval of the Mississippi Commission. In addition, approval of any subsequent public offerings of the securities of the Company must be obtained from the Mississippi Commission if any part of the proceeds from that offering are intended to be used to pay for or reduce debt used to pay for the construction, acquisition or operation of any gaming facility in Mississippi.

    Under the Mississippi Regulations, a person is prohibited from acquiring control of a licensee without the prior approval of the Mississippi Commission. Any person who, directly or indirectly, or in association with others, acquires beneficial ownership of more than five percent of a licensee must notify the Mississippi Commission of this acquisition. The Mississippi Commission may require that a person be found suitable if that person holds between a five percent and ten percent ownership position and must require that a person be found suitable if that person owns more than ten percent of a licensee. Furthermore, regardless of the amount of ownership, any person who acquires beneficial ownership may be required to be found suitable if the Mississippi Commission has reason to believe that the acquisition of such ownership would be inconsistent with the declared policy of Mississippi. Any person who is required to be found suitable must apply for a finding of suitability from the Mississippi Commission within 30 days after being requested to do so, and must deposit with the State Tax Commission a sum of money which is adequate to pay the anticipated investigatory costs associated with such finding. Any person who is found not to be suitable by the Mississippi Commission will not be permitted to have any direct or indirect ownership in the licensee. Any person who is required to apply for a finding of suitability and fails to do so, or who fails to dispose of his or her interest in the licensee if found unsuitable, is guilty of a misdemeanor. If a finding of suitability with respect to any person is not applied for where required, or if it is denied a revoked by the Mississippi
Commission, the licensee is not permitted to pay such person of services rendered, or to employ or enter into any contract with such person.

    Dockside casinos may be required to be moved to a "safe harbor" in the event of a threatened hurricane. The appropriate county civil defense director will determine when such movement is required. In general, it is anticipated that casino vessels will have to be moved in the event of a Class III or more severe hurricane warning, where there is the possibility of 125 miles per hour wind speeds. The movement of a casino barge will not necessarily insure protection against damage or destruction by a hurricane. Furthermore, the removal of a casino barge will generally require several days, and as a consequence, the casino barge will be out of business during that movement, even if no hurricane strikes the casino site.

    Any permanently moored vessel used for casino operations must meet the fire safety standard of the Mississippi Fire Prevention Code, the Life Safety Code and the Standards for the Construction and Fire Protection of Marine Terminals, Piers and Wharfs of the National Fire Protection Association. Additionally, any establishment to be constructed for dockside gaming must meet the Southern Standard Building Code or the local building code, if such a local building code has been implemented at the casino's site.

    While unpowered and permanently moored vessels do not require certification by the United States Coast Guard, the Mississippi Commission has engaged the American Bureau of Shipping, an independent consulting agency, which will inspect and certify all casino barges with respect to stability and single compartment flooding integrity, in accordance with the Mississippi Regulations.

    The law and regulations permitting and governing Mississippi casino gaming were adopted during 1990 and 1991, and the first casinos opened in August 1992. Consequently, the interpretation and application of Mississippi law and regulations may evolve over time, and any such changes may have an adverse effect on Mississippi licensees.

NEW JERSEY
    BGII's subsidiary, Gaming, is licensed by the New Jersey Commission as a gaming-related casino service industry ("CSI") in accordance with the New Jersey Casino Control Act (the "Casino Control Act").

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
    Prior to expiration of the initial license period, Gaming filed an application for renewal of its license, which application has been deemed complete by the New Jersey Commission. Consequently, pending formal renewal of the license, Gaming is permitted to continue doing business with New Jersey casino licenses.

    Due to the change of control of BGII as a result of the Merger, BGII's license as a CSI will be terminated. The Company will apply for a new CSI license following the Merger; however, the Company's operations in New Jersey are expected to continue uninterrupted pursuant to transactional waivers granted by the New Jersey Commission on a sale-by-sale basis, as the New Jersey Commission has indicated its willingness to provide such waivers to the Company.

    In considering the qualifications of an applicant for a CSI license, the New Jersey Commission may require that the officers, directors, key personnel, financial sources and stockholders (in particular those with holdings in excess of 5%) of the applicant and its holding and intermediary companies demonstrate their qualifications. In this regard, such persons and entities may be investigated and may be required to make certain regulatory filings and to disclose and/or to provide consents to disclose personal and financial data. The costs associated with such investigation are typically borne by the applicant.

ADDITIONAL DOMESTIC JURISDICTIONS
    The  Company, in  the ordinary course  of its  business, routinely considers
business  opportunities  to  expand   its  gaming  operations  into   additional
jurisdictions.

    Although the laws and regulations of the various jurisdictions in which the Company operates or into which the Company may expand its gaming operations vary in their technical requirements and are subject to amendment from time to time, virtually all of those jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming machines as well as for the officers, directors, major stockholders and key personnel of such companies.

    Alliance and BGII and their key personnel have obtained, or applied for, all government licenses, registrations, findings of suitability, permits and approvals necessary for the manufacture and distribution, and operation where permitted, of their gaming machines in the jurisdictions in which Alliance and BGII currently do business. The Company and the holders of its securities may be subject to the provisions of the gaming laws of each jurisdiction where BGII or its subsidiaries are licensed and/or conduct business, including, without limitation, the States of Arizona, Colorado, Connecticut, Illinois, Indiana, Iowa, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New Mexico, South Dakota, Wisconsin, and the local regulatory authority within each such state as well as Australian, Canadian and other foreign gaming jurisdictions in which BGII and its subsidiaries are licensed or conduct business. Following the consummation of the Merger, the Company and its officers and directors will be required to apply for any government licenses, permits and approvals necessary or required by each of these jurisdictions.

    Holders of common stock of an entity licensed to manufacture and sell gaming machines, and in particular those with holdings in excess of 5%, should note that local laws and regulations may affect their rights regarding the purchase of such common stock and may require such persons or entities to make certain regulatory filings, or seek licensure, findings of qualification or other approvals. In some cases this process may require the holder or prospective holder to disclose and/or provide consents to disclose personal and financial data in connection with necessary investigations, the costs of which are typically borne by the applicant. The investigatory and approval process can take three to six months to complete under normal circumstances. See "Risk Factors--Strict Regulation by Gaming Authorities."

    FEDERAL REGISTRATION. The operating subsidiaries of the Company that are involved in gaming activities are required to file annually with the Attorney General of the United States in connection with the sale, distribution or operation of gaming machines. All currently required filings have been made.

GERMANY

    German legislative authorities regulate and monitor the wall machine industry so as to ensure certain manufacturing standards and the fairness of each machine to users. The most significant legislation presently

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
affecting the wall machine industry relates to prescribed licensing procedures, the use, installation and operation of machines and the taxation of same. No approval of the Merger is required to be obtained from German legislative or regulatory authorities.

    Wall machine manufacturers are dependent upon the successful introduction of new products each year and currently are required to receive prior government approval for each new product introduction. Manufacturers are required to apply for licenses through an agency of the German federal Ministry of Economics. Such agency maintains a policy of accepting only two licensing applications from an individual applicant at any given time. Wulff, through affiliates and subsidiaries, is in a position to file up to six concurrent applications. After receiving a prototype of a machine for which the applicant seeks government licensing approval, the federal agency deliberates for periods that range from approximately 6 to 24 months. If that product is approved, the wall machine manufacturer is permitted to reproduce the sample machine initially submitted for government approval. Every wall machine carries with it a small license card that permits the machine to be operated for up to four years from the initial date of sale, after which it may not be used in Germany. In Germany, wall machines sold via the secondary market may be operated by a new owner but only for the residual time remaining on each machine's four-year life. In addition to licensing requirements for manufacturers, any person or entity which intends to operate a licensed wall machine must apply to local regulatory authorities for a license, which will not be granted by the authorities if facts justify the assumption that the applicant does not possess the requisite reliability. In this proceeding, the applicant must furnish a police certificate of conduct.

    German legislation prohibits the public play of wall machines by individuals under age 18. Voluntary agreements among manufacturers and certain amusement game trade associations, among other things, restrict wall machine advertising and the ability of a player to play more than two machines at once, require all machines to carry visible warning notices and provide that every wall machine is automatically switched off for three minutes after one hour of continuous play.

    In April 1993, the German government increased the maximum coin drop per game effective May 7, 1993 from 30 pfennig (approximately $0.21) to 40 pfennigs (approximately $0.28) although 30-pfennig machines are still permitted to be manufactured and sold.

    The Spielverordnung (gaming ordinance) specifically governs wall machines. These regulations limit game payouts to DM 4.00 (approximately $2.80 per game), require a minimum payout percentage, detail where the machines may be installed, how many may be installed and by whom, which games are prohibited, the technical requirements of the machines and technical review and approval. Operators must comply with regulations which stipulate how many machines may operate within defined square foot areas (15 square meters per machine, with a maximum of ten machines per location). The Spielverordnung was modified in 1985 to achieve a significant reduction of gaming machines. Gaming halls which through December 19, 1985 had more gaming machines than permitted under the revised regulations, have a transition period through December 31, 1995 to comply with the revised regulations. Such facilities were allowed to keep the 1985 number of wall machines until December 31, 1990. During the period January 1, 1991 to December 31, 1995 they are entitled to two-thirds of such total number, but they must be in compliance with the new limits by January 1, 1996. In taverns, restaurants, hotels and certain other establishments, no more than two gaming machines are permitted. See "Risk Factors--Operating History--Recent Losses."

    The Baunutzungsverordnung (Ordinance Regarding the Use of Real Estate) governs the zoning classification of land and the type and density of development within the various zoning classifications. Effective January 27, 1990, the Baunutzungsverordnung was amended essentially to restrict the development of larger gaming halls to core commercial areas, limit the permissibility of smaller gaming halls in various types of mixed use zones and to ban gaming halls in most types of residential and all types of industrial use areas. Prior to such amendment, gaming halls, regardless of size, were generally allowed in core, business, mixed and industrial zones. In addition, on a case by case basis, each local zoning agency is authorized to exclude certain types of otherwise permissible uses, including gaming halls.

    Subject to certain exceptions, V.A.T. of 15% is generally assessed on the sale or supply of any goods and services in Germany. Since the total amount paid for particular goods or services is considered to be the gross price in calculating such tax, the actual rate is 13.04%. With respect to operators of gaming machines, prior to January 1, 1994, V.A.T. was to have been assessed at a rate of 0.1304 times a multiplier of, with respect to the period from January 1, 1991 through December 31, 1992, 2.0 times the amount remaining in the cash box after payoffs to players and, with respect to the period from January 1, 1993 through December 31, 1993, 2.5 times the amount remaining in the cash box after payouts to players. Commencing January 1, 1994 the tax rate was changed to 0.1304 times the cash handled by a machine. During mid-1994, the German government effected a tax law revision based on a European Court ruling whereby V.A.T. charged to the operators of wall machines was significantly reduced. See "Business--German Operations--Industry." In accordance with the ruling, for all cases arising on or after, or that were pending on, July 5, 1994, the basis for taxation has been the cash remaining in the machines. The rule requiring a minimum payout percentage is applied to the amount remaining in the cash box net of such V.A.T. Depending on the municipality in which a machine is located, operators may also have to pay a monthly leisure tax on each machine of up to DM 600 (approximately $419).

    The business conducted by Wulff had benefitted from the Berlin Promotion Act, a special tax statute which was intended to support the economy of West Berlin in various ways. With the reunification of Germany, the need for benefits provided by the law is perceived to have decreased. Consequently, the German government has enacted amendments to the Berlin Promotion Act which are designed to phase out, over a number of years, most of the tax benefits and incentives provided by the law. These tax benefits and incentives have been changed in five ways: (i) the V.A.T. rebates of up to 10% to enterprises located in West Berlin for sales to German customers outside West Berlin were eliminated by January 1, 1994, which began with an initial 30% decrease on January 1, 1992, and continued with further decreases of 20% on July 1, 1992, 25% on January 1, 1993 and 25% on January 1, 1994; (ii) the V.A.T. rebates of 4.2% for German (other than West Berlin) enterprises which purchase goods from West Berlin taxpayers' enterprises were abolished effective July 1, 1991; (iii) special accelerated depreciation allowances which permitted West Berlin taxpayers to pay to write off 75% of the cost of qualifying fixed assets at any time during the first three years after acquisition have been modified to limit the write off to 50%; (iv) certain special investment subsidies have been restricted and were completely eliminated by the end of 1994; and (v) tax credits on German federal income taxes were reduced from 22.5% in 1990 to 20% in 1991, 13.5% in 1992, 9.0% in 1993 and 4.5%
in 1994, and were phased out completely by December 31, 1994.

    During 1995, Wulff increased the amount of V.A.T. reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. While no written claim or assessment has been issued, the German tax authorities have orally proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million.

                                   MANAGEMENT

    The name, age, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Company as of April , 1996 is set forth below. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

ALLIANCE

NAME                             AGE                             POSITION WITH THE COMPANY
Steve Greathouse                     45   Chairman of the Board, President and Chief Executive Officer
Anthony DiCesare                     33   Director and Executive Vice President--Development
Craig Fields                         49   Vice Chairman of the Board
Joel Kirschbaum                      44   Director and Consultant
David Robbins                        36   Director
Alfred H. Wilms                      51   Director
Christopher Baj                      36   Director
Shannon L. Bybee                     56   Executive Vice President--Government Affairs and Special Advisor to the
                                            Board of Directors
John W. Alderfer                     51   Senior Vice President--Finance and Administration; Chief Financial
                                            Officer and Treasurer
David D. Johnson                     44   Senior Vice President, General Counsel and Secretary
Robert L. Miodunski                  45   Senior Vice President--Nevada Route Group
Robert M. Hester                     40   Vice President--Human Resources and Administration
Johnann F. McIlwain                  49   Vice President--Marketing
Robert L. Saxton                     42   Vice President--Casino Group
Robert A. Woodson                    46   Vice President--Regulatory Compliance

    Steve Greathouse joined the Company as President and Chief Executive Officer in August 1994, was appointed a director in October 1994, and became Chairman of the Board in March 1995. Mr. Greathouse, who has held various positions in the gaming industry since 1974, most recently served as the President of the Harrah's Casino Hotels Division of The Promus Companies Incorporated from September 1993 to July 1994. In this position, Mr. Greathouse had responsibility for Harrah's resorts in Las Vegas, Laughlin, Reno, Lake Tahoe and Atlantic City. From July 1991 to September 1993, Mr. Greathouse served as President and (from
1990) Chief Operating Officer of Harrah's Southern Nevada, overseeing the operations of Harrah's Las Vegas and Harrah's Laughlin. From 1990 to July 1991, Mr. Greathouse served as Executive Vice President of Harrah's Southern Nevada. Mr. Greathouse is an active member and has served as the Chairman of the Board of the Nevada Resort Association and is on the Executive Committee of United Way of Southern Nevada. He has also served as a member of the Board of Directors of the Las Vegas Convention and Visitors Authority and on the Executive Committee of the Nevada Development Authority.

    Anthony L. DiCesare was employed by KIC from April 1991 to July 1994 and joined the Company as Executive Vice President--Development and as a director in July 1994. Prior to that time and following his graduation from business school in 1989 he was employed as an associate at Wasserstein, Perella & Co., Inc. from September 1989 to April 1991, where he worked in the Mergers and Acquisitions group.

    Dr. Craig Fields was appointed a director in October 1994 and became Vice Chairman of the Board in March 1995. Dr. Fields was employed by the U.S. Department of Defense Advanced Research Projects Agency ("ARPA") from 1974 to 1990. He joined the Microelectronics and Computer Technology Corporation ("MCC") in 1990 as President and later became Chairman and CEO. He left MCC in 1994, and serves as director of two publicly-traded corporations in addition to the Company, Ensco, Inc. and Projectavision, Inc.

    Joel Kirschbaum was appointed a director in July 1994 and served as Chairman of the Board from July 1994 to March 1995. Mr. Kirschbaum is the sole stockholder, director and officer of KIC, which is the sole

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
general partner in Kirkland, and of GSA, Inc. ("GSI"), the sole general partner in GSA. He has been engaged in operating the businesses of KIC and Kirkland since January 1991 when KIC and Kirkland were established, and GSI and GSA since June 1993. Prior to that time, he worked at Goldman, Sachs & Co. for 13 years, during the last six of which he was a General Partner. When he established KIC and Kirkland, Mr. Kirschbaum resigned his general partnership interest in Goldman, Sachs & Co. and became a limited partner. Mr. Kirschbaum resigned his limited partnership interest in Goldman, Sachs & Co. in November 1993.

    David Robbins was appointed a director in July 1994. Mr. Robbins has been an attorney with O'Sullivan, Graev & Karabell from September 1995 to the present. From May 1993 to September 1995, Mr. Robbins was an attorney with Kramer, Levin, Naftalis, Kamin & Frankel. From September 1984 to May 1993, Mr. Robbins was an attorney with Cahill Gordon & Reindel.

    Alfred H. Wilms has served as a director of the Company since November 1983. He served as Chief Executive Officer of the Company from December 1984 to July 1994 and as Chairman of the Board of the Company from August 1986 to July 1994. From 1976 through 1989, Mr. Wilms served as President of Wilms Distributing Company, Inc. and Wilms Export Company, N.V., a Belgian company engaged in the distribution of amusement and gaming equipment. From 1971 through 1976, Mr. Wilms held various positions with Bally Continental, including positions in research and development, marketing, sales, gaming operation and management, and, from 1974 through 1979, he served as a director of Bally Manufacturing Corp. Mr. Wilms is currently President and a director of Aqualandia, the largest waterpark in Europe; President and a director of Gibsa, a real estate company located in Spain; and a director of Jardin Parks, a real estate company located in Spain. Mr. Wilms is a citizen and resident of Belgium.

    Christopher Baj has provided financial and operational consulting services to various clients since April 1987. From January 1993 to December 1995, Mr. Baj was also employed as the senior manager of Stanley L. Levin, CPA. From April 1987 to December 1992, Mr. Baj was employed as the senior consultant at Levin, Callaghan & Nawrocki, CPA's. Mr. Baj is a Certified Public Accountant.

    Shannon L. Bybee joined the Company in July 1993 and served as President and Chief Operating Officer until July 1994. In July 1994, Mr. Bybee assumed the roles of Executive Vice President--Government Affairs and Special Advisor to the Board of Directors and also took a position as Associate Professor with the William F. Harrah College of Hotel Administration and the UNLV International Gaming Institute at the University of Nevada, Las Vegas. Mr. Bybee currently serves as a member of the board of directors of The Claridge Hotel and Casino Corporation, a position he has held since August 1988. Prior to his association with the Company, Mr. Bybee had served as Chief Executive Officer of The Claridge Hotel and Casino Corporation from August 1989 to July 1993. From 1983 to 1987 Mr. Bybee served as Senior Vice President and from 1978 to 1981 as Vice President of Golden Nugget, Inc. (now Mirage Resorts, Inc.).

    John W. Alderfer joined the Company in September 1990 as Vice President, Chief Financial Officer and Treasurer. Mr. Alderfer was subsequently promoted to Senior Vice President--Finance and Administration, in December 1993. Prior to joining the Company, Mr. Alderfer was the Chief Financial Officer of The Bicycle Club, a Los Angeles--based card casino, from February 1989 to September 1990.

    David D. Johnson joined the Company as Senior Vice President, General Counsel and Secretary in March 1995. Previously, Mr. Johnson developed extensive gaming industry experience representing a diverse group of casino clients as a Senior Partner at Schreck, Jones, Bernhard, Woloson & Godfrey, a Nevada law firm where he was employed from January 1987 to April 1995. Prior to joining Schreck, Jones, Bernhard, Woloson & Godfrey, Mr. Johnson served as Chief Deputy Attorney General for the gaming division of the Nevada Attorney General's Office. Mr. Johnson serves as Vice Chairman of the Executive Committee of the Nevada State Bar's Gaming Law Section and is an officer and founding member of the Nevada Gaming Attorneys Association.

    Robert L. Miodunski joined the Company as Senior Vice President--Nevada Route Group in March 1994. From January 1991 to March 1994, Mr. Miondunski was President of Mulholland-Harper

Company, a sign manufacturing and service company. From 1984 through 1990, Mr. Miodunski held various positions with Federal Signal Company, the most recent being Vice President and General Manager of the Midwest Region of the Sign Group.

    Robert M. Hester joined the Company in October 1993 as Director of Human Resources and was promoted to Vice President--Human Resources and Administration in December 1993. From 1989 to 1993, Mr. Hester was Director of Human Resources for Sam's Town Hotel and Casino in Las Vegas.

    Johnann F. McIlwain joined the Company in June 1994 as Vice President--Marketing. From 1991 to 1992, Ms. McIlwain was Vice President of Marketing of Greenwood, Inc. a Philadelphia-based gaming and entertainment company. From 1989 to 1991, she was Director of Marketing Services for Hospitality Franchise Systems, Inc. in Parsippany, New Jersey. Prior to joining Hospitality Franchise Systems, Inc. Ms. McIlwain served as Director of Advertising for the Resorts International Casino Hotel and the Trump Taj Mahal Casino Hotel.

    Robert L. Saxton joined the Company in 1982 as Corporate Controller and was elected Vice President--Casino Group in December 1993. Since joining the Company, Mr. Saxton has held various management positions with the Nevada Route Group and is currently responsible for casino operations. He also serves as President of the Company's Louisiana subsidiaries.

    Robert A. Woodson joined the Company in 1988 as Director of Gaming Compliance and was promoted to Vice President--Regulatory Compliance in September 1993. Prior to joining the Company, Mr. Woodson was with the Investigation Division of the State of Nevada Gaming Control Board for 10 years.

    Following consummation of the Merger, the Company intends to evaluate the composition of its Board of Directors to insure that the Board includes individuals having appropriate skills and experience in light of the expanded scope of the Company's operations following the Merger. With the exception of Hans Kloss, who will continue as President of BGII and Managing Director of Wulff, and Robert Conover, who will continue as President of Systems, and Richard Gillman and Neil Jenkins, who will not continue with the Company, the current executive officers of BGII, if any, who will be employed by the Company after the Merger have not yet been determined. The Company expects that a substantial number of BGII officers will remain employed by the Company following consummation of the Merger.

    Hans Kloss has been a Director of BGII since August 1991 and President and Chief Operating Officer of BGII since May 1993. Mr. Kloss has been the Managing Director of BGII's German subsidiaries, Bally Wulff Automaten GmbH and Bally Wulff Vertriebs GmbH, since 1981 and has been employed by those companies since 1970.

    Robert Conover is the President of Systems and has held that position since November 1990. Mr. Conover also serves as Vice-President and Chief Information Officer of BEC and has served as such since December 1992. Mr. Conover is also Senior Vice-President in charge of Management Information Systems Operations at the BEC subsidiaries that operate casino hotels, and has held that position since 1983.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             HOLDERS AND MANAGEMENT

    The following table sets forth certain information as of April , 1996 with respect to the beneficial ownership of the Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director of the Company, (iii) the named executive officers of the Company (as defined in the Exchange Act) and (iv) all executive officers and directors of the Company as a group:

                                                                                          POST-TRANSACTION
                                                  AMOUNT OF        PRE-TRANSACTION           PERCENT OF
                                                   SHARES        PERCENT OF CLASS(1)       CLASS(1)(2)(3)
                                               ---------------  ---------------------  -----------------------
Alfred H. Wilms..............................    7,034,082(4)             46.9%                   26.2%
Donaldson, Lufkin & Jenrette Securities          1,695,500(5)             11.6%                    6.4%
 Corporation ................................
  277 Park Avenue
  New York, New York 10172
Joel Kirschbaum .............................    1,333,333(6)             10.3%                    5.4%
 Kirkland Investment Corporation
 Kirkland-Ft. Worth Corporation
 Investment Partners, L.P.
 535 Madison Avenue
 New York, New York 10022
Gaming Systems Advisors, L.P. ...............           --(7)            --                      --
 535 Madison Avenue
 New York, New York 10022
Steve Greathouse.............................      333,333(8)              1.9%                    1.4%
Anthony L. DiCesare..........................           --(9)            --                      --
Craig Fields.................................      125,000(10)            *                       *
David Robbins................................       20,000(11)            *                       *
Christopher Baj..............................        --                  --                      --
Shannon L. Bybee.............................      210,000(12)             1.6%                   *
John W. Alderfer.............................      162,000(13)             1.2%                   *
David D. Johnson.............................       66,667(14)           --                      --
Robert L. Miodunski..........................       56,667(15)            *                       *
All executive officers and directors as a
 group.......................................    9,321,082(16)            46.5%                   29.3%

- ------------------------

 *   Less than 1%.

 (1) Excludes the effect of (a) the issuance of (i) 2,750,000 shares subject to warrants to KIC in connection with the Kirkland Investment, (ii) 1,250,000 shares subject to warrants to GSA pursuant to the GSA Advisory Agreement on September 21, 1993 and 2,500,000 shares subject to additional warrants issuable to GSA upon consummation of the Merger, both of which become exercisable in equal amounts only when the stock price reaches $11, $13 and $15, and (iii) 750,000, 250,000 and 30,000 shares subject to warrants issued to Donaldson, Lufkin & Jenrette Securities Corporation, Oppenheimer & Co. Inc. ("Oppenheimer") and L.H. Friend, Weinress & Frankson, Inc. ("Friend"), respectively, in connection with the issuance of the Convertible Debentures, and (iv) 250,000 shares subject to warrants issued to Canyon Partners, Inc., in September 1995, and (b) shares covered by employee stock options other than those deemed beneficially owned by executive officers and directors.

 (2) Assumes the issuance of approximately 692,000 shares to BGII stockholders in the Merger, approximately 1,176,000 shares in the Private Placement, approximately 932,000 shares in partial satisfaction of BGII employee contract termination costs and performance unit awards and approximately 9,000,000 shares in the Exchange Offer and Automatic Conversion.

 (3) Excludes the effect of BGII obligations assumed by Alliance with respect to each outstanding stock option and warrant to purchase shares of BGII common stock, which options and warrants represented an aggregate of 752,500 and 1,498,000 shares of BGII common stock, respectively.

 (4) Includes 2,000,000 shares represented by the warrants issued to Mr. Wilms. Mr. Wilms' mailing address is 4380 Boulder Highway, Las Vegas, Nevada 89121. See "Certain Relationships and Related Transactions."

 (5) Donaldson, Lufkin & Jenrette Securities Corporation and certain affiliated entities filed on February 14, 1995, as amended on February 14, 1996, a
     Schedule 13G indicating ownership as of December 31, 1995, of (i) 1,193,500 shares issuable upon conversion of Old Convertible Debentures held by it,
     (ii) 500,000 shares which may be acquired upon exercise of certain warrants issued to Donaldson, Lufkin & Jenrette Securities Corporation and (iii) 2,000 shares. Excludes warrants exercisable for 250,000 shares issued to Donaldson, Lufkin & Jenrette Securities Corporation which will vest when the price of the Common Stock reaches $13 per share following consummation of the Merger or any similar transaction.

 (6) Based upon information contained in a Schedule 13D filed on June 23, 1994, as amended on September 28, 1995 and November 6, 1995, and provided to Alliance by such persons (except as to percent of class) which indicated that each of them held sole voting and disposition over all such shares. Of such shares, certain amounts have been or may be sold or distributed to Friend, Mr. DiCesare and, possibly, certain other persons, as set forth in the Schedule 13D provided to Alliance by Mr. Kirschbaum, KIC, Kirkland and GSA.

 (7) Based upon information contained in a Schedule 13D filed on June 23, 1994, as amended on September 28, 1995 and November 6, 1995 and provided to Alliance by such person jointly with Mr. Kirschbaum, KIC and Kirkland.

 (8) Includes options to purchase shares of Common Stock pursuant to the Alliance 1991 Plan, a portion of which vested in 1995, and excludes warrants exercisable for 250,000 shares portions of which become exercisable in equal amounts only when the stock price reaches $11, $13 and $15.

 (9) Based upon information contained in a Schedule 13D filed on June 23, 1994, as amended on September 28, 1995 and November 6, 1995 and provided to Alliance by Mr. Kirschbaum, KIC, Kirkland and GSA. As set forth in such
     Schedule 13D, as amended, Mr. DiCesare has certain rights to receive a portion of the securities that KIC would be entitled to receive upon dissolution of Kirkland and that GSI would be entitled to receive upon dissolution of GSA.

(10) Includes 125,000 shares subject to options that are currently exercisable or will become exercisable within 60 days. Excludes warrants exercisable for 250,000 shares portions of which become exercisable in equal amounts only when the stock price reaches $11, $13 and $15 and options exercisable for 150,000 shares which will be issued within 30 days of the consummation of the Merger. See "Certain Relationships and Related Transactions".

(11) Pursuant  to  options  granted  to  Mr.  Robbins  by  Kirkland.  Based   on
     information contained in the Schedule 13D referred to in Note 5 above.

(12) Includes 210,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(13) Includes 162,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(14) Includes 66,667 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(15) Includes 17,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(16) Includes 2,676,000 shares subject to options and warrants that are currently exercisable or will become exercisable within 60 days.

STOCKHOLDERS AGREEMENT

    On July 14, 1994, as contemplated by the Stockholders Agreement dated as of September 21, 1993 by and among the Company, KIC, GSA, Kirkland and Mr. Wilms (as amended, the "Stockholders Agreement"), the Alliance Board of Directors was reconfigured to consist of four persons designated by KIC (Messrs. Kirschbaum, DiCesare, David Robbins and Jay R. Gottlieb) and three persons designated by Mr. Wilms (Messrs. Wilms, David A. Scheinman and Sidney Sosin). The Stockholders Agreement and related transactions are more fully described in the Alliance Forms 8-K dated June 25, 1993, September 21, 1993 and July 14, 1994 and in its Information Statement dated June 29, 1994. On October 20, 1994, the Stockholders Agreement was amended to reconfigure the Board of Directors of Alliance to consist of four persons designated by KIC (Messrs. Kirschbaum, DiCesare, Robbins and Gottlieb), one person designated by Mr. Wilms (Mr. Wilms) and two new directors designated by a majority of the Board of Directors of Alliance. The Stockholders Agreement obligates Mr. Wilms to vote his shares for such persons nominated by KIC. On October 20, 1994 Mr. Greathouse and Dr. Fields were appointed to the Board to fill vacancies created upon the resignation of Messrs. Scheinman and Sosin. As amended, the Stockholders Agreement also provides that Mr. Wilms may designate two persons (currently Messrs. Scheinman and Sosin) (the "Advisors") who will be observers of, and advisors to, the Board of Directors and who will be entitled to attend all of the Alliance Board of Directors' meetings and receive all information furnished to members of the Board. Mr. Wilms and/or at least one Advisor will be entitled to attend all meetings of the committees of Alliance's and its subsidiaries' Boards of Directors. In addition, Mr. Wilms is contractually obligated until September 21, 1997 to vote his shares of Common Stock in favor of four nominees of KIC to the Alliance Board of Directors.

OUTSTANDING OPTIONS AND CONVERTIBLE SECURITIES

    Immediately following the Transaction (and assuming $50.0 million principal amount of New Convertible Debentures are exchanged and converted to Common Stock pursuant to the Automatic Conversion), the Company will have outstanding options, warrants and convertible securities which will be exercisable in the aggregate for approximately 16,800,000 shares of Common Stock, as described below.

    ALLIANCE

    OPTIONS. Alliance has two stock option plans currently in effect: the United Gaming, Inc. 1991 Long-Term Incentive Plan (previously defined as the Alliance 1991 Stock Option Plan) and the Gaming and Technology, Inc. 1984 Employee Stock Option Plan (previously defined as the Alliance 1984 Stock Option Plan). Pursuant to these two plans, an aggregate of 5,000,000 shares of Common Stock are issuable, as to which options covering 2,168,834 shares were outstanding and options covering 987,310 shares were exercisable as of December 31, 1995. In addition, Alliance has agreed to issue to Dr. Fields options exercisable for 150,000 shares within 30 days of the consummation of the Merger.

    WARRANTS. Alliance has issued warrants to purchase shares of Common Stock to the following persons in the amounts set forth below:

    (1) Mr. Wilms: warrants to purchase 2,000,000 shares at a purchase price of $2.50 per share (and in certain circumstances in a "cashless" transaction), and which expire on September 1, 1998, issued in connection with the VSI Loan;

    (2) Kirkland: warrants to purchase 2,750,000 shares at a purchase price of $1.50 per share, divided equally among warrants which become exercisable when the price of the Common Stock reaches $11, $13 and $15 per share and which expire on September 21, 1999, issued in connection with the Kirkland Investment;

    (3) GSA: warrants to purchase 1,250,000 shares at a purchase price of $1.50 per share, divided equally among warrants which become exercisable when the price of the Common Stock reaches $11, $13 and $15 per share and which expire on September 21, 1999 issued in connection with Alliance's retention of GSA for financial advisory services, and additional warrants to purchase 2,500,000 shares issuable on the same terms (other than their respective expiration dates) upon consummation of the Merger;

    (4) Donaldson, Lufkin & Jenrette Securities Corporation: warrants to purchase 500,000 shares of Common Stock at a purchase price of $8.25 per share, issued in connection with the issuance of the Old Convertible Debentures, and additional warrants to purchase 250,000 shares at a purchase price of $8.25 per share which will vest when the price of the Common Stock reaches $13 per share following consummation of the Merger or any similar transaction, all of which expire on September 21, 1999;

    (5) Oppenheimer & Co. Inc.: warrants to purchase 250,000 shares of Common Stock at a purchase price of $8.25 per share and which expire on September 21, 1999, issued in connection with the issuance of the Old Convertible Debentures;

    (6) Canyon Partners, Inc. and Cerberus Partners, L.P.: warrants to purchase 250,000 shares of Common Stock at a purchase price of $3.75 per share, issued in connection with a firm commitment by Cerberus Partners, L.P. and affiliates of Canyon Partners, Inc. to Alliance in September 1995 relating to financing for Alliance's tender offer and consent solicitation;

    (7) Mr. Greathouse: warrants to purchase 250,000 shares on terms substantially the same as the warrants issued to GSA described in clause (3) above and which expire on August 15, 2000, issued in connection with his employment;

    (8) Dr. Fields: warrants to purchase 250,000 shares on terms substantially the same as the warrants issued to GSA described in clause (3) above and which expire on September 21, 2000, issued in connection with an agreement between Dr. Fields and Alliance upon his becoming a director; and

    (9) Friend: warrants to purchase 30,000 shares of Common Stock at a purchase price of $8.25 per share divided equally among warrants which become exercisable when the price of Common Stock reaches $11, $13 and $15 per share and which expire on September 21, 1999, issued in connection with the issuance of the Old Convertible Debentures.

    BGII

    OPTIONS. BGII has three stock option plans currently in effect: the 1991 Incentive Plan (previously defined as the BGII 1991 Incentive Plan), the 1991 Non-employee Directors' Option Plan (previously defined as the BGII 1991 Directors' Plan) and the 1994 Stock Option Plan for Non-Employee Directors (previously defined as the BGII 1994 Plan). Under the BGII 1991 Incentive Plan, 852,500 options were issued to employees of BGII, including 365,000 options held by executive officers. Under the BGII 1991 Directors' Plan, 100,000 options were issued to non-employee directors of BGII. Under the BGII 1994 Plan, 100,000 options were issued to non-employee directors of BGII.

    Pursuant to the Merger Agreement, Alliance will assume BGII's obligations with respect to each outstanding option, and such options will be exercisable for the Merger consideration per share of BGII common stock subject to such options, except that at the election of any employee of BGII (other than Messrs. Gillman, Jenkins and Kloss) immediately prior to the effective time, any such options held (not more than 552,500 in the aggregate) will be instead exercisable for a number of shares of Common Stock equal to the number of shares of BGII common stock subject thereto at an exercise price equal to the Alliance Average Trading Price. See "The Merger and Related Financings."

    WARRANTS. BGII issued warrants to purchase 1.2 million shares of BGII common stock at a purchase price of $12.50 per share, exercisable after the BGII common stock has traded at or above a price of $20 per share for 20 consecutive trading days and under certain other circumstances, expiring on July 29, 1998, which were issued in connection with the private placement of its 10 3/8% Senior Secured Notes due July 1998. In addition, BGII issued warrants to purchase
300,000 shares of BGII common stock at a purchase price of $15 per share, exercisable during a four-year period ending November 11, 1996, issued to the underwriters of the initial public offering of BGII's common stock, of which 2,000 warrants have been exercised.

    Pursuant to the Merger Agreement, Alliance will assume BGII's obligation with respect to each outstanding warrant, and such warrants will be exercisable for the Merger consideration per share of BGII common stock subject to such warrants. See "The Merger and Related Financings".

    PERFORMANCE UNITS. Under the BGII 1992 Restricted Stock Performance Plan, BGII granted awards of performance units comprised of stock and cash to certain members of its senior management based upon specific performance objectives. Such performance units vest under certain circumstances following a change in control, including as a result of the Merger. Alliance has agreed to make payments to certain executive officers in connection with their employment agreements and performance unit awards. See "The Merger and Related Financings".

                          DESCRIPTION OF CAPITAL STOCK

    Alliance's Articles of Incorporation, as amended (the "Articles of Incorporation"), authorize the issuance of 185,000,000 shares of capital stock, of which 175,000,000 shares are designated as Common Stock, par value $0.10 per share, and 10,000,000 shares are designated as Special Stock, par value $0.10 per share. As of December 31, 1995, approximately 12,988,000 shares of Common Stock were issued and outstanding and no shares of Special Stock were issued and outstanding. See "Security Ownership of Certain Beneficial Holders and Management". Alliance expects to issue approximately 603,000 shares of Common Stock to BGII stockholders and 813,000 shares of Common Stock in partial satisfaction of BGII employee contract termination costs and performance unit awards, and 350,000 shares of Preferred Stock pursuant to the Merger Agreement (in each case, based on 10,799,501 shares of BGII common stock outstanding, less 1,000,000 shares owned by Alliance and a Common Stock price of $ per share and a Preferred Stock price of $100 per share) and expects to issue
approximately          shares of  Common Stock and           shares of Series  E
Special Stock upon Automatic Conversion of the New Convertible Debentures assuming the exchange of $50 million principal amount of New Convertible
Debentures  and the election by the holders  of $        principal amount of New
Convertible Debentures to receive Series E  Special Stock in the conversion  and shares  of Common Stock in the Private Placement (based on a Common Stock
price of $4.56 per share),           shares of Common Stock in the Common  Stock
Offering  and         shares of Preferred  Stock in the Preferred Stock Offering
(in each case, based on a Common Stock price of $ per share and a Preferred Stock price of $100 per share).

COMMON STOCK

    Holders of Common Stock are entitled to cast one vote per share on all matters on which the Company's stockholders are entitled to vote. The number of votes required to take any action by the Company's stockholders are as provided in Title 7 of the Nevada Revised Statutes (the "Nevada Revised Statutes") or the Articles of Incorporation. Holders of Common Stock are not entitled to cumulate their votes. Holders of Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors (the "Board") out of funds legally available for the payment thereof. The Articles of Incorporation provide that once the subscription price or par value of any share of Common Stock has been paid in, such share shall be non-assessable and shall not be subject to assessment to pay the debts of Alliance. Subject to any preferential rights which may be granted to holders of certain series of Preferred Stock, holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution to its stockholders in the event of its liquidation or dissolution. Holders of Common Stock have no preemptive rights nor are there any subscription, redemption or conversion privileges associated with the Common Stock.

    The Common Stock is listed on the NASDAQ NMS under the symbol "ALLY".

SPECIAL STOCK

    The Articles of Incorporation provide that the Special Stock may be issued from time to time upon such terms and conditions and for such consideration as may be provided by the Board. The Special Stock may be issued in one or more series, each series having such designations, rights, preferences and privileges as may be determined by the Board at the time of issuance. The Company has no current intention to issue any series of Special Stock with the exception of the Preferred Stock described herein.

  15% NON-VOTING JUNIOR SPECIAL STOCK, SERIES B

    The Company's Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof (the "Certificate of Designations") of the 15% Non-Voting Junior Special Stock, Series B (previously defined as the "Preferred Stock") provides that holders of shares of Preferred Stock are entitled to receive quarterly dividends, as and when declared by the Board, in an amount per share equal to $3.75 payable in cash, except that the Company may at its option pay any such dividend accruing through and including the Dividend Payment Date (as defined below) occurring next after the seventh anniversary of the Effective Time in whole or in part in additional shares of Preferred Stock (or fractions thereof) in an amount equal to such dividend, with each share of Preferred Stock valued at $100 (the "Liquidation Value"), provided that after the first Dividend Payment Date (as defined below) occurring next after the fifth anniversary of the Effective Time the portion of any such dividend that may be so paid is limited to $2.00. Dividends are payable on the first day of the first, fourth, seventh and tenth months of each year following the date of initial issuance beginning on the first day of the fourth month following the date of initial issuance or such other dates as set by the Board (each a "Dividend Payment Date"). Dividends are cumulative and shall accrue from and after the date of initial issuance. Dividends payable for any partial dividend period (including the period from the date of initial issuance until the first day of the month next following the month in which the date of initial issuance occurred) will be computed on the basis of the actual days elapsed in such period over a year of 365 or 366 days. Unless all dividends that have accrued are paid on the Preferred Stock, no dividend or other distribution can be paid to holders of any equity security ranking junior to or pari passu with the Preferred Stock and no shares of such junior security can be purchased or redeemed by the Company. The Company currently expects that so long as the Preferred Stock remains outstanding, it will, subject to the terms thereof, pay dividends accruing through the first dividend payment date occurring after the seventh anniversary of the Effective Time on the Preferred Stock in additional shares of such stock.

    Upon liquidation, the holders of shares of Preferred Stock are entitled (subject to prior preferences and other rights of any senior equity securities and on a parity with other securities ranking equally) to be paid out of assets of the Company in cash or property valued at its fair market value (as determined in good faith by the Board) an amount equal to the Liquidation Value plus an amount equal to all accrued and unpaid dividends and distributions thereon. While the Company has the ability to issue equity securities ranking senior in right of payment to the Preferred Stock, it does not presently intend to issue any such securities. Therefore, immediately following the Merger, no equity security will be senior to or pari passu with the Preferred Stock and only the Common Stock and Series E Special Stock will be junior to the Preferred Stock.

    The Preferred Stock has no voting rights except as required by law and except in the case where dividends payable on shares of the Preferred Stock have been in arrears for six consecutive Dividend Payment Dates, at which time the number of directors constituting the Board will be increased by two and the holders of shares of Preferred Stock will have the right, voting separately as a class, to elect two directors to the Board until all dividends accumulated on such shares have been paid or set apart for payment in full.

    The Company may at its option redeem all, or any number less than all, of the outstanding shares of Preferred Stock at any time at a price per share equal to the Liquidation Value per share plus an amount equal to all accrued and unpaid dividends and distributions thereon to the date of redemption. The Company is required to redeem at the above mentioned price all of the
outstanding shares of Preferred Stock by            , 2004. If the Company fails
to redeem such shares on that date, then the number of directors constituting the Board will be increased by two and the holders of the shares of Preferred Stock will have the right to elect two directors to the Board. The total number of directors which the holders of Preferred Stock shall have the right to elect may not exceed two. Holders of the Preferred Stock have no other remedy than those described above if the Company fails to redeem all the outstanding shares of Preferred Stock on such date. The terms of the Senior Secured Notes will restrict the Company's ability to effect any such redemption so long as any Senior Secured Notes remain outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources of the Company (Pro Forma)".

    Fractional shares of Preferred Stock will entitle the holder to receive dividends and distributions and to exercise voting rights in proportion to the fractional holding.

    The Company has applied for NASDAQ NMS quotation for the Preferred Stock under the symbol "ALLYP".

  SERIES E SPECIAL STOCK

    The Series E Special Stock consists of 1,530,000 authorized shares. All shares of the Series E Special Stock will be reserved for issuance in connection with the Automatic Conversion. Each one one-tenth of a share of the Series E Special Stock has the same rights as one share of Common Stock, except that the Series E Special Stock has no voting rights and a $.10 liquidation preference per share of Series E Special Stock. Each share of Series E Special Stock will be convertible (subject to necessary gaming approvals) into ten shares of Common Stock.

PROVISIONS APPLICABLE TO CERTAIN HOLDERS

    The Nevada Revised Statutes contains a control share provision with respect to the acquisition of more than 20% of the voting shares of a Nevada corporation. The Company, however, has opted out of this provision in accordance with the Nevada Revised Statutes by adopting an amendment to its by-laws to such effect.

                                    EXPERTS

    The consolidated financial statements of Alliance Gaming Corporation and subsidiaries as of June 30, 1994 and 1995, and for each of the years in the three-year period ended June 30, 1995 included herein have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes, effective July 1, 1993. As noted under "Forecast of Operating Income and Adjusted Operating Cash Flow", KPMG Peat Marwick LLP has not examined the Forecast presented under "Forecast of Operating Income and Adjusted Operating Cash Flow" and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

    The consolidated balance sheets of BGII as of December 31, 1994 and 1995, and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 included herein have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, appearing elsewhere herein, given on the authority of that firm as experts in accounting and auditing. As noted under "Forecast of Operating Income and Adjusted Operating Cash Flow", Coopers & Lybrand L.L.P. neither examined nor compiled nor had any other involvement with the preparation of the Forecast presented under "Forecast of Operating Income and Adjusted Operating Cash Flow" and accordingly does not express an opinion or any other form of assurance with respect thereto, nor do they assume any responsibility for the Forecast.

                         INDEX TO FINANCIAL STATEMENTS

                          ALLIANCE GAMING CORPORATION

                                                                                                         PAGE
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report........................................................................      F-2
Consolidated Balance Sheets as of June 30, 1994 and 1995............................................      F-3
Consolidated Statements of Operations for the Fiscal Years Ended June 30, 1993, 1994 and 1995.......      F-5
Consolidated Statements of Stockholders' Equity for the Fiscal Years Ended June 30, 1993, 1994 and
 1995...............................................................................................      F-7
Consolidated Statements of Cash Flows for the Fiscal Years Ended June 30, 1993, 1994 and 1995.......      F-6
Notes to Consolidated Financial Statements..........................................................   F-8-F-21

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 1995 (audited) and December 31, 1995
 (unaudited)........................................................................................     F-22
Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended December 31, 1994
 and 1995...........................................................................................     F-23
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31, 1994
 and 1995...........................................................................................     F-24
Notes to Unaudited Condensed Consolidated Financial Statements......................................   F-25-F-29

                                        BALLY GAMING INTERNATIONAL, INC.

Report of Independent Accountants...................................................................     F-31
Consolidated Balance Sheets, December 31, 1994 and 1995.............................................     F-32
Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995..........     F-33
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1993, 1994 and
 1995...............................................................................................     F-34
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995..........     F-35
Notes to Consolidated Financial Statements..........................................................   F-36-F-64

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Alliance Gaming Corporation

    We have audited the consolidated balance sheets of Alliance Gaming Corporation and subsidiaries as of June 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Gaming Corporation and subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 6 to the consolidated financial statements, effective July 1, 1993 Alliance Gaming Corporation adopted the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109, ACCOUNTING FOR INCOME TAXES.

                                          KPMG Peat Marwick LLP

Las Vegas, Nevada
September 1, 1995

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                               1994        1995
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   37,085  $   13,734
  Securities available for sale...........................................................      12,489      23,680
  Receivables, net........................................................................       5,924       3,316
  Inventories.............................................................................         661         714
  Prepaid expenses........................................................................       4,420       4,148
  Refundable income taxes.................................................................         361         361
  Other...................................................................................          30         156
                                                                                            ----------  ----------
    Total current assets..................................................................      60,970      46,109
                                                                                            ----------  ----------
Property and equipment:
  Land and improvements...................................................................       3,229      17,296
  Building and improvements...............................................................       4,286       8,822
  Gaming equipment........................................................................      30,395      36,396
  Furniture, fixtures and equipment.......................................................       9,632      11,582
  Leasehold improvements..................................................................       5,222       5,372
  Construction in progress................................................................         212          30
                                                                                            ----------  ----------
                                                                                                52,976      79,498
  Less accumulated depreciation and amortization..........................................      24,293      29,146
                                                                                            ----------  ----------
    Property and equipment, net...........................................................      28,683      50,352
                                                                                            ----------  ----------
Other assets:
  Receivables, net........................................................................       4,609       5,309
  Excess of costs over net assets of an acquired business, net of accumulated amortization
   of $295 (1994) and $585 (1995).........................................................       3,789       3,842
  Intangible assets, net of accumulated amortization of $4,145 (1994) and $5,516 (1995)...      13,527      12,405
  Deferred tax assets.....................................................................       1,081       1,399
  Investment in minority owned subsidiary.................................................       2,000       1,585
  Other...................................................................................       4,757       5,347
                                                                                            ----------  ----------
    Total other assets....................................................................      29,763      29,887
                                                                                            ----------  ----------
                                                                                            $  119,416  $  126,348
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                  (Continued)

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                             JUNE 30, 1994 AND 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               1994        1995
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt....................................................  $    1,504  $    3,995
  Accounts payable........................................................................       1,661       1,758
  Accrued expenses, including related parties of $312 (1994) and $931 (1995)..............       6,879       8,610
                                                                                            ----------  ----------
    Total current liabilities.............................................................      10,044      14,363
                                                                                            ----------  ----------

Long-term debt, less current maturities...................................................      89,222      97,402
Deferred tax liabilities..................................................................       1,218       1,205
Other liabilities.........................................................................       3,587       2,750
                                                                                            ----------  ----------
    Total liabilities.....................................................................     104,071     115,720
                                                                                            ----------  ----------

Commitments and contingencies

Minority interest.........................................................................         246         643
Stockholders' equity:
  Common stock, $.10 par value; authorized 175,000,000 shares; issued 10,505,928 shares
   (1994) and 11,654,150 shares (1995)....................................................       1,051       1,165
  Special stock, $.10 par value; authorized 10,000,000 shares; issued 1,333,333 (1994 and
   1995)..................................................................................         133         133
  Paid-in capital.........................................................................      26,716      32,134
  Unrealized loss on securities available for sale, net...................................        (421)       (316)
  Accumulated deficit.....................................................................     (12,380)    (23,131)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      15,099       9,985
                                                                                            ----------  ----------
                                                                                            $  119,416  $  126,348
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

                                                                                  1993        1994        1995
                                                                               ----------  ----------  ----------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                                       PER SHARE AMOUNTS)
Revenues:
  Gaming:
    Routes...................................................................  $   96,282  $  102,830  $  106,827
    Casinos and taverns......................................................      12,526      15,679      21,287
  Food and beverage sales....................................................       4,184       4,480       3,847
  Net equipment sales........................................................          99          65          27
                                                                               ----------  ----------  ----------
                                                                                  113,091     123,054     131,988
                                                                               ----------  ----------  ----------
Costs and expenses:
  Cost of gaming:
    Routes...................................................................      72,614      76,332      79,875
    Casinos and taverns......................................................       8,667      11,871      11,436
  Cost of food and beverage..................................................       2,876       3,084       2,795
  Cost of equipment sales....................................................          49          20          12
  Selling, general & administrative..........................................      12,667      13,555      14,633
  Business development expenses..............................................         900       1,192       7,843
  Corporate expenses.........................................................       6,191       7,882       9,735
  Bad debt expense...........................................................         461         705         400
  Loss on abandoned small casinos............................................      --           3,713      --
  Loss on abandoned taverns..................................................      --           2,638      --
  Depreciation and amortization..............................................       8,718       9,530       9,520
                                                                               ----------  ----------  ----------
                                                                                  113,143     130,522     136,249
                                                                               ----------  ----------  ----------
Operating loss...............................................................         (52)     (7,468)     (4,261)
Other income (expense):
  Interest income............................................................         998       2,084       2,798
  Interest expense...........................................................      (5,046)     (6,830)     (8,133)
  Minority share of income...................................................      --            (506)       (397)
  Equity in income of affiliate..............................................      --          --              31
  Other, net.................................................................         450        (167)       (524)
                                                                               ----------  ----------  ----------
Loss before income taxes.....................................................      (3,650)    (12,887)    (10,486)
Income tax expense...........................................................      --            (241)       (265)
                                                                               ----------  ----------  ----------
Net loss.....................................................................  $   (3,650) $  (13,128) $  (10,751)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net loss per common share....................................................      $(0.38)     $(1.28)     $(0.95)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average common shares outstanding...................................       9,696      10,251      11,300
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                            UNREALIZED
                                                                                                  RETAINED   LOSS ON
                                        TOTAL        COMMON STOCK      SPECIAL STOCK              EARNINGS  SECURITIES
                                     STOCKHOLDERS'  ---------------   ----------------   PAID-IN  (ACCUMULATED AVAILABLE
                                        EQUITY      SHARES  DOLLARS   SHARES   DOLLARS   CAPITAL  DEFICIT)   FOR SALE
                                     ------------   ------  -------   ------   -------   -------  --------  ----------
Balances, June 30, 1992............    $23,661      9,409   $  942     --       $ --     $18,321  $ 4,398     $--
  Net loss.........................     (3,650)      --       --       --       --         --      (3,650 )   --
  Common stock warrants issued.....        559       --       --       --       --           559    --        --
  Shares issued upon exercise of
   options.........................      2,096        591       59     --       --         2,037    --        --
                                     ------------   ------  -------   ------   -------   -------  --------    -----
Balances, June 30, 1993............     22,666      10,000   1,001     --       --        20,917      748     --
  Net loss.........................    (13,128)      --       --       --       --         --     (13,128 )   --
  Shares issued for acquisitions...        249        112       11     --       --           238    --        --
  Common stock warrants issued.....        116       --       --       --       --           116    --        --
  Cost of private placement........       (201)      --       --       --       --          (201)   --        --
  Net change in unrealized loss on
   securities available for sale...       (421)      --       --       --       --         --       --         (421)
  Shares issued for capital
   infusion........................      4,999       --       --      1,333      133       4,866    --        --
  Shares issued upon exercise of
   options.........................        819        394       39     --       --           780    --        --
                                     ------------   ------  -------   ------   -------   -------  --------    -----
Balances, June 30, 1994............     15,099      10,506   1,051    1,333      133      26,716  (12,380 )    (421)
  Net loss.........................    (10,751)      --       --       --       --         --     (10,751 )   --
  Shares issued for acquisitions...      3,754        712       71     --       --         3,683    --        --
  Compensatory stock issued........      1,313        250       25     --       --         1,288    --        --
  Net change in unrealized loss on
   securities available for sale...        105       --       --       --       --         --       --          105
  Shares issued upon exercise of
   options.........................        465        186       18     --       --           447    --        --
                                     ------------   ------  -------   ------   -------   -------  --------    -----
Balances, June 30, 1995............    $ 9,985      11,654  $1,165    1,333     $133     $32,134  $(23,131)   $(316)
                                     ------------   ------  -------   ------   -------   -------  --------    -----
                                     ------------   ------  -------   ------   -------   -------  --------    -----

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

                                                                                        1993       1994       1995
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..........................................................................  $  (3,650) $ (13,128) $ (10,751)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization...................................................      8,718      9,530      9,520
    Loss on abandoned casinos.......................................................     --          3,713     --
    Loss on abandoned taverns.......................................................     --          2,638     --
    Write-off of other assets.......................................................        149      1,817      2,796
    Provision for losses on receivables.............................................        461        705        400
    Amortization of debt discounts..................................................        265        292        297
    Undistributed earnings of affiliate.............................................     --         --            (31)
    Non-cash stock compensation expense.............................................     --         --          1,313
  Net change in operating assets and liabilities:
  (Increase) decrease in:
    Inventories.....................................................................       (233)        78        (40)
    Prepaid expenses................................................................      1,475       (519)       381
    Refundable income taxes.........................................................        766       (361)    --
    Other...........................................................................        305        254       (126)
  Increase (decrease) in:
    Accounts and slot contracts payable.............................................     (2,378)       269       (447)
    Accrued and deferred income taxes...............................................     --            137       (137)
    Other liabilities, including minority interest..................................       (153)       511        397
    Accrued expenses................................................................        184      3,126     (2,615)
                                                                                      ---------  ---------  ---------
      Net cash provided by operating activities.....................................      5,909      9,062        957
                                                                                      ---------  ---------  ---------
Cash flows from investing activities:
  Additions to property and equipment...............................................     (5,092)    (5,385)    (8,887)
  Proceeds from sale of property and equipment......................................        257      1,466        351
  Additions to receivables..........................................................     (8,715)   (18,801)    (8,970)
  Cash collections on receivables...................................................      7,925     17,541     10,315
  Net cash provided by acquisition of business......................................     --         --          2,481
  Acquisition of securities available for sale......................................     --        (12,910)   (11,086)
  Acquisition of partnership interests..............................................     --         (2,000)    (1,585)
  Additions to intangible assets....................................................        (77)    (5,179)      (390)
  Additions to other long-term assets...............................................     (3,296)    (2,031)    (3,877)
                                                                                      ---------  ---------  ---------
      Net cash (used in) investing activities.......................................     (8,998)   (27,299)   (21,648)
                                                                                      ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net of expenses.....................................      1,941     81,984     --
  Issuance of common stock warrants.................................................        559        116     --
  Reduction of long-term debt.......................................................     (2,167)   (41,776)    (3,125)
  Issuance of special stock, net of costs...........................................     --          4,799     --
  Issuance of common stock..........................................................      2,097        619        465
                                                                                      ---------  ---------  ---------
      Net cash (used in) provided by financing activities...........................      2,430     45,742     (2,660)
                                                                                      ---------  ---------  ---------
Cash and cash equivalents:
  Increase (decrease) for year......................................................       (659)    27,505    (23,351)
  Balance, beginning of year........................................................     10,239      9,580     37,085
                                                                                      ---------  ---------  ---------
      Balance, end of year..........................................................  $   9,580  $  37,085  $  13,734
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

  DESCRIPTION OF BUSINESS

    Alliance Gaming Corporation and its subsidiaries (collectively, the "Company") are presently engaged in gaming device route operations in Nevada and in the greater New Orleans, Louisiana area; casino operations in Nevada and Mississippi; and the design, manufacture and refurbishment of gaming devices.

  PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Alliance Gaming Corporation, its wholly-owned subsidiaries and indirect subsidiaries and its partially owned, controlled subsidiaries. In the case of Video Services, Inc. ("VSI"), the Company owns 490 shares of Class B voting stock, which constitutes 100% of the voting stock, of VSI. The Company is entitled to receive 71% of dividends declared by VSI, if any, at such time that such dividends are declared. In July 1994, the Company acquired a 45% limited partnership interest in the Rainbow Casino-Vicksburg Partnership. Accordingly, the Company accounted for its investment in this partnership under the equity method until March 29, 1995 at which time the Company increased its partnership interest and assumed the general partnership position (see Note 11). Effective March 29, 1995, the results of operations of the Rainbow Casino have been included in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

  REVENUE RECOGNITION

    In accordance with industry practice, the Company recognizes gaming revenues as the net win from route, casino and tavern operations, which is, for gaming devices, the difference between coins and currency deposited into the devices and payments to customers and, for other games, the difference between gaming wins and losses. The Company recognizes total net win from gaming devices as revenues for gaming routes which operate under revenue-sharing arrangements and revenue-sharing payments as a cost of gaming routes. The Company recognizes revenue from parts and equipment sales to outside purchasers when the products are shipped.

  LOCATION RENT EXPENSE

    For financial statement purposes, the Company recognizes expenses for fixed periodic rental payments (including scheduled increases) made in connection with route operation space lease arrangements or sublease agreements on a straight line basis over the term of the agreement including any extension periods which are expected to be exercised. Contingent periodic rental payments are expensed in the period incurred.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Such investments of $29,799,000 (1994) and $5,238,000 (1995) are included in cash and cash equivalents and are carried at cost, which approximates market value.

  SECURITIES AVAILABLE FOR SALE

    Effective January 1, 1994, the Company adopted Financial Accounting Standard No. 115. For fiscal years beginning after December 15, 1993, Statement 115 requires that, except for debt securities classified as "held-to-maturity" securities, investments in debt and equity securities should be reported at fair market value. The Company has designated certain securities as being available for sale. Securities are designated as available for sale at the time of their purchase. The Company determines which securities are available for sale by evaluating whether such securities would be sold in response to liquidity needs, asset/liability management and other factors. Securities available for sale are recorded at market value with the resulting unrealized gains and losses being recorded, net of tax, as a component of stockholders' equity. Gains or losses on these securities are determined using the specific identification method.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
  INVENTORIES

    Inventories are stated at the lower of cost or market and are determined by the first-in, first out method.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated and amortized over their estimated useful lives or lease terms, if less, using the straight line method as follows:

                                                                       31-39
Building and improvements.......................................       years
Gaming equipment................................................   5-7 years
Furniture, fixtures and equipment...............................  3-10 years
Leasehold improvements..........................................  5-20 years

  EXCESS OF COSTS OVER NET ASSETS OF AN ACQUIRED BUSINESS

    Excess of costs over net assets of an acquired business is the excess of the cost over the value of net tangible assets of an acquired business and is generally amortized on the straight-line method over a period of 40 years. In the case of the Company's majority-owned subsidiary, Native American Investments, Inc., where the assets acquired are largely intangible, the Company has elected a 10-year amortization period representing the estimated life of the rights acquired, consisting principally of contracts to conduct gaming operations on Indian lands.

    At each balance sheet date, management evaluates the realizability of goodwill based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. Based upon its most recent analysis, management believes that no material impairment of goodwill exists at June 30, 1995.

  INTANGIBLE ASSETS

    Intangible assets consist primarily of costs associated with the acquisition of location leases which are capitalized and amortized using the straight-line method over the terms of the leases, ranging from one to 40 years, with an average life of approximately 11 years. Intangible assets for fiscal 1995 includes approximately $4,547,000 of commissions, discounts and other capitalized costs related to the issuance of the Company's 7.5% Convertible Subordinated Debentures due 2003, net of approximately $957,000 of accumulated amortization. At June 30, 1994, intangible assets includes $4,993,000 of such costs, net of $405,000 of accumulated amortization. Such amounts are being amortized over the term of the debentures.

    The carrying value of intangible assets is periodically reviewed by management and impairment losses are recognized when the expected non-discounted future operating cash flows derived from such intangible assets are less than their carrying value.

  OTHER ASSETS

    Other assets includes assets held for sale, long-term deposits and other non-current assets. In fiscal 1993, the Company paid to certain property owners a $2,500,000 refundable deposit to operate gaming devices at their location. Additionally, other assets are presented net of valuation allowances of $1,763,000 and $631,000 at June 30, 1994 and 1995, respectively.

  LOSS PER SHARE OF COMMON STOCK

    Loss per share of common stock has been computed based on the weighted average number of shares of common stock outstanding. Fully diluted earnings per share is not presented because the effect would be anti-dilutive.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
  INCOME TAXES

    In February 1992, the Financial Accounting Standards Board issued Financial Accounting Standard No. 109 ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective July 1, 1993, the Company adopted Statement 109. The Company previously used the asset and liability method under Statement 96.

  RECLASSIFICATIONS

    Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

2.  RECEIVABLES
    The Company's gaming route operations from time to time involve making loans to location operators in order to participate in revenues over extended periods of time. The loans, made for build-outs, tenant improvements and initial operating expenses are generally secured by the personal guarantees of the operators and the locations' assets. The majority of the loans are interest bearing and are expected to be repaid over a period of time not to exceed the life of the revenue sharing arrangement. The loans have varying payment terms, with weekly payment amounts ranging from $200 to $1,440 and monthly payment amounts ranging from $200 to $18,780. Interest rates on the loans range from prime plus 1.50% to stated rates of 12% with various due dates ranging from July 1995 to April 2007. The loans are expected to be repaid from the locations' cash flows or proceeds from the sale of the leaseholds.

    Receivables at June 30 consist of the following:

                                                                             1994       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Notes receivable-location operators......................................  $   8,319  $   7,760
Other receivables........................................................      2,214        865
                                                                           ---------  ---------
                                                                              10,533      8,625
Less current amounts.....................................................      5,924      3,316
                                                                           ---------  ---------
Long-term receivables, excluding current amounts.........................  $   4,609  $   5,309
                                                                           ---------  ---------
                                                                           ---------  ---------

    Receivables are presented net of an allowance for doubtful accounts of $1,389,000 and $1,659,000 as of June 30, 1994 and 1995, respectively. The allowance is allocated between current and long-term receivables on a pro rata basis related to notes receivable from location operators.

    During fiscal 1994, the Company cancelled certain sublease agreements as a result of defaults by payors in making payments and acquired title to the assets and operating rights to the tavern locations in exchange for releases of the customers' debt owed to the Company. During fiscal 1994, interest income of approximately $48,000 was recognized on these receivables. Total interest income of $130,000 would have been recognized if the receivables had been current in accordance with their original terms. The total initial investment in these tavern locations of approximately $2,011,000 includes the net receivables of approximately $1,362,000 and other assets of $649,000. No such transactions were completed in fiscal 1995. Management of the Company has determined the fair value of the locations' assets from knowledge of sales

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

2.  RECEIVABLES (CONTINUED)
of comparable establishments and expertise acquired from operating its gaming devices at similar locations. Due to the Company's decision to dispose of the currently operated small independent tavern operations, certain reserves and write downs were recognized in fiscal 1994 results of operations.

    Management believes properly managing the disposal of these operations will protect the Company's existing contractual arrangements from the tavern locations as well as assure their continued operation while preserving the Company's investment. Management cannot estimate when or how many of these locations will be obtained and subsequently disposed.

3.  LOSS ON ABANDONMENT OF SMALL CASINOS AND TAVERNS
    In fiscal 1994, due to continuing losses from operations, negative cash flows and incompatibility with the Company's long-term growth strategy, the Company's Board of Directors resolved to 1) exit the downtown Las Vegas gaming market and 2) dispose of the currently operated small independent taverns on commercially reasonable terms as market conditions warrant.

    As a result of the decision to exit the downtown Las Vegas gaming market, the Company substantially reduced operations at both the Trolley Stop Casino and Miss Lucy's Gambling Hall & Saloon. Included in the 1994 statements of operations are total expenses of approximately $3,246,000 related to these actions. The total charge included approximately $488,000 related to the write-down of assets and approximately $2,758,000 representing primarily the present value of the future lease payments net of estimated future sublease income.

    The decision to withdraw from the tavern business resulted in expenses of approximately $2,638,000 being recognized in fiscal 1994. Approximately $1,813,000 of the total amount was related to the write down of assets while approximately $825,000 represented primarily the present value of the future lease payments net of estimated future sublease income. The Company has entered into an agreement to sell all of its tavern locations to an unaffiliated third party. The sale is contingent upon, among other conditions, approval by Nevada gaming authorities.

    In addition to the items noted above, the Company's lease on the Mizpah Hotel and Casino has a remaining term of approximately 7.5 years with an option on the Company's behalf to terminate the lease arrangement with 120 days written notice at any time after December 31, 1995. The Company has notified the landlord of the Mizpah of its intention to exercise the termination clause of the lease at that time. As a result of this decision, the Company recognized an expense of $467,500 in fiscal 1994.

4.  DEBT
    Long-term debt at June 30 consists of the following:

                                                                                     1994        1995
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
7.5% Convertible subordinated debentures due 2003, unsecured....................  $   85,000  $   85,000
Due to stockholder, net of discount of $983,709 (1994) and $747,619 (1995),
 secured by the assets of VSI...................................................       4,390       3,309
Hospitality Franchise Systems, secured by the assets of Rainbow Vicksburg.......      --           9,065
Other, secured by related equipment.............................................       1,336       4,023
                                                                                  ----------  ----------
                                                                                      90,726     101,397
Less current maturities.........................................................       1,504       3,995
                                                                                  ----------  ----------
Long-term debt, less current maturities.........................................  $   89,222  $   97,402
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

4.  DEBT (CONTINUED)
    Accrued interest of approximately $1,893,000 (1994) and $1,991,000 (1995) is included in accrued expenses in the Consolidated Balance Sheets. Included in these amounts are $30,343 (1994) and $27,813 (1995) due to affiliates of Alfred
H. Wilms, principal stockholder and member of the Board of Directors of the Company, related to funding of VSI's gaming device route operations.

    In September 1993, the Company completed the private placement of $85,000,000 aggregate principal amount of its 7.5% Convertible Subordinated Debentures due 2003. The debentures pay interest semi-annually on March 15 and September 15. These debentures are convertible at any time into shares of the Company's common stock at a conversion price of $10 per share (equivalent to a conversion rate of 100 shares per $1,000 principal amount of debentures), subject to adjustment. Upon certain defined events, including a change of control, holders of the debentures have the right to require the Company to redeem the debentures for cash at the rate of 101% of principal amount plus accrued interest. The debentures are redeemable at predetermined redemption prices, in whole or in part, at the option of the Company for cash at any time on and after September 15, 1995 if the market price of the common stock exceeds 250% of the conversion price for 20 out of any 30 consecutive trading days or at any time on and after September 15, 1996.

    In March 1992, Alfred H. Wilms, director and principal stockholder (and then Chairman of the Board of Directors and Chief Executive Officer) of the Company, committed to provide or cause others to provide a $6,500,000 five year subordinated loan to VSI, the Company's controlled subsidiary which loan has been funded in full and is secured by a subordinated interest in all of VSI's present and future personal property. Until August 1993, the loan required quarterly payments of interest. In August 1993, the loan agreement was amended to extend the maturity of the loan to September 1, 1998 and to require quarterly payments of principal and interest. Interest on the loan accrues at the rate of 200 basis points above the 90-day London Inter Bank Offered Rate, adjusted quarterly. At June 30, 1995 the interest rate for the note was 8.2275%.

    During 1995, Hospitality Franchise Systems, Inc. ("HFS") agreed to loan $7,750,000 to the Company's majority controlled subsidiary RCVP in connection with the construction of the Rainbow Casino. The loan amount was subsequently increased to $10,000,000. The note bears interest at 7.5% per annum and requires monthly payments of principal and interest over an 24 month period. In exchange for funding this loan, HFS is also entitled to receive a monthly royalty fee equal to 12% of the casino's gaming revenues. Included in the consolidated results of operations for fiscal 1995 are approximately $810,000 of such royalties.

    Maturities of long-term debt for each of the five years ending subsequent to June 30, 1995 are as follows:

1996...........................................................  $3,995,000
1997...........................................................   3,927,000
1998...........................................................   2,825,000
1999...........................................................   1,670,000
2000...........................................................   1,723,000
Thereafter.....................................................  87,257,000

5.  STOCKHOLDERS' EQUITY
    The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of special stock, par value $.10 per share ("Special Stock"). Special Stock consists of non-voting stock where no holder of the Special Stock shall be entitled to vote at any meeting of stockholders or otherwise, except as otherwise may be specifically provided by law or as approved by the Board of Directors in certain limited circumstances at the time of the stock issuance. The Special Stock may be issued from time to time in one or more series, each series having such designations, preferences and relative, participating, optional or other special rights,

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

5.  STOCKHOLDERS' EQUITY (CONTINUED)
qualifications, limitations or restrictions as shall be stated and expressed in the resolution providing for the issuance of Special Stock or any series thereof adopted by the Board of Directors. The Board has designated an initial series of Special Stock as "Non-voting Junior Convertible Special Stock" which consists of 1,333,333 shares (the "Initial Series"). The Company's Articles of Incorporation provide that the Initial Series is intended to have the same rights as the Common Stock except that the Initial Series has no voting rights and a $.01 per share liquidation preference. At June 30, 1995, only the Initial Series of Special Stock was outstanding. The Initial Series is convertible on a share for share basis into shares of Common Stock of the Company.

    In 1984, the Company created an Employee Stock Option Plan (the "1984 Plan") that provides for the issuance of up to 2,000,000 shares of common stock to Company employees and directors. At June 30, 1995, there were incentive stock options covering 207,000 shares and non-qualified stock options covering 10,000 shares outstanding under the 1984 Plan.

    At June 30, 1994 there were incentive stock options covering 376,000 shares and non-qualified stock options covering 15,000 shares outstanding under the 1984 Plan. Generally, options are granted at the fair market value of the Company's Common Stock at the date of the grant and become exercisable over five years.

    In 1992, the Company created the 1991 Long Term Incentive Plan (the "Incentive Plan") that, as amended, provides for the issuance of up to 3,000,000 shares of common stock to Company employees and directors. At June 30, 1995 there were incentive stock options covering 2,400,834 shares outstanding under the Incentive Plan. At June 30, 1994 there were incentive stock options covering 1,099,500 shares outstanding under the Incentive Plan. Generally, options are granted at the fair market value of the Company's Common Stock at the date of the grant and become exercisable over five years.

    Transactions involving stock options are summarized as follows:

                                                                                OPTIONS OUTSTANDING
                                                                             --------------------------
                                                                               SHARES    EXERCISE PRICE
Balance, June 30, 1992.....................................................   1,546,150    1.375- 8.750
  Granted..................................................................     300,000    5.875- 8.750
  Exercised................................................................    (590,700)   1.375- 4.875
  Cancelled................................................................      (3,600)          3.875
                                                                             ----------
Balance, June 30, 1993.....................................................   1,251,850    1.375- 8.750
  Granted..................................................................     690,500    6.500-10.125
  Exercised................................................................    (393,850)   1.625- 4.000
  Cancelled................................................................     (58,000)   2.125- 4.000
                                                                             ----------
Balance, June 30, 1994.....................................................   1,490,500    1.375-10.125
  Granted..................................................................   1,598,334    5.750- 8.000
  Exercised................................................................    (186,000)   1.375- 4.000
  Cancelled................................................................    (285,000)   3.500-10.000
                                                                             ----------
Balance, June 30, 1995.....................................................   2,617,834    1.625- 9.250
                                                                             ----------
                                                                             ----------
Exercisable at June 30, 1995...............................................     825,600    1.625- 9.250
                                                                             ----------
                                                                             ----------

    Also at June 30, 1995, Mr. Wilms held warrants to purchase 2,000,000 shares of Common Stock at $2.50 per share, subject to adjustment. These warrants were issued in connection with the funding of the $6,500,000 five year subordinated loan for VSI.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

5.  STOCKHOLDERS' EQUITY (CONTINUED)
    Upon closing of the private placement of the Company's 7.5% Convertible Subordinated Debentures and the $5 million equity investment by Kirkland-Ft. Worth Investment Partners, L.P. ("Kirkland") on September 21, 1993, the Company issued warrants to purchase up to 2,750,000 shares of Common Stock at $1.50 per share to Kirkland. These warrants are exercisable one year after the grant date and only after the market price of the Common Stock reaches certain predetermined levels. Under the same terms, the Company issued warrants to purchase 1,250,000 and 30,000 shares of Common Stock to Gaming Systems Advisors, L.P. ("GSA") and L.H. Friend, Weinress & Frankson, Inc. ("Friend"), respectively. The Company also issued warrants to purchase 500,000 and 250,000 shares of Common Stock at $8.25 per share to the initial purchasers of the Debentures, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Oppenheimer & Co., Inc. ("Oppenheimer"), respectively. Under the same general terms and conditions, DLJ may earn warrants to purchase an additional 250,000 shares of the Company's Common Stock. In fiscal 1995, in connection with the commencement of their employment with the Company, Steve Greathouse, the Company's Chairman of the Board, President and Chief Executive Officer and Dr. Craig Fields, Vice Chairman of the Board were each granted warrants to purchase 250,000 shares of common stock on the same terms as the Kirkland warrants described above.

    As of June 30, 1995, none of the warrants granted to Kirkland, GSA, Friend, Greathouse or Fields are exercisable.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

6.  INCOME TAXES
    The Company generally accounts for income taxes and files its income tax returns on a consolidated basis. However, VSI, in which the Company holds 100% of the voting interests, has previously filed its income tax returns on a separate basis and was not consolidated for tax purposes. During the quarter ended December 31, 1994, the Company determined that VSI can be consolidated for tax purposes. As a result, the Company filed for and has received a refund of estimated income taxes paid for fiscal year 1994.

    Effective July 1, 1993, the Company adopted Financial Accounting Standard No. 109 ACCOUNTING FOR INCOME TAXES, prospectively. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The federal and state income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1995 and 1994 are presented below.

                                                                                     1994        1995
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
Deferred Tax Assets:
  Net Operating Loss Carryforwards..............................................  $    8,495  $   12,470
  Inventory Obsolescence Reserve................................................         578         179
  Receivables, Bad Debt Allowance...............................................         472         564
  Organization and Start-up Costs...............................................         267         172
  Reserves for abandoned projects...............................................       1,577       1,356
  Other.........................................................................         307         566
                                                                                  ----------  ----------
Total gross deferred tax assets.................................................      11,696      15,307
Less valuation allowance........................................................      10,615      13,908
                                                                                  ----------  ----------
Net deferred tax assets.........................................................  $    1,081  $    1,399
                                                                                  ----------  ----------
Deferred tax liabilities:
  Property and equipment, principally due to depreciation differences...........       1,218       1,399
                                                                                  ----------  ----------
Total gross deferred tax liabilities (in 1995, $194 is included in accrued
 expenses)......................................................................       1,218       1,399
                                                                                  ----------  ----------
Net deferred tax assets (liabilities)...........................................  $     (137) $   --
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    The valuation allowance for deferred tax assets as of June 30, 1994 was $10,615,000. The net change in the total valuation allowance for the twelve months ended June 30, 1995 was an increase of $3,293,000.

    At June 30, 1995, the Company has estimated net operating loss carryforwards for federal income tax purposes of approximately $36,678,000 which are available to offset future federal taxable income, if any, expiring in the years 2007 through 2010.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

6.  INCOME TAXES (CONTINUED)
    A reconciliation of the Company's provision for income tax expense as compared to the tax benefit calculated by applying the statutory federal tax rate to the loss before income taxes follows.

                                                                                       1994       1995
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Statutory Rate.....................................................................  $  (4,202) $  (3,565)
Meals, entertainment...............................................................          3         27
State Income Taxes.................................................................         33         67
Tax losses for which no current benefit is recognized..............................      4,385      3,736
Alternative Minimum Tax............................................................         22     --
                                                                                     ---------  ---------
                                                                                     $     241  $     265
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The components of the Company's income tax expense for the year ended June 30, 1995 are:

                                                                                       1994       1995
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Federal--current...................................................................  $      73  $  --
State--current.....................................................................         31        102
Federal--deferred..................................................................        118        163
State--deferred....................................................................         19     --
                                                                                     ---------  ---------
    Total..........................................................................  $     241  $     265
                                                                                     ---------  ---------
                                                                                     ---------  ---------

7.  STATEMENTS OF CASH FLOWS
    The following supplemental information is related to the Consolidated Statements of Cash Flows. In fiscal 1995, the Company reclassified approximately $212,000 from receivables to intangible assets and reclassified other assets of approximately $1,099,000 to property and equipment ($1,074,000) and receivables ($25,000). Additionally, numerous non-cash items related to the Company's acquisition of the general partnership interest in RCVP impacted the statement of cash flows. The most significant of these non-cash items included non-cash additions to property, plant and equipment of approximately $23,400,000 and additions to total debt of approximately $13,839,000. See also Note 11.

    In fiscal 1994, the Company reclassified approximately $1,445,000 of accounts receivable to intangible assets ($1,393,000) and property and equipment ($52,000) on a net basis.

    Payments for interest expense in 1993, 1994 and 1995 were approximately $4,408,000, $4,690,000 and $7,102,000 respectively.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

8.  INTERIM FINANCIAL INFORMATION (UNAUDITED)
    Following is the unaudited quarterly results of the Company for the years ended June 30, 1994 and 1995. This information is not covered by the Independent Auditors' Report.

                                                                                                PRIMARY
                                                                                                INCOME
                                                                         TOTAL    NET (LOSS)  (LOSS) PER
                                                                       REVENUES     INCOME       SHARE
                                                                       ---------  ----------  -----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                 SHARE AMOUNTS)
1994
First Quarter........................................................  $  28,419  $   (1,376)  $    (.14)
Second Quarter.......................................................     30,566      (1,221)       (.12)
Third Quarter........................................................     31,807         847         .08
Fourth Quarter.......................................................     32,262     (11,378)      (1.09)
1995
First Quarter........................................................  $  30,824  $   (1,926)  $    (.18)
Second Quarter.......................................................     31,514      (3,090)       (.28)
Third Quarter........................................................     31,439      (1,775)       (.16)
Fourth Quarter.......................................................     38,211      (3,960)       (.34)

    The sum of the income (loss) per share for the four quarters, which are based on average shares outstanding during each quarter, does not equal income
(loss) per share for the year, which is based on average shares outstanding during the year.

9.  RELATED PARTY TRANSACTIONS
    The Company sold products to Seeben N.V., a company in which Alfred H. Wilms is the brother of a member of the company's board of directors. Sales to this company were approximately $2,000 (1993), $6,000 (1994) and $0 (1995). No accounts receivable were due from this company at June 30, 1994 or June 30, 1995. Sales prices and terms were similar to those of non-affiliated persons.

    In March 1992, Alfred H. Wilms, a director and principal stockholder (and then Chairman and Chief Executive Officer of the Company), committed to provide or cause others to provide a $6,500,000 five year, unsecured, subordinated loan to VSI, a majority-controlled subsidiary of the Company engaged in the Company's Louisiana gaming device route operations. As consideration for this commitment, the Company issued to Mr. Wilms five year warrants to purchase 200,000 shares of Common Stock at $2.50 per share subject to certain adjustments, and agreed to issue an additional warrant to purchase 1,800,000 shares of Common Stock at $2.50 per share subject to certain adjustments upon complete funding of the loan. At June 30, 1993 approximately $6,000,000 of the loan had been funded. The remaining $500,000 was funded in October 1993 at which time the Company issued to Mr. Wilms the additional warrant for 1,800,000 shares of common stock.

    David Robbins, a director appointed to the Board in July 1994, as a designee of Kirkland Investment Corporation ("KIC"), is employed by the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel which has represented the Company in various matters related to the Company's growth strategy and its transactions with Kirkland and KIC. The Company paid fees of approximately $1,046,000 and $493,000 to such firm in fiscal 1994 and fiscal 1995, respectively.

    In connection with the agreements with KIC (100% owned by Joel Kirschbaum) and its affiliates and related transactions, the Company has paid to or on behalf of Kirkland and its affiliates a total of approximately $346,000 in fiscal 1994 and $597,000 in fiscal 1995 primarily for reimbursement of expenses incurred on behalf of the Company.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

9.  RELATED PARTY TRANSACTIONS (CONTINUED)
    In 1993 and 1994 the Company entered into employment agreements with certain key employees. These agreements range from one to three years in length and cover certain other terms of employment including compensation. As a condition of his employment, in April 1995 the Company issued 250,000 shares of common stock to Steve Greathouse, the Company's Chairman, President and Chief Executive Officer and recognized a non-cash charge of $1,313,000 related to this transaction.

10. COMMITMENTS AND CONTINGENCIES
    The Company leases office space, equipment, warehouse and repair facilities,
gaming  route  locations,  casino  and  other  locations  under   non-cancelable
operating leases.

    Future minimum rentals under non-cancelable operating leases at June 30, 1995 are:

                                                                            TOTAL
                                                                           MINIMUM     SUBLEASE    NET MINIMUM
YEAR ENDED JUNE 30                                                         RENTALS      INCOME       RENTALS
- -----------------------------------------------------------------------  -----------  -----------  -----------
                                                                                    (IN THOUSANDS)
1996...................................................................   $   8,828    $     921    $   7,907
1997...................................................................       6,462          842        5,620
1998...................................................................       6,173          809        5,364
1999...................................................................       5,623          758        4,865
2000...................................................................       3,737          598        3,139
Thereafter.............................................................      34,349        2,757       31,592
                                                                         -----------  -----------  -----------
                                                                          $  65,172    $   6,685    $  58,487
                                                                         -----------  -----------  -----------
                                                                         -----------  -----------  -----------

    Certain gaming route location leases provide only for contingent rentals based upon a percentage of gaming revenue and are cancelable at any time by either party.

    Operating lease rental expense, including contingent lease rentals, for years ended June 30 was as follows:

                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Minimum rentals........................................................  $  11,727  $  13,743  $   9,704
Contingent rentals.....................................................     49,621     55,910     58,113
                                                                         ---------  ---------  ---------
                                                                            61,348     69,653     67,817
Sublease rental income.................................................       (850)    (1,004)    (1,192)
                                                                         ---------  ---------  ---------
                                                                         $  60,498  $  68,649  $  66,625
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    These   amounts  are  included  in  the  cost  of  gaming  revenues  on  the accompanying Consolidated Statements of Operations.

    In April, 1990, the Company entered into a ten year lease to operate a non-restricted gaming location in Las Vegas, Nevada. The lease commencement date was scheduled to begin no later than 90 days after the construction had been finalized. In January, 1991, the Company received notice that the construction was complete; however, upon review of the property, the Company did not believe that construction had been completed. In August, 1992, the lessor filed a suit against the Company seeking compensatory and exemplary damages totalling $18,700,000. In fiscal 1992, the Company had accrued a $480,000 liability representing back rent owed to the lessor. In February, 1993 the lawsuit was settled and the Company paid the lessor $425,000 in return for resolution of all prior and current disputes regarding the lease terms. The lease calls for monthly rentals of approximately $31,000 and provides for annual increases based on certain indices. At

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
June 30, 1992, the Company sublet the property to a location operator in exchange for the right to operate gaming devices at the property under a space lease arrangement for a period of 10 years beginning December, 1992.

    The Company and Casino Magic Corporation, through wholly owned subsidiaries, are members in Kansas Gaming Partners, LLC ("KGP") and Kansas Financial Partners, LLC ("KFP"), both Kansas limited liability companies. Under an option agreement granted to KGP by Camptown Greyhound Racing, Inc. ("Camptown"), KGP has been granted the exclusive right to operate gaming devices and/or casino-type gaming at Camptown's facility if and when such gaming is permitted in Kansas. In September 1994, the Kansas Racing Commission approved a revised financing proposal submitted by Camptown that would facilitate completion of construction of a greyhound racing facility on the 320 acre site in Frontenac, Kansas. Camptown has received a $3,205,000 loan commitment which has been guaranteed by KFP. In December 1994, the Company invested $1,580,000 in KFP for its portion of the loan guarantee which was made in the form of a certificate of deposit. The Company owns 50% of the equity of KFP which is accounted for under the equity method. The Company has not guaranteed the obligations of KFP. Construction of Camptown's racing facility has been completed and the facility opened for business in May 1995. Camptown's obligation to begin to repay the loan guaranteed by KFP commenced in June 1995 with interest only payments. Principal repayment is scheduled to commence in June 1996. There can be no assurance as to the successful completion or operation of any part of this project.

    The Company is also involved in various claims and legal actions arising in the ordinary course of business. Management of the Company believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's consolidated financial statements taken as a whole.

11. ACQUISITIONS
    On July 12, 1994, the Rainbow Casino located in Vicksburg, Mississippi permanently opened for business. Through a wholly-owned subsidiary, the Company originally purchased a 45% limited partnership interest in RCVP, a Mississippi limited partnership which owns the casino, all assets (including the gaming equipment) associated with the casino and certain adjacent parcels of land. As consideration for its 45% limited partnership interest, the Company paid $2,000,000 in cash and issued 600,000 shares of its common stock to RCC and its two shareholders. The 55% general partnership interest in RCVP was held by RCC. In connection with the completion of the casino, the Company funded a $3,250,000 advance to RCC on the same terms as RCC's financing from Hospitality Franchise Systems, Inc. ("HFS") (other than the fact that such advance is subordinate to payments due to HFS). On March 29, 1995, the Company consummated certain transactions whereby the Company acquired from RCC the controlling general partnership interest in RCVP and increased its partnership interest. In exchange for the assumption by National Gaming Mississippi, Inc. ("NGM"), a subsidiary of National Gaming Corporation, of approximately $1,140,000 of liabilities (plus a financing fee payable to HFS) related to the completion of certain incomplete elements of the project which survived the opening of the casino (for which RCC was to have been responsible, but failed to satisfy), a related $652,000 cash payment by the Company to NGM and commitments by the Company and NGM to fund additional financing required to complete the project (i) a subsidiary of the Company became the general partner and RCC became the limited partner and (ii) the respective partnership interests were adjusted. As a result of these transactions, RCVP assumed $1,304,000 of new debt of which 50% was payable to the Company. Under the adjusted partnership interests, RCC is entitled to receive 10% of the net available cash flows after debt service and other items, as defined, (which amount shall increase to 20% of cash above $35,000,000 (i.e., only on such incremental amount)), for a period of 15 years, such period being subject to one year extensions for each year in which a minimum payment of $50,000 is not made. This transaction was accounted for as an acquisition using the purchase method. Accordingly, the purchase price

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

11. ACQUISITIONS (CONTINUED)
was allocated to assets acquired based on their estimated fair values. This treatment resulted in no cost in excess of net assets acquired (goodwill) being recognized. The Rainbow Casino's results of operations have been included in the consolidated results of operations since the date of acquisition.

    The following summarized, unaudited pro forma results of operations for the fiscal year ended June 30, 1995, assume the complete acquisition of RCVP occurred on the date the casino permanently opened for business:

                                                                                            1995
                                                                                     -------------------
                                                                                       (IN THOUSANDS,
                                                                                      EXCEPT PER SHARE
                                                                                           AMOUNT)
Revenues...........................................................................      $   142,051
Net loss...........................................................................          (10,862)
Net loss per common share..........................................................            (0.96)

12. RECENT DEVELOPMENTS (UNAUDITED)
    On June 19, 1995, the Company publicly proposed a negotiated acquisition of Bally Gaming International, Inc. ("BGII") for $12.50 per share of BGII common stock. Prior to making this offer, the Company had acquired 500,000 shares of BGII stock on the open market and at June 30, 1995 held 1,000,000 shares (approximately 9.3% of BGII's total outstanding shares, based on BGII's most recent public filings) which it acquired at an average cost of approximately $10.41 per share. Under the proposed terms of the offer, approximately 60% of BGII shares not held by the Company would be acquired for cash with the remainder exchanged for shares of the Company's common stock. The offer was contingent upon satisfactory due diligence, regulatory and stockholder approval and reasonable financing. At the time the offer was made public, the Company requested expedited due diligence, subject to a confidentiality agreement. BGII had previously announced a planned merger with WMS Industries, Inc. ("WMS") which included an exclusive period for WMS to negotiate the terms of that proposed merger. WMS's exclusive negotiating period had expired several weeks before the Company's proposal was made without announcement or action on the part of BGII or WMS. On July 25, 1995, after being refused due diligence access and the announcement by BGII that a definitive agreement had been reached to merge with WMS, the Company announced its intent to make a tender offer for BGII. The tender offer was on largely the same terms as the originally proposed acquisition. On the same date, the Company announced it had filed litigation in Delaware Chancery Court requesting that the court require BGII to grant the Company due diligence access, enjoin BGII from proceeding with the WMS merger (including a provision therein requiring the sale of BGII's German operations) and declare the breakup fee provided for in the WMS merger to be invalid. The Company indicated that it would increase the price per share of BGII stock to $13.00 per share if the breakup fee was declared invalid. The tender offer was conditioned upon the Company being validly tendered a number of shares of BGII stock, which combined with its own holdings of such stock, would give the Company a majority of BGII's outstanding shares. The tender offer commenced on July 28, 1995. Subsequently, the Company announced its intention to proceed with a consent solicitation to elect a majority of independent directors to the BGII Board of Directors. On August 14, 1995, the Company, BGII and WMS jointly announced an agreement whereby the parties would hold in abeyance all activities related to pending litigation until September 1, 1995, refrain from commencing new litigation until that same date, BGII would schedule its annual shareholder meeting for consideration of the proposed WMS merger and the election of directors on October 30, 1995, and the Company would extend the expiration date of the tender offer until September 12, 1995 and refrain from soliciting proxies until September 1, 1995. On September 1, 1995, the Company disclosed that it had obtained firm financing commitments to fund the tender offer and that such commitments were not conditioned on due diligence of BGII. Accordingly, the Company extended the expiration date of its tender offer to September 29, 1995. BGII and WMS filed lawsuits against the Company alleging numerous public misrepresentations had been made by the Company with regards to the WMS-

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED JUNE 30, 1993, 1994 AND 1995

12. RECENT DEVELOPMENTS (UNAUDITED) (CONTINUED)
BGII agreement, the Company's tender offer and the level of cooperation of BGII's board of directors. Subsequent to filing its lawsuit against the Company, BGII adopted a poison pill provision designed to discourage the Company's acquisition efforts. In response to the poison pill adoption, the Company announced it had increased its tender offer to $13.00 per share of BGII common stock and increased to 5,400,000 the number of BGII common shares being sought in the tender offer.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1995         1995
                                                                                         ----------  ------------
                                                     ASSETS
Current assets:
  Cash, cash equivalents and securities available for sale.............................  $   37,414   $   29,468
  Receivables, net.....................................................................       3,316        3,110
  Inventories..........................................................................         714          672
  Prepaid expenses.....................................................................       4,148        2,984
  Other................................................................................         517          411
                                                                                         ----------  ------------
    Total current assets...............................................................      46,109       36,645
                                                                                         ----------  ------------
Property and equipment, net............................................................      50,352       50,870
Receivables, net.......................................................................       5,309        4,809
Excess of costs over net assets of an acquired business, net of accumulated
 amortization..........................................................................       3,842        3,733
Intangible assets, net of accumulated amortization.....................................      12,405       11,638
Investment in minority owned subsidiary................................................       1,585        1,585
Other..................................................................................       6,746        7,592
                                                                                         ----------  ------------
      Total assets.....................................................................  $  126,348   $  116,872
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt..................................  $   3,995  $   4,054
  Accounts payable......................................................      1,758      2,295
  Accrued expenses, including due to related parties....................      8,610     10,187
                                                                          ---------  ---------
    Total current liabilities...........................................     14,363     16,536

Long-term debt, less current maturities.................................     97,402     96,052
                                                                          ---------  ---------
Other liabilities.......................................................      3,955      4,082
                                                                          ---------  ---------
    Total liabilities...................................................    115,720    116,670
                                                                          ---------  ---------

Commitments and contingencies

Minority interest.......................................................        643        919
Stockholders' equity (deficiency):
    Common stock, $.10 par value; authorized 175,000,000 shares; issued
     and outstanding 11,654,150 and 12,987,483..........................      1,165      1,298
    Special stock, $.10 par value; authorized 10,000,000 shares; issued
     and outstanding 1,333,333 and 0....................................        133     --
    Paid-in capital.....................................................     32,134     32,134
    Unrealized loss on securities available for sale, net...............       (316)    (1,587)
    Accumulated deficit.................................................    (23,131)   (32,562)
                                                                          ---------  ---------
    Total stockholders' equity (deficiency).............................      9,985       (717)
                                                                          ---------  ---------
      Total liabilities and stockholders' equity (deficiency)...........  $ 126,348  $ 116,872
                                                                          ---------  ---------
                                                                          ---------  ---------

      See notes to unaudited condensed consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                1994       1995
                                                                                              ---------  ---------
Revenues:
  Gaming:
    Routes..................................................................................  $  52,511  $  52,621
    Casinos and taverns.....................................................................      7,861     21,679
  Food and beverage sales...................................................................      1,950      1,923
  Net equipment sales.......................................................................         16          6
                                                                                              ---------  ---------
                                                                                                 62,338     76,229
                                                                                              ---------  ---------
Costs and expenses:
  Cost of gaming:
    Routes..................................................................................     39,214     40,361
    Casinos and taverns.....................................................................      4,653      9,887
  Cost of food and beverage.................................................................      1,414      1,426
  Cost of equipment sales...................................................................          9          1
  Selling, general and administrative.......................................................      6,486      9,398
  Business development expenses.............................................................      3,508     10,737
  Corporate expenses........................................................................      4,302      3,037
  Depreciation and amortization.............................................................      4,613      4,906
                                                                                              ---------  ---------
                                                                                                 64,199     79,753
                                                                                              ---------  ---------
  Operating loss............................................................................     (1,861)    (3,524)
Other income (expense):
  Interest income...........................................................................      1,504        818
  Interest expense..........................................................................     (3,915)    (4,288)
  Minority share of income..................................................................       (169)      (276)
  Other, net................................................................................       (286)    (1,373)
                                                                                              ---------  ---------
Loss before income taxes....................................................................     (4,727)    (8,643)
Income tax expense..........................................................................       (290)      (788)
                                                                                              ---------  ---------
Net loss....................................................................................  $  (5,017) $  (9,431)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Loss per share of common stock..............................................................  $    (.45) $    (.79)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Weighted average common shares outstanding..................................................     11,101     11,879
                                                                                              ---------  ---------
                                                                                              ---------  ---------

      See notes to unaudited condensed consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                               1994        1995
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net loss................................................................................  $   (5,017) $   (9,431)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.........................................................       4,613       4,906
    Loss on sale of property and equipment................................................         560         240
    Write off of other assets.............................................................         361         201
    Provision for losses on receivables...................................................         261          20
    Amortization of debt discounts........................................................         179         118
    Equity in losses of affiliate.........................................................         405      --
    Deferred income tax provision.........................................................      --             655
  Net change in operating assets and liabilities:
  Decrease in:
    Inventories...........................................................................          28          12
    Prepaid expenses......................................................................       1,577       1,163
    Refundable income taxes...............................................................      --             312
    Other assets..........................................................................         615         143
  Increase (decrease) in:
    Accounts and slot contracts payable...................................................         101         537
    Accrued expenses......................................................................      (1,333)      1,577
    Minority interests....................................................................         168         276
    Other liabilities.....................................................................        (424)       (223)
                                                                                            ----------  ----------
      Net cash provided by operating activities...........................................  $    2,094  $      506
                                                                                            ----------  ----------
Cash flows from investing activities:
  Additions to property and equipment.....................................................      (2,905)     (5,004)
  Proceeds from sale of property and equipment............................................         265       2,218
  Additions to receivables................................................................     (12,303)     (6,296)
  Cash collections on receivables.........................................................       9,272       6,564
  Investment in subsidiary................................................................      (1,580)     --
  Proceeds from sale (purchase) of securities available for sale..........................        (133)      8,015
  Additions to intangible assets..........................................................        (162)       (420)
  Additions to other long-term assets.....................................................      (1,959)     (2,179)
                                                                                            ----------  ----------
    Net cash (used in) provided by investing activities...................................      (9,505)      2,898
                                                                                            ----------  ----------
Cash flows from financing activities:
  Reduction of long-term debt.............................................................      (1,594)     (2,091)
  Proceeds from long-term debt............................................................      --             682
  Issuance of stock.......................................................................         109      --
                                                                                            ----------  ----------
    Net cash (used in) financing activities...............................................      (1,485)     (1,409)
                                                                                            ----------  ----------
Cash and cash equivalents:
  Increase (decrease) for period..........................................................      (8,896)      1,995
  Balance, beginning of period............................................................      37,085      13,734
                                                                                            ----------  ----------
    Balance, end of period................................................................  $   28,189  $   15,729
                                                                                            ----------  ----------
                                                                                            ----------  ----------

      See notes to unaudited condensed consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995

1.  ADJUSTMENTS FOR FAIR PRESENTATION
    In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective periods presented. The results of operations for an interim period are not necessarily indicative of the results to be expected for a full year.

    Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying condensed consolidated financial statements be read in conjunction with the financial statements and notes in the Company's annual report on Form 10-K. All intercompany accounts and transactions have been eliminated in consolidation.

2.  RECLASSIFICATIONS
    Certain  reclassifications  have  been   made  to  prior  period   financial
statements to conform with current period presentations.

3.  RECEIVABLES
    The Company's gaming route operations from time to time involve making loans to location operators in order to participate in revenues over extended periods of time. These loans, generally made for buildouts, tenant improvements and initial operating expenses, are generally guaranteed on a full recourse basis by the location owner and are secured by the assets of the location. The majority of the loans are interest bearing and are expected to be repaid over a period of time not to exceed the life of the related revenue sharing agreement. The loans have varying payment terms requiring either weekly or monthly payments. Annual interest rates on the loans range from prime plus 1.5% to stated rates of 12% with various maturity dates ranging through 2007. The loans are expected to be repaid from the locations' cash flows or proceeds from the sale of the leaseholds.

    Receivables consist of the following:

                                                                            JUNE 30    DEC. 31
                                                                             1995       1995
                                                                           ---------  ---------
                                                                              (In thousands)
Notes receivable-location operators......................................  $   7,760  $   7,764
Other receivables........................................................        865        155
                                                                           ---------  ---------
                                                                               8,625      7,919
Less current amounts.....................................................      3,316      3,110
                                                                           ---------  ---------
Long-term receivables, excluding current amounts.........................  $   5,309  $   4,809
                                                                           ---------  ---------
                                                                           ---------  ---------

    Receivables are presented net of an allowance for doubtful accounts of approximately $1,659,000 and $1,435,000 as of June 30, 1995 and December 31, 1995, respectively. The allowance is allocated between current and long-term receivables on a pro rata basis related to notes receivable from location operators.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995

4.  DEBT

    Long-term debt at June 30, 1995 and December 31, 1995 consists of the following:

                                                                                   JUNE 30      DEC 31
                                                                                     1995        1995
                                                                                  ----------  ----------
                                                                                      (In thousands)
Convertible subordinated debentures due 2003, 7.5%..............................  $   85,000  $   85,000
Due to stockholder due 1998, 200 basis points over the London Inter Bank Offer
 Rate (current rate 7.97%), net of discount of $747,619 and $629,573............       3,309       2,797
Hospitality Franchise Systems due 2001, 7.5%....................................       9,065       8,476
National Gaming Mississippi due 2002, 10.0%.....................................         631       1,224
Other debt......................................................................       3,392       2,609
                                                                                  ----------  ----------
                                                                                     101,397     100,106
Less current maturities.........................................................       3,995       4,054
                                                                                  ----------  ----------
Long-term debt, less current maturities.........................................  $   97,402  $   96,052
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    Accrued interest of approximately $1,991,000 (June 30) and $1,973,000 (December 31) is included in accrued expenses in the unaudited condensed consolidated balance sheets. Amounts due to stockholder include amounts owed to affiliates of Alfred H. Wilms, the Company's largest stockholder and a member of the Board of Directors of the Company, relating to funding of the Company's majority-controlled subsidiary, Video Services, Inc.'s ("VSI") gaming device route operations.

5.  INCOME TAXES
    The Company accounts for income taxes in accordance with the provisions of Financial Accounting Standard No. 109 Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Due to losses and the lack of available carrybacks, the Company recognized no federal income tax expense or benefit for the six month period ended December 31, 1994 and 1995 other than the tax effects of changes in the unrealized gains (losses) on securities available for sale. At December 31, 1995, the Company had estimated net operating loss carryforwards for federal income tax purposes of approximately $35,000,000 which are available to offset future federal taxable income, if any, expiring 2007 through 2009. The deferred tax asset related to the net operating losses has been fully reserved.

6.  INTANGIBLE ASSETS
    Intangible Assets includes $4,272,000, net of $1,232,000 of accumulated amortization, for costs related to the commissions, discounts and other issuance costs of the Company's private placement of $85,000,000 aggregate principal amount of 7.5% Convertible Subordinated Debentures due 2003. Such costs are being amortized on a straight line basis over the term of the debentures.

7.  INVESTMENT IN MINORITY OWNED SUBSIDIARY
    The Company and Casino Magic Corporation, through wholly owned subsidiaries, are members in Kansas Gaming Partners, L.L.C. ("KGP") and Kansas Financial Partners, L.L.C. ("KFP"), both Kansas limited liability companies. Under an option agreement (the "option agreement") granted to KGP by

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995

7.  INVESTMENT IN MINORITY OWNED SUBSIDIARY (CONTINUED)
Camptown Greyhound Racing, Inc. ("Camptown") and The Racing Association of Kansas-Southeast ("TRAK Southeast"), KGP has been granted the exclusive right, which right expires on September 13, 2013, to operate gaming devices and/or casino-type gaming at Camptown's racing facility in Frontenac, Kansas if and when such gaming is permitted in Kansas. In December 1994, Camptown received a $3,205,000 loan from Boatmen's Bank which was guaranteed by KFP. The Company and Casino Magic Corporation each invested $1,580,000 in KFP which was used to purchase a certificate of deposit to collateralize its guaranty. Construction of Camptown's racing facility has been completed and the facility opened for business in May 1995. The racing facility was temporarily closed on November 5, 1995 due to poor financial results. Camptown filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 1996 and has stated an intention to reopen for business following bankruptcy reorganization. Boatmen's Bank demanded payment of the Camptown loan from KFP under the terms of the guaranty. KFP paid the loan and Boatmen's Bank returned KFP's certificate of deposit and KFP assumed Boatmen's Bank's position in the loan to Camptown which is secured by a second mortgage on Camptown's greyhound racing facility in Frontenac, Kansas. TRAK Southeast and Camptown continue to be bound by the Option Agreement. KFP intends to vigorously pursue all of its rights and remedies which may include, among other things, seeking authority from the bankruptcy court to commence a foreclosure action. In the case of a foreclosure action, KFP would be required to assume or pay the existing first mortgage of approximately $2,000,000 if KFP becomes the purchaser at any such sale. The Company intends to continue to monitor its investment in KFP. While the Company is encouraged by the positive movement in Kansas towards considering legislation that would legalize the operation of gaming devices at pari-mutuel track locations, there can be no assurance as to Camptown's ability to maintain its license at the location, or any successful completion or operation of any part of this project.

8.  CASH, CASH EQUIVALENTS AND SECURITIES AVAILABLE FOR SALE
    For balance sheet presentation the following account balances have been combined:

                             JUNE 30, 1995  DECEMBER 31, 1995
                             -------------  -----------------
                                      (IN THOUSANDS)
Cash and cash
 equivalents...............   $    13,734       $  15,729
Securities available for
 sale......................        23,680          13,739
                             -------------        -------
Total......................   $    37,414       $  29,468
                             -------------        -------
                             -------------        -------

    As of June 30, 1995, unrealized loss for securities available for sale was $316,000, net of the tax effect of $161,000. As of December 31, 1995, unrealized loss for securities available for sale was $1,587,000 net of the tax effect of $817,000. These amounts are included as components of stockholders' equity.

9.  INTANGIBLE ASSETS
    Intangible Assets includes $4,272,000 net of $1,232,000 of accumulated amortization, for costs related to the commissions, discounts and other issuance costs of the Company's private placement of $85,000,000 aggregate principal amount of 7.5% Convertible Subordinated Debentures due 2003. Such costs are being amortized on a straight line basis over the term of the debentures.

10. PROPOSED BGII MERGER TRANSACTION
    On October 18, 1995, the Company and Bally Gaming International, Inc. ("BGII") entered into a definitive merger agreement ("Merger") under which the outstanding shares of BGII common stock would each be exchanged for $13 in cash and shares of the Company's common stock.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995

10. PROPOSED BGII MERGER TRANSACTION (CONTINUED)
    On January 22, 1996, the parties reached an agreement to amend the terms of the Merger. Under the amended agreement, each share of BGII common stock outstanding (10,799,501 as of September 30, 1995 less the 1,000,000 shares already owned by the Company) will receive $7.83 per share in cash, $3.57 per share in the Company's Series B Special Stock which is a Pay-in-Kind (PIK) preferred stock, and $0.30 per share of the Company's common stock totaling $11.70 per share of BGII common stock. The PIK preferred stock has an eight-year maturity and has a dividend rate of 15% as follows: PIK at 15% for the first five years; 8% PIK and 7% cash for years six and seven; and 15% cash in the eighth year of the term. All shares of Series B Special Stock are mandatorily redeemable by the eighth anniversary of the date of initial issuance. If the Company fails to redeem such shares by that date, then the number of directors constituting the Company's Board will be increased by two and the holders of the shares of Series B Special Stock will have the right to elect no more than two directors total to the Company's Board. The holders of Series B Special Stock will have no other remedies upon such failure to redeem the outstanding shares of Series B Special Stock by such date. Other than as described herein, the holders of shares of Series B Special Stock have no other voting rights except as stated by law. The Company intends to seek to have the Series B Special Stock quoted on NASDAQ. The aggregate amount of cash is unchanged from the previous agreement.

    The transaction is subject to approval by shareholders, obtaining customary regulatory approvals, the securing of $150,000,000 in permanent financing by the Company including $15,000,000 through a registered public offering of the Series B Special Stock, and certain other conditions. The Merger is expected to occur in late April 1996.

11. LEGAL PROCEEDINGS
    In June 1995, Bally Entertainment Corporation ("BEC") asserted that a certain agreement between BEC and BGII (the "Noncompete Agreement") prohibits the use of the trade name "Bally" if it is merged with a company that is in the casino business within or without the United States and operates such business prior to January 8, 1996. BGII believes such claim is entirely without merit since the restriction referred to expires on January 8, 1996 and in any event does not relate to the use of the "Bally" trade name, which is covered by the License Agreement. The restriction in the Noncompete Agreement will not have any impact on the combined company after the Merger since the effective time of the Merger contemplates a closing of the Merger after the restriction in the Noncompete Agreement lapses. BEC has not reasserted this position since it was informed by BGII in July 1995 that the restriction lapses on January 8, 1996. Consequently, BGII believes BEC has determined not to contest with BGII's position.

    BEC has also asserted that its permission is required for use of the "Bally" trade name by any entity other than BGII and that a merger between BGII and another company would violate the terms of the License Agreement. BGII has denied these claims and believes that the surviving company in a merger will be permitted to use the "Bally" trade name in accordance with the terms of such License Agreement. BGII believes that no breach of such License Agreement is caused by the Merger and the use of the "Bally" trade name by the surviving corporation. In a letter dated November 9, 1995, BEC reasserted its position. On November 20, 1995 the Company, the Company's Merger Subsidiary, and BGII commenced an action against BEC in Federal District Court in Delaware seeking a declaratory judgment, among other things, that the surviving company in the Merger will be permitted to use the "Bally" trade name in accordance with the terms of the License Agreement, and seeking injunctive relief (the "Alliance Action"). On November 28, 1995, BEC commenced an action against BGII, Bally Gaming (a BGII subsidiary), the Company, and the Company's Merger Subsidiary in Federal District Court in New Jersey to enjoin the defendants from using the "Bally" trade name (the "BEC Action"). The BEC Action alleges that BGII's continued use of the trade name after the Merger will (1) constitute a prohibited assignment of BGII's rights to use the trade name and (2) exceed the scope of the license granted to BGII because BGII will be under control of the Company. Also on November 28, 1995, BEC filed a motion to dismiss, transfer to New Jersey, or stay the Alliance

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                  SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995

11. LEGAL PROCEEDINGS (CONTINUED)
Action pending resolution of the BEC Action. BGII, Bally Gaming, the Company, and the Company's Merger Subsidiary intend to vigorously defend their position in these actions. However, there can be no assurance that BEC will not be successful in its action to prohibit the surviving corporation in the Merger from using the "Bally" trade name. The loss of the "Bally" trade name may have a material adverse effect on the gaming machine operations of the surviving corporation in the Merger.

12. INITIAL SERIES SPECIAL STOCK
    In September 1993, Kirkland-Ft. Worth Investment Partners, L.P. ("Kirkland") invested $5,000,000 in the Company in exchange for 1,333,333 shares of the Company's Non-Voting Junior Convertible Special Stock, which are convertible on a share for share basis into shares of the Company's Common Stock, and warrants to purchase up to 2,750,000 shares of common stock subject to certain conditions. In December 1995, Kirkland elected to convert the entire 1,333,333 shares of Special Stock into shares of the Company's Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bally Gaming International, Inc.

    We have audited the accompanying consolidated balance sheets of Bally Gaming International, Inc. as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bally Gaming International, Inc. as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Las Vegas, Nevada
February 13, 1996

                        BALLY GAMING INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1995
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $    9,204  $    5,526
  Accounts and notes receivable, net of allowance for doubtful accounts of $12,282 and
   $16,281................................................................................      84,632      87,176
  Inventories, net:
    Raw materials and work-in-process.....................................................      21,082      16,066
    Finished goods........................................................................      28,377      35,525
                                                                                            ----------  ----------
                                                                                                49,459      51,591
  Other current assets....................................................................       5,074       3,983
                                                                                            ----------  ----------
      Total current assets................................................................     148,369     148,276
Long-term notes receivable, net of allowance for doubtful accounts
  of $8,198 and $7,869....................................................................       5,558       9,981
Property, plant and equipment, at cost:
  Land....................................................................................       1,357       1,357
  Buildings and leasehold improvements....................................................      19,262      19,871
  Machinery and equipment.................................................................      26,636      30,328
  Furniture, fixtures and equipment.......................................................       6,075       6,162
  Less accumulated depreciation...........................................................     (28,972)    (34,474)
                                                                                            ----------  ----------
    Property, plant and equipment, net....................................................      24,358      23,244
Intangible assets, less accumulated amortization of $12,609 and $13,720...................      11,410      10,814
Other assets..............................................................................       2,547       2,001
                                                                                            ----------  ----------
                                                                                            $  192,242  $  194,316
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $   19,272  $   18,556
  Accrued liabilities and other payables:
  Compensation and benefit related liabilities............................................       5,962       5,608
  Other...................................................................................      11,363      11,798
                                                                                            ----------  ----------
                                                                                                17,325      17,406
  Current maturities of long-term debt....................................................      16,000      14,957
                                                                                            ----------  ----------
      Total current liabilities...........................................................      52,597      50,919
10 3/8% Senior Secured Notes due 1998, net of unamortized discount
  of $458 and $344........................................................................      39,542      39,656
Other long-term debt, less current maturities.............................................      14,220      15,331

Commitments and contingencies

Stockholders' equity:
  Preferred stock; $.01 par value; 5,000,000 shares authorized, none issued...............      --          --
  Common stock; $.01 par value; 30,000,000 shares authorized, 10,749,501
   and 10,799,501 issued and outstanding..................................................         107         108
  Additional paid-in-capital..............................................................      67,758      68,345
  Retained earnings.......................................................................       5,235       1,842
  Cumulative translation adjustments......................................................      13,560      18,662
  Unearned compensation...................................................................        (777)       (547)
                                                                                            ----------  ----------
      Total stockholders' equity..........................................................      85,883      88,410
                                                                                            ----------  ----------
                                                                                            $  192,242  $  194,316
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1993        1994        1995
                                                                               ----------  ----------  ----------
                                                                                  (IN THOUSANDS,)EXCEPT PER SHARE
                                                                                                             DATA
Revenues:
  Sales......................................................................  $  164,571  $  231,318  $  244,471
  Other......................................................................       4,136       4,874       4,841
                                                                               ----------  ----------  ----------
                                                                                  168,707     236,192     249,312
                                                                               ----------  ----------  ----------

Costs and expenses:
  Cost of sales..............................................................     121,710     157,059     163,131
  Selling, general and administrative........................................      57,357      59,989      65,289
  Provision for doubtful receivables.........................................       8,176       5,763       6,712
  Unusual charges............................................................      --          --           5,816
                                                                               ----------  ----------  ----------
                                                                                  187,243     222,811     240,948
                                                                               ----------  ----------  ----------
Operating income (loss)......................................................     (18,536)     13,381       8,364
Interest expense.............................................................       4,424       6,768       6,853
                                                                               ----------  ----------  ----------
Income (loss) before income taxes and extraordinary gain.....................     (22,960)      6,613       1,511
Provision for income taxes...................................................       4,242       2,820       4,904
                                                                               ----------  ----------  ----------
Income (loss) before extraordinary gain......................................     (27,202)      3,793      (3,393)
Extraordinary gain on early extinguishment of debt...........................       3,759      --          --
                                                                               ----------  ----------  ----------
Net income (loss)............................................................  $  (23,443) $    3,793  $   (3,393)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net income (loss) per common share:
  Income (loss) before extraordinary gain....................................  $    (2.54) $     0.35  $    (0.31)
  Extraordinary gain on early extinguishment of debt.........................        0.35      --          --
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................  $    (2.19) $     0.35  $    (0.31)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of common shares and common stock equivalents
 outstanding.................................................................      10,685      10,727      10,776
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                             ADDITIONAL                 CUMULATIVE                         TOTAL
                                                  COMMON      PAID-IN-     RETAINED     TRANSLATION      UNEARNED      STOCKHOLDERS'
                                                   STOCK       CAPITAL     EARNINGS     ADJUSTMENTS    COMPENSATION       EQUITY
                                                -----------  -----------  -----------  -------------  ---------------  -------------
Balance at December 31, 1992..................   $     106    $  65,757    $  24,885     $  11,662       $  (1,133)      $ 101,277
  Net loss....................................      --           --          (23,443)       --              --             (23,443)
  Issuance of restricted Company common stock
    award.....................................           1        1,149           --            --          (1,150)             --
  Exercise of warrants........................          --           30           --            --              --              30
  Amortization of unearned compensation.......          --           --           --            --             951             951
  Foreign currency translation adjustment.....          --           --           --        (4,536)             --          (4,536)
  Issuance of stock warrants..................          --          600           --            --              --             600
                                                     -----   -----------  -----------  -------------       -------     -------------

Balance at December 31, 1993..................         107       67,536        1,442         7,126          (1,332)         74,879
  Net income..................................          --           --        3,793            --              --           3,793
  Amortization of unearned compensation.......          --           --           --            --             555             555
  Foreign currency translation adjustment.....          --           --           --         6,434              --           6,434
  Issuance of Company common stock under
    compensation agreement....................          --          222           --            --              --             222
                                                     -----   -----------  -----------  -------------       -------     -------------

Balance at December 31, 1994..................         107       67,758        5,235        13,560            (777)         85,883
                                                     -----   -----------  -----------  -------------       -------     -------------
  Net loss....................................          --           --       (3,393)           --              --          (3,393)
  Exercise of stock options...................           1          587           --            --              --             588
  Amortization of unearned compensation.......          --           --           --            --             230             230
  Foreign currency translation adjustment.....          --           --           --         5,102              --           5,102
                                                     -----   -----------  -----------  -------------       -------     -------------

Balance at December 31, 1995..................   $     108    $  68,345    $   1,842     $  18,662       $    (547)      $  88,410
                                                     -----   -----------  -----------  -------------       -------     -------------
                                                     -----   -----------  -----------  -------------       -------     -------------


                                                                                                                          COMMON
                                                                                                                           STOCK
SHARE AMOUNTS (IN THOUSANDS)                                                                                              ISSUED
- ----------------------------------------------                                                                         -------------
Balance at December 31, 1992..................                                                                              10,623
  Issuance of restricted Company common stock
    award.....................................                                                                                 100
  Exercise of warrants........................                                                                                   2
                                                                                                                       -------------

Balance at December 31, 1993..................                                                                              10,725
  Issuance of Company common stock under
    compensation agreement....................                                                                                  25
                                                                                                                       -------------

Balance at December 31, 1994..................                                                                              10,750
  Exercise of stock options...................                                                                                  50
                                                                                                                       -------------

Balance at December 31, 1995..................                                                                              10,800
                                                                                                                       -------------
                                                                                                                       -------------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
Cash flows from operating activities:
Net income (loss).............................................................  $  (23,443) $    3,793  $   (3,393)
  Adjustments to reconcile net income (loss) to cash provided by (used in)
   operating activities:
  Extraordinary gain on early extinguishment of debt..........................      (3,759)     --          --
  Depreciation and amortization...............................................       8,103       8,271       8,953
  Deferred income taxes.......................................................         163        (296)       (778)
  Provision for doubtful receivables..........................................       8,176       5,763       6,712
  Provision for writedown of building to be sold..............................      --          --             812
  Provision for inventory valuation...........................................       6,156       2,230       1,955
  (Gain) loss on disposals of property, plant and equipment...................          64         (83)         48
  Changes in operating assets and liabilities:
    Accounts and notes receivable.............................................     (17,648)    (15,823)    (10,304)
    Inventories...............................................................     (15,077)     (3,889)     (2,167)
    Other current assets......................................................      (1,534)       (713)      1,279
    Accounts payable and accrued liabilities..................................       9,717       2,730         578
  Other, net..................................................................        (466)       (759)        100
                                                                                ----------  ----------  ----------
    Cash provided by (used in) operating activities...........................     (29,548)      1,224       3,795
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
Net assets of distribution business acquired..................................      (8,382)     --          --
Purchases of property, plant and equipment....................................      (6,467)     (9,537)     (8,240)
Proceeds from disposals of property, plant and equipment......................       1,091       1,749       1,757
Other.........................................................................         351       1,397         250
                                                                                ----------  ----------  ----------
    Cash used in investing activities.........................................     (13,407)     (6,391)     (6,233)
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
Proceeds from issuance of Senior Secured Notes and Common Stock Warrants......      40,000      --          --
Net change in lines of credit.................................................      28,711      21,423         359
Repayments of long-term debt..................................................     (29,761)    (13,192)     (2,908)
Exercise of stock warrants and stock options..................................          30      --             588
                                                                                ----------  ----------  ----------
  Cash provided by financing activities.......................................      38,980       8,231      (1,961)
Effect of exchange rate changes on cash.......................................        (389)        704         721
                                                                                ----------  ----------  ----------
Increase (decrease) in cash and cash equivalents..............................      (4,364)      3,768      (3,678)
Cash and cash equivalents, beginning of year..................................       9,800       5,436       9,204
                                                                                ----------  ----------  ----------
Cash and cash equivalents, end of year........................................  $    5,436  $    9,204  $    5,526
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental cash flows information:
  Operating activities include cash payments for interest and income taxes as follows:
  Interest paid...............................................................  $    2,910  $    5,972  $    6,888
  Income taxes paid, net of refunds...........................................       6,454       4,020       1,801
Investing activities exclude the following non-cash activities:
  Exchange of income tax receivable for intangible assets and equipment.......       1,969      --          --
  Long-term note received from sale of assets.................................      --             517      --
Financing activities exclude the following non-cash activities:
  Issuance of restricted stock awards.........................................       1,150      --          --
  Issuance of Company common stock under compensation agreement...............      --             222      --
  Issuance of note payable for license agreement..............................      --           1,465      --

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    Bally Gaming International, Inc. (the "Company") was formed in August 1991 by Bally Entertainment Corporation ("BEC") to consolidate the gaming machine manufacturing and distribution operations of BEC. These operations are conducted in Germany under the name Bally Wulff ("Wulff") and in the United States under the name Bally Gaming ("Gaming") and Bally Systems ("Systems"). Wulff designs, manufactures (through the Company's wholly-owned subsidiary "Automaten") and distributes (through the Company's wholly-owned subsidiary "Vertriebs") wall-mounted, coin-operated, armless gaming devices similar to slot machines known as wall machines and also distributes recreational and amusement machines manufactured by third parties. Gaming designs, manufactures and distributes electronic slot machines and video gaming machines. Systems designs, assembles and sells computerized monitoring systems for slot and video gaming machines. In three transactions dated November 1991, July 1992 and September 1993, BEC divested substantially all its interests in the Company.

    Certain  reclassifications  have  been   made  to  prior  years'   financial
statements to conform with the 1995 presentation.

    Hereafter, references to the Company are to the consolidated operations of Wulff, Gaming and Systems including the predecessor operations.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  CASH EQUIVALENTS

    Cash  equivalents  consist  of  highly  liquid  investments  with   original
maturities of three months or less which are readily convertible into cash.

  INVENTORIES

    Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Cost elements included for work-in-process and finished goods include raw materials, freight, direct labor and manufacturing overhead.

  PROPERTY, PLANT AND EQUIPMENT

    Depreciation is provided by using the straight-line method over the estimated economic lives of the related assets and the terms of the applicable leases for leasehold improvements, which range from 3 to 30 years.

    Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income as appropriate.

  INTANGIBLE AND OTHER ASSETS

    Intangible assets include the cost in excess of net assets of acquired businesses, which are being amortized using the straight-line method over periods ranging up to 40 years from dates of acquisition.

    In July 1992, the Company reached an agreement for an exclusive license until December 31, 2005, subject to extension, of a patent relating to the use of credit cards in gaming machines, and acquired 1% of the stock of Scotch Twist, Inc., a private company which granted this license, in exchange for the issuance of 100,001 shares of the Company's Common Stock. The licensing agreement requires the Company to commit

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
$1.2 million in research and development costs related to the patent, plus any costs related to obtaining required regulatory approvals and licenses. As of December 31, 1995 approximately $1 million has been spent relative to this commitment.

    In July 1992 and again in March 1995, the Company and BEC amended a trademark license agreement ("License Agreement") pursuant to which the Company licensed the use of the name "Bally" for its use in the gaming machine business worldwide. Prior to 1995, the trademark licensing rights were being amortized using the straight-line method over a 20 year period. Pursuant to the terms of the March 1995 amendment, the Company reduced the remaining amortization period to five years effective March 31, 1995, resulting in an increase in amortization expense of approximately $315,000 for the year ended December 31, 1995.

    In January 1993, as part of an amendment to an intercorporate agreement between the Company and BEC, a long-term income tax receivable from BEC of $1,971,000 was exchanged for certain assets owned by BEC but managed by the Company, a reduction in the period from six years to three years of certain non-competition restrictions previously imposed on the Company by BEC and the settlement of certain other intercompany service arrangements with BEC. This transaction resulted in an increase to intangible assets of approximately $1,515,000 which is being amortized over a 6 year period.

    In June 1994, the Company acquired a paid up license for use of a patent on slot machines manufactured or sold during the life of the patent. The owner of the patent had recently filed an infringement action against various casinos in Atlantic City alleging infringement of a certain patent by these casino companies. As a result of the agreement, the casino operator defendants will be released from any claims relating to the past and future use of certain gaming machines manufactured by the Company. The Company agreed to pay $2 million over a 5 year period, without interest, for the paid up license. The asset is fully amortized as of December 31, 1995.

    The carrying value of intangible assets is periodically reviewed by management and impairment losses, if any, are recognized when the expected non-discounted future operating cash flows derived from such intangible assets is less than their carrying value. In 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") was issued which will be effective for the Company's year ended December 31, 1996. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Management believes that if SFAS No. 121 had been early adopted at December 31, 1995, it would not have had a material effect on the financial position, results of operations or cash flows of the Company.

  INCOME TAXES

    Taxes on income of Wulff are provided at the tax rates applicable to the tax jurisdictions in Germany, as Wulff files separate foreign income tax returns. German withholding taxes and related United States federal income taxes are provided on Wulff earnings.

  REVENUE RECOGNITION

    The Company sells products on normal credit terms (90 days or less), over longer term installments of up to 36 months or more or through payments from the net winnings of the machines until the purchase price is paid.

    Revenue from sales of gaming machines and recreational and amusement equipment is normally recognized at the time products are shipped and title has passed to the customer. Revenue from sales of software included in computerized management systems is recognized at the time the systems are accepted by the customer, which normally coincides with installation of the equipment. Revenue from sales of hardware included in computerized management systems is recognized at the time the product is shipped.

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FOREIGN CURRENCY TRANSLATION

    The functional currency of Wulff is the Deutsche Mark. Assets and liabilities of Wulff are translated at the rate of exchange at the end of the period, and the statements of operations are translated at the average rate of exchange for the period. Translation adjustments are reflected as a separate component of stockholder's equity. Gains and losses on foreign currency transactions are included in net income.

  RESEARCH AND DEVELOPMENT

    The Company expenses product research and development costs as incurred. Research and development costs for the years ended December 31, 1993, 1994 and 1995 were $7.8 million, $8.7 million and $9.2 million, respectively.

  STOCK-BASED EMPLOYEE COMPENSATION AWARDS

    The Company accounts for its stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock options and stock performance rights equals the market price on date of grant, no compensation expense is recognized.

    In 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123") was issued which will be effective for the Company's year ended December 31, 1996. SFAS No. 123 provides alternative accounting treatment to APB No. 25 with respect to stock-based compensation and requires certain additional disclosures, including disclosures if the Company elects not to adopt the accounting requirements of SFAS No. 123. At this point, the Company does not anticipate adopting the accounting requirements of SFAS No. 123 and therefore in future years would expect to provide the required additional disclosures in the footnotes to the consolidated financial statements.

  NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding totaling 10,685,054, 10,726,556 and 10,775,699 for the years ended December 31, 1993, 1994 and 1995.

    Common stock equivalents were  not included in  the computation of  earnings
(loss) per common share as their effect would have been antidilutive or immaterial.

MERGER AGREEMENT, TENDER OFFER AND RELATED LITIGATION

    On October 17, 1995, the Board of Directors of the Company approved an Agreement and Plan of Merger with Alliance Gaming Corporation ("Alliance") which was subsequently amended as of January 23, 1996 ("Merger Agreement"). Pursuant to the Merger Agreement, the Company will merge with a subsidiary of Alliance ("Alliance Merger Subsidiary") with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Alliance ("Alliance Merger"). The Merger Agreement provides that the Company's stockholders will have the right to receive, in exchange for each of their issued and outstanding shares of the Company's common stock (i) an amount of cash determined by dividing $76,700,000 by the number of shares of the Company's common stock outstanding immediately prior to the effective time of the Merger (other than shares which are held by the Company, Alliance or their respective subsidiaries) ("Converted Shares"),
(ii) a  fraction  of a  share  of common  stock,  $.10 par  value,  of  Alliance
("Alliance

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
Common Stock") having a value determined in accordance with the Merger Agreement of $.30 (the "Common Stock Consideration") and (iii) that number of shares (or fractions thereof) of 15% Non-Voting Junior Special Stock, Series B, $.10 par value, of Alliance (the "Series B Special Stock") having a value determined in accordance with the Merger Agreement equal to $11.40 less the cash consideration described in clause (i) above. The obligations of Alliance and the Company to consummate the Alliance Merger are subject to various conditions, including obtaining requisite stockholder and regulatory approvals and Alliance's obtaining $150 million in financing on commercially reasonable terms, at least two-thirds of which must be in the form of bank debt, other debt having a term of at least four years or equity. In conjunction with the Merger Agreement, Alliance terminated its unsolicited tender offer and consent solicitation and withdrew its litigation against the Company and the Company withdrew its litigation against Alliance.

BUSINESS SEGMENT

    The business of the Company is conducted in one industry segment: the design, manufacture and distribution of gaming machines, computerized monitoring systems and recreational and amusement equipment. All of Wulff's sales are to customers outside the United States while Gaming and Systems sell to domestic and foreign customers. See "Commitments and Contingencies."

    The Company has operations based in Germany and the United States. The table below presents information as to the Company's operations by geographic region.

                                                                YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1993        1994        1995
                                                           ----------  ----------  ----------
REVENUES:
  Germany................................................  $  112,601  $  111,068  $  130,655
  United States..........................................      60,533     131,228     129,140
  Eliminations...........................................      (4,427)     (6,104)    (10,483)
                                                           ----------  ----------  ----------
  Consolidated...........................................  $  168,707  $  236,192  $  249,312
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
OPERATING INCOME (LOSS):
  Germany................................................  $    9,702  $    9,232  $    5,581
  United States..........................................     (27,658)      4,184       2,982
  Eliminations...........................................        (580)        (35)       (199)
                                                           ----------  ----------  ----------
  Consolidated...........................................  $  (18,536) $   13,381  $    8,364
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
IDENTIFIABLE ASSETS:
  Germany................................................  $   81,899  $   97,537  $  100,207
  United States..........................................      90,613      99,478     100,643
  Eliminations...........................................      (1,682)     (4,773)     (6,534)
                                                           ----------  ----------  ----------
  Consolidated...........................................  $  170,830  $  192,242  $  194,316
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Wulff's customers are a diverse group of operators of arcades, hotels, restaurants and taverns, primarily in Germany. Gaming's and Systems' customers are primarily casinos and gaming machine distributors in the United States and abroad. Receivables of Wulff, Gaming and Systems are generally collateralized by the related equipment. See "Concentration of Credit Risk."

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

    Export  sales  (including  sales  to  Wulff)  from  Gaming's  and   Systems'
operations for the years ended December 31, 1993, 1994 and 1995 were as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1993       1994       1995
                                                               ---------  ---------  ---------
Europe.......................................................  $   8,651  $  10,889  $  12,890
Far East.....................................................        223        860        998
Latin America................................................      2,030      4,015      5,392
Canada.......................................................      1,589      3,254      6,185
Other........................................................     --            556      1,824
                                                               ---------  ---------  ---------
                                                               $  12,493  $  19,574  $  27,289
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

ACCOUNTS AND NOTES RECEIVABLE

    The Company grants certain customers extended payment terms under contracts of sale. These contracts are generally for terms of one to three years, with interest at prevailing rates, and are generally collateralized by the related equipment sold although the value of such equipment, if repossessed, may be less than the receivable balance outstanding. See "Concentration of Credit Risk."

    The following table represents, at December 31, 1995, scheduled collections of accounts and notes receivable (net of allowances for doubtful accounts) by year:

1996...............................................................  $  87,176
1997...............................................................      8,250
1998...............................................................      1,731
                                                                     ---------
                                                                     $  97,157
                                                                     ---------
                                                                     ---------

LONG-TERM DEBT AND LINES OF CREDIT

    Long-term debt and lines of credit consist of the following at December 31, 1994 and 1995:

                                                                           1994        1995
                                                                        ----------  ----------
10 3/8% Senior Secured Notes due 1998, net of unamortized discount of
 $458 and $344........................................................  $   39,542  $   39,656
OTHER LONG-TERM DEBT:
Wulff revolving lines of credit.......................................      15,853      15,905
Bally Gaming, Inc. revolving line of credit...........................       7,768       9,400
Notes payable, 5% to 12%..............................................       6,599       4,983
Less current maturities...............................................     (16,000)    (14,957)
                                                                        ----------  ----------
                                                                        $   14,220  $   15,331
                                                                        ----------  ----------
                                                                        ----------  ----------

    In July 1993, the Company completed a private placement of $40 million principal amount of 10 3/8% Senior Secured Notes due July 1998 and Common Stock Purchase Warrants to purchase 1.2 million shares of Common Stock exercisable at $12.50 per share after the Common Stock has traded at an average of $20 per share for a twenty consecutive trading day period and under certain other circumstances. The warrants became exercisable during November 1993. The Company allocated $600,000 of the $40 million gross proceeds to the warrants and accordingly recorded the Senior Secured Notes at $39.4 million with unamortized discount of $600,000 (the effective yield of the Senior Secured Notes is 10.77%). The Company used $21.6 million of the gross proceeds of $40 million from the sale of the notes and warrants to redeem all of its outstanding 6% Senior Convertible Debentures due 2002. The Company realized an extraordinary gain of approximately $3.8 million from the redemption of the Convertible Debentures in 1993. The gain represents the difference between the carrying amount  of  the  debt  retired  and  related  deferred  financing  costs  ($25.4

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
million) and the redemption price of $21.6 million. The Senior Secured Notes are collateralized by a pledge of the outstanding capital stock of Automaten and Vertriebs and a guarantee by Bally Gaming, Inc. The Notes are subject to redemption, at the option of the Company, at a redemption price equal to 103% and 101.5% of the principal amount of the Notes if redeemed during the twelve month period beginning on the anniversary of the issue date in the years 1996 and 1997, respectively.

    During March 1993, Vertriebs obtained two bank lines of credit for the purpose of financing the acquisition of assets acquired from an independent distributor. The agreements provide for borrowings of DM2,250,000 and
DM16,000,000  (approximately $1,600,000  and $11,200,000) at  December 31, 1995,
respectively. Availability of the DM2,250,000 line of credit is reduced by DM250,000 per quarter and expires on March 31, 1998. Borrowings under this line of credit bear interest at 6.95%. The working capital revolving credit line of DM16,000,000 bears interest at a rate tied to an international borrowing rate plus 1% (5.3% at December 31, 1995) and is due on demand. These lines are collateralized by a pledge of the assets acquired. Approximately $12,751,000 was outstanding under these lines at December 31, 1995. In May 1993, Vertriebs obtained a DM16,300,000 (approximately $11,400,000 at December 31, 1995) revolving line of credit for general working capital purposes. This agreement bears interest at a rate tied to an international borrowing rate plus 1% (4.8% at December 31, 1995) and is due on demand. This line is collateralized by the receivables of Vertriebs. Approximately $3,144,000 was outstanding under this line at December 31, 1995. Vertriebs and Automaten are jointly and severally liable under these lines of credit.

    In March 1993, Bally Gaming, Inc. obtained a bank revolving line of credit which, as amended, provides for borrowings tied to a percentage of Bally Gaming, Inc.'s eligible (as defined in the credit agreement) inventory and accounts receivable with a maximum borrowing capacity of $15,000,000. Borrowings under this agreement, which expires March 31, 1997, bear interest at one and one-half percent above the bank's prime rate (10% at December 31, 1995). The Company must pay an annual facility fee of one-half of one percent of the maximum borrowing capacity and a monthly unused line fee of one-quarter of one percent of the difference between the maximum borrowing capacity and the average daily outstanding balance during any month. This line of credit is collateralized by property, plant and equipment and the eligible inventory and accounts receivable. The agreement and subsequent amendments also contain certain financial and other restrictive covenants, including the maintenance by Bally Gaming, Inc. of specified levels of minimum net working capital, working capital ratio, tangible net worth, net worth ratio, and minimum net income after taxes, all as defined in the credit agreement. Eligible borrowing capacity under this agreement at December 31, 1995 was approximately $15,000,000. Approximately $9,400,000 was outstanding at December 31, 1995.

    Aggregate annual maturities of long-term debt for the five years after December 31, 1995 are $14.9 million, $11.5 million, $43.6 million, $.3 million and none.

STOCK PLANS, AWARDS AND RIGHTS

  1991 INCENTIVE PLAN

    On November 6, 1991, the Company adopted the 1991 Incentive Plan of Bally Gaming International, Inc. (the "Plan") for directors (employee directors that are not members of the Compensation and Stock Option Committee of the Board of Directors), officers, key employees and consultants (collectively "Participants"). The Plan provides for the grant of stock options, stock appreciation rights ("SARs") and restricted stock (collectively "Awards"). The aggregate number of shares of common stock which may be delivered under the Plan and the 1991 Non-Employee Directors' Option Plan described below may not exceed 1,250,000 shares. No awards may be granted after November 6, 2001.

    The Plan provides for granting incentive as well as nonqualified stock options. Unless the Compensation and Stock Option Committee of the Board of Directors, in its discretion, determines otherwise,

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
nonqualified stock options will be granted with an option price equal to the fair market value of the shares of common stock at the date of grant. Incentive stock options must be granted at not less than the fair market value of the shares of common stock at the date of grant.

    SARs are rights granted to Participants to receive shares of common stock and/or cash in an amount equal to the excess of (i) the fair market value of the shares of common stock on the date the SARs are exercised over (ii) the fair market value of the shares of common stock on the date the SARs were granted or, at the discretion of the Compensation and Stock Option Committee of the Board of Directors, the date the option was granted, if granted in tandem with an option granted on a different date.

    Restricted stock awards are rights granted to an employee to receive shares of common stock without payment but subject to forfeiture and other restrictions as set forth in the Plan. Generally, the restricted stock awarded, and the right to vote such stock or to receive dividends thereon, may not be sold, exchanged or otherwise disposed of during the restricted period. The Compensation and Stock Option Committee of the Board of Directors, in its discretion, will determine the restrictions and the forfeiture provisions applicable to restricted stock awards. The Plan provides that, at the discretion of the Compensation and Stock Option Committee of the Board of Directors, the Company may pay cash to Participants to insure that the Participant will receive the common stock net of all taxes imposed on such Participant related to the receipt of common stock and cash payments under the Plan. During 1991, restricted stock awards for 72,500 shares of common stock were granted under the Plan to key employees effective January 1, 1992. These awards are fully vested at December 31, 1995. In 1993, 100,000 shares of restricted common stock were granted to an officer of the Company. This award vests ratably over a five-year period. As of December 31, 1995, 40,000 shares of this award were vested.

    The Plan is administered by the Compensation and Stock Option Committee which will determine the participants to whom awards will be granted, the provisions applicable to each award and the time periods during which the awards may be exercised. Each option and SAR granted under the Plan may be exercisable for a term of not more than ten years after the date of grant. Incentive stock options and SARs granted in tandem with incentive stock options may only be exercised when the fair market value of common stock is greater than the option price. Certain other restrictions apply in connection with the timing of exercise. In the event of a change of control (as defined in the Plan), the date on which all SARs and options outstanding under the Plan may first be exercised is accelerated, and restrictions on restricted stock awards lapse. Generally, all SARs and options terminate 90 days after a change of control.

  1991 NON-EMPLOYEE DIRECTORS' OPTION PLAN

    The 1991 Non-Employee Directors' Option Plan of the Company (the "Directors' Plan") was also adopted in November 1991. The Directors' Plan provides for the granting of stock options at the Company's initial public offering price to persons who, on the consummation of the Company's initial public offering, were members of the Board of Directors and who are not employees of the Company or its subsidiaries ("Non-Employee Directors"), and thereafter, options are granted at fair market value to persons who become members of the Board of Directors after the Company's initial public offering and who are not employees of the Company or its subsidiaries at the time they become members of the Board of Directors. Each of the Non-Employee Directors received, or will receive, an option, for ten years, to purchase 25,000 shares of common stock that vests over three years. Administration, the term of the Directors' Plan and change of control features for the Directors' Plan are consistent with the above described Plan.

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

    At December 31, 1995, 35,000 shares were reserved for future grant under the Plan and the Directors' Plan. A summary of shares granted, canceled and exercisable (excluding restricted stock grants of 172,500) are as follows:

                                                                NUMBER OF     OPTION PRICE
                                                                  SHARES        PER SHARE
                                                                ----------  -----------------
Outstanding at December 31, 1992..............................     845,000    $11.75 - $14.50
  Granted.....................................................     188,000    $12.38 - $12.75
  Canceled....................................................      (9,000)            $14.50
                                                                ----------
Outstanding at December 31, 1993..............................   1,024,000    $11.75 - $14.50
  Granted.....................................................      58,000    $ 8.06 - $12.88
  Canceled....................................................     (53,000)   $12.00 - $14.50
                                                                ----------
Outstanding at December 31, 1994..............................   1,029,000    $ 8.06 - $14.50
  Granted.....................................................      30,000              $7.88
  Canceled....................................................     (16,500)   $12.00 - $14.50
  Exercised...................................................     (50,000)            $11.75
                                                                ----------
Outstanding at December 31, 1995..............................     992,500    $ 7.88 - $14.50
                                                                ----------  -----------------
                                                                ----------  -----------------
Exercisable at December 31, 1995..............................     871,320    $ 8.06 - $14.50
                                                                ----------  -----------------
                                                                ----------  -----------------

  1992 RESTRICTED STOCK PERFORMANCE PLAN

    On  November 3,  1992, the  Company's Board  of Directors  adopted the Bally
Gaming International, Inc. 1992 Restricted Stock Performance Plan (the "Performance Plan"). The purpose of the Performance Plan is to benefit the Company through increased incentive on the part of key employees, officers, directors and consultants of the Company and its subsidiaries by permitting the Company to make awards of Restricted Stock and/or Performance Units comprised of stock and cash to such persons based upon specific performance objectives. Up to 600,000 shares of the Company's common stock have been reserved under this plan. In February 1993, 200,000 Performance Units were granted in connection with an employment agreement entered into by the Company with its Chairman of the Board and Chief Executive Officer. In May 1993, 200,000 Performance Units were granted in connection with an employment agreement entered into by the Company and Bally Gaming, Inc. with its new President. In December 1993, an additional 120,000 Performance Units were granted to other members of senior management of the Company, of which 40,000 units were canceled during the year ended December 31, 1994.

    Under the terms of the award agreements as amended June 8, 1994, the Performance Units will vest if either (i) the cumulative annual growth rate for any three consecutive years during the Performance Period (as defined in the Performance Plan) is at least 35% (the "EPS Growth Target") or (ii) the fair market value of the Common Stock (as determined based on the market price of the Common Stock) equals or exceeds $40 per share for at least twenty of thirty consecutive trading days (the "Market Price Target") or (iii) under certain circumstances following a change in control or (iv) the Company enters into a business combination or (v) the Company obtains a capital infusion of at least $30,000,000 provided however if (i) the Company's earnings per share growth in any consecutive three years during the Performance Period (as defined in the Performance Plan) is at least 85% of the EPS Growth Target, at least 70% of the Performance Units will vest, or (ii) the Company's stock price at any time in the Performance Period (as defined in the Performance Plan) is at least 85% of the Market Price Target, at least 70% of the Performance Units will vest. Each Performance Unit is equal in value to one share of the Company's Common Stock, plus an additional amount in cash equal to fifty percent (50%) of the value of one share of Common Stock, based on the fair market value of the Common Stock at the date the award vests. Payments are to be made in common stock and/or cash as determined by the Compensation Committee. No accruals have been recorded in the Company's financial statements as of December 31, 1995 as such performance objectives have not yet begun to be met.

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

  1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    The 1994 Stock Option Plan for Non-Employee Directors (the "1994 Directors' Plan") was adopted in April 1994 and provides for the granting of stock options of the Company's Common Stock exercisable at fair market value to Non-Employee Directors. Each of the Non-Employee Directors received an option, for ten years, to purchase 25,000 shares of Common Stock that vests over three years. The option price was $12.875. The 1994 Directors' Plan has change in control features similar to those contained in the 1991 Directors' Plan. 250,000 shares of the Company's Common Stock were reserved for future issuance under the 1994 Directors' Plan. At December 31, 1995, 125,000 shares had been granted of which 33,333 shares were exercisable, 25,000 had been canceled and none had previously been exercised.

  STOCK PERFORMANCE RIGHTS ("SPRS")

    Stock Performance Rights ("SPRs") are rights granted to individuals to receive cash in an amount equal to the excess of (i) the fair market value of the shares of common stock on the date the SPRs are exercised over (ii) the fair market value of the shares of common stock on the date the SPRs were granted.

    In 1993, 100,000 SPRs were granted to an officer of the Company at a fair market value on date of grant of $11.625 in connection with the signing of a five-year employment agreement. These SPRs vest ratably over the term of the employment agreement and become exercisable at the end of each vesting period. As of December 31, 1995, 40,000 of the SPRs were exercisable, and none had been previously exercised.

  WARRANTS

    The Company issued warrants to the underwriters of the initial public offering of the Company's common stock to purchase an aggregate of 300,000 shares of its common stock. The warrants are exercisable during a four-year period ending November 11, 1996 at an exercise price of $15 per share. For the year ended December 31, 1993, 2,000 warrants were exercised and no other warrants have since been exercised.

    In 1993, the Company issued warrants to purchase 1.2 million shares of its common stock at $12.50 per share in connection with the private placement of the Senior Secured Notes. These warrants are currently exercisable and expire on July 29, 1998. At December 31, 1995 none of these warrants were exercised. See "Long-term Debt and Lines of Credit."

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    At December 31, 1995 shares of the Company's Common Stock were reserved for future issuance as follows:

Warrants related to the 10 3/8% Senior Secured Notes.............  1,200,000
1991 Incentive Plan and Directors' Plan..........................  1,200,000
1992 Restricted Stock Performance Plan...........................    600,000
1994 Stock Option Plan for Non-Employee Directors................    250,000
Warrants to underwriters.........................................    298,000
                                                                   ---------
                                                                   3,548,000
                                                                   ---------
                                                                   ---------

OTHER REVENUES

    Other revenues for the years ended December 31, 1993, 1994 and 1995 were as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
Interest.........................................................  $   3,795  $   3,538  $   3,615
Currency transaction gain (loss).................................       (245)       (30)       (53)
Other............................................................        586      1,366      1,279
                                                                   ---------  ---------  ---------
                                                                   $   4,136  $   4,874  $   4,841
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

UNUSUAL CHARGES

    During the year ended December 31, 1995, the Company incurred approximately $4.0 million in legal, accounting, investment banking, public and investor relations and printing costs in connection with a merger agreement with WMS Industries, Inc., which has been terminated, Alliance's tender offer and consent solicitation and the pending Alliance Merger. All of these costs have been expensed as incurred. Such costs will continue to be incurred in 1996.

    During the fourth quarter of 1995, Vertriebs recorded a non-recurring charge of $.8 million to writedown to net realizable value a building to be sold. The provision was based on a strategic decision to sell the building as Wulff's other distribution offices adequately covered the geographic region that would have been served by this facility.

    During 1995, Wulff increased the amount of value added tax reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. While no written claim or assessment has been issued, the German tax authorities have orally proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million. The Company has accrued the liability as, based on current developments, the Company's estimate of the ultimate outcome and its experience in contesting these matters, it is probable that a liability has been incurred and a range of costs can be reasonably estimated. As the scope of the liability is better determined, there could be changes in the estimate of the ultimate liability. Management believes that the preliminary proposed adjustments are without merit and the ultimate results of the audit will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

INCOME TAXES

    Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax assets and liabilities for temporary differences and net operating loss ("NOL") and tax credit carryforwards. Under SFAS No. 109, deferred income taxes are established based on enacted tax rates expected to be in effect when temporary differences are scheduled to reverse and NOL and tax credit carryforwards are expected to be utilized. The cumulative effect of the adoption of SFAS No. 109 had an immaterial effect on net income for the year ended December 31, 1993.

    The provision (credit) for foreign and domestic income taxes for the years ended December 31, 1993, 1994 and 1995 was as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
FEDERAL:
  Current........................................................  $     476  $     220  $     260
  Deferred.......................................................     --         --         --
                                                                   ---------  ---------  ---------
                                                                         476        220        260
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
FOREIGN:
  Current........................................................      3,603      2,896      4,586
  Deferred.......................................................        163       (296)        58
                                                                   ---------  ---------  ---------
                                                                       3,766      2,600      4,644
                                                                   ---------  ---------  ---------
Total provisions for income taxes................................  $   4,242  $   2,820  $   4,904
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

    The major components of the net deferred tax asset as of December 31, 1994, and 1995 were as follows:

                                                                          AS OF DECEMBER 31,
                                                                        ----------------------
                                                                           1994        1995
                                                                        ----------  ----------
Property, plant and equipment.........................................  $    1,075  $    1,193
Other.................................................................         131      --
                                                                        ----------  ----------
    Total deferred tax liabilities....................................       1,206       1,193
                                                                        ----------  ----------
Bad debt reserves.....................................................       4,933       5,876
Inventory reserves....................................................       5,527       4,736
Wulff corporate reorganization........................................         235         366
Net operating loss carryforwards......................................      --             391
Foreign tax credit carryforwards......................................       8,382      12,955
AMT tax credit carryforwards..........................................         384         570
Intangibles...........................................................       2,432         909
Accrued liabilities...................................................       1,201         562
Deferred compensation.................................................         696         476
Other.................................................................          31         500
                                                                        ----------  ----------
    Total deferred tax assets.........................................      23,821      27,341
                                                                        ----------  ----------
Valuation allowance...................................................     (21,460)    (24,667)
                                                                        ----------  ----------
    Net deferred tax assets...........................................  $    1,155  $    1,481
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1994 and 1995, net deferred tax assets resulted from German net operating loss carryforwards and, inventory and intangible assets book/tax basis differences. At December 31, 1995 the Company has foreign tax credit carryforwards of approximately $13.0 million and alternative minimum tax ("AMT") credit carryforwards of approximately $.6 million. Foreign tax credits are available to offset future taxes due in the U.S. on future foreign taxable income and expire between 1997 and 2001 unless utilized prior to such time. AMT credits are available to be carried forward indefinitely and may be utilized against regular U.S. corporate income tax to the extent it does not exceed tax computed under AMT calculations.

    The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1993       1994       1995
                                                                  ---------  ---------  ---------
Taxes at federal statutory rate.................................  $  (7,806) $   2,248  $     529
Losses with no current tax benefit..............................     11,528     --         --
Federal alternative minimum tax.................................        143        200        200
Foreign earnings at other than U.S. statutory rate..............        238         (2)     3,529
Foreign withholding on dividends................................        333        353        450
Other...........................................................         34         21        196
Impact of SFAS 109 adoption.....................................       (228)    --         --
                                                                  ---------  ---------  ---------
                                                                  $   4,242  $   2,820  $   4,904
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

RELATED PARTY TRANSACTIONS

    In connection with the Company's initial public offering, BEC granted restricted stock awards for shares of the Company's common stock owned by BEC to certain senior executives of the Company. These restricted stock awards represent compensation from the Company equal to the fair market value of the

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
shares on the date of the awards and are recorded as unearned compensation and a
capital   contribution  in  the   accompanying  financial  statements.  Unearned
compensation is charged to operations over the vesting periods of the awards.

    In connection with the Company's initial public offering, the Company and BEC entered into an intercorporate agreement which was amended in July 1992, and again in January 1993, which provided, among other things, that BEC would perform certain accounting, tax, treasury, legal, data processing, employee benefits and other services which the Company reasonably requests, and that the Company would reimburse BEC for the reasonable cost of all services rendered, including salaries and expenses of BEC's employees while they are rendering such services. Charges by BEC to the Company under the intercorporate agreement for the years ended December 31, 1993, 1994 and 1995 were $295,000, $90,000 and none, respectively.

    The Company participated in BEC's insurance program for general liability and directors' and officers' liability coverage through June 1993. Under these programs, insurance expenses were charged to the Company based on claims experience and for reimbursements of premium payments made by BEC. Insurance expense charged to the Company was $281,000, none, and none for the years ended December 31, 1993, 1994 and 1995, respectively.

    The Company had a long-term income tax receivable from BEC totaling $1,971,000 at December 31, 1992. As part of an amendment to the intercorporate agreement between the Company and BEC, which was entered into in January 1993, the income tax receivable of $1,971,000 was exchanged for certain assets previously owned by BEC but managed by the Company, a reduction in the period from six years to three years of certain non-competition restrictions previously imposed on the Company by BEC and settlement of certain other intercompany service arrangements with BEC. This transaction resulted in an increase to intangible assets of approximately $1,515,000 which is being amortized over a six-year period.

    Waters, McPherson, McNeill, P.C., a law firm of which Mr. McPherson, a director of the Company, is Senior Lawyer and Chairman, provides legal services to the Company, primarily relating to litigation involving the Company's former distributor in Louisiana. As of December 31, 1994 and 1995, the Company was indebted to the firm for approximately $200,000 and $480,000, respectively, for legal services rendered. During the years ended December 31, 1993, 1994 and 1995, Waters, McPherson, McNeill, P.C. billed the Company approximately $1.0 million, $1.3 million and $1.5 million, respectively, for legal services provided to the Company.

EMPLOYEE BENEFIT PLANS

    Until February 28, 1994 the Company participated in BEC's defined contribution plans which covered certain full-time employees and which were considered part of the Company's overall retirement program. Effective March 1, 1994, the Company ceased its participation in BEC's defined contribution plans and formed its own plan. This program consists of a savings plan to which employees may contribute a percentage of their compensation. Employee contributions to the savings plan, up to certain limits, may be matched by the Company. The Company's contribution accrued for the savings plan for the years ended December 31, 1993, 1994 and 1995 was approximately $91,000, $120,000 and $140,000, respectively.

COMMITMENTS AND CONTINGENCIES

    The Company is obligated under several patent agreements to pay royalties ranging from approximately $50 to $200 per game depending on the components in the gaming machines. Additionally, based on an amendment to the trademark licensing agreement between the Company and BEC dated March 31, 1995, the Company is obligated to pay a royalty on new machines sold of $25 to $30 per machine beginning on March 31, 1995 with a minimum annual royalty payment of $500,000 for the initial five-year term of the amended agreement, which is subject to annual renewals thereafter. Royalty expense for the years ended December 31, 1993, 1994 and 1995 was $1.1 million, $2.9 million and $3.0 million, respectively.

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

    The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum lease payments at December 31, 1995 under operating leases that have initial or remaining lease terms in excess of one year are as follows:

1996...............................................................  $   3,136
1997...............................................................      2,753
1998...............................................................      1,754
1999...............................................................      1,361
2000...............................................................      1,121
Thereafter.........................................................      1,844
                                                                     ---------
                                                                     $  11,969
                                                                     ---------
                                                                     ---------

    Rent expense for the years ended December 31, 1993, 1994 and 1995 was $2.6 million, $2.7 million and
$3.6 million, respectively.

    The Company has entered into employment contracts with several of its executives. These contracts are for periods ranging from one to five years and require certain minimum annual payments. Future minimum annual payments under these contracts are as follows:

1996................................................................  $   3,573
1997................................................................      2,299
1998................................................................      1,700
                                                                      ---------
                                                                      $   7,572
                                                                      ---------
                                                                      ---------

    In conjunction with sales by Gaming, with recourse to Gaming and/or the Company, of certain trade receivables to third parties, Gaming and/or the Company have guaranteed amounts due from various customers of approximately $18.2 million at December 31, 1995. A charge was recognized as a result of these sales of receivables which aggregated approximately $.5 million, $1.0 million and $.1 million during 1993, 1994 and 1995, respectively. It is possible that one or more of Gaming's customers whose obligation has been guaranteed by Gaming may be unable to make payments as such become due. In this case Gaming may become responsible for repayment of at least a portion of such amounts over the term of the receivables. At December 31, 1995, amounts due from one customer under three contracts totaling $3.5 million were past due and these amounts and subsequent installments have not been paid. In general, under the terms of these contracts, the Company may be responsible for monthly payments of the outstanding obligations. The third party holder of these contracts has not yet asserted demands under these contracts although such demands may be imminent. The Company intends to pursue a restructuring of the contracts although no assurance can be given that such a restructuring would be successfully negotiated. The outcome of this issue is not anticipated to have a material effect on the financial position, results of operations or cash flows of the Company. A provision for doubtful accounts of approximately $3.5 million and $6.3 million on all receivables with recourse is included in the Company's allowance for doubtful accounts at December 31, 1994 and 1995, respectively.

    On or about June 19, 1995, three purported class actions were filed in the Chancery Court of Delaware by Company's stockholders against the Company and its directors (the "Fiorella, Cignetti and Neuman Actions"). The Fiorella and Neuman Actions, in identical complaints alleged that the Company's directors had breached their fiduciary duties of good faith, fair dealing, loyalty and candor by approving the Merger Agreement with WMS ("WMS Merger") instead of the unsolicited tender offer transaction proposed by Alliance ("Alliance Proposal"), by not properly exposing the Company for sale, and by failing to take all reasonable steps to maximize stockholder value. These actions sought injunctions to prevent the Company from proceeding with, consummating or closing the WMS Merger, and to rescind it should it be consummated, as well as compensatory damages. The Cignetti Action made similar allegations, and also alleged that

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
the Company had in place a shareholders' right plan, commonly know as a "poison pill." The Cignetti Action sought an injunction requiring the Company to negotiate with all bona fide parties or other potential acquirees or to conduct an unencumbered market check in a manner designed to maximize shareholder value, and preventing the Company from implementing any unlawful barriers to the acquisition of the Company by any third party or taking other actions that would lessen its attractiveness as an acquisition candidate. The Cignetti Action also specifically requested an injunction barring triggering of the Company's alleged "poison pill" until full consideration was given to the Alliance Proposal (subsequently superseded by the execution of the Merger Agreement with Alliance), and sought compensatory damages.

    Also on or about June 19, 1995, a purported class action was filed in the Delaware Court of Chancery by a Company stockholder against the Company and its directors and Alliance (the "Strougo Action"). The Strougo Action alleged that the Alliance Proposal (subsequently superseded by the execution of the Alliance Merger Agreement) to acquire the Company stock was at a grossly unfair and inadequate price; that the Company's directors had breached their fiduciary duties by failing seriously to consider potential purchasers for the Company other than Alliance; and that the transaction proposed by Alliance was wrongful, unfair and harmful to the Company's public stockholders. The Strougo Action sought a declaration that defendants had breached their fiduciary duties; an injunction preventing the consummation of the Alliance transaction or requiring its rescission; an order requiring defendants to permit a stockholders' committee to participate in any process undertaken in connection with the sale of the Company; and compensatory damages.

    On or about July 6, 1995, the plaintiffs in the Fiorella, Cignetti, Neuman Actions and the Strougo Action (collectively, the "Stockholder Plaintiffs") filed with the Court a motion to consolidate the four actions.

    On or about July 27, 1995, certain of the Stockholder Plaintiffs filed an amended complaint (the "Amended Fiorella Action") that adopted certain allegations concerning self-dealing by the Company's directors in connection with the WMS Merger; added a claim relating to the Company's alleged failure to hold an annual meeting as required and added WMS as defendant. The Amended Fiorella Action also alleged that the Company intended, in violation of Delaware law, to sell Wulff without first seeking stockholder approval of the sale. The action sought an order enjoining defendants from proceeding with, consummating or closing the WMS Merger, or rescinding it if it closed; preventing the sale of Wulff without prior stockholder approval; declaring invalid the Company's agreement to pay WMS a fee if the WMS Merger is terminated by the Company in certain circumstances; compelling an auction of the Company and the provision of due diligence to Alliance; scheduling an immediate meeting of the Company stockholders; and awarding compensatory damages. The Company believes these lawsuits to be without merit and intends to vigorously defend these actions.

    On October 23, 1995, WMS instituted a suit in New York State Court against the Company for the Company's failure to pay $4.8 million upon termination of the WMS Merger. The Company believes this lawsuit to be without merit and intends to vigorously defend this action. On November 22, 1995, the Company answered the complaint and brought counterclaims against WMS alleging that WMS repudiated and breached the WMS Merger by, among other things, failing to act in good faith toward the consummation of the WMS Merger, advising the Company that it would not perform as agreed but would impose new conditions on the WMS Merger, acting in excess of its authority and undermining the ability of the Company to perform the WMS Merger. On February 8, 1996 WMS moved for summary judgement. The Company's response to that action is presently due on March 15, 1996. Pursuant to the Merger Agreement, Alliance has agreed to indemnify the directors and officers of the Company in certain circumstances.

    In June 1995, BEC asserted that a certain agreement between BEC and the Company (the "Non-compete Agreement") prohibits the use by the Company of the tradename "Bally" if it is merged with a company that is in the casino business within or without the United States and operates such business prior to January 8, 1999. The Company believes such a claim is entirely without merit since the restriction referred

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
to expired on January 8, 1996 and in any event does not relate to the use of the "Bally" tradename, which is covered by the License Agreement. The restriction in the Non-compete Agreement will not have any impact on the combined company after the Merger since the effective time of the Alliance Merger contemplates a closing of the Alliance Merger after the restriction in the Non-compete Agreement lapses. BEC has not reasserted this position since it was informed by the Company in July 1995 that the restriction lapses on January 8, 1996. Consequently, the Company believes BEC has determined not to contest the Company's position.

    On February 16, 1996, the Company received notice from BEC alleging that the Company has violated the License Agreement by, among other things, granting to Marine Midland Business Loans, Inc. ("Marine Midland"), the lender which provides Bally Gaming, Inc.'s revolving line of credit, a security interest in general intangibles. In such notice, BEC also stated that as a result of the foregoing, it was immediately terminating the License Agreement. The Company does not believe that it has violated the terms of the License Agreement and the Company will defend its position against BEC's claims.

    BEC has also asserted that its permission is required for use of the "Bally" tradename by any entity other than the Company and that a merger between the Company and another company would violate the terms of the License Agreement. The Company has denied these claims and believes that the surviving company in the Alliance Merger will be permitted to use the "Bally" tradename in accordance with the terms of such License Agreement. The Company believes that no breach of such License Agreement is caused by the Alliance Merger and use of the "Bally" tradename by the surviving corporation. In a letter dated November 9, 1995, BEC reasserted its position. On November 20, 1995, Alliance, the Alliance Merger Subsidiary and the Company commenced an action against BEC in Federal District Court in Delaware seeking a declaratory judgment, among other things, that the surviving company in the Alliance Merger will be permitted to use the "Bally" tradename in accordance with the terms of the License Agreement, and seeking injunctive relief (the "Alliance Action"). On November 28, 1995, BEC commenced an action against the Company, Bally Gaming, Inc., Alliance and the Alliance Merger Subsidiary in Federal District Court in New Jersey to enjoin the defendants from using the "Bally" tradename (the "BEC Action"). The BEC Action alleges that the Company's continued use of the tradename after the Alliance Merger will (1) constitute a prohibited assignment of the Company's rights to use the tradename and (2) exceed the scope of the license granted to the Company because the Company will be under the control of Alliance. Also on November 28, 1995, BEC filed a motion to dismiss, transfer to New Jersey, or stay the Alliance Action pending resolution of the BEC Action. On December 15, 1995 BEC filed a motion to dismiss, transfer to New Jersey or stay the Alliance Action pending resolution of the BEC Action. On December 15, 1995, BEC filed a motion for a preliminary injunction in the BEC Action. At a hearing on January 17, 1996, the court declined to issue a preliminary injunction, but held BEC's motion in abeyance pending the defendant's motion to dismiss and for summary judgment, which defendants had filed on December 26, 1995. After a second hearing on February 20, 1996 the court stated it would attempt to rule on both motions in fourteen days. The Company, Bally Gaming Inc., Alliance and the Alliance Merger Subsidiary intend to vigorously defend their position in these actions.

    In 1994, after an intensive federal investigation of Gaming's former distributor, eighteen individuals were indicted on charges of racketeering and fraud against Gaming and the Louisiana regulatory system. Among those indicted were the former distributor's stockholders, directors, employees and others alleged to be associated with organized crime. Fifteen entered pleas of guilty before trial and the remaining three were convicted in October 1995. Gaming was never a subject or target of the federal investigation.

    Prior to the conclusion of the federal case, the Company's activities with regard to its former VLT distributor in Louisiana were the subject of inquiries by gaming regulators and a report by the New Jersey Division of Gaming Enforcement ("DGE") dated August 24, 1995. The New Jersey Casino Control Commission ("CCC") has indicated that it may hold a hearing on the matter, but no date has been set at this time.

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)
The New Jersey report makes no specific recommendations for action by the CCC. The gaming authorities in Ontario, Canada, who have investigated the matters, have issued a gaming registration to the Company's subsidiary Bally Gaming, Inc. on February 8, 1996.

    The DGE's report is similar in many respects to one prepared by the President of the Louisiana Economic Development and Gaming Corporation ("LEDGC") in January 1995. Hearings on that report were held in January 1995 and on February 7, 1995 the Board of Directors of the LEDGC found all of the allegations in its President's report to be without merit and granted a license to the Company and has announced that it will continue to monitor the Company's conduct in light of any further information disclosed as a result of the trial of the eighteen defendants (all of whom have now plead, or been found, guilty) and other regulatory proceedings. In November 1995, the operator of the land based casino in New Orleans filed for bankruptcy reorganization and ceased operations. That action resulted in the termination of funding for the LEDGC regulatory operations and, shortly thereafter, the Attorney General of Louisiana took control of the agency and effectively closed its operations. LEDGC's President and employees were dismissed. The foregoing occurred prior to the completion of review of the Company's pending application.

    The Company believes that the information contained in the DGE's report does not differ in any material respect from the prior report to the LEDGC the conclusions of which were found to be without merit in February 1995. An adverse determination by a gaming regulator in any jurisdiction could result in the loss of the Company's ability to do business in that jurisdiction. Further regulatory scrutiny in other jurisdictions would be likely to follow. The Company would appeal any adverse finding, as was the case when the Company successfully appealed the LEDGC President's decision in January 1995.

    On September 25, 1995, the Company was named as defendant in a class action lawsuit filed in the United States District Court, District of Nevada, by Larry Schreier on behalf of himself and all others similarly situated (the "plaintiffs"). The plaintiffs filed suit against the Company and approximately 45 other defendants (each a "defendant," and collectively the "defendants"). Each defendant is involved in the gaming business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people in playing their gaming machines based on a false belief concerning how those machines actually operate as well as the extent to which there is actually an opportunity to win on any given play. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO") and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of one billion dollars, and are asking that any damage awards be trebled under applicable federal law. The Company believes the plaintiffs' lawsuit to be without merit and intends to vigorously defend these actions.

    While the ultimate results of the matters described above are not presently known, management does not expect that the results will have a material adverse effect on the Company's results of operations, financial position or cash flows.

    The Company and its subsidiaries are from time to time also subject to litigation incidental to the conduct of their business. The Company believes that the results of such litigation and other pending legal proceedings will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

CONCENTRATION OF CREDIT RISK

    The  financial  instruments   that  potentially  subject   the  Company   to
concentrations of credit risk consist principally of accounts and notes receivable and customer obligations guaranteed by the Company.

                        BALLY GAMING INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

    Product sales and the resulting receivables are concentrated in specific legalized gaming regions. The Company also distributes its products through third party distributors resulting in distributor receivables. At December 31, 1995 net accounts and notes receivable, including obligations of various customers which are guaranteed by the Company, by region as a percentage to total net receivables are as follows:

                                                                       AS OF DECEMBER 31, 1995
                                                        -----------------------------------------------------
                                                           WULFF        GAMING        SYSTEMS        TOTAL
                                                        -----------  ------------  -------------  -----------
Germany...............................................       47.0%           --%           --%         47.0%
Mississippi Riverboats................................      --              9.5         --              9.5
Other Riverboat Casinos...............................      --              1.3         --              1.3
Nevada................................................      --             15.0           1.8          16.8
Atlantic City.........................................      --              2.0           2.0           4.0
International.........................................      --              8.0           1.6           9.6
Louisiana.............................................      --              1.6            .1           1.7
New Mexico Indian Casinos.............................      --              5.6            .2           5.8
Other Indian Casinos..................................      --              1.8            .3           2.1
Others individually less than 5%......................      --              2.2         --              2.2
                                                                                           --
                                                              ---           ---                       -----
                                                             47.0%         47.0%          6.0%        100.0%
                                                                                           --
                                                                                           --
                                                              ---           ---                       -----
                                                              ---           ---                       -----

    Gaming's receivables and customer obligations guaranteed by Gaming and/or the Company, from riverboat casinos and casinos on Indian land generally represent sales to recently opened casinos and, in many cases, new customers to Gaming. Approximately 43% of the accounts and notes receivable and customer obligations guaranteed by the Company at December 31, 1995 relate to these emerging markets including approximately 25% to three customers operating in Mississippi. Receivables and customer obligations guaranteed by the Company from emerging market customers contain increased risk factors compared to receivables at Wulff or other traditional markets for Gaming.

    In early 1995, the Governor of the State of New Mexico signed compacts with certain Indian tribes to permit casino gaming on tribal lands in New Mexico. These compacts went through appropriate federal approval processes and a number of casinos began operating. In July 1995 the Supreme Court of New Mexico found that the Governor did not have proper authority to sign the compacts. The Indian tribes have filed a lawsuit in federal court to seek resolution to this issue. Gaming and Systems had sold product to the Indian tribes prior to this ruling. At December 31, 1995, the Company has $5.5 million in accounts and notes receivable from an operator of two casinos for two different Indian tribes including $2.1 million of trade receivables sold to a third party with recourse to Gaming. This operator is currently four months ahead on payments. No provision for doubtful accounts for this customer has been included in the accompanying financial statements at December 31, 1995. Management believes the receivable is properly valued at December 31, 1995. As events change during 1996 management will reevaluate its estimate of the realizability of the receivable.

CONSOLIDATING FINANCIAL STATEMENTS

    The following consolidating financial statements are presented to provide information regarding Bally Gaming, Inc., as guarantor of the Senior Secured Notes, and Bally Wulff Automaten GmbH and Bally Wulff Vertriebs GmbH, because substantially all of the common stock of these entities is pledged as collateral for the Senior Secured Notes. The results herein are presented by each legal entity rather than by business segment as presented elsewhere in these financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations. Such business segment information of Bally Gaming, Inc., Automaten and Vertriebs includes an allocation of parent company revenues and expenses whereas the following consolidating financial statements do not reflect these allocations to the subsidiaries. The notes to consolidating financial statements should be read in conjunction with the consolidated financial statements and notes thereto.

                        BALLY GAMING INTERNATIONAL, INC.

                          CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                            BALLY       BALLY      BALLY              CONSOLIDATING    BALLY GAMING
                                            WULFF       WULFF     GAMING,               AND OTHER     INTERNATIONAL,
                                          AUTOMATEN   VERTRIEBS     INC.     PARENT    ADJUSTMENTS         INC.
                                          ---------   ---------   --------  --------  -------------   --------------
                 ASSETS
Current assets:
  Cash and cash equivalents.............   $ 1,362     $ 7,487    $   355   $  --       $ --             $  9,204
  Accounts and notes receivable, net of
   allowance for doubtful accounts of
   $19, $5,659 and $6,604 for Automaten,
   Vertriebs and Gaming.................     2,813      46,342     38,773      2,903       (6,199)         84,632
  Inventories, net:
    Raw materials and work-in-process...     5,063       --        16,019      --         --               21,082
    Finished goods......................     2,442       9,413     17,599      --          (1,077)         28,377
                                          ---------   ---------   --------  --------  -------------   --------------
                                             7,505       9,413     33,618      --          (1,077)         49,459
  Other current assets..................     1,446       2,957        650        196         (175)          5,074
                                          ---------   ---------   --------  --------  -------------   --------------
      Total current assets..............    13,126      66,199     73,396      3,099       (7,451)        148,369
Long-term notes receivables, net of
 allowance for doubtful accounts of $35
 and $8,163 for Vertriebs and Gaming....     --          1,186      4,372      --         --                5,558
Long-term receivables from affiliate....    23,314       --         --        29,014      (52,328)        --
Property, plant and equipment, at cost:
  Land..................................     --            332      1,025      --         --                1,357
  Buildings and leasehold
   improvements.........................     1,648       7,705      9,909      --         --               19,262
  Machinery and equipment...............    11,174       7,072      8,390      --         --               26,636
  Furniture, fixtures and equipment.....       828       2,181      5,335      --          (2,269)          6,075
  Less accumulated depreciation.........   (11,615)     (5,978)   (11,844 )    --             465         (28,972)
                                          ---------   ---------   --------  --------  -------------   --------------
      Property, plant and equipment,
       net..............................     2,035      11,312     12,815      --          (1,804)         24,358
Intangible assets, less accumulated
 amortization of $197, $11,131, $69 and
 $1,212 for Automaten, Vertriebs, Gaming
 and Parent.............................     --          5,773        181      5,456      --               11,410
Investment in subsidiaries..............     --          --         --        90,766      (90,766)        --
Other assets............................       337         586        113      1,511      --                2,547
                                          ---------   ---------   --------  --------  -------------   --------------
                                           $38,812     $85,056    $90,877   $129,846    $(152,349)       $192,242
                                          ---------   ---------   --------  --------  -------------   --------------
                                          ---------   ---------   --------  --------  -------------   --------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................   $   411     $ 4,064    $18,880   $    891    $  (4,974)       $ 19,272
  Accrued liabilities and other
   payables:
    Compensation and benefit related
     liabilities........................     2,287         612      2,433        630      --                5,962
    Interest............................     --          --         --         1,890      --                1,890
    Other...............................     1,461       4,065      4,495        186         (734)          9,473
                                          ---------   ---------   --------  --------  -------------   --------------
                                             3,748       4,677      6,928      2,706         (734)         17,325
  Current maturities of long-term
   debt.................................     --         13,756      1,350        894      --               16,000
                                          ---------   ---------   --------  --------  -------------   --------------
      Total current liabilities.........     4,159      22,497     27,158      4,491       (5,708)         52,597
Long-term payables to affiliate.........     --         26,741     29,014      --         (55,755)        --
10 3/8% Senior Secured Notes due 1998,
 net of unamortized discount of $458....     --          --         --        39,542      --               39,542
Other long-term debt, less current
 maturities.............................     --          5,006      7,927      1,287      --               14,220
Commitments and contingencies
Stockholders' equity:
  Preferred stock.......................     --          --         --         --         --              --
  Common stock..........................     2,638      15,142      --           107      (17,780)            107
  Additional paid-in-capital............    19,191       6,455     34,596     73,852      (66,336)         67,758
  Retained earnings (accumulated
   deficit).............................     6,199       1,433     (7,818 )   11,550       (6,129)          5,235
  Cumulative translation adjustments....     6,625       7,782      --          (206)        (641)         13,560
  Unearned compensation.................     --          --         --          (777)     --                 (777)
                                          ---------   ---------   --------  --------  -------------   --------------
    Total stockholders' equity..........    34,653      30,812     26,778     84,526      (90,886)         85,883
                                          ---------   ---------   --------  --------  -------------   --------------
                                           $38,812     $85,056    $90,877   $129,846    $(152,349)       $192,242
                                          ---------   ---------   --------  --------  -------------   --------------
                                          ---------   ---------   --------  --------  -------------   --------------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                                                   BALLY
                                                   BALLY        BALLY       BALLY               CONSOLIDATING     GAMING
                                                   WULFF        WULFF      GAMING,                AND OTHER    INTERNATIONAL,
                                                 AUTOMATEN    VERTRIEBS     INC.      PARENT     ADJUSTMENTS       INC.
                                                -----------  -----------  ---------  ---------  -------------  -------------
                    ASSETS
Current assets:
  Cash and cash equivalents...................   $   1,353    $   3,240   $     933  $  --       $   --          $   5,526
  Accounts and notes receivable, net of
   allowance for doubtful accounts of $19,
   $7,201, and $9,061 for Automaten, Vertriebs
   and Gaming.................................       1,804       51,110      38,948      4,772        (9,458)       87,176
Inventories, net:
  Raw materials and work-in-process...........       4,974       --          11,092     --           --             16,066
  Finished goods..............................       3,548       12,340      21,020     --            (1,383)       35,525
                                                -----------  -----------  ---------  ---------  -------------  -------------
                                                     8,522       12,340      32,112     --            (1,383)       51,591
  Other current assets........................       1,236        1,443         651        560            93         3,983
                                                -----------  -----------  ---------  ---------  -------------  -------------
    Total current assets......................      12,915       68,133      72,644      5,332       (10,748)      148,276
Long-term notes receivables, net of allowance
 for doubtful accounts of $48 and $7,821 for
 Vertriebs and Gaming.........................      --            1,654       8,327     --           --              9,981
Long-term receivables from affiliate..........      23,208       --          --         28,380       (51,588)       --
Property, plant and equipment, at cost:
  Land........................................      --              332       1,025     --           --              1,357
  Buildings and leasehold improvements........       1,571        8,375       9,925     --           --             19,871
  Machinery and equipment.....................      11,913        9,617       8,798     --           --             30,328
  Furniture, fixtures and equipment...........         812        2,520       5,909     --            (3,079)        6,162
  Less accumulated depreciation...............     (12,964)      (8,787)    (13,587)    --               864       (34,474)
                                                -----------  -----------  ---------  ---------  -------------  -------------
  Property, plant and equipment, net..........       1,332       12,057      12,070     --            (2,215)       23,244
Intangible assets, less accumulated
 amortization of $11,527, $94 and $2,099 for
 Vertriebs, Gaming and Parent.................      --            6,089         156      4,569       --             10,814
Investment in subsidiaries....................      --           --          --         90,766       (90,766)       --
Other assets..................................         332          561         113        497           498         2,001
                                                -----------  -----------  ---------  ---------  -------------  -------------
                                                 $  37,787    $  88,494   $  93,310  $ 129,544   $  (154,819)    $ 194,316
                                                -----------  -----------  ---------  ---------  -------------  -------------
                                                -----------  -----------  ---------  ---------  -------------  -------------


     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................   $     557    $   6,386   $  19,342  $      31   $    (7,760)    $  18,556
  Accrued liabilities and other payables:
    Compensation and benefit related
     liabilities..............................       2,335          955       2,318     --           --              5,608
    Interest..................................      --           --          --          1,890       --              1,890
    Other.....................................       1,472        3,546       4,293        617           (20)        9,908
                                                -----------  -----------  ---------  ---------  -------------  -------------
                                                     3,807        4,501       6,611      2,507           (20)       17,406
  Current maturities of long-term debt........      --           14,333         212        412       --             14,957
                                                -----------  -----------  ---------  ---------  -------------  -------------
    Total current liabilities.................       4,364       25,220      26,165      2,950        (7,780)       50,919
Long-term payables to affiliate...............      --           26,421      28,380     --           (54,801)       --
10 3/8% Senior Secured Notes due 1998, net of
 unamortized discount of $344.................      --           --          --         39,656       --             39,656
Other long-term debt, less current
 maturities...................................      --            4,721       9,435      1,175       --             15,331

Commitments and contingencies
Stockholders' equity:
  Preferred stock.............................      --           --          --         --           --             --
  Common stock................................       2,638       15,142      --            108       (17,780)          108
  Additional paid-in-capital..................      19,191        6,455      34,596     74,439       (66,336)       68,345
  Retained earnings(accumulated deficit)......       2,155          286      (5,273)    11,969        (7,295)        1,842
  Cumulative translation adjustments..........       9,439       10,249           7       (206)         (827)       18,662
  Unearned compensation.......................      --           --          --           (547)      --               (547)
                                                -----------  -----------  ---------  ---------  -------------  -------------
    Total stockholders' equity................      33,423       32,132      29,330     85,763       (92,238)       88,410
                                                -----------  -----------  ---------  ---------  -------------  -------------
                                                 $  37,787    $  88,494   $  93,310  $ 129,544   $  (154,819)    $ 194,316
                                                -----------  -----------  ---------  ---------  -------------  -------------
                                                -----------  -----------  ---------  ---------  -------------  -------------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                      BALLY       BALLY                CONSOLIDATING  BALLY GAMING
                                       BALLY WULFF    WULFF      GAMING,                 AND OTHER    INTERNATIONAL,
                                        AUTOMATEN   VERTRIEBS      INC.      PARENT     ADJUSTMENTS       INC.
                                       -----------  ----------  ----------  ---------  -------------  -------------
Revenues:
  Sales..............................   $  42,437   $  100,287  $   59,709  $  --       $   (37,862)   $   164,571
  Other..............................       1,497        3,083         807      1,479        (2,730)         4,136
                                       -----------  ----------  ----------  ---------  -------------  -------------
                                           43,934      103,370      60,516      1,479       (40,592)       168,707
                                       -----------  ----------  ----------  ---------  -------------  -------------
Costs and expenses:
  Cost of sales......................      26,937       81,611      51,888     --           (38,726)       121,710
  Selling, general and
   administrative....................       6,737       19,608      24,498      6,531           (17)        57,357
  Provision (credit) for doubtful
   receivables.......................         (13)         326       7,363        500       --               8,176
                                       -----------  ----------  ----------  ---------  -------------  -------------
                                           33,661      101,545      83,749      7,031       (38,743)       187,243
                                       -----------  ----------  ----------  ---------  -------------  -------------
Operating income (loss)..............      10,273        1,825     (23,233)    (5,552)       (1,849)       (18,536)
Interest expense.....................          21        1,873       2,849      2,180        (2,499)         4,424
                                       -----------  ----------  ----------  ---------  -------------  -------------
Income (loss) before income taxes and
 extraordinary gain..................      10,252          (48)    (26,082)    (7,732)          650        (22,960)
Provision (benefit) for income
 taxes...............................       3,705         (557)         10     --             1,084          4,242
                                       -----------  ----------  ----------  ---------  -------------  -------------
Income (loss) before extraordinary
 gain................................       6,547          509     (26,092)    (7,732)         (434)       (27,202)
Extraordinary gain on early
 extinguishment of debt..............      --           --           3,759     --           --               3,759
                                       -----------  ----------  ----------  ---------  -------------  -------------
Net income (loss)....................   $   6,547   $      509  $  (22,333) $  (7,732)  $      (434)   $   (23,443)
                                       -----------  ----------  ----------  ---------  -------------  -------------
                                       -----------  ----------  ----------  ---------  -------------  -------------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                     BALLY       BALLY                CONSOLIDATING  BALLY GAMING
                                      BALLY WULFF    WULFF      GAMING,                 AND OTHER    INTERNATIONAL,
                                       AUTOMATEN   VERTRIEBS      INC.      PARENT     ADJUSTMENTS       INC.
                                      -----------  ----------  ----------  ---------  -------------  -------------
Revenues:
  Sales.............................   $  47,419   $   99,218  $  130,452  $  --       $   (45,771)   $   231,318
  Other.............................       1,189        3,578         776      2,856        (3,525)         4,874
                                      -----------  ----------  ----------  ---------  -------------  -------------
                                          48,608      102,796     131,228      2,856       (49,296)       236,192
                                      -----------  ----------  ----------  ---------  -------------  -------------
Costs and expenses:
  Cost of sales.....................      30,988       79,589      91,107     --           (44,625)       157,059
  Selling, general and
   administrative...................       6,656       19,408      28,135      5,862           (72)        59,989
  Provision for doubtful
   receivables......................          11        1,894       3,858     --           --               5,763
                                      -----------  ----------  ----------  ---------  -------------  -------------
                                          37,655      100,891     123,100      5,862       (44,697)       222,811
                                      -----------  ----------  ----------  ---------  -------------  -------------
Operating income (loss).............      10,953        1,905       8,128     (3,006)       (4,599)        13,381
  Interest expense..................           2        1,648       3,871      4,486        (3,239)         6,768
                                      -----------  ----------  ----------  ---------  -------------  -------------
Income (loss) before income taxes...      10,951          257       4,257     (7,492)       (1,360)         6,613
Provision (benefit) for income
 taxes..............................       3,885       (1,019)      1,685     (1,465)         (266)         2,820
                                      -----------  ----------  ----------  ---------  -------------  -------------
Net income (loss)...................   $   7,066   $    1,276  $    2,572  $  (6,027)  $    (1,094)   $     3,793
                                      -----------  ----------  ----------  ---------  -------------  -------------
                                      -----------  ----------  ----------  ---------  -------------  -------------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                                         BALLY
                                                    BALLY       BALLY                 CONSOLIDATING     GAMING
                                     BALLY WULFF    WULFF      GAMING,                  AND OTHER    INTERNATIONAL,
                                      AUTOMATEN   VERTRIEBS      INC.       PARENT     ADJUSTMENTS       INC.
                                     -----------  ----------  ----------  ----------  -------------  -------------
Revenues:
  Sales............................   $  52,263   $  117,618  $  127,985  $   --       $   (53,395)   $   244,471
  Other............................         889        3,477       1,155       2,911        (3,591)         4,841
                                     -----------  ----------  ----------  ----------  -------------  -------------
                                         53,152      121,095     129,140       2,911       (56,986)       249,312
                                     -----------  ----------  ----------  ----------  -------------  -------------
Costs and expenses:
  Cost of sales....................      35,337       95,483      85,270      --           (52,959)       163,131
  Selling, general and
   administrative..................       7,433       22,492      30,365       5,044           (45)        65,289
  Provision for doubtful
   receivables.....................      --            1,697       5,015      --           --               6,712
  Unusual charges..................         799        1,038         125       3,854       --               5,816
                                     -----------  ----------  ----------  ----------  -------------  -------------
                                         43,569      120,710     120,775       8,898       (53,004)       240,948
                                     -----------  ----------  ----------  ----------  -------------  -------------
Operating income...................       9,583          385       8,365      (5,987)       (3,982)         8,364
Interest expense...................           1        1,398       4,155       4,613        (3,314)         6,853
                                     -----------  ----------  ----------  ----------  -------------  -------------
Income (loss) before income
 taxes.............................       9,582       (1,013)      4,210     (10,600)         (668)         1,511
Provision (benefit) for income
 taxes.............................       3,987          134       1,665      (1,380)          498          4,904
                                     -----------  ----------  ----------  ----------  -------------  -------------
Net income (loss)..................   $   5,595   $   (1,147) $    2,545  $   (9,220)  $    (1,166)   $    (3,393)
                                     -----------  ----------  ----------  ----------  -------------  -------------
                                     -----------  ----------  ----------  ----------  -------------  -------------

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                                                 BALLY                CONSOLIDATING  BALLY GAMING
                                                    BALLY WULFF  BALLY WULFF    GAMING,                 AND OTHER    INTERNATIONAL,
                                                     AUTOMATEN    VERTRIEBS      INC.       PARENT     ADJUSTMENTS       INC.
                                                    -----------  -----------  -----------  ---------  -------------  -------------
Cash flows from operating activities:
  Net income (loss)...............................   $   6,547    $     509    $ (22,333)  $  (7,732)   $    (434)     $ (23,443)
  Adjustments to reconcile net income (loss) to
   cash provided by (used in) operating
   activities:
    Extraordinary gain on early extinguishment
     of debt......................................      --           --           (3,759)     --           --             (3,759)
    Depreciation and amortization.................       1,609        2,466        2,221       1,557          250          8,103
    Deferred income taxes.........................      --              163       --          --           --                163
    Provision for doubtful receivables............         (13)         326        7,363         500       --              8,176
    Provision for inventory valuation reserves....      --           --            6,156      --           --              6,156
    (Gain) loss on disposals of property, plant
     and equipment................................         (40)          15           89      --           --                 64
    Changes in operating assets and liabilities:
      Accounts and notes receivable...............       6,842       (3,384)     (15,213)       (957)      (4,936)       (17,648)
      Inventories.................................      (2,987)       3,411      (15,290)     --             (211)       (15,077)
      Other current assets........................        (824)         481          126        (423)        (894)        (1,534)
      Accounts payable and accrued liabilities....      (2,759)      (5,814)      12,060         423        5,807          9,717
  Other...........................................      --           --           --          --             (466)          (466)
                                                    -----------  -----------  -----------  ---------  -------------  -------------
      Cash provided by (used in) operating
       activities.................................       8,375       (1,827)     (28,580)     (6,632)        (884)       (29,548)
                                                    -----------  -----------  -----------  ---------  -------------  -------------
Cash flows from investing activities:
  Net assets of distribution business acquired....      --           (8,382)      --          --           --             (8,382)
  Purchases of property, plant and equipment......      (1,541)      (3,298)      (1,628)     --           --             (6,467)
  Proceeds from disposals of property, plant and
   equipment......................................          57          585          449      --           --              1,091
  Other...........................................      --           --              110      --              241            351
                                                    -----------  -----------  -----------  ---------  -------------  -------------
      Cash provided by (used in) investing
       activities.................................      (1,484)     (11,095)      (1,069)     --              241        (13,407)
                                                    -----------  -----------  -----------  ---------  -------------  -------------
Cash flows from financing activities:
Proceeds from issuance of Senior Secured Notes....      --           --           --          40,000       --             40,000
Net change in lines of credit.....................      --           20,825        5,667       2,219       --             28,711
Repayments of long-term debt......................      --           (7,376)        (415)    (21,970)      --            (29,761)
Change in payables to/receivables from
 affiliates.......................................      --           --           21,170     (21,813)         643         --
Exercise of stock warrants........................      --           --           --              30       --                 30
Intercompany dividends............................      (8,167)      --           --           8,167       --             --
                                                    -----------  -----------  -----------  ---------  -------------  -------------
      Cash provided by (used in) financing
       activities.................................      (8,167)      13,449       26,422       6,633          643         38,980
Effect of exchange rate changes on cash...........         (69)        (320)      --          --           --               (389)
                                                    -----------  -----------  -----------  ---------  -------------  -------------
Increase (decrease) in cash and cash
 equivalents......................................      (1,345)         207       (3,227)          1       --             (4,364)
Cash and cash equivalents, beginning of period....       1,844        4,400        3,556      --           --              9,800
                                                    -----------  -----------  -----------  ---------  -------------  -------------
Cash and cash equivalents, end of period..........   $     499    $   4,607    $     329   $       1    $  --          $   5,436
                                                    -----------  -----------  -----------  ---------  -------------  -------------
                                                    -----------  -----------  -----------  ---------  -------------  -------------
Supplemental cash flows information:
  Operating activities include cash payments
   (receipts) for interest and income taxes as
   follows:
    Interest paid.................................   $      22    $     942    $     327   $   1,619    $  --          $   2,910
    Income taxes paid (received)..................       5,732        1,077       --            (355)      --              6,454
  Investing activities exclude the following
   non-cash activities:
    Exchange of income tax receivable for
     intangible assets and equipment..............      --           --              454       1,515       --              1,969
  Financing activities exclude the following
   non-cash activities:
    Issuance of restricted stock awards...........      --           --           --           1,150       --              1,150

                            SEE ACCOMPANYING NOTES.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                               BALLY                CONSOLIDATING  BALLY GAMING
                                                  BALLY WULFF  BALLY WULFF    GAMING,                 AND OTHER    INTERNATIONAL,
                                                   AUTOMATEN    VERTRIEBS      INC.       PARENT     ADJUSTMENTS       INC.
                                                  -----------  -----------  -----------  ---------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................   $   7,066    $   1,276    $   2,572   $  (6,027)   $  (1,094)     $   3,793
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
   CASH PROVIDED BY (USED IN) OPERATING
   ACTIVITIES:
    Depreciation and amortization...............       2,556        2,491        1,974       1,342          (92)         8,271
    Deferred income taxes.......................        (415)         (56)      --          --              175           (296)
    Provision for doubtful receivables..........          11        1,894        3,858      --           --              5,763
    Provision for inventory valuation...........      --           --            2,230      --           --              2,230
    (Gain) loss on disposals of property, plant
     and equipment..............................      --                6          (89)     --           --                (83)
    CHANGES IN OPERATING ASSETS AND LIABILITIES:
      Accounts and notes receivable.............      (2,237)      (3,099)      (9,783)       (644)         (60)       (15,823)
      Inventories...............................       1,096          476       (5,573)     --              112         (3,889)
      Other current assets......................         286       (1,711)         139         572            1           (713)
      Accounts payable and accrued
       liabilities..............................       1,708         (342)       2,396        (912)        (120)         2,730
    Other.......................................         450         (759)      --             183         (633)          (759)
                                                  -----------  -----------  -----------  ---------  -------------  -------------
        Cash provided by (used in) operating
         activities.............................      10,521          176       (2,276)     (5,486)      (1,711)         1,224
                                                  -----------  -----------  -----------  ---------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment....      (3,086)      (4,363)      (2,088)     --           --             (9,537)
  Proceeds from disposals of property, plant and
   equipment....................................      --            1,414          335      --           --              1,749
  Other.........................................      --           --              268      --            1,129          1,397
                                                  -----------  -----------  -----------  ---------  -------------  -------------
        Cash provided by (used in) investing
         activities.............................      (3,086)      (2,949)      (1,485)     --            1,129         (6,391)
                                                  -----------  -----------  -----------  ---------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in lines of credit.................      --           16,192        4,419         812       --             21,423
  Repayments of long-term debt..................      --          (11,675)        (704)       (813)      --            (13,192)
  Change in payables to/receivables from
   affiliates...................................      --           --               72        (654)         582         --
  Dividends to/from affiliate...................      (6,654)         514       --           6,140       --             --
                                                  -----------  -----------  -----------  ---------  -------------  -------------
        Cash provided by (used in) financing
         activities.............................      (6,654)       5,031        3,787       5,485          582          8,231
  Effect of exchange rate changes on cash.......          82          622       --          --           --                704
                                                  -----------  -----------  -----------  ---------  -------------  -------------
  Increase (decrease) in cash and cash
   equivalents..................................         863        2,880           26          (1)      --              3,768
  Cash and cash equivalents, beginning of
   year.........................................         499        4,607          329           1       --              5,436
                                                  -----------  -----------  -----------  ---------  -------------  -------------
  Cash and cash equivalents, end of year........   $   1,362    $   7,487    $     355   $  --        $  --          $   9,204
                                                  -----------  -----------  -----------  ---------  -------------  -------------
                                                  -----------  -----------  -----------  ---------  -------------  -------------
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Operating activities include cash payments
   (receipts) for interest and income taxes as
   follows:
    Interest paid...............................   $       3    $     981    $     789   $   4,199    $  --          $   5,972
    Income taxes paid (received)................       4,038         (105)          12          75       --              4,020
  INVESTING ACTIVITIES EXCLUDE THE FOLLOWING
   NON-CASH ACTIVITIES:
    Capital contribution to affiliate...........      --           --           --          (5,492)      --             (5,492)
    Long-term note received from sale of
     assets.....................................      --           --              517      --           --                517
  FINANCING ACTIVITIES EXCLUDE THE FOLLOWING
   NON-CASH ACTIVITIES:
    Capital contribution from affiliate.........         899        4,593       --          --           --              5,492
    Issuance of Company common stock under
     compensation agreement.....................      --           --           --             222       --                222
    Issuance of note payable for license
     agreement..................................      --           --           --           1,465       --              1,465

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                               BALLY                CONSOLIDATING  BALLY GAMING
                                                  BALLY WULFF  BALLY WULFF    GAMING,                 AND OTHER    INTERNATIONAL,
                                                   AUTOMATEN    VERTRIEBS      INC.       PARENT     ADJUSTMENTS       INC.
                                                  -----------  -----------  -----------  ---------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................   $   5,595    $  (1,147)   $   2,545   $  (9,220)   $  (1,166)     $  (3,393)
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
   CASH PROVIDED BY (USED IN) OPERATING
   ACTIVITIES:
    Depreciation and amortization...............       2,602        3,120        2,029       1,312         (110)         8,953
    Deferred income taxes.......................      --               63       --          --             (841)          (778)
    Provision for doubtful receivables..........      --            1,697        5,015      --           --              6,712
    Provision for inventory valuation...........      --           --            1,955      --           --              1,955
    Provision for writedown of building to be
     sold.......................................      --              812       --          --           --                812
    (Gain) loss on disposals of property, plant
     and equipment..............................         (17)          67           (2)     --           --                 48
  CHANGES IN OPERATING ASSETS AND LIABILITIES:
    Accounts and notes receivable...............       1,223       (2,855)      (8,672)     --           --            (10,304)
    Inventories.................................        (393)      (2,140)         142      --              224         (2,167)
    Other current assets........................        (119)       1,763           (1)       (364)      --              1,279
    Accounts payable and accrued liabilities....         239        1,240       (1,235)     (1,139)       1,473            578
  Other, net....................................          (1)        (402)           7         819         (323)           100
                                                  -----------  -----------  -----------  ---------  -------------  -------------
      Cash provided by (used in) operating
       activities...............................       9,129        2,218        1,783      (8,592)        (743)         3,795
                                                  -----------  -----------  -----------  ---------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
   equipment....................................      (1,694)      (5,468)      (1,078)     --           --             (8,240)
  Proceeds from disposals of property, plant and
   equipment....................................          24        1,728            5      --           --              1,757
  Other.........................................      --           --              (10)     --              260            250
                                                  -----------  -----------  -----------  ---------  -------------  -------------
      Cash provided by (used in) investing
       activities...............................      (1,670)      (3,740)      (1,083)     --              260         (6,233)
                                                  -----------  -----------  -----------  ---------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in lines of credit.................      --           (1,273)       1,632      --           --                359
  Repayments of long-term debt..................      --               (2)      (2,287)       (620)           1         (2,908)
  Change in payables to/receivables from
   affiliates...................................       2,058       (2,058)         533      (1,015)         482         --
  Exercise of stock options.....................      --           --           --             588       --                588
  Dividends to/from affiliates..................      (9,639)      --           --           9,639       --             --
                                                  -----------  -----------  -----------  ---------  -------------  -------------
      Cash provided by (used in) financing
       activities...............................      (7,581)      (3,333)        (122)      8,592          483         (1,961)
  Effect of exchange rate changes on cash.......         113          608       --          --           --                721
                                                  -----------  -----------  -----------  ---------  -------------  -------------
  Increase (decrease) in cash and cash
   equivalents..................................          (9)      (4,247)         578      --           --             (3,678)
  Cash and cash equivalents, beginning of
   period.......................................       1,362        7,487          355      --           --              9,204
                                                  -----------  -----------  -----------  ---------  -------------  -------------
  Cash and cash equivalents, end of period......   $   1,353    $   3,240    $     933   $  --        $  --          $   5,526
                                                  -----------  -----------  -----------  ---------  -------------  -------------
                                                  -----------  -----------  -----------  ---------  -------------  -------------
SUPPLEMENTAL CASH FLOWS INFORMATION:
  OPERATING ACTIVITIES INCLUDE CASH PAYMENTS
   (RECEIPTS) FOR INTEREST AND INCOME TAXES AS
   FOLLOWS:
    Interest paid...............................   $       1    $   1,335    $   1,178   $   4,374    $  --          $   6,888
    Income taxes paid (refunded), net...........       3,104       (1,694)          85         306       --              1,801

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    These notes to consolidating financial statements should be read in conjunction with the consolidated financial statements and notes thereto.

    Certain  reclassifications  have  been   made  to  prior  years'   financial
statements to conform with the 1995 presentation.

    Hereafter, references to the Company are to the subsidiaries of Bally Gaming International, Inc.

RESEARCH AND DEVELOPMENT

    The Company expenses product research and development costs as incurred. Research and development costs for the years ended December 31, 1993, 1994 and 1995 were:

                                                                                    BALLY GAMING
                                         BALLY WULFF   BALLY WULFF   BALLY GAMING,  INTERNATIONAL,
                                          AUTOMATEN     VERTRIEBS        INC.           INC.
                                         -----------  -------------  -------------  -------------
1993...................................   $   3,350     $  --          $   4,440      $   7,790
                                         -----------        -----         ------         ------
                                         -----------        -----         ------         ------
1994...................................   $   3,546     $  --          $   5,199      $   8,745
                                         -----------        -----         ------         ------
                                         -----------        -----         ------         ------
1995...................................   $   3,561     $  --          $   5,639      $   9,200
                                         -----------        -----         ------         ------
                                         -----------        -----         ------         ------

ACCOUNTS AND NOTES RECEIVABLE

    The following table represents, at December 31, 1995, scheduled collections of accounts and notes receivable (net of allowances for doubtful accounts) by year:

                                                                             CONSOLIDATING  BALLY GAMING
                          BALLY WULFF  BALLY WULFF     BALLY                   AND OTHER    INTERNATIONAL,
                           AUTOMATEN    VERTRIEBS   GAMING, INC.   PARENT     ADJUSTMENTS       INC.
                          -----------  -----------  ------------  ---------  -------------  -------------
1996....................   $   1,804    $  51,110    $   38,948   $   4,772    $  (9,458)    $    87,176
1997....................      --            1,464         6,786      --           --               8,250
1998....................      --              190         1,541      --           --               1,731
                          -----------  -----------  ------------  ---------  -------------  -------------
                           $   1,804    $  52,764    $   47,275   $   4,772    $  (9,458)    $    97,157
                          -----------  -----------  ------------  ---------  -------------  -------------
                          -----------  -----------  ------------  ---------  -------------  -------------

LONG-TERM DEBT

    Aggregate annual maturities of long-term debt for the five years after December 31, 1995 are:

                                                                                  BALLY GAMING
                                           BALLY WULFF  BALLY GAMING,             INTERNATIONAL,
                                            VERTRIEBS       INC.        PARENT        INC.
                                           -----------  -------------  ---------  -------------
1996.....................................   $  14,333     $     212    $     412   $    14,957
1997.....................................       1,572         9,435          456        11,463
1998.....................................       3,149        --           40,468        43,617
1999.....................................      --            --              251           251
2000.....................................      --            --           --           --
                                           -----------       ------    ---------  -------------
Total....................................   $  19,054     $   9,647    $  41,587   $    70,288
                                           -----------       ------    ---------  -------------
                                           -----------       ------    ---------  -------------

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

OTHER REVENUES

    Other revenues for the year ended December 31, 1994 were as follows:

                                                                                             CONSOLIDATING  BALLY GAMING
                                       BALLY WULFF  BALLY WULFF   BALLY GAMING,                AND OTHER    INTERNATIONAL,
                                        AUTOMATEN    VERTRIEBS        INC.         PARENT     ADJUSTMENTS       INC.
                                       -----------  -----------  ---------------  ---------  -------------  -------------
Interest.............................   $     294    $   2,932      $     608     $   2,943    $  (3,239)     $   3,538
Currency transaction gain (loss).....           3           52              2           (87)      --                (30)
Other................................         892          594            166        --             (286)         1,366
                                       -----------  -----------         -----     ---------  -------------       ------
                                        $   1,189    $   3,578      $     776     $   2,856    $  (3,525)     $   4,874
                                       -----------  -----------         -----     ---------  -------------       ------
                                       -----------  -----------         -----     ---------  -------------       ------

    Other revenues for the year ended December 31, 1995 were as follows:

                                                                                             CONSOLIDATING  BALLY GAMING
                                        BALLY WULFF   BALLY WULFF  BALLY GAMING,               AND OTHER    INTERNATIONAL,
                                         AUTOMATEN     VERTRIEBS       INC.        PARENT     ADJUSTMENTS       INC.
                                       -------------  -----------  -------------  ---------  -------------  -------------
Interest.............................    $     362     $   2,626     $     962    $   2,979    $  (3,314)     $   3,615
Currency transaction gain (loss).....       --                62           (29)         (68)         (18)           (53)
Other................................          527           789           222       --             (259)         1,279
                                             -----    -----------       ------    ---------  -------------       ------
                                         $     889     $   3,477     $   1,155    $   2,911    $  (3,591)     $   4,841
                                             -----    -----------       ------    ---------  -------------       ------
                                             -----    -----------       ------    ---------  -------------       ------

UNUSUAL CHARGES

    During the year ended December 31, 1995, Parent and Bally Gaming, Inc. incurred approximately $3.9 million and $.1 million, respectively, in legal, accounting, investment banking, public and investor relations and printing costs in connection with the merger agreement with WMS Industries, Inc., which has since been terminated, Alliance's tender offer and consent solicitation and the pending Alliance Merger. All of these costs have been expensed as incurred. Such costs will continue to be incurred in 1996.

    During the fourth quarter of 1995, Vertriebs recorded a non-recurring charge of $.8 million to writedown to net realizable value a building to be sold. The provision was based on a strategic decision to sell the building as Wulff's other distribution offices adequately covered the geographic region that would have been served by this facility.

    During 1995, Wulff increased the amount of value added tax reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. While no written claim or assessment has been issued, the German tax authorities have orally proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million. The Company has accrued the liability as, based on current developments, the Company's estimate of the ultimate outcome and its experience in contesting these matters, it is probable that a liability has been incurred and a range of costs can be reasonably estimated. As the scope of the liability is better determined, there could be changes in the estimate of the ultimate liability. Management believes that the preliminary proposed adjustments are without merit and the ultimate results of the audit will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

COMMITMENTS AND CONTINGENCIES

    The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum lease payments at December 31, 1995 under operating leases that have initial or remaining lease terms in excess of one year are as follows:

                                                                                            BALLY GAMING
                                                   BALLY WULFF  BALLY WULFF  BALLY GAMING,  INTERNATIONAL,
                                                    AUTOMATEN    VERTRIEBS       INC.           INC.
                                                   -----------  -----------  -------------  -------------
1996.............................................   $     608    $   1,610     $     918     $     3,136
1997.............................................         608        1,505           640           2,753
1998.............................................      --            1,157           597           1,754
1999.............................................      --              878           483           1,361
2000.............................................      --              680           441           1,121
Thereafter.......................................      --              767         1,077           1,844
                                                   -----------  -----------       ------    -------------
                                                    $   1,216    $   6,597     $   4,156     $    11,969
                                                   -----------  -----------       ------    -------------
                                                   -----------  -----------       ------    -------------

    Rent expense for the years ended December 31, 1993, 1994 and 1995 was:

                                                                                                   BALLY GAMING
                                            BALLY WULFF   BALLY WULFF  BALLY GAMING,               INTERNATIONAL,
                                             AUTOMATEN     VERTRIEBS       INC.         PARENT         INC.
                                           -------------  -----------  -------------  -----------  -------------
1993.....................................    $     680     $   1,519     $     405     $  --         $   2,604
                                                 -----    -----------       ------         -----        ------
                                                 -----    -----------       ------         -----        ------
1994.....................................    $     621     $   1,604     $     487     $  --         $   2,712
                                                 -----    -----------       ------         -----        ------
                                                 -----    -----------       ------         -----        ------
1995.....................................    $     615     $   1,731     $   1,221     $       2     $   3,569
                                                 -----    -----------       ------         -----        ------
                                                 -----    -----------       ------         -----        ------

                        BALLY GAMING INTERNATIONAL, INC.

                               SUPPLEMENTARY DATA

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                               THREE MONTHS ENDED
                                             --------------------------------------------------------------------------------------
                                                  MARCH 31,              JUNE 30,           SEPTEMBER 30,          DECEMBER 31,
                                             --------------------  --------------------  --------------------  --------------------
                                               1994       1995       1994       1995       1994       1995       1994       1995
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED
  Revenues.................................  $    61.7  $    68.3  $    58.9  $    69.2  $    49.3  $    51.5  $    66.3  $    60.3
  Gross profit.............................       19.4       24.8       17.6       23.9       16.3       17.7       25.8       19.8
  Operating income (loss)..................        4.0        6.7        2.7        4.6        1.2       (1.3)       5.5       (1.6)
  Net income (loss)........................        1.3        2.8        1.6        1.1       (1.4)      (3.8)       2.2       (3.5)
  Net income (loss) per share of common
   stock...................................  $    0.12  $    0.27  $    0.15  $    0.10  $   (0.13) $   (0.35) $    0.21  $   (0.33)

WULFF
  Revenues.................................  $    29.1  $    36.0  $    21.4  $    35.5  $    26.4  $    27.0  $    34.2  $    32.2
  Gross profit.............................       10.0       12.4        5.6       11.9        8.9        9.3       14.5        8.9
  Operating income (loss)..................        2.5        3.8       (0.4)       3.0        2.5        0.8        4.6       (2.0)
  Net income (loss)........................        1.1        1.4       (0.1)       1.0        1.3       (0.3)       3.0       (2.4)

GAMING
  Revenues.................................  $    30.2  $    28.0  $    35.0  $    33.0  $    21.4  $    24.0  $    31.3  $    23.4
  Gross profit.............................        7.4        8.6        9.2        9.0        5.2        7.0        9.2        5.9
  Operating income (loss)..................        1.0        1.0        1.8        0.6       (1.8)      (1.6)       0.6       (2.2)
  Net income (loss)........................       (0.3)      (0.6)       0.4       (0.9)      (3.2)      (3.0)      (1.1)      (3.7)

SYSTEMS
  Revenues.................................  $     3.0  $     6.1  $     4.3  $     4.2  $     2.8  $     2.4  $     3.3  $     8.0
  Gross profit.............................        2.0        3.9        2.8        3.0        2.2        1.5        2.1        5.0
  Operating income.........................        0.5        2.1        1.3        1.0        0.5       (0.5)       0.3        2.6
  Net income...............................        0.5        2.1        1.3        1.0        0.5       (0.5)       0.3        2.6

    Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for the Old Convertible Debentures and any other required documents should be sent by each debentureholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below:

                              THE EXCHANGE AGENT:

      By Regular Mail:               By Hand Delivery:           By Overnight Delivery:

                                       By Facsimile:

                                     Toll Free Number

    Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offers.

                           THE INFORMATION AGENT IS:

                                     (LOGO)

                             OTHERS CALL TOLL-FREE:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VI of the Company's Articles of Incorporation limits the liability of the Company's directors and officers. It provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law. It also provides that any repeal or modification of the foregoing provision of the stockholders of the Company will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification.

    Section 78.300 of the Nevada General Corporation Law provides:

       1. The directors of a corporation shall not make dividends or other distributions to stockholders except as provided by such section.

       2. In case of any willful or grossly negligent violation of the provisions of such section, the directors under whose administration the violation occurred, except those who caused their dissent to be entered upon the minutes of the meeting of the directors at the time, or who not then being present caused their dissent to be entered on learning of such action, are jointly and severally liable, at any time within 3 years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the dividend made or of any loss sustained by the corporation by reason of the dividend or other distribution to stockholders.

    However, Section 78.751 of the Nevada General Corporation Law permits the Registrant to indemnify its directors and officers as follows:

       1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       4. Any indemnification under subsections 1 and 2, unless offered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a) By the stockholders;

               (b) By the  board  of directors  by  majority vote  of  a  quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If  a majority vote  of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum  of directors who  were not parties  to the  act, suit or proceeding so orders, by independent legal counsel in a written opinion.

       5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit  2.1        --  Amended and Restated Agreement and Plan of Merger among Alliance, BGII
                        Acquisition Corp. and BGII, dated as of October 18, 1995 (included as Annex I to the Joint Proxy Statement/Prospectus).
        2.2         --  Mutual Waiver to Agreement and Plan of Merger dated as of April 17, 1996.(24)
        2.3         --  Basic Agreement, dated as of October 29, 1993, among United Gaming, Inc., The
                        Rainbow Casino Corporation, John A. Barrett, Jr. and Leigh Seippel, and
                        exhibits thereto.(12)
        2.4         --  Letter Agreement, dated as of November 5, 1993, among United Gaming, Inc.,
                        Capital Gaming International, Inc., I.G. Davis, Jr. and John E. Dell, with exhibits thereto.(14)
        2.5         --  Asset Purchase Agreement between Plantation Investments, Inc. and Richards-
                        Schnack Development Corp. dated April 2, 1990.(1)
        2.6         --  First Amendment to Agreement of Purchase and Sale between Plantation
                        Investments, Inc. and Richards-Schnack Development Corp.(1)
        2.7         --  Bill of Sale between Plantation Investments, Inc. and Richards-Schnack
                        Development Corp.(1)
        2.8         --  Consolidation Agreement, dated March 29, 1995 among Alliance, United Gaming
                        Rainbow, Inc., RCC, RCVP, NGM, HFS, National Gaming Corporation, Rainbow
                        Development Corporation and Leigh Seippel and John A. Barrett, Jr.(23)
        3.1         --  Restated Articles of Incorporation of the Registrant, as amended.(16)
        3.2         --  Revised By-Laws of the Registrant.(20)
        4.1         --  Certificate of Designations, Preferences and Relative, Participating,
                        Optional and Other Special Rights of Special Stock and Qualifications,
                        Limitations and Restrictions thereof of 15% Non-Voting Junior Special Stock,
                        Series B, $.10 par value, of Alliance Gaming Corporation
        4.2         --  Certificate of Designations, Preferences and Relative, Participating,
                        Optional and Other Special Rights of Special Stock and Qualifications,
                        Limitations and Restrictions thereof of 15% Non-Voting Junior Special Stock,
                        Series E, par value $.10 per share, of Alliance Gaming Corporation.(24)
        4.3         --  Common Stock Purchase Warrant issued to Alfred H. Wilms upon execution of his loan commitment with Video Services, Inc.(6)
        4.4         --  Indenture, dated as of September 14, 1993, between United Gaming, Inc. and
                        NationsBank of Texas, N.A., as Trustee in respect of Alliance's 7 1/2%
                        Convertible Subordinated Debentures due 2003.(16)
        4.5         --  Form of 7 1/2% Convertible Subordinated Debenture due 2003 (included in
                        Exhibit 4.4, above).
        4.6         --  Registration Rights Agreement, dated as of September 21, 1993, by and among
                        United Gaming, Inc., Donaldson Lufkin & Jenrette Securities Corporation,
                        Oppenheimer & Co., Inc. and L.H. Friend, Weinress & Frankson, Inc.(16)
        4.7         --  Indenture, dated as of           , 1996, by and among Alliance Gaming
                        Corporation and the Bank of New York in respect of Alliance's 7 1/2%
                        Convertible Subordinated Debentures due 2002.(24)
          5         --  Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey
          8         --  Opinion of Milbank, Tweed, Hadley & McCloy

       10.1         --  Loan and Warrant Agreement dated March 24, 1992 between United Gaming, Inc.,
                        Video Services, Inc. and Alfred H. Wilms.(6)
       10.2         --  Lease, dated August 3, 1988, as amended April 6, 1989, from Walter Schwartz to Alliance for Alliance's Corporate headquarters building at 4380 Boulder
                        Highway, Las Vegas, Nevada.(2)
       10.3         --  Employment Agreement between United Gaming, Inc. and Ira S. Levine.(13)
       10.4         --  Amendment to Employment Agreement between United Gaming, Inc. and Ira S.
                        Levine.(21)
       10.5         --  Employment Agreement between United Gaming, Inc. and John W. Alderfer.(13)
       10.6         --  Amendment to Employment Agreement between United Gaming, Inc. and John W.
                        Alderfer.(20)
       10.7         --  Letter Agreement dated June 25, 1993 among United Gaming, Inc. and
                        Kirkland-Ft. Worth Investment Partners, L.P., Kirkland Investment Corporation
                        and, as to certain provisions, Alfred H. Wilms, including Exhibit A (Form of
                        Securities Purchase Agreement), Exhibit B (Form of Stockholders Agreement),
                        Exhibit C (Form of Certificate of Designations of Non-Voting Junior
                        Convertible Special Stock), Exhibit D (Form of Warrant Agreement), and
                        Exhibit E (Form of press release) thereto.(7)
       10.8         --  Advisory Agreement, dated June 25, 1993 among United Gaming, Inc., Gaming
                        Systems Advisors, L.P. and, as to certain provisions, Mr. Alfred H. Wilms, including Exhibit A (Form of Warrant Agreement) and Exhibit B (Form of press release) thereto.(7)
       10.9         --  United Gaming, Inc. 1991 Long-Term Incentive Stock Option Plan (10)
      10.10         --  Gaming and Technology, Inc. 1984 Employee Stock Option Plan (11)
      10.11         --  Agreement, dated as of September 14, 1993, by and among United Gaming, Inc.,
                        Kirkland-Ft. Worth Investment Partners, L.P., Kirkland Investment
                        Corporation, Gaming Systems Advisors, L.P. and Alfred H. Wilms.(8)
      10.12         --  Warrant Agreement, dated as of September 21, 1993, by and between United
                        Gaming, Inc. and Kirkland-Ft. Worth Investment Partners, L.P. relating to warrants to purchase 2.75 million shares of Common Stock.(8)
      10.13         --  Warrant Agreement, dated as of September 21, 1993, by and between United
                        Gaming, Inc. and Gaming Systems Advisors, L.P. relating to warrants to purchase 1.25 million shares of Common Stock.(8)
      10.14         --  Stockholders Agreement, dated as of September 21, 1993, by and among United
                        Gaming, Inc., Kirkland-Ft. Worth Investment Partners, L.P., Kirkland
                        Investment Corporation, Gaming Systems Advisors, L.P. and Alfred H. Wilms.(8)
      10.15         --  Amendment to Stockholders Agreement dated as of October 20, 1994.(16)
      10.16         --  Selling Stockholder Letter Agreement dated as of March 20, 1995.(22)
      10.17         --  Securities Purchase Agreement, dated as of September 21, 1993, by and among
                        United Gaming, Inc., Kirkland-Ft. Worth Investment Partners, L.P. and
                        Kirkland Investment Corporation.(8)
      10.18         --  Confidential Separation and Consulting Agreement with Carole A. Carter
                        (including mutual release) dated July 15, 1993.(9)
      10.19         --  Executive Severance Agreement with Shannon L. Bybee dated July 15, 1993.(9)
      10.20         --  Amendment to Executive Severance Agreement with Shannon L. Bybee dated July
                        15, 1993.(20)

      10.21         --  Secured Promissory Note, dated as of October 29, 1993, from John A. Barrett,
                        Jr. and Leigh Seippel to United Gaming, Inc.(12)
      10.22         --  Escrow Agreement, dated as of October 29, 1993, among United Gaming, Inc.,
                        The Rainbow Casino Corporation, John A. Barrett, Jr., Leigh Seippel and
                        Butler, Snow, O'Mara, Stevens & Cannada.(12)
      10.23         --  Pledge Agreement, dated as of October 29, 1993, among United Gaming, Inc.(as secured party) and The Rainbow Casino Corporation, John A. Barrett, Jr. and
                        Leigh Seippel (as pledgors).(12)
      10.24         --  Management Agreement, dated as of October 29, 1993, among Rainbow Casino-
                        Vicksburg Partnership, L.P., The Rainbow Casino Corporation and Mississippi
                        Ventures, Inc., as manager.(12)
      10.25         --  Letter Agreement, dated as of December 10, 1993, among United Gaming, Inc.,
                        Capital Gaming International, Inc. and I.G.Davis, Jr.(15)
      10.26         --  Loan and Security Agreement, dated as of August 2, 1993, between United
                        Gaming, Inc., Alfred H. Wilms and Video Services, Inc.(16)
      10.27         --  Warrant Agreement, dated as of August 2, 1993, between United Gaming, Inc.
                        and Alfred H. Wilms.(16)
      10.28         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United
                        Gaming, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.(16)
      10.29         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United
                        Gaming, Inc. and Oppenheimer & Co. Inc.(16)
      10.30         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United
                        Gaming, Inc. and L.H. Friend, Weinress & Frankson, Inc.(16)
      10.31         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United
                        Gaming, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.(16)
      10.32         --  Consulting Agreement, dated as of November 8, 1993, between David A.
                        Scheinman and United Gaming, Inc.(16)
      10.33         --  Letter Agreement, dated as of March 3, 1994, by and among United Native
                        American Gaming, Inc., USA Gaming of Native America, Inc., USA Gaming, Inc.
                        and others.(17)
      10.34         --  Letter Agreement, dated as of February 25, 1994, among United Gaming, Inc.,
                        The Rainbow Casino Corporation, John A. Barrett, Jr. and Leigh Seippel.(18)
      10.35         --  Letter Agreement, dated as of June 29, 1994, among United Gaming, Inc., The
                        Rainbow Casino Corporation, John A. Barrett, Jr. and Leigh Seippel, consented to by HFS Gaming Corporation.(19)
      10.36         --  Letter Agreement, dated as of July 16, 1994, among United Gaming, Inc., The
                        Rainbow Casino Corporation, John A. Barrett, Jr. and Leigh Seippel, consented to by HFS Gaming Corporation.(19)
      10.37         --  Second Amendment to Casino Financing Agreement, dated as of August 11, 1994, among United Gaming, Inc., United Gaming Rainbow, Inc., Rainbow Casino-
                        Vicksburg Partnership, L.P., The Rainbow Casino Corporation, John A. Barrett,
                        Jr., Leigh Seippel and HFS Gaming Corporation.(19)
      10.38         --  Partnership Agreement of Rainbow Casino-Vicksburg Partnership, L.P., dated as of July 8, 1994.(19)
      10.39         --  Second Amended and Restated Agreement of Limited Partnership, dated March 29,
                        1995, between United Gaming Rainbow and RCC.(23)

      10.40         --  Promissory Note, dated as of July 16, 1994, from United Gaming Rainbow, Inc.
                        to The Rainbow Casino Corporation.(19)
      10.41         --  Pledge Agreement, dated as of July 16, 1994, from United Gaming Rainbow, Inc.
                        to The Rainbow Casino Corporation.(19)
      10.42         --  Promissory Note, dated as of July 16, 1994, from John A. Barrett, Jr. and
                        Leigh Seippel to United Gaming, Inc.(19)
      10.43         --  Escrow Agreement, dated as of August 11, 1994, among United Gaming Rainbow,
                        Inc., The Rainbow Casino Corporation, John A. Barrett, Jr., Leigh Seippel and
                        Butler, Snow, O'Mara, Stevens & Cannada, together with Agreement dated
                        February 7, 1994, as amended July 11, 1994 between Rainbow Casino-Vicksburg
                        Partnership, L.P. and the City of Vicksburg, Mississippi.(19)
      10.44         --  Employment Agreement between United Gaming, Inc. and Johnann McIlwain.(20)
      10.45         --  Settlement Agreement, dated December 4, 1994, by and among Alliance, United
                        Gaming of Iowa, Inc., GDREC and Joseph and Paula Zwack.(16)
      10.46         --  Employment Agreement, dated August 15, 1994, between Alliance and Steve
                        Greathouse.(22)
      10.47         --  Warrant Agreement, dated August 15, 1994, between Alliance and Steven
                        Greathouse.(22)
      10.48         --  Agreement, dated September 1, 1994, between Alliance and Craig Fields.(22)
      10.49         --  Warrant Agreement, dated September 1, 1994, between Alliance and Craig
                        Fields.(22)
      10.50         --  Agreement, dated March 20, 1995, between Alliance and Joel Kirschbaum.(22)
      10.51         --  Letter Agreement, dated March 29, 1995, among United Gaming Rainbow, RCC,
                        Leigh Seippel, John A. Barrett, Jr. and Butler, Snow, O'Mara, Stevens &
                        Cannada.(23)
      10.52         --  Class A Note Payable, dated March 29, 1995, issued by RCVP to United Gaming
                        Rainbow.(23)
      10.53         --  Class B Note Payable, dated March 29, 1995, issued by RCVP to United Gaming
                        Rainbow.(23)
      10.54         --  Class B Note Payable, dated March 29, 1995, issued by RCVP to National Gaming
                        Mississippi, Inc.(23)
      10.55         --  Release, dated March 29, 1995, by United Gaming Rainbow and Alliance and
                        their affiliates of RCC, Rainbow Development Corporation, John A. Barrett,
                        Jr. and Leigh Seippel and their affiliates (other than RCVP).(23)
      10.56         --  Release, dated March 29, 1995, by RCC, Rainbow Development Corporation, John
                        A. Barrett, Jr. and Leigh Seippel and their affiliates (other than RCVP) of
                        United Gaming Rainbow and Alliance and their affiliates.(23)
        12.         --  Ratio of Earnings to Combined Fixed Charges
       21.1         --  Consent of Schreck, Jones, Bernhard, Woloson & Godfrey (included in Exhibit
                        5).
       21.2         --  Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 8).
       23.1         --  Consent of KPMG Peat Marwick LLP.
       23.2         --  Consent of Coopers & Lybrand L.L.P.
         24         --  Power of Attorney.
         25         --  A statement of eligiblity and qualification of The Bank of New York designated to act as trustee on Form T-1.(24)
       99.1         --  Form of Letter of Transmittal(24)

       99.2         --  Guidelines for Certification of Taxpayer Identification Number on Substitute
                        Form W-9.(24)
       99.3         --  Form of Letter from Alliance Gaming Corporation to Brokers, Dealers,
                        Commercial Banks, Trust Companies and Other Nominees.(24)
       99.4         --  Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and
                        Other Nominees to their Clients.(24)
       99.5         --  Form of Notice of Guaranteed Delivery.(24)

- ------------------------
(1) Incorporated by reference to the Registrant's Form 8-K dated April 9, 1990 as amended.

(2) Incorporated by reference to the Registrant's Form 10-K for the year ended June 30, 1989.

(3) Incorporated by reference to the Registrant's Form 10-K for the year ended June 30, 1990.

(4) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended September 30, 1990.

(5) Incorporated by reference to the Registrant's Form 10-K for the year ended June 30, 1991.

(6) Incorporated by reference to the Registrant's Form 8-K dated March 31, 1992.

(7) Incorporated by reference to the Registrant's Form 8-K dated June 25, 1993.

(8) Incorporated by reference to the Registrant's Form 8-K dated September 21, 1993.

(9) Incorporated by reference to the Registrant's Form 10-Q dated September 30, 1993.

(10)Incorporated by reference to the Registrant's Form S-8 Reg. Nos. 33-45811 and 33-75308.

(11)Incorporated by reference to the Registrant's Form S-8 Reg. No. 2-98777.

(12)Incorporated by reference  to the  Registrant's Form 8-K  dated October  29,
    1993.

(13)Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1993.

(14)Incorporated by reference  to the  Registrant's Form 8-K  dated November  5,
    1993.

(15)Incorporated by reference to the Registrant's Form 8-K dated December 10, 1993.

(16)Incorporated by reference to the Registrant's Form S-2 Reg. No. 33-72990 and subsequent amendments thereto.

(17)Incorporated by reference to the Registrant's Form 8-K dated March 7, 1994.

(18)Incorporated by reference to the Registrant's Form 8-K dated March 15, 1994.

(19)Incorporated by  reference to  the Registrant's  Form 8-K  dated August  11,
    1994.

(20)Incorporated by reference to the Registrant's Form 10-K for the year ended June 30, 1994.

(21)Incorporated by reference to the Registrant's Form 10-Q for the quarter ended September 30, 1994.

(22)Incorporated by reference to the Registrant's Form S-3 Reg. No. 33-58233.

(23)Incorporated by reference to the Registrant's Form 8-K dated March 29, 1995.

(24)To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii)
           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The registrant and each person whose signature appears below hereby authorizes John W. Alderfer, David D. Johnson, and Steve Greathouse (the "Agents") to file one or more amendments (including post-effective amendments) to the Registration Statement, which amendments may make such changes in the registration statement as such Agent deems appropriate and the registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Alliance Gaming Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 24, 1996.

                                          ALLIANCE GAMING CORPORATION

                                          By:         /S/ JOHN W. ALDERFER

                                             -----------------------------------
                                                      John W. Alderfer
                                                   CHIEF FINANCIAL OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement or amendment has been signed by the following persons in the capacities and the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------

                 /s/ STEVE GREATHOUSE                   Chairman of the Board of                  April 24, 1996
     -------------------------------------------         Directors, President and
                   Steve Greathouse                      Chief Executive Officer
                                                         (Principal Executive Officer)

                 /s/ JOHN W. ALDERFER                   Senior Vice President                     April 24, 1996
     -------------------------------------------         Treasurer and Chief
                   John W. Alderfer                      Financial Officer (Principal
                                                         Financial and Accounting
                                                         Officer)

                 /s/ ANTHONY DICESARE                   Director and Executive                    April 24, 1996
     -------------------------------------------         Vice President
                   Anthony DiCesare

                 /s/ DR. CRAIG FIELDS                   Director (Vice Chairman                   April 24, 1996
     -------------------------------------------         of the Board)
                   Dr. Craig Fields

                 /s/ JOEL KIRSCHBAUM                    Director                                  April 24, 1996
     -------------------------------------------
                   Joel Kirschbaum

                 /s/ ALFRED H. WILMS                    Director                                  April 24, 1996
     -------------------------------------------
                   Alfred H. Wilms

                  /s/ DAVID ROBBINS                     Director                                  April 24, 1996
     -------------------------------------------
                    David Robbins

                                 EXHIBIT INDEX

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----

        .*11        --  Form of Common Stock Underwriting Agreement.
      *1.2          --  Form of Preferred Stock Underwriting Agreement.
      *1.3          --  Form of Senior Secured Note Underwriting Agreement.
      *2.1          --  Agreement and Plan of Merger among Alliance, BGII Acquisition Corp. and BGII, dated as of
                        October 18, 1995, as amended and restated.
       2.2          --  Basic Agreement, dated as of October 29, 1993, among United Gaming, Inc., The Rainbow Casino
                        Corporation, John A. Barrett, Jr. and Leigh Seippel, and exhibits thereto (incorporated herein by reference to Alliance's Form 8-K dated October 29, 1993).
       2.3          --  Letter Agreement, dated as of November 5, 1993, among United Gaming, Inc., Capital Gaming
                        International, Inc., I.G. Davis, Jr. and John E. Dell, with exhibits thereto (incorporated herein by reference to Alliance's Form 8-K dated November 5, 1993).
       2.4          --  Consolidation Agreement, dated March 29, 1995 among Alliance, United Gaming Rainbow, Inc.,
                        RCC, RCVP, NGM, HFS, National Gaming Corporation, Rainbow Development Corporation and Leigh
                        Seippel and John A. Barrett, Jr. (incorporated herein by reference to Alliance's Form 8-K dated March 29, 1995).
       2.5          --  Offer to Purchase Common Shares of Bally Gaming International, Inc., dated July 28, 1995
                        (incorporated herein by reference to Alliance's Schedule 14D-1 and Schedule 13D dated July
                        28, 1995).
       3.1          --  Restated Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Alliance's Form S-2, Registration Number 33-72990, and subsequent amendments thereto).
       3.2          --  Revised By-Laws of the Registrant (incorporated herein by reference to Alliance's Form 10-K for the year ended June 30, 1994).
      *4.1          --  Certificate of Designations, Preferences and Relative, Participating, Optional and Other
                        Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of
                        15% Non-Voting Junior Special Stock, Series B.
      *4.2          --  Form of Certificate evidencing 15% Non-Voting Junior Special Stock, Series B.
       4.3          --  Common Stock Purchase Warrant issued to Alfred H. Wilms upon execution of his loan commitment with Video Services, Inc. (incorporated herein by reference to Alliance's Form 8-K dated
                        March 31, 1992).
       4.4          --  Indenture, dated as of September 14, 1993, between United Gaming, Inc. and NationsBank of
                        Texas, N.A., as Trustee in respect of Alliance's 7 1/2% Convertible Subordinated Debentures
                        due 2003 (incorporated herein by reference to Alliance's Form S-2, Registration Number
                        33-72990, and subsequent amendments thereto).
       4.5          --  Form of 7-1/2% Convertible Subordinated Debenture due 2003 (included in Exhibit 4.4, above).
       4.6          --  Registration Rights Agreement, dated as of September 21, 1993, by and among United Gaming,
                        Inc., Donaldson Lufkin & Jenrette Securities Corporation, Oppenheimer & Co., Inc. and L.H.
                        Friend, Weinress & Frankson, Inc. (incorporated herein by reference to Alliance's Form S-2,
                        Registration Number 33-72990, and subsequent amendments thereto).
      *4.7          --  Form of Senior Secured Indenture (including form of Note and Guarantee).
      *4.8          --  Form of Collateral Documents.
      *5            --  Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey as to legality of the securities being registered.
      *8            --  Opinion of Milbank, Tweed, Hadley & McCloy.
      10.1          --  Loan and Warrant Agreement dated March 24, 1992 between United Gaming, Inc., Video Services,
                        Inc. and Alfred H. Wilms (incorporated herein by reference to Alliance's Form 8-K dated March
                        31, 1992).

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----
      10.2          --  Lease, dated August 3, 1988, as amended April 6, 1989, from Walter Schwartz to Alliance for
                        Alliance's corporate headquarters building at 4380 Boulder Highway, Las Vegas, Nevada
                        (incorporated herein by reference to Alliance's Form 10-K for the year ended June 30, 1989).
      10.3          --  Employment Agreement between United Gaming, Inc. and John W. Alderfer (incorporated herein by reference to Alliance's Form 10-Q for the quarter ended March 31, 1993).
      10.4          --  Amendment to Employment Agreement between United Gaming, Inc. and John W. Alderfer
                        (incorporated herein by reference to Alliance's Form 10-K for the year ended June 30, 1994).
      10.5          --  Letter Agreement dated June 25, 1993 among United Gaming, Inc. and Kirkland-Ft. Worth
                        Investment Partners, L.P., Kirkland Investment Corporation and, as to certain provisions,
                        Alfred H. Wilms, including Exhibit A (Form of Securities Purchase Agreement), Exhibit B (Form
                        of Stockholders Agreement), Exhibit C (Form of Certificate of Designations of Non-Voting
                        Junior Convertible Preferred Stock), Exhibit D (Form of Warrant Agreement), and Exhibit E
                        (Form of press release) thereto (incorporated herein by reference to Alliance's Form 8-K dated June 25, 1993).
      10.6          --  Advisory Agreement, dated June 25, 1993 among United Gaming, Inc., Gaming Systems Advisors,
                        L.P. and, as to certain provisions, Mr. Alfred H. Wilms, including Exhibit A (Form of Warrant
                        Agreement) and Exhibit B (Form of press release) thereto (incorporated herein by reference to
                        Alliance's Form 8-K dated June 25, 1993).
      10.7          --  United Gaming, Inc. 1991 Long-Term Incentive Stock Option Plan (incorporated herein by reference to Alliance's Form S-8 Registration Number 33-45811 and Registration Number
                        33-75308).
      10.8          --  Gaming and Technology, Inc. 1984 Employee Stock Option Plan (incorporated herein by reference to Alliance's Form S-8 Registration Number 2-98777).
      10.9          --  Agreement, dated as of September 14, 1993, by and among United Gaming, Inc., Kirkland-Ft.
                        Worth Investment Partners, L.P., Kirkland Investment Corporation, Gaming Systems Advisors,
                        L.P. and Alfred H. Wilms (incorporated herein by reference to Alliance's Form 8-K dated
                        September 21, 1993).
      10.10         --  Warrant Agreement, dated as of September 21, 1993, by and between United Gaming, Inc. and
                        Kirkland-Ft. Worth Investment Partners, L.P. relating to warrants to purchase 2.75 million shares of Common Stock (incorporated herein by reference to Alliance's Form 8-K dated
                        September 21, 1993).
      10.11         --  Warrant Agreement, dated as of September 21, 1993, by and between United Gaming, Inc. and
                        Gaming Systems Advisors, L.P. relating to warrants to purchase 1.25 million shares of Common
                        Stock (incorporated herein by reference to Alliance's Form 8-K dated September 21, 1993).
      10.12         --  Stockholders Agreement, dated as of September 21, 1993, by and among United Gaming, Inc.,
                        Kirkland-Ft. Worth Investment Partners, L.P., Kirkland Investment Corporation, Gaming Systems
                        Advisors, L.P. and Alfred H. Wilms (incorporated herein by reference to Alliance's Form 8-K dated September 21, 1993).
      10.13         --  Amendment to Stockholders Agreement dated as of October 20, 1994 (incorporated herein by reference to Alliance's Form S-8 Registration Number 33-45811 and Registration Number
                        33-75308).
      10.14         --  Selling Stockholder Letter Agreement dated as of March 20, 1995 (incorporated herein by reference to Alliance's Form S-3 Registration Number 33-58233).
      10.15         --  Securities Purchase Agreement, dated as of September 21, 1993, by and among United Gaming,
                        Inc., Kirkland-Ft. Worth Investment Partners, L.P. and Kirkland Investment Corporation
                        (incorporated herein by reference to Alliance's Form 8-K dated September 21, 1993).

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----
      10.16         --  Executive Severance Agreement with Shannon L. Bybee dated July 15, 1993 (incorporated herein by reference to Alliance's Form 10-Q dated September 30, 1993).
      10.17         --  Amendment to Executive Severance Agreement with Shannon L. Bybee dated July 15, 1993
                        (incorporated herein by reference to Alliance's Form 10-K for the year ended June 30, 1994).
      10.18         --  Secured Promissory Note, dated as of October 29, 1993, from John A. Barrett, Jr. and Leigh
                        Seippel to United Gaming, Inc. (incorporated herein by reference to Alliance's Form 8-K dated
                        October 29, 1993).
      10.19         --  Escrow Agreement, dated as of October 29, 1993, among United Gaming, Inc., The Rainbow Casino
                        Corporation, John A. Barrett, Jr., Leigh Seippel and Butler, Snow, O'Mara, Stevens & Cannada
                        (incorporated herein by reference to Alliance's Form 8-K dated October 29, 1993).
      10.20         --  Pledge Agreement, dated as of October 29, 1993, among United Gaming, Inc. (as secured party)
                        and The Rainbow Casino Corporation, John A. Barrett, Jr. and Leigh Seippel (as pledgors)
                        (incorporated herein by reference to Alliance's Form 8-K dated October 29, 1993).
      10.21         --  Management Agreement, dated as of October 29, 1993, among Rainbow Casino-Vicksburg
                        Partnership, L.P., The Rainbow Casino Corporation and Mississippi Ventures, Inc., as manager
                        (incorporated herein by reference to Alliance's Form 8-K dated October 29, 1993).
      10.22         --  Letter Agreement, dated as of December 10, 1993, among United Gaming, Inc., Capital Gaming
                        International, Inc. and I.G.Davis, Jr. (incorporated herein by reference to Alliance's Form
                        8-K dated December 10, 1993).
      10.23         --  Loan and Security Agreement, dated as of August 2, 1993, between United Gaming, Inc., Alfred
                        H. Wilms and Video Services, Inc. (incorporated herein by reference to Alliance's Form S-2,
                        Registration Number 33-72990 and subsequent amendments thereto).
      10.24         --  Warrant Agreement, dated as of August 2, 1993, between United Gaming, Inc. and Alfred H.
                        Wilms (incorporated herein by reference to Alliance's Form S-2, Registration Number 33-72990
                        and subsequent amendments thereto).
      10.25         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United Gaming, Inc.
                        and Donaldson, Lufkin & Jenrette Securities Corporation (incorporated herein by reference to
                        Alliance's Form S-2, Registration Number 33-72990 and subsequent amendments thereto).
      10.26         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United Gaming, Inc.
                        and Oppenheimer & Co. Inc. (incorporated herein by reference to Alliance's Form S-2,
                        Registration Number 33-72990 and subsequent amendments thereto).
      10.27         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United Gaming, Inc.
                        and L.H. Friend, Weinress & Frankson, Inc. (incorporated herein by reference to Alliance's
                        Form S-2, Registration Number 33-72990 and subsequent amendments thereto).
      10.28         --  Common Stock Purchase Warrant, dated as of September 21, 1993, between United Gaming, Inc.
                        and Donaldson, Lufkin & Jenrette Securities Corporation (incorporated herein by reference to
                        Alliance's Form S-2, Registration Number 33-72990 and subsequent amendments thereto).
      10.29         --  Consulting Agreement, dated as of November 8, 1993, between David A. Scheinman and United
                        Gaming, Inc. (incorporated herein by reference to Alliance's Form S-2, Registration Number
                        33-72990 and subsequent amendments thereto).

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----
      10.30         --  Letter Agreement, dated as of March 3, 1994, by and among United Native American Gaming,
                        Inc., USA Gaming of Native America, Inc., USA Gaming, Inc. and others (incorporated herein by reference to Alliance's Form 8-K dated March 7, 1994).
      10.31         --  Letter Agreement, dated as of February 25, 1994, among United Gaming, Inc., The Rainbow
                        Casino Corporation, John A. Barrett, Jr. and Leigh Seippel (incorporated herein by reference to Alliance's Form 8-K dated March 15, 1994).
      10.32         --  Letter Agreement, dated as of June 29, 1994, among United Gaming, Inc., The Rainbow Casino
                        Corporation, John A. Barrett, Jr. and Leigh Seippel, consented to by HFS Gaming Corporation
                        (incorporated herein by reference to Alliance's Form 8-K dated August 11, 1994).
      10.33         --  Letter Agreement, dated as of July 16, 1994, among United Gaming, Inc., The Rainbow Casino
                        Corporation, John A. Barrett, Jr. and Leigh Seippel, consented to by HFS Gaming Corporation
                        (incorporated herein by reference to Alliance's Form 8-K dated August 11, 1994).
      10.34         --  Second Amendment to Casino Financing Agreement, dated as of August 11, 1994, among United
                        Gaming, Inc., United Gaming Rainbow, Inc., Rainbow Casino-Vicksburg Partnership, L.P., The
                        Rainbow Casino Corporation, John A. Barrett, Jr., Leigh Seippel and HFS Gaming Corporation
                        (incorporated herein by reference to Alliance's Form 8-K dated August 11, 1994).
      10.35         --  Partnership Agreement of Rainbow Casino-Vicksburg Partnership, L.P., dated as of July 8, 1994
                        (incorporated herein by reference to Alliance's Form 8-K dated August 11, 1994).
      10.36         --  Second Amended and Restated Agreement of Limited Partnership, dated March 29, 1995, between
                        United Gaming Rainbow and RCC (incorporated herein by reference to Alliance's Form 8-K dated
                        March 29, 1995).
      10.37         --  Promissory Note, dated as of July 16, 1994, from United Gaming Rainbow, Inc. to The Rainbow
                        Casino Corporation (incorporated herein by reference to Alliance's Form 8-K dated August 11,
                        1994).
      10.38         --  Pledge Agreement, dated as of July 16, 1994, from United Gaming Rainbow, Inc. to The Rainbow
                        Casino Corporation (incorporated herein by reference to Alliance's Form 8-K dated August 11,
                        1994).
      10.39         --  Promissory Note, dated as of July 16, 1994, from John A. Barrett, Jr. and Leigh Seippel to
                        United Gaming, Inc. (incorporated herein by reference to Alliance's Form 8-K dated August 11,
                        1994).
      10.40         --  Escrow Agreement, dated as of August 11, 1994, among United Gaming Rainbow, Inc., The Rainbow
                        Casino Corporation, John A. Barrett, Jr., Leigh Seippel and Butler, Snow, O'Mara, Stevens &
                        Cannada, together with Agreement dated February 7, 1994, as amended July 11, 1994 between
                        Rainbow Casino-Vicksburg Partnership, L.P. and the City of Vicksburg, Mississippi
                        (incorporated herein by reference to Alliance's Form 8-K dated August 11, 1994).
      10.41         --  Employment Agreement between United Gaming, Inc. and Johnann McIlwain (incorporated herein by reference to Alliance's Form 10-K for the year ended June 30, 1994).
      10.42         --  Settlement Agreement, dated December 4, 1994, by and among Alliance, United Gaming of Iowa,
                        Inc., GDREC and Joseph and Paula Zwack (incorporated herein by reference to Alliance's Form
                        S-2, Registration Number 33-72990 and subsequent amendments thereto).
      10.43         --  Employment Agreement, dated August 15, 1994, between Alliance and Steve Greathouse
                        (incorporated herein by reference to Alliance's Form S-3, Registration Number 33-58233).

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----
      10.44         --  Warrant Agreement, dated August 15, 1994, between Alliance and Steven Greathouse
                        (incorporated herein by reference to Alliance's Form S-3, Registration Number 33-58233).
      10.45         --  Agreement, dated September 1, 1994, between Alliance and Craig Fields (incorporated herein by reference to Alliance's Form S-3, Registration Number 33-58233).
      10.46         --  Warrant Agreement, dated September 1, 1994, between Alliance and Craig Fields (incorporated herein by reference to Alliance's Form S-3, Registration Number 33-58233).
      10.47         --  Agreement, dated March 20, 1995, between Alliance and Joel Kirschbaum (incorporated herein by reference to Alliance's Form S-3, Registration Number 33-58233).
      10.48         --  Letter Agreement, dated March 29, 1995, among United Gaming Rainbow, RCC, Leigh Seippel, John
                        A. Barrett, Jr. and Butler, Snow, O'Mara, Stevens & Cannada (incorporated herein by reference to Alliance's Form 8-K dated March 29, 1995).
      10.49         --  Class A Note Payable, dated March 29, 1995, issued by RCVP to United Gaming Rainbow
                        (incorporated herein by reference to Alliance's Form 8-K dated March 29, 1995).
      10.50         --  Class B Note Payable, dated March 29, 1995, issued by RCVP to United Gaming Rainbow
                        (incorporated herein by reference to Alliance's Form 8-K dated March 29, 1995).
      10.51         --  Class B Note Payable, dated March 29, 1995, issued by RCVP to National Gaming Mississippi,
                        Inc. (incorporated herein by reference to Alliance's Form 8-K dated March 29, 1995).
      10.52         --  Release, dated March 29, 1995, by United Gaming Rainbow and Alliance and their affiliates of
                        RCC, Rainbow Development Corporation, John A. Barrett, Jr. and Leigh Seippel and their affiliates (other than RCVP) (incorporated herein by reference to Alliance's Form 8-K dated
                        March 29, 1995).
      10.53         --  Release, dated March 29, 1995, by RCC, Rainbow Development Corporation, John A. Barrett, Jr.
                        and Leigh Seippel and their affiliates (other than RCVP) of United Gaming Rainbow and
                        Alliance and their affiliates (incorporated herein by reference to Alliance's Form 8-K dated
                        March 29, 1995).
      10.54         --  Trademark License Agreement, dated November 11, 1991 between Bally Manufacturing Corporation and Bally Gaming International, Inc. (incorporated herein by reference to exhibit 10(i)(d)
                        included in BGII's Annual Report on Form 10-K for the fiscal year ended December 31, 1991).
      10.55         --  Amended and Restated Trademark License Agreement, dated July 8, 1992, by and between Bally
                        Gaming International, Inc. and Bally Manufacturing Corporation (incorporated herein by reference to exhibit 10(i)(d) included in BGII's Registration Statement on Form S-1 No.
                        33-48347 filed on July 9, 1992).
      10.56         --  Agreement, dated January 8, 1993 by and between Bally Gaming International, Inc. and Bally
                        Manufacturing Corporation (incorporated herein by reference to exhibit 10(i)(p) included in
                        BGII's Annual Report on Form 10-K for the period ended December 31, 1992).
      10.57         --  Second Amendement to Trademark License Agreement and Settlement Agreement, dated March 31,
                        1995, by and between Bally Entertainment Corporation and Bally Gaming International, Inc.
                        (incorporated herein by reference to Exhibit I, included in BGII's Current Report on Form 8-K dated April 3, 1995).
      10.58         --  1991 Incentive Plan of Bally Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(a) included in BGII's Registration Statement No. 33-42227 on Form S-1,
                        effective November 8, 1991).

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----
      10.59         --  Amendment No. 1 to the 1991 Incentive Plan of Bally Gaming International, Inc. effective
                        February 6, 1992 (incorporated herein by reference to exhibit 10(iii)(b) included in BGII's
                        Registration Statement No. 33-42227 on Form S-1 effective November 1, 1991).
      10.60         --  Amendment No. 2 to 1991 Incentive Plan of Bally Gaming International Inc. (incorporated herein by reference to exhibit 99(e) included in BGII's Registration Statement No. 33-71154 on Form S-3 filed on November 1, 1993).
      10.61         --  1991 Non-Employee Directors' Option Plan of Bally Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(f) included in BGII's Annual Report on Form 10-K for the fiscal y ear ended December 31, 1991).
      10.62         --  Amendment No. 1 to the 1991 Non-Employee Directors' Option Plan of Bally Gaming
                        International, Inc. (incorporated herein by reference to exhibit 10(iii)(g) included in
                        BGII's Annual Report on Form 10-K for the fiscal year ended December 31, 1991).
      10.63         --  Bally Gaming International, Inc. 1992 Restricted Stock Performance Plan (incorporated herein by reference to exhibit 99(d) included in BGII's Registration Statement on Form S-3 filed on
                        November 1, 1993).
      10.64         --  Award Agreement (Performance Units), dated June 8, 1994, by and between Richard Gillman and
                        Bally Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(g)
                        included in BGII's Annual Report on Form 10-K for the period ended December 31, 1994).
      10.65         --  Award Agreement (Performance Units), dated June 8, 1994, by and between Hans Kloss and Bally
                        Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(h) included in BGII's Annual Report on Form 10-K for the period ended December 31, 1994).
      10.66         --  Award Agreement (Performance Units), dated June 8, 1994, by and between Neil Jenkins and
                        Bally Gaming International, Inc.(incorporated herein by reference to exhibit 10(iii)(i)
                        included in BGII's Annual Report on Form 10-K for the period ended December 31, 1994).
      10.67         --  Bally Gaming International, Inc. 1994 Stock Option Plan for Non-Employee Directors, as
                        amended (incorporated herein by reference to exhibit 10(iii)(k) included in BGII's Annual
                        Report on Form 10-K for the period ended December 31, 1994).
      10.68         --  Employment Agreement, effective January 1, 1993, between Bally Gaming International, Inc. and
                        Richard Gillman (incorporated herein by reference to exhibit 10(iii)(j) included in BGII's
                        Annual Report on Form 10-K for the fiscal year ended December 31, 1992).
      10.69         --  Amendment, dated June 8, 1994, to the Employment Agreement, effective as of January 1, 1993, between Richard Gillman and Bally Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(m) included in BGII's Annual Report on Form 10-K for the period ended December 31, 1994).
      10.70         --  Employment Agreements, as amended, between Hans Kloss and each of Bally Wulff Automaten GmbH and Bally Wulff Vertriebs GmbH (incorporated herein by reference to exhibit 10(iii)(b)
                        included in BGII's Registration Statement No. 33-42227 on Form S-1, effective November 8,
                        1991).
      10.71         --  Third Amendments, dated June 2, 1993, to Employment Agreements between Hans Kloss and each of
                        Bally Wulff Automaten GmbH and Bally Wulff Vertriebs GmbH (incorporated herein by reference to exhibit 99(c) included in BGII's Registration Statement No. 33-71154 on Form S-3 filed on
                        November 1, 1993).
      10.72         --  Employment Agreement, effective as of May 15, 1993, between Bally Gaming International, Inc.,
                        Bally Gaming, Inc. and Hans Kloss (incorporated herein by reference to exhibit 99(b) included in BGII's Registration Statement No. 33-71154 on Form S-3 filed on November 1, 1993).

     EXHIBIT NO.                                                 DESCRIPTION                                              PAGE
- ----------------------  ---------------------------------------------------------------------------------------------     -----
      10.73         --  Amendment, dated June 8, 1994, to the Employment Agreement effective as of May 15, 1993, between Hans Kloss and Bally Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(q) included in BGII's Annual Report on Form 10-K for the period ended
                        December 31, 1994).
      10.74         --  Employment Agreement, dated June 30, 1994, between Neil Jenkins and Bally Gaming
                        International, Inc. (incorporated herein by reference to exhibit 10(iii)(r) included in
                        BGII's Annual Report on Form 10-K for the period ended December 31, 1994).
      10.75         --  Employment Agreement, dated as of March 24, 1995, between Scott D. Schweinfurth and Bally
                        Gaming International, Inc. (incorporated herein by reference to exhibit 10(iii)(z) included in BGII's Annual Report on Form 10-K/A for the period ended December 31, 1994).
      12            --  Statement re computation of ratios.
      23.1          --  Consent of KPMG Peat Marwick LLP.
      23.2          --  Consent of Coopers & Lybrand L.L.P.
     *23.3          --  Consent of Schreck, Jones, Bernhard, Woloson and Godfrey (included in its opinion filed as
                        Exhibit 5).
     *23.4          --  Consent of Milbank, Tweed, Hadley & McCloy (included in its opinion filed as Exhibit 8).
      24            --  Power of Attorney (included on signature page).

- ------------------------
*To be filed by amendment.